Annex A

FOURTH AMENDED AND RESTATED CREDIT AGREEMENT
dated as of August 5, 2016

among

REYNOLDS GROUP HOLDINGS INC.,
REYNOLDS CONSUMER PRODUCTS HOLDINGS LLC,
PACTIV LLC

and

the other Borrowers set forth herein,
as Borrowers,

REYNOLDS GROUP HOLDINGS LIMITED,

THE LENDERS PARTY HERETO,

and

CREDIT SUISSE AG,
as Administrative Agent

CREDIT SUISSE SECURITIES (USA) LLC

and

HSBC SECURITIES (USA) INC.

as Joint Bookrunners and Joint Lead Arrangers

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ARTICLE I

Definitions

SECTION 1.01.	Defined Terms 2

SECTION 1.02.	Terms Generally 56

SECTION 1.03.	Pro Forma Calculations 57

SECTION 1.04.	Classification of Loans and Borrowings 57

SECTION 1.05.	Exchange Rate Calculations 58

SECTION 1.06.	Designation as Senior Debt 58

SECTION 1.07.	Limited Condition Acquisitions 58
ARTICLE II

The Credits

SECTION 2.01.	Commitments 59

SECTION 2.02.	Loans 60

SECTION 2.03.	Borrowing Procedure 62

SECTION 2.04.	Evidence of Debt; Repayment of Loans 63

SECTION 2.05.	Fees 64

SECTION 2.06.	Interest on Loans 65

SECTION 2.07.	Default Interest 65

SECTION 2.08.	Alternate Rate of Interest 65

SECTION 2.09.	Termination and Reduction of Commitments 66

SECTION 2.10.	Conversion and Continuation of Borrowings 67

SECTION 2.11.	Repayment of Term Borrowings 68

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SECTION 2.12.	Voluntary Prepayment 69

SECTION 2.13.	Mandatory Prepayments 72

SECTION 2.14.	Reserve Requirements; Change in Circumstances 75

SECTION 2.15.	Change in Legality 77

SECTION 2.16.	Breakage 77

SECTION 2.17.	Pro Rata Treatment 78

SECTION 2.18.	Sharing of Setoffs 78

SECTION 2.19.	Payments 79

SECTION 2.20.	Taxes 80

SECTION 2.21.	Assignment of Commitments Under Certain Circumstances; Duty to Mitigate 83

SECTION 2.22.	Letters of Credit 85

SECTION 2.23.	Incremental Term Loans and Incremental Revolving Credit Commitments 91

SECTION 2.24.	Loan Modification Offers 95

SECTION 2.25.	Specified Refinancing Facilities 95

SECTION 2.26.	Permitted Debt Exchanges 98
ARTICLE III

Representations and Warranties

SECTION 3.01.	Organization; Powers 100

SECTION 3.02.	Authorization 101

SECTION 3.03.	Enforceability 101

SECTION 3.04.	Governmental Approvals 101

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SECTION 3.05.	Financial Statements 101

SECTION 3.06.	No Material Adverse Change 102

SECTION 3.07.	Title to Properties; Possession Under Leases 102

SECTION 3.08.	Subsidiaries 102

SECTION 3.09.	Litigation; Compliance with Laws 103

SECTION 3.10.	Agreements 103

SECTION 3.11.	Federal Reserve Regulations 104

SECTION 3.12.	Investment Company Act 104

SECTION 3.13.	Use of Proceeds 104

SECTION 3.14.	Taxes 104

SECTION 3.15.	No Material Misstatements 104

SECTION 3.16.	Employee Benefit Plans 105

SECTION 3.17.	Environmental Matters 105

SECTION 3.18.	Insurance 106

SECTION 3.19.	Security Documents 106

SECTION 3.20.	Location of Real Property and Leased Premises 107

SECTION 3.21.	Labor Matters 107

SECTION 3.22.	Solvency 108

SECTION 3.23.	Senior Indebtedness 108

SECTION 3.24.	Sanctioned Persons 108
ARTICLE IV

Conditions of Lending

Page

SECTION 4.01.	All Credit Events 109
ARTICLE V

Affirmative Covenants

SECTION 5.01.	Existence; Compliance with Laws; Businesses and Properties 110

SECTION 5.02.	Insurance 110

SECTION 5.03.	Taxes 111

SECTION 5.04.	Financial Statements, Reports, etc 111

SECTION 5.05.	Litigation and Other Notices 113

SECTION 5.06.	Information Regarding Collateral 113

SECTION 5.07.	Maintaining Records; Access to Properties and Inspections; Maintenance of Ratings 114

SECTION 5.08.	Use of Proceeds 114

SECTION 5.09.	Employee Benefits 115

SECTION 5.10.	Compliance with Environmental Laws 115

SECTION 5.11.	Preparation of Environmental Reports 115

SECTION 5.12.	Further Assurances 115

SECTION 5.13.	Post-Closing Obligations 117
ARTICLE VI

Negative Covenants

SECTION 6.01.	Indebtedness 117

SECTION 6.02.	Liens 123

SECTION 6.03.	Sale and Lease-Back Transactions 126

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SECTION 6.04.	Investments, Loans and Advances 127

SECTION 6.05.	Mergers, Consolidations and Sales of Assets 131

SECTION 6.06.	Restricted Payments; Restrictive Agreements 132

SECTION 6.07.	Transactions with Affiliates 136

SECTION 6.08.	Conduct of Business 137

SECTION 6.09.	Other Indebtedness and Agreements 137

SECTION 6.10.	[Reserved] 138

SECTION 6.11.	[Reserved] 138

SECTION 6.12.	Maximum Total Secured Leverage Ratio 138

SECTION 6.13.	Fiscal Year 138
ARTICLE VII

Events of Default
ARTICLE VIII

The Administrative Agent and the Collateral Agents
ARTICLE IX

Miscellaneous

SECTION 9.01.	Notices; Electronic Communications 147

SECTION 9.02.	Survival of Agreement 149

SECTION 9.03.	[Reserved] 150

SECTION 9.04.	Successors and Assigns 150

SECTION 9.05.	Expenses; Indemnity 158

SECTION 9.06.	Right of Setoff 159

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Page

SECTION 9.07.	Applicable Law 160

SECTION 9.08.	Waivers; Amendment 160

SECTION 9.09.	Interest Rate Limitation 161

SECTION 9.10.	Entire Agreement 162

SECTION 9.11.	WAIVER OF JURY TRIAL 162

SECTION 9.12.	Severability 162

SECTION 9.13.	Counterparts 163

SECTION 9.14.	Headings 163

SECTION 9.15.	Jurisdiction; Consent to Service of Process 163

SECTION 9.16.	Confidentiality 164

SECTION 9.17.	Conversion of Currencies 164

SECTION 9.18.	USA PATRIOT Act Notice 165

SECTION 9.19.	Place of Performance 165

SECTION 9.20.	Acknowledgement and Consent to Bail-In of EEA Financial Institutions 165

SECTION 9.21.	Additional Borrowers; Resignation of Borrowers 167

SECTION 9.22.	Application of Proceeds 168

SECTION 9.23.	Loan Parties’ Agent 169

SECTION 9.24.	[Reserved] 170

SECTION 9.25.	Release or Re-Assignment of Securitization Assets in Connection with a Permitted Receivables Financing 170

SECTION 9.26.	Additional Intercreditor and Security Arrangements 170

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ARTICLE X

Guarantee

SECTION 10.01.	Guarantee 171

SECTION 10.02.	Guarantee of Payment 171

SECTION 10.03.	No Discharge or Diminishment of Guarantee 171

SECTION 10.04.	Defenses Waived 172

SECTION 10.05.	Rights of Subrogation 172

SECTION 10.06.	Reinstatement; Stay of Acceleration 173

SECTION 10.07.	Information 173

SECTION 10.08.	Maximum Liability 173

SECTION 10.09.	Contribution 173

SECTION 10.10.	Subordination 174

SECTION 10.11.	Liability Cumulative 174

SECTION 10.12.	Release of Guarantors 174

SECTION 10.13.	Keepwell 175

SCHEDULES

Schedule 1.01(a)	- Existing Letters of Credit

Schedule 1.01(b)	- [Reserved]

Schedule 1.01(c)	- Excluded Subsidiaries

Schedule 1.01(d)	- Mortgaged Property

Schedule 1.01(e)	- Subsidiary Guarantors

Schedule 2.01	- Lenders and Commitments

Schedule 3.04	- Governmental Approvals

Schedule 3.08	- Subsidiaries

Schedule 3.09	- Litigation

Schedule 3.17	- Environmental Matters

Schedule 3.18	- Insurance
Schedule 3.19(a)    -    UCC Filing Offices
Schedule 3.19(c)    -    Post-Closing Mortgage Amendments

Schedule 3.19(d)	- Foreign Pledge Agreement Filing Requirements

Schedule 3.20	- Owned Real Property

Schedule 6.01	- Existing Indebtedness

Schedule 6.02	- Existing Liens

Schedule 6.04(l)	- Existing Investments

Schedule 6.06(b)	- Existing Encumbrances

Schedule 10.03	- Limitations on Guarantees and Certain Waivers

EXHIBITS

Exhibit A	- Form of Administrative Questionnaire

Exhibit B	- Form of Assignment and Acceptance

Exhibit C	- Form of Borrowing Request

Exhibit D	- Form of Guarantor Joinder

Exhibit E	- Agreed Security Principles

Exhibit F	- U.S. Collateral Agreement

Exhibit G	- First Lien Intercreditor Agreement

Exhibit H	- Form of Affiliate Subordination Agreement

Exhibit I	- Form of Junior Lien Intercreditor Agreement

Exhibit J	- [Reserved]

Exhibit K	- Form of Compliance Certificate

Exhibit L	- [Reserved]

Exhibit M-1	- Form of Borrowing Subsidiary Agreement

Exhibit M-2	- Form of Borrowing Subsidiary Termination

Exhibit N	- Form of Additional Bank Secured Party Acknowledgment

FOURTH AMENDED AND RESTATED CREDIT AGREEMENT dated as of August 5, 2016 (this “Agreement”), among REYNOLDS GROUP HOLDINGS INC., a Delaware corporation (“RGHI”), REYNOLDS CONSUMER PRODUCTS HOLDINGS LLC, a Delaware limited liability company (“RCPH”), PACTIV LLC, a Delaware limited liability company (“Pactiv”), EVERGREEN PACKAGING INC., a Delaware corporation (“Evergreen”), REYNOLDS CONSUMER PRODUCTS LLC, a Delaware limited liability company (“RCPL”), CLOSURE SYSTEMS INTERNATIONAL INC., a Delaware corporation (“CSII”), GRAHAM PACKAGING COMPANY INC., a Delaware corporation (“Graham”), CLOSURE SYSTEMS INTERNATIONAL HOLDINGS LLC (“CSIH”), a Delaware limited liability company, BEVERAGE PACKAGING HOLDINGS (LUXEMBOURG) III S.À R.L., a Luxembourg private limited liability company (société à responsibilité limitée) (the “Luxembourg Borrower” and, together with CSIH, CSII, RCPL, RGHI, RCPH, Pactiv, Evergreen and Graham, the “U.S. Borrowers”), and CLOSURE SYSTEMS INTERNATIONAL B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of The Netherlands (together with the Luxembourg Borrower, the “European Borrowers” and, together with the U.S. Borrowers, the “Revolving Borrowers”), REYNOLDS GROUP HOLDINGS LIMITED, a New Zealand limited liability company (“Holdings”), the Guarantors (such term and each other capitalized term used but not defined in this introductory statement having the meaning given it in Article I), the Lenders and CREDIT SUISSE AG, as administrative agent for the Lenders (in such capacity, including any successor thereto, the “Administrative Agent”).
The Borrowers have requested (a) the U.S. Term Lenders (as defined in Article I) to extend credit in the form of U.S. Term Loans (as defined in Article I) to the U.S. Borrowers on the 2016 Restatement Date, in an aggregate principal amount not in excess of $1,973,000,000, (b) the European Term Lenders (as defined in Article I) to make European Term Loans (as defined in Article I) to the European Borrowers on the 2016 Restatement Date, in an aggregate principal amount not in excess of €250,000,000, (c) the Revolving Credit Lenders (as defined in Article I) to extend credit to the Revolving Borrowers in the form of Revolving Loans from time to time prior to the Revolving Credit Maturity Date in an aggregate principal amount at any time outstanding not in excess of $302,300,000 and (d) the Issuing Banks to issue Letters of Credit in an aggregate face amount at any time outstanding not in excess of the aggregate amount of the L/C Commitments at such time. The U.S. Term Lenders, the European Term Lenders, the Revolving Credit Lenders and the Issuing Banks are willing to extend such credit, in each case on the terms and subject to the conditions set forth herein and in Amendment No. 10.
The proceeds of the Term Loans to be made on the 2016 Restatement Date are to be used solely to consummate the 2016 Restatement Transactions and for general corporate purposes of Holdings and the Subsidiaries. The proceeds of the Revolving Loans and any Incremental Term Loans made after the 2016 Restatement Date are to be used solely for general corporate purposes of Holdings and the Subsidiaries. Letters of Credit are to be issued to support payment obligations incurred in the ordinary course of business by the Borrowers and the Subsidiaries of Holdings (including payment obligations with respect to any local working capital facilities (other than the Local Facilities)).
Pursuant to Amendment No. 10, the Borrowers and the Lenders party thereto have agreed to amend and restate the Existing Credit Agreement in the form hereof. The amendment and restatement of the Existing Credit Agreement evidenced by this Agreement shall become effective as provided in Amendment No. 10.
Accordingly, the parties hereto agree as follows:
ARTICLE I

Definitions
SECTION 1.01.
    Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:
“2007 Intercreditor Agreement” shall mean the Intercreditor Agreement dated May 11, 2007, as amended and restated as of the Closing Date, among Holdings, BP I, the other obligors signatory thereto, and Credit Suisse AG, on behalf of the senior lenders thereunder, and as senior agent, security trustee and senior issuing bank thereunder.
“2016 Restatement Date” shall mean August 5, 2016, which was the “Effective Date” under and as defined in Amendment No. 10.
“2016 Restatement Transactions” shall have the meaning assigned to such term in Amendment No. 10.
“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.
“Accepting Lenders” shall have the meaning assigned to such term in Section 2.24(a).
“Acquired Entity” shall have the meaning assigned to such term in Section 6.04(h).
“Additional Bank Secured Party Acknowledgment” shall mean an Additional Bank Secured Party Acknowledgment executed under a Prior Credit Agreement or substantially in the form attached hereto as Exhibit N or in another form permitted by the Administrative Agent.
“Additional Specified Refinancing Lender” shall have the meaning assigned to such term in Section 2.25(b).
“Adjusted LIBO Rate” shall mean, with respect to any Eurocurrency Borrowing for any Interest Period, an interest rate per annum equal to (a) in the case of a Eurocurrency Borrowing denominated in Dollars, the product of (i) the LIBO Rate in effect for such Interest Period and (ii) Statutory Reserves and (b) in the case of a Eurocurrency Borrowing denominated in Euro, the EURIBO Rate in effect for such Interest Period; provided, however, that the Adjusted LIBO Rate (x) for any Interest Period in respect of any U.S. Term Loan shall not be less than 1.00% per annum, (y) for any Interest Period in respect of any European Term Loan shall not be less than 0% and (z) for any Interest Period in respect of any Revolving Loans shall not be less than 0%.
“Administrative Agent” shall have the meaning assigned to such term in the introductory statement to this Agreement.
“Administrative Agent Fees” shall have the meaning assigned to such term in Section 2.05(b).
“Administrative Questionnaire” shall mean an Administrative Questionnaire in the form of Exhibit A, or such other form as may be supplied from time to time by the Administrative Agent.
“Affected Class” shall have the meaning assigned to such term in Section 2.24(a).
“Affiliate” shall mean, when used with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified; provided, however, that, for purposes of the definition of “Eligible Assignee” and Section 6.07 the term “Affiliate” shall also include any Person that directly or indirectly owns 10% or more of any class of Equity Interests of the Person specified or that is an officer or director of the Person specified.
“Affiliate Subordination Agreement” shall mean an Affiliate Subordination Agreement in the form of Exhibit H pursuant to which intercompany obligations and advances owed by any Loan Party are subordinated to the Bank Obligations.
“Affiliated Lender” shall mean any Lender that is a Related Person.
“Agents” shall have the meaning assigned to such term in Article VIII.
“Aggregate Revolving Credit Exposure” shall mean the aggregate amount of the Lenders’ Revolving Credit Exposures.
“Agreed Security Principles” shall mean the principles set forth on Exhibit E.
“Agreement Value” shall mean, for each Hedging Agreement, on any date of determination, the maximum aggregate amount (giving effect to any netting agreements) that Holdings or any Subsidiary would be required to pay if such Hedging Agreement were terminated on such date.
“Alternate Base Rate” shall mean, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% and (c) the Adjusted LIBO Rate on such day for a three-month Interest Period commencing on the second Business Day after such day plus 1%. If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate or the LIBO Rate for any reason, the Alternate Base Rate shall be determined without regard to clause (b) or (c), as applicable, of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate, or the LIBO Rate shall be effective on the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the LIBO Rate, as the case may be.
“Amendment No. 2” shall mean Amendment No. 2 and Incremental Term Loan Assumption Agreement dated as of May 4, 2010, to the Original Credit Agreement.
“Amendment No. 2 Effective Date” shall mean May 4, 2010.
“Amendment No. 3” shall mean Amendment No. 3 and Incremental Term Loan Assumption Agreement dated as of September 30, 2010, to the Original Credit Agreement.
“Amendment No. 6” shall mean Amendment No. 6 and Incremental Term Loan Assumption Agreement dated as of August 9, 2011, to the Original Credit Agreement.
“Amendment No. 9” shall mean Loan Modification Agreement and Amendment No. 9 dated as of February 25, 2015, to the Existing Credit Agreement.
“Amendment No. 10” shall mean Amendment No. 10 and Incremental Assumption Agreement dated as of the 2016 Restatement Date, to the Existing Credit Agreement.
“Ancillary Borrower” shall mean any Borrower that is not a Principal Borrower.
“Applicable Discount” shall have the meaning assigned to such term in Section 2.12(b)(iii).
“Applicable Margin” shall mean, for any day, (a) with respect to any Eurocurrency U.S. Term Loan, 3.25% per annum (or, if the public corporate rating of Holdings then in effect from S&P is B or higher and the public corporate family rating of Holdings then in effect from Moody’s is B2 or higher, in each case with a stable outlook or better, 3.00% per annum), (b) with respect to any Eurocurrency European Term Loan, 3.75% per annum, (c) with respect to any Daily Rate U.S. Term Loan, 2.25% per annum (or, if the public corporate rating of Holdings then in effect from S&P is B or higher and the public corporate family rating of Holdings then in effect from Moody’s is B2 or higher, in each case with a stable outlook or better, 2.00% per annum), (d) with respect to any Daily Rate European Term Loan, 2.75% per annum, (e) with respect to any Eurocurrency Revolving Loan, 2.75% per annum and (d) with respect to any Daily Rate Revolving Loan, 1.75% per annum.
“Asset Sale” shall mean any sale, transfer or other disposition (including by way of merger, amalgamation, casualty, condemnation or otherwise) by Holdings or any Subsidiary to any Person other than Holdings, any Borrower or any Subsidiary Guarantor of (a) any Equity Interests of any Subsidiary (including any issuance thereof) (other than any sale or issuance of directors’ qualifying shares) or (b) any other assets of Holdings or any Subsidiary, in each case, other than:

(i)    inventory (including filling machines and other equipment sold to customers), damaged, obsolete or worn out assets, scrap, cash and Permitted Investments, in each case disposed of in the ordinary course of business;
(ii)    dispositions between or among Subsidiaries that are not Loan Parties;
(iii)    dispositions of (A) Securitization Assets in connection with a Permitted Receivables Financing and (B) receivables in connection with factoring or similar arrangements in the ordinary course of business;
(iv)    any disposition constituting an investment permitted under Section 6.04(a) or Section 6.04(j);
(v)    dispositions consisting of the granting of Liens permitted by Section 6.02;
(vi)    [reserved];
(vii)    any sale, transfer or other disposition or series of related sales, transfers or other dispositions having a value not in excess of $30,000,000;
(viii) the abandonment of patents, trademarks or other intellectual property rights which, in the reasonable good faith determination of Holdings, are not material to the conduct of the business of Holdings and the Subsidiaries;
(ix)    dispositions consisting of Restricted Payments permitted by Section 6.06;
(x)    any exchange of assets for assets related to a Similar Business that are of comparable or greater fair market value or, as determined in good faith by the Board of Directors of Holdings, that are of comparable or greater usefulness to the business of Holdings and the Subsidiaries as a whole; provided that any cash received by Holdings or any Subsidiary must be applied in accordance with Section 2.13 as if such transaction were an Asset Sale;
(xi)    dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings;
(xii)    leases or sub-leases of any real property or personal property in the ordinary course of business;
(xiii)    licensings and sublicensings of intellectual property of Holdings or any Subsidiary in the ordinary course of business;
(xiv)    dispositions of investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in the joint venture arrangements and similar binding arrangements;
(xv) any disposition of Equity Interests of a Subsidiary pursuant to an agreement or other obligation with or to a Person (other than Holdings or a Subsidiary) from whom such Subsidiary was acquired or from whom such Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), made as part of such acquisition;
(xvi) any Sale and Leaseback Transaction; and
(xvii) any disposition of the November 2013 5.625% Senior Unsecured Notes by a Subsidiary to BP II as part of, or in connection with, the refinancing thereof.
For the avoidance of doubt, the term “Asset Sale” shall include any Specified Asset Sale.
“Asset Sale Prepayment Date” shall mean, with respect to any Asset Sale and the Net Cash Proceeds received (or, in the case of proceeds with respect to which Holdings has delivered a notice to the Administrative Agent electing Reinvestment, deemed received) with respect thereto, the earlier of (a) the 90th day following the date on which such Net Cash Proceeds are received or deemed received, as applicable, and (b) the date on which Holdings or any of its Subsidiaries uses any of such Net Cash Proceeds to prepay or repurchase Indebtedness with Liens on the Collateral ranking pari passu with the Liens securing the Bank Obligations pursuant to an asset sale offer made in accordance with the provisions of the indenture or other agreement governing the terms of such Indebtedness.
“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Administrative Agent, in the form of Exhibit B or such other form as shall be approved by the Administrative Agent.
“Auction” shall have the meaning assigned to such term in Section 2.12(b)(i).
“Auction Amount” shall have the meaning assigned to such term in Section 2.12(b)(i).
“Auction Notice” shall have the meaning assigned to such term in Section 2.12(b)(i).
“August 2011 Issuers” shall mean RGHL US Escrow II LLC, a Delaware limited liability company, and RGHL US Escrow II Inc., a Delaware corporation.
“August 2011 9.875% Senior Unsecured Note Indenture” shall mean the senior unsecured note Indenture dated as of August 9, 2011, between the August 2011 Issuers and The Bank of New York Mellon as trustee, pursuant to which the August 2011 9.875% Senior Unsecured Notes were issued.
“August 2011 9.875% Senior Unsecured Notes” shall mean the 9.875% Senior Unsecured Notes due 2019 issued on August 9, 2011 by the August 2011 Issuers in an aggregate principal amount of $1,000,000,000 and issued on August 10, 2012 by the U.S. Issuers and the Luxembourg Issuer in exchange for February 2012 9.875% Senior Unsecured Notes, including any Senior Unsecured Notes into which such notes may be exchanged in accordance with the provisions of the August 2011 9.875% Senior Unsecured Notes Indenture.
“Available Amount” shall mean, at any time, the Cumulative Credit at such time, plus the amount of any Declined Proceeds retained by the Borrowers following the 2016 Restatement Date,

minus the aggregate amounts expended by Holdings and the Subsidiaries on or after the First Restatement Date and at or prior to such time to make investments, loans or advances pursuant to Section 6.04(q), to make Restricted Payments pursuant to Section 6.06(a)(ix) and to prepay, redeem, repurchase, retire or otherwise acquire Indebtedness pursuant to Section 6.09(c). As of June 30, 2016, the Available Amount was equal to $1,416,000,000.
“Bank Obligations” shall mean (a)  the due and punctual payment of (i) the principal of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by the Borrowers under this Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of disbursements, interest thereon and obligations to provide cash collateral, and (iii) all other monetary obligations of the Borrowers to any of the Bank Secured Parties under this Agreement and each of the other Loan Documents, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), (b) the due and punctual performance of all other obligations of the Borrowers under or pursuant to this Agreement and each of the Loan Documents, (c) the due and punctual payment and performance of all obligations of each other Loan Party under or pursuant to this Agreement and each of the other Loan Documents, (d) the due and punctual payment and performance of all obligations of each Loan Party or other Subsidiary (as contemplated by the definition of the term “Hedge Provider”) under each Hedging Agreement with a Hedge Provider, (e) the due and punctual payment and performance of all obligations of each Loan Party or other Subsidiary (as contemplated by the definition of the term “Local Facility”) under each Local Facility and (f) the Cash Management Obligations. With respect to any Guarantor, if and to the extent, under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof), all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest for, the obligation (the “Excluded Guarantor Obligation”) to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act is or becomes illegal, the Bank Obligations of such Guarantor shall not include any such Excluded Guarantor Obligation.
“Bank Secured Parties” shall mean (a) the Lenders, (b) the Administrative Agent, (c) each Collateral Agent, (d) any Issuing Bank, (e) each Hedge Provider, (f) each Local Facility Provider, (g) each Cash Management Bank, (h) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document and (i) the successors and assigns of each of the foregoing.
“Bankruptcy Code” shall mean the provisions of Title 11 of the United States Code, 11 USC. §§ 101 et seq.

“Bankruptcy Proceedings” shall have the meaning assigned to such term in Section 9.04(m).
“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.
“Borrowers” shall mean the U.S. Borrowers, the European Borrowers, and any other Wholly Owned Subsidiary of BP I that becomes a party hereto as a Borrower pursuant to Section 9.21.
“Borrower Materials” shall have the meaning assigned to such term in Section 9.01.
“Borrowing” shall mean Loans of the same Class, Type and currency made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect.
“Borrowing Minimum” shall mean (a) with respect to a Borrowing denominated in Dollars, $5,000,000 and (b) with respect to a Borrowing denominated in Euro, €5,000,000.
“Borrowing Multiple” shall mean (a) with respect to a Borrowing denominated in Dollars, $1,000,000 and (b) with respect to a Borrowing denominated in Euro, €1,000,000.
“Borrowing Request” shall mean a request by any Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit C, or such other form as shall be approved by the Administrative Agent.
“Borrowing Subsidiary Agreement” shall mean a Borrowing Subsidiary Agreement substantially in the form of Exhibit M-1.
“Borrowing Subsidiary Termination” shall mean a Borrowing Subsidiary Termination substantially in the form of Exhibit M-2.
“BP I” shall mean Beverage Packaging Holdings (Luxembourg) I S.A., a Luxembourg public limited liability company (société anonyme) with a registered office at 6C rue Gabriel Lippmann, L-5365 Munsbach, Grand Duchy of Luxembourg, registered with the Luxembourg Register of Commerce and Companies under number B 128.592 and a Wholly Owned Subsidiary of Holdings.
“BP II” shall mean Beverage Packaging Holdings (Luxembourg) II SA, a Luxembourg public limited liability company (société anonyme) with a registered office at 6C rue Gabriel Lippmann, L-5365 Munsbach, Grand Duchy of Luxembourg, registered with the Luxembourg Register of Commerce and Companies under number B 128.914 and a Wholly Owned Subsidiary of Holdings.
“BP Factoring” shall mean Beverage Packaging Factoring (Luxembourg) S.à r.l., a company incorporated as a société à responsabilité limitée under the laws of Luxembourg with registered office at 6C, rue Gabriel Lippmann, L-5365 Munsbach, Grand Duchy of Luxembourg (or any successor in interest thereto).

“Breakage Event” shall have the meaning assigned to such term in Section 2.16.
“Business Day” shall mean any day other than a Saturday, Sunday or day on which banks in New York City are authorized or required by law to close; provided, however, that (a) when used in connection with a Eurocurrency Loan, the term “Business Day” shall exclude any day on which banks are not open for dealing in Dollar deposits in the London interbank market, (b) when used in connection with a Loan denominated in Euro, the term “Business Day” shall also exclude any day which is not a Target Day and (c) when used in connection with any Calculation Date or determining any date on which any amount is to be paid or made available in a Designated Foreign Currency, the term “Business Day” shall also exclude any day on which commercial banks and foreign exchange markets are not open for business in the principal financial center with respect to such Designated Foreign Currency.
“Calculation Date” shall mean each of the following dates if on such date one or more Revolving Loans or Letters of Credit denominated in a Designated Foreign Currency would be outstanding: (a) the date on which any Revolving Loan is made, converted or continued, (b) the date of issuance, extension or renewal of any Letter of Credit, (c) the last Business Day of each quarter and (d) such additional dates on which the Exchange Rate is calculated as the Administrative Agent shall specify.
“Capital Expenditures” shall mean, for any period, (a) the additions to property, plant and equipment and other capital expenditures of Holdings and its consolidated Subsidiaries that are (or should be) set forth in a consolidated statement of cash flows of Holdings for such period prepared in accordance with GAAP and (b) Capital Lease Obligations incurred by Holdings and its consolidated Subsidiaries during such period, but excluding in each case (i) any such expenditure made to restore, replace or rebuild property to the condition of such property immediately prior to any damage, loss, destruction or condemnation of such property, to the extent such expenditure is made with insurance proceeds, condemnation awards or damage recovery proceeds relating to any such damage, loss, destruction or condemnation, (ii) any such expenditure financed with the proceeds of Qualified Capital Stock or Subordinated Shareholder Loans, (iii) any such expenditure that constitutes a Permitted Acquisition or an investment in another Person permitted by Section 6.04 and (iv) any such expenditure that constitutes an amount reinvested in accordance with the definition of “Net Cash Proceeds”.
“Capital Lease Obligations” of any Person shall mean the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP (excluding any lease that would be required to be so classified as a result of a change in GAAP after the 2016 Restatement Date), and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
“Captive Insurance Subsidiary” shall mean any Subsidiary of Holdings that is subject to regulation as an insurance company (or any subsidiary thereof).

“Cash Management Bank” shall mean any Person at the time it provides any Cash Management Services that (a) was, at the time of entry into the agreement to provide such Cash Management Services, the Administrative Agent, a Lender or an Affiliate of the Administrative Agent or a Lender, (b) is a Specified Cash Management Bank or (c) is otherwise approved by the Administrative Agent acting reasonably; provided that, in each case, such Person has executed and delivered to the Administrative Agent an Additional Bank Secured Party Acknowledgment, which has not been cancelled.
“Cash Management Obligations” shall mean obligations owed by any Borrower or any other Subsidiary to any Cash Management Bank at the time it provides any Cash Management Services.
“Cash Management Services” shall mean any composite accounting or other cash pooling arrangements and netting, overdraft protection and other arrangements with any bank arising under standard business terms of such bank.
A “Change in Control” shall be deemed to have occurred if (a) prior to a Qualified Public Offering, the Permitted Investors shall fail to own, directly or indirectly, beneficially and of record, shares representing at least 51% of each of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Holdings, (b) after a Qualified Public Offering, (x) a majority of the Board of Directors of Holdings shall not be Continuing Directors or (y) the Permitted Investors shall cease to own, directly or indirectly, at least 35% of the Capital Stock of Holdings and any other “person” or “group” (within the meaning of Rule 13d-5 of the Securities Exchange Act of 1934 as in effect on the date hereof) shall own a greater amount (it being understood that if any such person or group includes one or more Permitted Investors, the shares of Capital Stock of Holdings directly or indirectly owned by the Permitted Investors that are part of such person or group shall not be treated as being owned by such person or group for purposes of determining whether this clause (y) is triggered) or (c) BP I or any Principal Borrower shall cease to be a Wholly Owned Subsidiary of Holdings.
“Change in Law” shall mean (a) the adoption of any law, rule or regulation after the 2016 Restatement Date or, to the extent the concept is applied to an Incremental Lender in its capacity as such, the date of the relevant Incremental Assumption Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the 2016 Restatement Date or, to the extent the concept is applied to an Incremental Lender in its capacity as such, the date of the relevant Incremental Assumption Agreement or (c) compliance by any Lender or any Issuing Bank (or, for purposes of Section 2.14, by any lending office of such Lender or Issuing Bank or by such Lender’s or such Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the 2016 Restatement Date or, to the extent the concept is applied to an Incremental Lender in its capacity as such, the date of the relevant Incremental Assumption Agreement; provided that any legislation relating to any U.K. Bank Levy and any published practice or other official guidance related thereto shall not constitute a Change in Law; provided further that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Charges” shall have the meaning assigned to such term in Section 9.09.
“Claim” shall have the meaning assigned to such term in Section 9.04(m).
“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, U.S. Term Loans, European Term Loans or Other Term Loans and, when used in reference to any Commitment, refers to whether such Commitment is a Revolving Credit Commitment, U.S. Term Loan Commitment, European Term Loan Commitment or Incremental Term Loan Commitment. Other Term Loans and Other Revolving Loans (and the related Commitments) made and established at different times and with different terms, and new tranches of Term Loans and Revolving Credit Commitments established as a result of a Loan Modification Offer, shall be construed to be in different Classes.
“Closing Date” shall mean November 5, 2009.
“Code” shall mean the U.S. Internal Revenue Code of 1986, and the regulations promulgated thereunder, as amended from time to time.
“Collateral” shall mean all the collateral described in the Security Documents and the First Lien Intercreditor Agreement.
“Collateral Agents” shall mean, collectively, The Bank of New York Mellon and Wilmington Trust (London) Limited, each in its capacity as a separate collateral agent under the First Lien Intercreditor Agreement with respect to a portion of the Collateral determined in accordance with the First Lien Intercreditor Agreement, any successor thereto and any other collateral agent acceptable to Holdings and each Representative (as defined in the First Lien Intercreditor Agreement) that executes a joinder in a form acceptable to Holdings and each Representative pursuant to which it accedes to the First Lien Intercreditor Agreement as a co-collateral agent or additional or separate collateral agent with respect to all or any portion of the Collateral, and any successor to any such other collateral agent.
“Collateral Agreement” shall mean each of the U.S. Collateral Agreement and each Foreign Collateral Agreement.
“Commitment” shall mean, with respect to any Lender, such Lender’s Revolving Credit Commitment, Term Loan Commitment or Incremental Revolving Credit Commitment.
“Communications” shall have the meaning assigned to such term in Section 9.01.
“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Confidential Information Memorandum” shall mean the Confidential Information Memorandum of Holdings dated June 2016, as supplemented prior to the 2016 Restatement Date.
“Consolidated EBITDA” shall mean, for any period, Consolidated Net Income for such period plus (a) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of (i) consolidated net financial expense for such period, (ii) consolidated expense for taxes based on income, profits or capital for such period, (iii) all amounts attributable to depreciation and amortization for such period, (iv) any non recurring fees, expenses or charges in connection with the consummation and implementation of the 2016 Restatement Transactions, any Permitted Acquisition or any offering of Equity Interests or Indebtedness permitted hereunder (whether or not consummated), (v) Restructuring Costs, (vi) Cost Savings, (vii) any decrease in Consolidated Net income for such period resulting from purchase accounting in connection with any acquisition, (viii) any non-cash charges (other than the write-down of current assets) for such period, (ix) any extraordinary charges, (x) any Non-Recurring Charges, (xi) any commissions, discounts, yield and upfront and other fees or charges related to any Permitted Receivables Financing for such period, and any other amounts for such period comparable to or in the nature of interest under any Permitted Receivables Financing, and losses on dispositions of Securitization Assets and related assets in connection with any Permitted Receivables Financing for such period and (xii) the aggregate amount of Management Fees recognized as an expense during such period by Holdings and its Subsidiaries and minus (b) without duplication, (i) all cash payments made during such period on account of reserves and other non-cash charges added to Consolidated Net Income pursuant to clause (a)(viii) above in a previous period and (ii) to the extent included in determining such Consolidated Net Income, any gains which are of an abnormal, unusual, extraordinary or non-recurring nature and all non-cash items of income for such period, all determined on a consolidated basis in accordance with GAAP; provided that for purposes of calculating the Senior Secured First Lien Leverage Ratio, the Total Secured Leverage Ratio and the Total Leverage Ratio for any period, (A) the Consolidated EBITDA of any Acquired Entity acquired by Holdings or any Subsidiary during such period (or after the end of such period and on or prior to the date of such determination) shall be included on a pro forma basis for such period (assuming the consummation of such acquisition occurred as of the first day of such period) and (B) the Consolidated EBITDA of any Person or line of business sold or otherwise disposed of by Holdings or any Subsidiary during such period (or after the end of such period and on or prior to the date of such determination) shall be excluded for such period (assuming the consummation of such sale or other disposition occurred as of the first day of such period). Solely for purposes of determining compliance with the covenant in Section 6.12, any cash common equity contribution made to Holdings after the last day of any fiscal quarter and on or prior to the day that is 10 Business Days after the day on which financial statements are required to be delivered for such fiscal quarter will, at the request of Holdings, be deemed to increase, dollar for dollar, Consolidated EBITDA for such fiscal quarter and applicable subsequent periods which include such fiscal quarter (any such contribution so included in the calculation of Consolidated EBITDA, a “Specified Equity Contribution”); provided that (a) in each four consecutive fiscal quarter period, there shall be at least two fiscal quarters in respect of which no Specified Equity Contribution is made, (b) no more than six Specified Equity Contributions may be made in the aggregate during the term of this Agreement, (c) the amount of any Specified Equity Contribution shall be no greater than the amount required to cause Holdings to be in compliance with the covenant in Section 6.12 for the relevant fiscal quarter, (d) all Specified Equity Contributions shall be disregarded for any purpose under this Agreement other than determining compliance with the covenant in Section 6.12 (including determining the Applicable Margin) and (e) the Specified Equity Contribution may not reduce Indebtedness on a pro forma basis for purposes of calculating the covenant in Section 6.12. If, after giving effect to the foregoing recalculations, Holdings shall then be in compliance with the requirements of the covenant set forth in Section 6.12, Holdings shall be deemed to have satisfied the requirements of the covenant in Section 6.12 as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and any breach or default of the covenant in Section 6.12 that had occurred shall be deemed cured for the purposes of this Agreement and upon receipt by the Administrative Agent of written notice, prior to the expiration of the 10th Business Day subsequent to the date the relevant financial statements are required to be delivered pursuant to Section 5.04 (the “Anticipated Cure Deadline”), that Holdings intends to make a Specified Equity Contribution in respect of a fiscal quarter, the Revolving Credit Lenders shall not be permitted to accelerate Loans held by them, to terminate the Revolving Credit Commitments or to exercise remedies against the Collateral solely on the basis of a failure to comply with the requirements of the covenant set forth in Section 6.12 in respect of such fiscal quarter unless such failure is not cured pursuant to a Specified Equity Contribution on or prior to the Anticipated Cure Deadline (it being understood that any Default or Event of Default that shall have occurred as a result of the failure to comply with such covenant shall exist for all other purposes of this Agreement and the other Loan Documents until such Specified Equity Contribution is actually made).
“Consolidated Interest Expense” shall mean, for any period, the sum of (a) the interest expense (including imputed interest expense in respect of Capital Lease Obligations) of Holdings and the Subsidiaries for such period net of any interest income of Holdings and the Subsidiaries for the period, in each case determined on a consolidated basis in accordance with GAAP, plus (b) any interest accrued during such period in respect of Indebtedness of Holdings or any Subsidiary that is required to be capitalized rather than included in consolidated interest expense for such period in accordance with GAAP (but excluding any capitalized interest on Subordinated Shareholder Loans), plus (c) to the extent not otherwise included in Consolidated Interest Expense, any commissions, discounts, yield and upfront and other fees and charges expensed during such period in connection with any Permitted Receivables Financing which are payable to any Person other than a Borrower, a Loan Party or a Securitization Subsidiary. For purposes of the foregoing, interest expense shall be determined after giving effect to any net payments made or received by Holdings or any Subsidiary with respect to interest rate Hedging Agreements.
“Consolidated Net Income” shall mean, for any period, the net income or loss of Holdings and the Subsidiaries for such period determined on a consolidated basis in accordance with GAAP (adjusted to reflect any charge, tax or expense incurred or accrued by a Parent Company during such period as though such charge, tax or expense had been incurred by Holdings, to the extent that Holdings has made or would be entitled under the Loan Documents to make any payment to or for the account of a Parent Company in respect thereof); provided that there shall be excluded (a) the income of any Subsidiary (other than a Loan Party) to the extent that the declaration or payment of dividends or similar distributions (including by way of repayment of existing loans) by such Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, statute, rule or governmental regulation applicable to such Subsidiary, (b) the income or loss of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with any Subsidiary or the date that such Person’s assets are acquired by any Subsidiary, (c) the income or loss of any Person that is not a Wholly Owned Subsidiary of Holdings, to the extent attributable to the minority interest in such Person, (d) any gains attributable to sales of assets out of the ordinary course of business, (e) any net unrealized gain or loss resulting in such period from translation gains or losses including those related to currency re-measurements of Indebtedness and (f) any income or loss attributable to the early extinguishment of Indebtedness, Hedging Agreements or other derivative agreements. Consolidated Net Income shall not include the income or loss of any Unrestricted Subsidiary; provided that the amount of any cash dividends paid by any Unrestricted Subsidiary to Holdings or any Subsidiary during any period shall be included, without duplication, in the calculation of Consolidated Net Income for such period.
“Consolidated Total Assets” shall mean, as of any date, the total assets of Holdings and the Subsidiaries, determined in accordance with GAAP, as set forth on the consolidated balance sheet of Holdings as of such date.
“Contingent SIG Proceeds” shall have the meaning assigned to such term in Amendment No. 9.
“Continuing Directors” shall mean the directors of the Board of Directors of Holdings on the 2016 Restatement Date, and each other director if, in each case, such other director’s nomination for election to the Board of Directors of Holdings is recommended by at least a majority of the then Continuing Directors or the election of such other director is approved by one or more Permitted Investors.
“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.
“Cost Savings” shall mean, for any period, without duplication of cost savings reflected in the actual operating results for such period, cost savings actually realized during such period as part of a cost savings plan, calculated on a pro forma basis as though such cost savings had been realized on the first day of such period; provided that a certificate of a Financial Officer of Holdings, certifying that such cost savings plan has been implemented and that the reflection of the Cost Savings in the calculation of Consolidated EBITDA is fair and accurate shall have been delivered to the Administrative Agent, and if reasonably requested by the Administrative Agent, such cost savings shall be verified by the Independent Accountant.
“Credit Event” shall have the meaning assigned to such term in Section 4.01.
“Credit Facilities” shall mean the revolving credit, letter of credit, and term loan facilities provided for by this Agreement.

“Cumulative Credit” shall have the meaning assigned to such term in the June 2016 Senior Secured Note Indenture as in effect on the 2016 Restatement Date (whether or not in effect and whether or not any Indebtedness issued thereunder is outstanding at the time).
“Daily Rate” shall mean, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate or Foreign Base Rate.
“Debtor Relief Laws” shall mean the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws of the United States of America or other applicable jurisdictions from time to time in effect.
“Declined Proceeds” shall have the meaning assigned to such term in Section 2.13(e).
“Default” shall mean any event or condition which upon notice, lapse of time or both would constitute an Event of Default.
“Defaulting Lender” shall mean any Lender that has (a) failed to (i) fund any portion of its Loans within three Business Days of the date required to be funded by it hereunder, unless such Lender notifies the Administrative Agent and the Borrowers in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any Issuing Bank or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within three Business Days of the date when due, (b) notified any Borrower, the Administrative Agent, the Issuing Bank or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements in which it commits to extend credit (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) failed, within three Business Days after request by the Administrative Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans and participations in then outstanding Letters of Credit, (d) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, unless the subject of a good faith dispute, (e) (i) become or is insolvent or has a parent company that has become or is insolvent or (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, custodian or similar entity appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, custodian or similar entity appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or (f) has, or has a direct or indirect parent company that has, become the subject of a Bail-In Action (as defined in Section 9.20).
“Designated Foreign Currency” shall mean (a) Euro and (b)(i) with respect to any Other Term Loan Commitments and Other Revolving Credit Commitments, Canadian Dollars or any other freely available currency reasonably requested by a Borrower and reasonably acceptable to the Administrative Agent and any applicable Issuing Bank and (ii) with respect to any Letter of Credit, any freely available currency reasonably requested by a Borrower and reasonably acceptable to the Administrative Agent and the applicable Issuing Bank.
“Designated Foreign Currency Equivalent” shall mean, on any date of determination, with respect to an amount in Dollars, the equivalent thereof in the relevant Designated Foreign Currency, determined by the Administrative Agent using the Exchange Rate with respect to such Designated Foreign Currency at the time in effect.
“Designated Non-Cash Consideration” shall mean the fair market value (which may be determined at the time the definitive agreement with respect to a given Asset Sale is entered into or at the time of the closing thereof) of non-cash consideration received by Holdings, any Borrower or any Subsidiary in connection with an Asset Sale made pursuant to Section 6.05(b) that is designated on or prior to the closing date thereof as Designated Non-Cash Consideration pursuant to a certificate of a Financial Officer of Holdings setting forth the basis of such valuation (which amount of Designated Non-Cash Consideration shall be deemed to be reduced for purposes of Section 6.05(b) to the extent the same is converted to cash, cash equivalents or Permitted Investments following the consummation of the applicable Asset Sale).
“Discount Range” shall have the meaning assigned to such term in Section 2.12(b)(i).
“Disqualified Institution” shall mean (a) any institution (and its known Affiliates) identified by Holdings in writing to the Administrative Agent from time to time as being adverse to Holdings or any of its Affiliates in any actual or threatened lawsuit and (b) business competitors of Holdings and its Subsidiaries identified by Holdings in writing to the Administrative Agent from time to time and their known Affiliates.
“Disqualified Stock” shall mean any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, or requires the payment of any cash dividend or any other scheduled payment constituting a return of capital (other than a return of capital payable solely in shares of Qualified Capital Stock), in each case at any time on or prior to the date that is 91 days after the Latest Term Loan Maturity Date in effect at the time of issuance of such Equity Interest, or (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Equity Interest referred to in clause (a) above, in each case at any time prior to the date that is 91 days after the Latest Term Loan Maturity Date in effect at the time of issuance of such Equity Interest (other than (i) upon payment in full of the Obligations (other than indemnification and other contingent obligations for which no claim has been made) or (ii) upon a “change in control”; provided that any payment required pursuant to this clause (ii) is subject to the prior repayment in full of the Obligations (other than indemnification and other contingent obligations for which no claim has been made) that are accrued and payable and the termination of the Commitments); provided further, however, that if such Equity Interest is issued to any employee or to any plan for the benefit of employees of Holdings or any of its subsidiaries or by any such plan to such employees, such Equity Interest shall not constitute Disqualified Stock solely because it may be required to be repurchased by Holdings or any of its subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.
“Dollar Equivalent” shall mean, on any date of determination, with respect to any amount denominated in a currency other than Dollars, the equivalent in Dollars of such amount, determined by the Administrative Agent using the Exchange Rate at the time in effect.
“Dollars” or “$” shall mean lawful money of the United States of America.
“Domestic Subsidiary” shall mean any Subsidiary that is incorporated or organized under the laws of the United States of America or any state thereof or the District of Columbia.
“Eligible Assignee” shall mean (a) in the case of Term Loans and Term Loan Commitments, (i) an Affiliated Lender, to the extent contemplated by Section 9.04(m), (ii) a Lender, (iii) an Affiliate of a Lender, (iv) a Related Fund of a Lender and (v) any other Person (other than a natural person) approved by the Administrative Agent and, unless an Event of Default has occurred and is continuing, the applicable Borrowers (each such approval not to be unreasonably withheld or delayed), and (b) in the case of any assignment of a Revolving Credit Commitment, (i) a Revolving Credit Lender, (ii) an Affiliate of a Revolving Credit Lender, (iii) a Related Fund of a Revolving Credit Lender and (iv) any other Person (other than a natural person), in the case of each of the foregoing clauses, approved by the Administrative Agent and each Issuing Bank and, in the case of clauses (b)(ii), (iii) and (iv), unless an Event of Default has occurred and is continuing, the applicable Borrowers (each such approval not to be unreasonably withheld or delayed); provided further that notwithstanding the foregoing, the term “Eligible Assignee” shall not include Holdings, any Borrower or any of their respective Affiliates, except as set forth in clause (a)(i) above.
“Environmental Laws” shall mean all Federal, state, local and foreign laws (including common law), treaties, regulations, rules, ordinances, codes, decrees, judgments, binding directives, orders (including consent orders), and binding agreements in each case, relating to the environment, the preservation or reclamation of natural resources, endangered or threatened species, protection of the climate, human health and safety as they relate to exposure to Hazardous Materials, or the presence or Release of, exposure to, or the generation, distribution, use, treatment, storage, transport, recycling or handling of, or the arrangement for such activities with respect to, Hazardous Materials.
“Environmental Liability” shall mean all liabilities, obligations, damages, losses, claims, actions, suits, judgments, orders, fines, penalties, fees, expenses and costs (including administrative oversight costs, natural resource damages, costs of medical monitoring, remediation costs and reasonable fees and expenses of attorneys and consultants), whether contingent or otherwise, arising out of or relating to (a) compliance or noncompliance with any Environmental Law, (b) the generation, use, handling, distribution, recycling, transportation, storage, treatment or disposal (or the arrangement for such activities) of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Environmental Permits” shall mean any permit, license or other approval required under any Environmental Law.
“Equity Interests” shall mean shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity interests in any Person, and any option, warrant or other right entitling the holder thereof to purchase or otherwise acquire any such equity interest.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.
“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with Holdings or any Subsidiary is treated as a single employer under Section 414 (b) and (c) of the Code but for purposes of Sections 412 and 430, shall include clauses (m) and (o).
“ERISA Event” shall mean (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30-day notice period is waived by regulation), (b) the failure of any Plan to satisfy the minimum funding standard applicable to such Plan within the meaning of Section 412 of the Code or Section 302 of ERISA), whether or not waived, (c) the filing pursuant to Section 412(c) of the Code or Section 303(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, (d) the incurrence by Holdings, any Material Subsidiary or any ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan or the withdrawal or partial withdrawal of Holdings, any Material Subsidiary or any of ERISA Affiliates from any Plan or Multiemployer Plan, (e) the receipt by Holdings or any of its ERISA Affiliates from the PBGC or the administrator of any Plan or Multiemployer Plan of any notice relating to the intention to terminate any Plan or Multiemployer Plan or to appoint a trustee to administer any Plan, (f) the adoption of any amendment to a Plan that would require the provision of security pursuant to Section 436(f) of the Code or Section 206 of ERISA, (g) the receipt by Holdings, any Material Subsidiary or any ERISA Affiliates of any notice, or the receipt by any Multiemployer Plan from Holdings, any Material Subsidiary or any ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent within the meaning of Title IV of ERISA or in “endangered” or “critical” status within the meaning of Section 305 of ERISA, (h) the occurrence of a non-exempt “prohibited transaction” with respect to which Holdings or any Subsidiary is a “disqualified person” (within the meaning of Section 4975 of the Code) or with respect to which Holdings or any such Subsidiary could otherwise be liable, (i) any Foreign Benefit Event or (j) the occurrence of any other similar event or condition with respect to a Plan or Multiemployer Plan that could result in liability (other than liability incurred in the ordinary course of business) of Holdings or any Material Subsidiary in each case in excess of $10,000,000.

“Escrow Subsidiary” shall mean one or more subsidiaries created by Holdings for the purpose of issuing or incurring Indebtedness, the proceeds of which shall be deposited and held in escrow pursuant to customary escrow arrangements pending their use to finance a contemplated Permitted Acquisition. Until such time as the proceeds of such Indebtedness have been released from escrow in accordance with the applicable escrow arrangements (the “Escrow Release Effective Time”), each relevant Escrow Subsidiary shall be deemed not to be a Subsidiary for any purpose of this Agreement and the other Loan Documents; provided that (a) each Escrow Subsidiary shall be identified to the Administrative Agent promptly following its formation (and in any event prior to its incurrence of any Indebtedness) and (b) as of and after the Escrow Release Effective Time, each relevant Escrow Subsidiary shall be a Subsidiary for all purposes of this Agreement and the other Loan Documents unless designated as an Unrestricted Subsidiary in accordance with the terms of this Agreement.
“EURIBO Rate” shall mean, with respect to any Eurocurrency Borrowing denominated in Euro for any Interest Period, the rate per annum equal to the Banking Federation of the European Union EURIBO Rate (“BFEA EURIBOR”), as published by Reuters (or another commercially available source providing quotations of BFEA EURIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Target Days prior to the commencement of such Interest Period, for deposits in Euro (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; provided that if such rate is not available at such time for any reason, then the “EURIBO Rate” for such Interest Period shall be the Interpolated Rate.
“Euro” or “€” shall mean the single currency of the European Union as constituted by the Treaty on European Union and as referred to in the legislative measures of the European Union for the introduction of, changeover to or operation of the Euro in one or more member states.
“Eurocurrency”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.
“European Borrowers” shall have the meaning assigned to such term in the introductory statement to this Agreement.
“European Principal Borrower” shall mean the Luxembourg Borrower or any replacement Principal Borrower with respect to any Credit Facility denominated in Euro designated as set forth in Section 9.21(a)(iii).
“European Term Lender” shall mean a Lender with a European Term Loan Commitment or an outstanding European Term Loan.
“European Term Loan Commitments” shall have the meaning assigned to the term “Incremental European Term Loan Commitments” in Amendment No. 10. As of the Amendment No. 10 Effective Date, the aggregate outstanding principal amount of European Term Loan Commitments was €250,000,000.

“European Term Loan Maturity Date” shall mean February 5, 2023.
“European Term Loans” shall mean the “Incremental European Term Loans” as defined in Amendment No. 10.
“Events of Default” shall mean any of the events specified in clauses (a) through (r) of Article VII; provided that any requirement set forth therein for the giving of notice, the lapse of time, or both, has been satisfied.
“Excess Cash Flow” shall mean, for any fiscal year of Holdings the excess of (a) the sum, without duplication, of (i) Consolidated EBITDA for such fiscal year and (ii) any decrease in working capital of Holdings and its Subsidiaries from the beginning to the end of such fiscal year as disclosed in the most recent consolidated statement of cashflows of Holdings and its Subsidiaries as changes in trade debtors, inventories and trade creditors over (b) the sum, without duplication, of (i) the amount of any Taxes paid or payable in cash by Holdings and the Subsidiaries with respect to such fiscal year, (ii) Consolidated Interest Expense for such fiscal year paid in cash, (iii) non recurring fees, expenses or charges paid in cash in connection with the consummation and implementation of the 2016 Restatement Transactions and in connection with any offering of Equity Interests, investment or Indebtedness permitted by this Agreement (whether or not consummated), (iv) Restructuring Costs paid in cash, (v) Cost Savings, (vi) expenses or charges paid in cash which are of an abnormal, unusual, extraordinary or non-recurring nature, (vii) Capital Expenditures made in cash during such fiscal year, except to the extent financed with the proceeds of Indebtedness, equity issuances, casualty proceeds or condemnation proceeds, (viii) the consideration paid in connection with Permitted Acquisitions (and transaction related fees and expenses, including financing fees, merger and acquisition fees, accounting, due diligence and legal fees and other fees and expenses in connection therewith), in each case paid or made in cash during such fiscal year, except to the extent financed with the proceeds of Indebtedness, equity issuances, casualty proceeds or condemnation proceeds, (ix) the amount of any contributions made during such fiscal year by Holdings or any Subsidiary to any Plan, Multiemployer Plan or Foreign Pension Plan, to the extent not deducted in determining Consolidated EBITDA for such fiscal year, (x) permanent repayments of Indebtedness (other than (w) repurchases of Term Loans made pursuant to Section 2.12(b), (x) mandatory prepayments of Loans under Section 2.13, (y) Voluntary Prepayments and (z) permanent prepayments, repayments, repurchases or redemptions of Senior Secured Notes) made in cash by Holdings and the Subsidiaries during such fiscal year, but only to the extent that the Indebtedness so prepaid by its terms cannot be reborrowed or redrawn and such prepayments are not made with funds received in connection with a refinancing of all or any portion of such Indebtedness, (xi) any increase in working capital of Holdings and its Subsidiaries from the beginning to the end of such fiscal year as disclosed in the most recent consolidated statement of cashflows of Holdings and its Subsidiaries as changes in trade debtors, inventories and trade creditors, (xii) to the extent such Management Fees have been or will be paid in cash by Holdings and its Subsidiaries prior to the end of the following fiscal year (and without duplication of any amounts deducted pursuant to this clause (xii) in respect of any prior fiscal year), the aggregate amount of Management Fees added back in the calculation of Consolidated EBITDA for such fiscal year pursuant to clause (a)(xii) of the definition thereof; provided that, to the extent any Management Fees deducted from Excess Cash Flow pursuant to this clause (xii) are not paid in cash prior to the end of such following fiscal year, the amount of Management Fees deducted from Excess Cash Flow pursuant to this clause (xii) and not so paid shall be added to Excess Cash Flow for such following fiscal year, (xiii) the amount of Investments, loans and advances made in cash pursuant to Sections 6.04 (a), (e), (h), (i), (j), (k), (l), (m), (o), (q), (t) and (z) during such fiscal year (and in any event excluding all investments by Holdings and the Subsidiaries in Holdings or any Subsidiary), except to the extent financed with the proceeds of Indebtedness, equity issuances, casualty proceeds or condemnation proceeds, (xiv) the amount of Restricted Payments paid in cash pursuant to Sections 6.06(a)(iii), (iv), (v) and (viii) during such fiscal year, except to the extent financed with the proceeds of Indebtedness, equity issuances, casualty proceeds or condemnation proceeds, (xv) cash expenditures made under Hedging Agreements during such fiscal year to the extent not deducted in arriving at Consolidated Net Income, (xvi) the aggregate amount of any premium, make-whole or penalty payments actually paid in cash during such fiscal year that are required to be made in connection with any prepayment of Indebtedness and (xvii) at the option of Holdings, the aggregate amount of consideration required to be paid in cash pursuant to binding contracts entered into during or prior to such fiscal year of Holdings with respect to Capital Expenditures and Permitted Acquisitions to be made during the next succeeding fiscal year, in each case except to the extent such cash payments have been or are expected to be financed with the proceeds of Indebtedness, equity issuances, casualty proceeds or condemnation proceeds; provided that, to the extent any such cash payments deducted from Excess Cash Flow pursuant to this clause (xvii) are not paid in cash prior to the end of such following fiscal year, the amount so deducted from Excess Cash Flow pursuant to this clause (xvii) and not so paid shall be added to Excess Cash Flow for such following fiscal year. In calculating the decrease or increase in working capital of Holdings and its Subsidiaries, there shall be excluded the effect of any Permitted Acquisition during such period as well as the impact of movements in foreign currencies.
“Exchange Act” shall mean the United States Securities and Exchange Act of 1934, as amended from time to time.
“Exchange Rate” shall mean, on any day, with respect to any currency to be translated into Dollars or any Designated Foreign Currency, the rate at which such currency may be exchanged into Dollars or such Designated Foreign Currency, as the case may be, as set forth at approximately 11:00 a.m., New York City time, on such day on the Bloomberg Key Cross Currency Rates Page for such currency. In the event that such rate does not appear on any Bloomberg Key Cross Currency Rates Page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and Holdings, or, in the absence of such agreement, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the primary market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about 10:00 a.m., local time, on such date for the purchase of Dollars or the applicable Designated Foreign Currency, as the case may be, for delivery two Business Days later; provided, however, that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent, after consultation with Holdings, may use any reasonable method it deems appropriate to determine such rate, and such determination shall be presumed correct absent manifest error.

“Excluded Contribution” shall mean the cash proceeds or other assets (valued at their fair market value (as determined reasonably and in good faith by a Responsible Officer of Holdings) received by Holdings from (a) contributions to its common equity capital or (b) the issuance or sale (other than to a Subsidiary or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement) of Equity Interests (other than Disqualified Stock and preferred stock) of Holdings, in each case after the 2016 Restatement Date, to the extent designated as an Excluded Contribution on the date such capital contributions are made or such Equity Interests are sold, as the case may be, pursuant to a certificate signed by a Responsible Officer of Holdings (it being understood that such an Excluded Contribution shall not otherwise be included in the calculation of the Available Amount); provided that in no event shall any Specified Equity Contribution be deemed to be an Excluded Contribution.
“Excluded Information” shall mean any non-public information with respect to Holdings or its Subsidiaries or any of their respective securities that could be material to a Lender’s decision to assign, sell or purchase Loans.
“Excluded Subsidiary” shall mean:
(a)
    each Subsidiary listed on Schedule 1.01(c), being all the Excluded Subsidiaries existing on the 2016 Restatement Date;
(b)
    each other Subsidiary formed or acquired after the Closing Date that is not a Wholly Owned Subsidiary of Holdings;
(c)
    each Subsidiary that (i) is not organized in a Guarantor Jurisdiction, (ii) as of the last day of the fiscal quarter of Holdings most recently ended for which financial statements are available, did not have gross assets (excluding intra group items but including investments in Subsidiaries) in excess of 1.0% of the Consolidated Total Assets and (iii) for the period of four consecutive fiscal quarters of Holdings most recently ended for which financial statements are available, did not have earnings before interest, tax, depreciation and amortization calculated on the same basis as Consolidated EBITDA in excess of 1.0% of the Consolidated EBITDA;
(d)
    each Inactive Subsidiary;
(e)
    each Securitization Subsidiary;
(f)
    each Unrestricted Subsidiary;

(g)
    each Subsidiary which, in accordance with the Agreed Security Principles, is not required to provide a Guarantee with respect to the Obligations and which does not Guarantee the Obligations, any Senior Secured Notes or any Senior Unsecured Notes;
(h)
    each other Subsidiary (other than a Borrower or BP I) that Holdings designates in writing to the Administrative Agent as an Excluded Subsidiary; provided that (i) no Default or Event of Default exists at the time of such designation or would result therefrom (including in respect of Section 5.12(b)) and (ii) such Subsidiary is not organized under the laws of (x) the United States, any State thereof or the District of Columbia or (y) in the case of any direct or indirect subsidiary of BP I (other than any such subsidiary that is directly or indirectly owned by a subsidiary of BP I organized under the laws of a jurisdiction other than Luxembourg), Luxembourg, and provided further that following such designation such Subsidiary does not Guarantee any Senior Secured Notes or any Senior Unsecured Notes, it being understood that if such Subsidiary subsequently Guarantees any Senior Secured Notes or any Senior Unsecured Notes it shall immediately cease to be an Excluded Subsidiary under this clause (h) and shall, concurrently therewith, become a Subsidiary Guarantor hereunder; and
(i)
    each Captive Insurance Subsidiary.
“Excluded Taxes” shall mean (a) Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than a connection arising solely from such Recipient having executed, delivered, enforced, become a party to, performed its obligations, received payments, received or perfected a security interest under, or engaged in any other transaction pursuant to, this Agreement or any Loan Document), except as provided for in Section 2.14(a), (b) any withholding Taxes resulting from a failure by the applicable Recipient (other than a failure resulting from a Change in Law or from the application of Section 2.20(f)) to comply with Sections 2.20(e) and 2.20(g), (c) in the case of a U.S. Recipient, any U.S. Federal withholding Taxes, except to the extent that (i) such Taxes result from a Change in Law that occurred after the later of the date such U.S. Recipient becomes a party to this Agreement, and the date (if any) such U.S. Recipient designates a new lending office or (ii) amounts with respect to such Taxes were payable pursuant to Section 2.20 to such U.S. Recipient’s assignor immediately before such U.S. Recipient acquired its interest with respect to this Agreement from such assignor or to such U.S. Recipient immediately before it designated such new lending office, as applicable, (d) in the case of a U.S. Recipient that is an intermediary, partnership or other flow-through entity for U.S. Federal income tax purposes, any U.S. Federal withholding Taxes that are imposed based upon the status of a beneficiary, partner or member of such U.S. Recipient, except to the extent that (i) such Taxes result from a Change in Law that occurred after the date on which such beneficiary, partner or member becomes a beneficiary, partner or member of such U.S. Recipient or (ii) amounts with respect to such Taxes were payable pursuant to Section 2.20 to such U.S. Recipient in respect of the assignor (or predecessor in interest) of such beneficiary, partner or member immediately before such beneficiary, partner or member acquired its interest in such U.S. Recipient from such assignor (or predecessor in interest)), and (e) any Taxes arising under FATCA.
“Existing Credit Agreement” shall mean the Third Amended and Restated Credit Agreement dated as of September 28, 2012, as amended, supplemented or otherwise modified prior to the 2016 Restatement Date, among Holdings, the Borrowers, the other Subsidiaries of Holdings party thereto, the lenders party thereto and the Administrative Agent.
“Existing Letter of Credit” shall mean each Letter of Credit previously issued for the account of a Borrower that (a) is outstanding on the 2016 Restatement Date and (b) is listed on Schedule 1.01(a).
“Facility Fees” shall have the meaning assigned to such term in Section 2.05(a).
“Failed Auction” shall have the meaning assigned to such term in Section 2.12(b)(iii).
“FATCA” shall mean Section 1471 through 1474 of the Code, as of the 2016 Restatement Date (or any amended or successor version that is substantively comparable), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b) of the Code, any intergovernmental agreement entered into in connection with any of the foregoing and any fiscal or regulatory legislation, rules or practices adopted pursuant to any such intergovernmental agreement.
“FBR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Foreign Base Rate.
“February 2011 6.875% Senior Secured Note Indenture” shall mean the senior secured note Indenture dated as of February 1, 2011, among the U.S. Issuers, the Luxembourg Issuer, the other Loan Parties party thereto and the Indenture Trustee, pursuant to which the February 2011 6.875% Senior Secured Notes were issued.
“February 2011 6.875% Senior Secured Notes” shall mean the 6.875% Senior Secured Notes due 2021 issued on February 1, 2011, by the Luxembourg Issuer and the U.S. Issuers in an aggregate principal amount of $1,000,000,000, including any Senior Secured Notes into which such notes may be exchanged in accordance with the provisions of the February 2011 6.875% Senior Secured Note Indenture.
“February 2011 8.250% Senior Unsecured Note Indenture” shall mean the senior unsecured note Indenture dated as of February 1, 2011, among the U.S. Issuers, the Luxembourg Issuer, the other Loan Parties party thereto and The Bank of New York Mellon, as trustee, pursuant to which the February 2011 8.250% Senior Unsecured Notes were issued.
“February 2011 8.250% Senior Unsecured Notes” shall mean the 8.250% Senior Unsecured Notes due 2021 issued on February 1, 2011, by the Luxembourg Issuer and the U.S. Issuers in an aggregate principal amount of $1,000,000,000, including any Senior Unsecured Notes into which such notes may be exchanged in accordance with the provisions of the February 2011 8.250% Senior Unsecured Note Indenture.
“February 2012 9.875% Senior Unsecured Note Indenture” shall mean the senior unsecured note Indenture dated as of February 15, 2012, among the U.S. Issuers, the Luxembourg Issuer, the other Loan Parties party thereto and The Bank of New York Mellon, as trustee, pursuant to which the February 2012 9.875% Senior Unsecured Notes were issued.
“February 2012 9.875% Senior Unsecured Notes” shall mean the Senior Unsecured Notes issued on February 15, 2012, by the Luxembourg Issuer and the U.S. Issuers in an aggregate principal amount of $1,250,000,000 to the extent not exchanged for August 2011 9.875% Senior Unsecured Notes, including any Senior Unsecured Notes into which such notes may be exchanged in accordance with the provisions of the February 2012 9.875% Senior Unsecured Note Indenture.
“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.
“Fee Letter” shall mean the Engagement Letter dated July 14, 2016, among Holdings, the Administrative Agent and Credit Suisse Securities (USA) LLC.
“Fees” shall mean the Facility Fees, the Administrative Agent Fees, the L/C Participation Fees and the Issuing Bank Fees.
“Financial Officer” of any Person shall mean the chief financial officer, principal accounting officer, treasurer or controller of such Person.
“First Lien Intercreditor Agreement” shall mean the Intercreditor Agreement dated as of November 5, 2009, as amended on January 21, 2010, among the Administrative Agent, the Indenture Trustee, the Collateral Agents, the grantors party thereto and each additional representative from time to time party thereto, attached hereto as Exhibit G.
“First Restatement Date” shall mean February 9, 2011.
“Fixed Charge Coverage Ratio” shall have the meaning assigned to such term in the June 2016 Senior Secured Note Indenture as in effect on the 2016 Restatement Date (whether or not in effect and whether or not any Indebtedness issued thereunder is outstanding at the time) (it being understood that defined terms used in such definition shall also have the meaning assigned to such terms in such indenture and that the Fixed Charge Coverage Ratio shall be calculated in accordance with the rules set forth in such indenture).
“Foreign Base Rate” shall mean, for any day, (a) with respect to amounts denominated in Euros, the EURIBO Rate on such day for a three month Interest Period commencing on the second

Business Day after such day plus 1%, and (b) with respect to amounts denominated in a Designated Foreign Currency other than Euros, the “Foreign Base Rate” as defined in the applicable Incremental Assumption Agreement.
“Foreign Benefit Event” shall mean, with respect to any Foreign Pension Plan, (a) the existence of unfunded liabilities in excess of the amount of unfunded liabilities permitted under any applicable law, or in excess of the amount that would be permitted absent a waiver from a Governmental Authority, (b) the failure to make the required contributions or payments, under any applicable law, on or before the due date for such contributions or payments, (c) the receipt of a notice by a Governmental Authority relating to the intention to terminate any such Foreign Pension Plan or to appoint a trustee or similar official to administer any such Foreign Pension Plan, or alleging the insolvency of any such Foreign Pension Plan, (d) the incurrence of any liability in excess of $25,000,000 by Holdings or any Subsidiary under applicable law on account of the complete or partial termination of such Foreign Pension Plan or the complete or partial withdrawal of any participating employer therein or (e) the occurrence of any transaction that is prohibited under any applicable law and that could reasonably be expected to result in the incurrence of any liability by Holdings or any Subsidiary, or the imposition on Holdings or any Subsidiary of any fine, excise tax or penalty resulting from any noncompliance with any applicable law, in each case in excess of $50,000,000.
“Foreign Collateral Agreement” shall mean each security agreement that is stated to be governed by the law of a jurisdiction outside of the United States and that is required by the Administrative Agent and any Collateral Agent to grant Liens in certain of the assets of the Loan Parties party thereafter in favor of such Collateral Agent and/or the “Pledgees” (as defined therein), for the benefit of the “Secured Parties” and/or the “Pledgees” (each as defined therein), in form and substance reasonably satisfactory to the Administrative Agent and such Collateral Agent and subject to the Agreed Security Principles.
“Foreign Pension Plan” shall mean any benefit plan that under applicable law outside of the United States is required to be funded through a trust or other funding vehicle other than a trust or funding vehicle maintained exclusively by a Governmental Authority, provided that, for the avoidance of doubt, a “Foreign Pension Plan” does not include a “Plan”.
“Foreign Subsidiary” shall mean a Subsidiary that is not a Domestic Subsidiary.
“GAAP” shall initially mean IFRS; provided, however, that from and after the effectiveness of any change permitted by Section 6.13(b) until the effective time of any subsequent change permitted by Section 6.13(b), “GAAP” shall mean the accounting principles used for financial reporting by Holdings at the effective time of such change.
“Governmental Authority” shall mean any Federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body.
“Graeme Hart” shall mean (a) Mr. Graeme Richard Hart (or his estate, heirs, executor, administrator or other personal representative, or any of his immediate family members or any trust, fund or other entity which is controlled by his estate, heirs or any of his immediate family members), and any of his or their Affiliates (each a “Hart Party”) and (b) any Person that forms a group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) with any Hart Party; provided that in the case of clause (b), (i) one or more Hart Parties own a majority of the voting power of the Equity Interests of Holdings or any Parent Company, as applicable, (ii) no other Person has beneficial ownership of any of the Equity Interests included in determining whether the threshold set forth in clause (i) has been satisfied and (iii) one or more Hart Parties control a majority of the Board of Directors of Holdings or any Parent Company, as applicable.
“Graham Packaging” shall mean Graham Packaging Holdings Company, a Pennsylvania limited partnership.
“Graham Packaging Closing Date” shall mean the “Closing Date” as defined in Amendment No. 6.
“Graham Packaging Transactions” shall mean the “Transactions” as defined in Amendment No. 6.
“Granting Lender” shall have the meaning assigned to such term in Section 9.04(j).
“Guarantee” of or by any Person shall mean any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness or other obligation, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment of such Indebtedness or other obligation or (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation; provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.
“Guarantor Joinder” shall mean a joinder agreement to this Agreement entered into by a Subsidiary Guarantor and accepted by the Administrative Agent, in the form of Exhibit D or such other form as shall be approved by the Administrative Agent.
“Guarantor Jurisdiction” shall mean a jurisdiction where one or more Loan Parties is organized.
“Guarantors” shall mean Holdings, BP I, the Borrowers and the Subsidiary Guarantors.
“Hazardous Materials” shall mean (a) any petroleum products or byproducts and all other hydrocarbons, coal ash, radon gas, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, chlorofluorocarbons and all other ozone-depleting substances and (b) any chemical, material, substance or waste that is prohibited, limited or regulated by or pursuant to any Environmental Law.
“Hedge Provider” shall mean each counterparty to any Hedging Agreement with a Loan Party (or any other Subsidiary, if such Hedge Agreement is entered into in the ordinary course of business of such Subsidiary and related to the operations of Holdings and its Subsidiaries) that either (i) is in effect on the 2016 Restatement Date if such counterparty is the Administrative Agent, a Lender or an Affiliate of the Administrative Agent or a Lender as of the 2016 Restatement Date or (ii) is entered into after the 2016 Restatement Date if such counterparty is Administrative Agent, a Lender or an Affiliate of the Administrative Agent or a Lender at the time such Hedging Agreement is entered into; provided that, in each case, such Person has executed and delivered to the Administrative Agent an Additional Bank Secured Party Acknowledgment, which has not been cancelled.
“Hedging Agreement” shall mean any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.
“Holdings” shall have the meaning assigned to such term in the introductory statement to this Agreement.
“IFRS” shall mean International Financial Reporting Standards issued by the International Accounting Standards Board applied on a consistent basis.
“Immaterial Subsidiary” shall mean any Subsidiary that (a) as of the last day of the fiscal quarter of Holdings most recently ended for which financial statements are available, did not have gross assets (excluding intra group items but including investments in Subsidiaries) in excess of 5.0% of the Consolidated Total Assets and (b) for the period of four consecutive fiscal quarters of Holdings most recently ended for which financial statements are available, did not have earnings before interest, tax, depreciation and amortization calculated on the same basis as Consolidated EBITDA in excess of 5.0% of the Consolidated EBITDA; provided that if the Immaterial Subsidiaries taken as a whole would have, as of the last day of the fiscal quarter of Holdings most recently ended for which financial statements are available, gross assets (excluding intra group items but including investments in Subsidiaries, without duplication) in excess of 10.0% of the Consolidated Total Assets or would have, for the most recently ended period of four consecutive fiscal quarters of Holdings for which financial statements are available, aggregate earnings before interest, tax, depreciation and amortization calculated on the same basis as Consolidated EBITDA in excess of 10.0% of the Consolidated EBITDA, then Holdings shall designate one or more of such Subsidiaries to cease being Immaterial Subsidiaries to the extent necessary to eliminate such excess, and upon such designation such designated Subsidiaries shall cease to be Immaterial Subsidiaries. On the 2016 Restatement Date, a Responsible Officer of Holdings shall deliver a certificate certifying a list of names of all Immaterial Subsidiaries, that each Subsidiary set forth on such list individually qualifies as an Immaterial Subsidiary and that all such Subsidiaries in the aggregate do not exceed the limitations set forth above.

“Inactive Subsidiary” shall mean any Subsidiary (other than BP I and the Borrowers) that (a) does not conduct any material business operations, (b) has assets with a book value not in excess of $1,000,000 and (c) does not have any Indebtedness outstanding.
“Incremental Assumption Agreement” shall mean an Incremental Assumption Agreement among, and in form and substance reasonably satisfactory to, each applicable Borrower, the Administrative Agent and one or more Incremental Term Lenders or Incremental Revolving Credit Lenders, as the case may be.
“Incremental Dollar Amount” shall have the meaning assigned to such term in the definition of Incremental Facility Amount.
“Incremental Facility Amount” shall mean, on any date of determination, an amount equal to (a) the excess, if any, of (i) $750,000,000 (it being understood that such amount shall not be subject to reduction as a result of the making of the U.S. Term Loans and the European Term Loans on the 2016 Restatement Date or as a result of the establishment after the 2016 Restatement Date of Incremental Revolving Credit Commitments in an aggregate principal amount of up to $97,700,000 (the “Specified Incremental Revolving Amount”)) over (ii) the sum of (i) the aggregate amount of all Incremental Term Loan Commitments and Incremental Revolving Credit Commitments, in each case, established pursuant to Section 2.23 after the 2016 Restatement Date and prior to such date of determination in reliance on this clause (a) and (ii) the aggregate principal amount of Indebtedness incurred pursuant to Section 6.01(m) after the 2016 Restatement Date and prior to such date of determination; provided, however, that to the extent (A) the proceeds of any Incremental Term Loans made after the 2016 Restatement Date are used concurrently with the incurrence thereof to prepay then outstanding Term Loans of a Class or Classes and (B) concurrently with the establishment of any Incremental Revolving Credit Commitments, the then outstanding Revolving Credit Commitments of a Class or Classes are permanently reduced on a pro tanto basis, the establishment of such Incremental Term Loan Commitments and Incremental Revolving Credit Commitments shall not reduce the Incremental Facility Amount determined pursuant to this clause (a)(the “Incremental Dollar Amount”) plus (b) the maximum principal amount of Indebtedness that, if fully drawn on such date of determination, would not cause the Total Secured Leverage Ratio, calculated on a Pro Forma Basis after giving effect to the incurrence of such Indebtedness and the application of proceeds therefrom (but without netting the proceeds thereof), to exceed 4.5 to 1.0 (the “Incremental Ratio Amount”). Notwithstanding anything to the contrary contained herein, if established, the Specified Incremental Revolving Amount shall be implemented pursuant to clause (a) above.
“Incremental Lender” shall mean an Incremental Revolving Credit Lender or an Incremental Term Lender.
“Incremental Ratio Amount” shall have the meaning assigned to such term in the definition of Incremental Facility Amount.
“Incremental Revolving Credit Commitment” shall mean any increased or incremental Revolving Credit Commitment provided pursuant to Section 2.23.

“Incremental Revolving Credit Lender” shall mean a Lender with an Incremental Revolving Credit Commitment or an outstanding Revolving Loan of any Class as a result of an Incremental Revolving Credit Commitment.
“Incremental Revolving Loan” shall mean Revolving Loans made by one or more Lenders to one or more Borrowers pursuant to their Incremental Revolving Credit Commitments. Incremental Revolving Loans may be made in the form of additional Revolving Loans or, to the extent permitted by Section 2.23 and provided for in the relevant Incremental Assumption Agreement, Other Revolving Loans.
“Incremental Term Lender” shall mean a Lender with an Incremental Term Loan Commitment or an outstanding Incremental Term Loan.
“Incremental Term Loan Commitment” shall mean the commitment of any Lender, established pursuant to Amendment No. 10 or Section 2.23, to make Incremental Term Loans to one or more Term Borrowers, and shall include the U.S. Term Loan Commitments and the European Term Loan Commitments.
“Incremental Term Loan Maturity Date” shall mean, with respect to any Incremental Term Loans made after the 2016 Restatement Date, the final maturity date of such Incremental Term Loans, as set forth in the applicable Incremental Assumption Agreement.
“Incremental Term Loan Repayment Dates” shall mean, with respect to any Incremental Term Loans made after the 2016 Restatement Date, the dates scheduled for the repayment of principal thereof, as set forth in the applicable Incremental Assumption Agreement.
“Incremental Term Loans” shall mean Term Loans made by one or more Lenders to one or more Term Borrowers pursuant to Section 2.01(b). Incremental Term Loans may be made in the form of additional Term Loans or, to the extent permitted by Section 2.23 and provided for in the relevant Incremental Assumption Agreement, Other Term Loans.
“Indebtedness” of any Person shall mean, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) [reserved], (e) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding trade accounts payable and accrued obligations incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) net obligations of such Person under any Hedging Agreements, valued at the Agreement Value thereof, (j) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interests of such Person or any other Person or any warrants, rights or options to acquire such equity interests, valued, in the case of redeemable preferred interests, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends,

(k) all obligations of such Person as an account party in respect of letters of credit and bank guarantees, (l) all obligations of such Person in respect of bankers’ acceptances and (m) with respect to Holdings and the Subsidiaries, the Securitization Amount; provided that Indebtedness shall not include (A) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase price of an asset to satisfy unperformed obligations of the seller of such asset or (B) earn-out and other contingent obligations until such obligations become a liability on the balance sheet of such Person in accordance with GAAP; provided, further, that if any Indebtedness under clause (f) is recourse only to the property so securing it, then the amount thereof shall be deemed to be equal to the lesser of the aggregate principal amount of such Indebtedness and the fair market value of such property. The Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner.
“Indemnified Taxes” shall mean Taxes (including Other Taxes), other than Excluded Taxes.
“Indemnitee” shall have the meaning assigned to such term in Section 9.05(b).
“Indenture Trustee” shall mean The Bank of New York Mellon, in its capacity as trustee under each of the February 2011 6.875% Senior Secured Note Indenture, the September 2012 5.750% Senior Secured Note Indenture, the June 2016 Senior Secured Note Indenture.
“Independent Accountant” shall mean PricewaterhouseCoopers or other independent public accountants of recognized national standing.
“Information” shall have the meaning assigned to such term in Section 9.16.
“Intercreditor Agreements” shall mean the First Lien Intercreditor Agreement, the 2007 Intercreditor Agreement, the November 2013 Intercreditor Agreement, the Other Intercreditor Agreements, if any, and the Junior Lien Intercreditor Agreements, if any.
“Interest Payment Date” shall mean (a) with respect to any Daily Rate Loan, the last Business Day of each March, June, September and December, and (b) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Borrowing.
“Interest Period” shall mean, with respect to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 2, 3 or 6 months or, to the extent agreed to by all affected Lenders, 12 months or a period of less than one month thereafter, as the applicable Borrowers may elect; provided, however, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest

Period) shall end on the last Business Day of the calendar month at the end of such Interest Period and (iii) no Interest Period for any Loan shall extend beyond the maturity date of such Loan. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing. Notwithstanding the foregoing, the Interest Period with respect to the initial borrowing of the European Term Loans and the U.S. Term Loans shall be a period commencing on the 2016 Restatement Date and ending on August 31, 2016.
“Interpolated Rate” shall mean, in relation to the LIBO Rate or the EURIBO Rate for any Borrowing, the rate which results from interpolating on a linear basis between: (a) (x), in the case of the LIBO Rate, the rate appearing on the Reuters screen (or another commercially available source as designated by the Administrative Agent from time to time) for the LIBO Rate or (y), in the case of EURIBO Rate, the rate appearing on the Reuters screen (or another commercially available source as designated by the Administrative Agent from time to time) for the EURIBO Rate, in each case, for the longest period (for which that rate is available) which is less than the Interest Period for such Borrowing and (b) the rate appearing on such screen or other source, as the case may be, for the shortest period (for which that rate is available) which exceeds the Interest Period for such Borrowing, each as of approximately 11:00 A.M., London time, (x) in the case of the LIBO Rate, two Business Days or (y) in the case of the EURIBO Rate, two Target Days prior to the commencement of such Interest Period.
“Investment Fund” means an Affiliate of Parent Company (other than a natural person) that is primarily engaged in, or advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit or securities in the ordinary course and with respect to which none of Parent Company, Holdings or any of its subsidiaries possesses, directly or indirectly, the power to make, cause or direct the individual investment decisions for such entity, in each case identified as such in any related Assignment and Acceptance and reasonably acceptable to the Administrative Agent.
“IRS” shall mean the United States Internal Revenue Service.
“Issuing Bank” shall mean, as the context may require, (a) Credit Suisse AG, acting through any of its Affiliates or branches, in its capacity as the issuer of the Existing Letters of Credit, (b) each of the Revolving Credit Lenders with an L/C Commitment set forth on Schedule 2.01, in each case acting through any of its Affiliates or branches, in its capacity as an issuer of Letters of Credit hereunder and (c) any other Lender that may become an Issuing Bank pursuant to Section 2.22(i) or 2.22(k), with respect to Letters of Credit issued by such Lender. Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates or branches of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate or branch with respect to Letters of Credit issued by such Affiliate or branch.
“Issuing Bank Fees” shall have the meaning assigned to such term in Section 2.05(c).
“June 2016 5.125% Senior Secured Notes” shall mean the 5.125% Senior Secured Notes due 2023 issued by the Luxembourg Issuer and the U.S. Issuers on June 27, 2016, in an aggregate principal amount of $1,350,000,000, and on August 1, 2016 in an aggregate principal amount of $250,000,000, including any Senior Secured Notes into which such notes may be exchanged in accordance with the provisions of the June 2016 5.125% Senior Secured Note Indenture.
“June 2016 Senior Secured Floating Rate Notes” shall mean the floating rate Senior Secured Notes due 2021 issued on June 27, 2016, by the Luxembourg Issuer and the U.S. Issuers in an aggregate principal amount of $750,000,000, including any Senior Secured Notes into which such notes may be exchanged in accordance with the provisions of the June 2016 Senior Secured Floating Rate Note Indenture.
“June 2016 Senior Secured Notes” shall mean the June 2016 5.125% Senior Secured Notes and the June 2016 Senior Secured Floating Rate Notes.
“June 2016 Senior Secured Notes Indenture” shall mean the senior secured note Indenture dated as of June 27, 2016, among the U.S. Issuers, the Luxembourg Issuer, the other Loan Parties party thereto and the Indenture Trustee, pursuant to which the June 2016 5.125% Senior Secured Notes and June 2016 Senior Secured Floating Rate Notes were issued.
“June 2016 7.000% Senior Unsecured Note Indenture” shall mean the senior unsecured note Indenture dated as of June 27, 2016, among the U.S. Issuers, the Luxembourg Issuer, the other Loan Parties party thereto and The Bank of New York Mellon, as trustee, pursuant to which the June 2016 7.000% Senior Unsecured Notes were issued.
“June 2016 7.000% Senior Unsecured Notes” shall mean the 7.000% Senior Unsecured Notes due 2024 issued on June 27, 2016, by the Luxembourg Issuer and the U.S. Issuers in an aggregate principal amount of $800,000,000, including any Senior Unsecured Notes into which such notes may be exchanged in accordance with the provisions of the June 2016 7.000% Senior Unsecured Note Indenture.
“Junior Lien Intercreditor Agreements” shall mean one or more intercreditor agreements substantially in the form of Exhibit I or such other form as shall be reasonably satisfactory to both Holdings and the Administrative Agent.
“Latest Term Loan Maturity Date” shall mean, at any date of determination, the latest maturity date applicable to any Term Loans or Term Loan Commitment hereunder at such time, in each case as extended in accordance with this Agreement from time to time.
“L/C Commitment” shall mean, with respect to each Issuing Bank, the commitment of such Issuing Bank to issue Letters of Credit hereunder. The initial amount of each Issuing Bank’s L/C Commitment is set forth on Schedule 2.01, or if an Issuing Bank has entered into an Assignment and Assumption or became an Issuing Bank pursuant to an agreement designating it as contemplated by Section 2.22(i) or 2.22(k), the amount set forth for such Issuing Bank as its L/C Commitment in the Register maintained by the Administrative Agent or in such agreement.
“L/C Disbursement” shall mean a payment or disbursement made by any Issuing Bank pursuant to a Letter of Credit issued by such Issuing Bank.

“L/C Exposure” shall mean at any time the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time that are denominated in Dollars, plus the Dollar Equivalent at such time of the aggregate undrawn amount of all outstanding Letters of Credit denominated in a Designated Foreign Currency at such time and (b) the aggregate principal amount of all L/C Disbursements in respect of Letters of Credit denominated in Dollars, plus the Dollar Equivalent at such time of the aggregate principal amount of all L/C Disbursements in respect of Letters of Credit denominated in Designated Foreign Currencies, in each case that have not yet been reimbursed by or on behalf of the Revolving Borrowers at such time. The L/C Exposure of any Revolving Credit Lender at any time shall equal its Pro Rata Percentage of the aggregate L/C Exposure at such time.
“L/C Participation Fees” shall have the meaning assigned to such term in Section 2.05(c).
“Legal Reservations” shall mean (a) the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, bankruptcy, reorganization and other laws generally affecting the rights of creditors; (b) the time barring of claims under any applicable laws, the possibility that an undertaking to assume liability for or indemnify a Person against non payment of Taxes may be void and defenses of set-off or counterclaim; (c) similar principles, rights and defenses under the laws of any relevant jurisdiction; and (d) any other matters of law of general application which may limit validity, enforceability or perfection in any relevant jurisdiction.
“Lenders” shall mean (a) the Persons listed on Schedule 2.01 and (b) any Person that has become a party hereto pursuant to an Assignment and Acceptance or an Incremental Assumption Agreement (other than, in the case of clauses (a) and (b), any such Person that has ceased to be a party hereto pursuant to an Assignment and Acceptance).
“Letter of Credit” shall mean any standby letter of credit (which shall not include any trade letter of credit) issued pursuant to Section 2.22 and any Existing Letter of Credit.
“LIBO Rate” shall mean, with respect to any Eurocurrency Borrowing for any Interest Period denominated in a currency other than Euro, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m., London time, on the date that is two Business Days prior to the commencement of such Interest Period by reference to the ICE Benchmark Administration Interest Settlement Rates for deposits in such currency (as set forth by any service selected by the Administrative Agent that has been nominated by the ICE Benchmark Administration Limited (or any successor administrator) as an authorized information vendor for the purpose of displaying such rates (or, if the ICE Benchmark Administration Limited no longer administers such rate, the equivalent rate for deposits in such currency administered by any successor administrator of such rate) for a period equal to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “LIBO Rate” shall be the Interpolated Rate.
“Lien” shall mean, with respect to any asset, (a) any mortgage, trust declared for the purpose of creating a security interest in an asset, lien, pledge, encumbrance, charge or security interest in or on such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing).
“Limited Condition Acquisition” shall mean any acquisition which Holdings or one or more of its Subsidiaries has contractually committed to consummate, the terms of which do not condition Holdings’ or its Subsidiary’s, as applicable, obligation to close such acquisition on the availability of third-party financing.
“Loan Documents” shall mean this Agreement, each amendment to this Agreement (including each Incremental Assumption Agreement), the Letters of Credit, the Security Documents, each Loan Modification Agreement, each Specified Refinancing Amendment, the Intercreditor Agreements, each Additional Bank Secured Party Acknowledgment and the promissory notes, if any, executed and delivered pursuant to Section 2.04(e).
“Loan Modification Agreement” shall mean a Loan Modification Agreement in form and substance reasonably satisfactory to the Administrative Agent, Holdings, the other Loan Parties and one or more Accepting Lenders.
“Loan Modification Offer” shall have the meaning assigned to such term in Section 2.24(a).
“Loan Parties” shall mean Holdings, the Borrowers and the Subsidiary Guarantors.
“Loan Parties’ Agent” shall mean Holdings.
“Loans” shall mean the Revolving Loans and the Term Loans.
“Local Facility” or “Secured Local Facility” shall mean a working capital facility provided to a Subsidiary (other than BP I and the Borrowers) by a Local Facility Provider.
“Local Facility Provider” means a lender or other bank or financial institution that has executed and delivered to the Administrative Agent an Additional Bank Secured Party Acknowledgment with respect to a working capital facility provided to a Subsidiary (other than BP I and the Borrowers).
“Local Time” shall mean, in relation to any Borrowing by (a) the U.S. Borrowers, New York City time, and (b) the European Borrowers, London time.
“Luxembourg Borrower” shall have the meaning assigned to such term in the introductory statement to this Agreement.
“Luxembourg Issuer” shall mean Reynolds Group Issuer (Luxembourg) S.A., société anonyme and a Wholly Owned Subsidiary of Holdings, with a registered office at 6, rue Gabriel Lippmann, L-5365 Munsbach, Luxembourg and registered with the Luxembourg register of commerce and companies under number B 148.957 and its successors.

“Management Fees” shall mean any management, consulting, monitoring or advisory fees to a Parent Company or an Affiliate thereof; provided that (i) the aggregate amount of any such management, consulting, monitoring or advisory fees paid to a Parent Company or an Affiliate thereof in respect of fiscal years 2009 and 2010 shall not exceed $37,000,000 in the aggregate regardless of the fiscal year in which such payments occur (it being understood that such payment may occur after the 2016 Restatement Date) and (ii) the aggregate amount of any such management, consulting, monitoring or advisory fees paid to a Parent Company or an Affiliate thereof in any fiscal year (excluding any amounts paid in respect of fiscal years 2009 and 2010, which shall be subject to the foregoing clause (i)) shall not exceed an amount equal to 1.5% of Consolidated EBITDA of Holdings for the immediately preceding fiscal year (but calculated for purposes of this definition without giving effect to any addition to such Consolidated EBITDA pursuant to clause (a)(xii) of the definition thereof).
“Management Group” shall mean the group consisting of the directors, executive officers and other management personnel of Holdings or any Parent Company, as the case may be, on the 2016 Restatement Date together with (a) any new directors whose election by such boards of directors or whose nomination for election by the shareholders of Holdings or any Parent Company, as applicable, was approved by a vote of a majority of the directors of Holdings or any Parent Company, as applicable, then still in office who were either directors on the 2016 Restatement Date or whose election or nomination was previously so approved and (b) executive officers and other management personnel of Holdings or Parent Company, as applicable, hired at a time when the directors on the 2016 Restatement Date together with the directors so approved constituted a majority of the directors of Holdings or Parent Company, as applicable.
“Margin Stock” shall have the meaning assigned to such term in Regulation U.
“Material Adverse Effect” shall mean (a) a materially adverse effect on the business, assets, liabilities, operations, condition (financial or otherwise) or operating results of Holdings and the Subsidiaries, taken as a whole, or (b) a material impairment of the rights and remedies available to the Lenders, taken as a whole, under any Loan Document (other than one or more Security Documents that purport to create security interests in Collateral with an aggregate fair market value at any time less than $100,000,000).
“Material Indebtedness” shall mean Indebtedness (other than the Loans and Letters of Credit) of any one or more of Holdings or any Subsidiary in an aggregate principal amount exceeding $150,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of Holdings or any Subsidiary in respect of any Hedging Agreement at any time shall be the Agreement Value of such Hedging Agreement at such time.
“Material Subsidiary” shall mean any Subsidiary that is not an Immaterial Subsidiary.
“Maximum Rate” shall have the meaning assigned to such term in Section 9.09.
“Minimum Exchange Tender Condition” shall have the meaning assigned to such term in Section 2.26(b).

“Moody’s” shall mean Moody’s Investors Service, Inc., or any successor thereto.
“Mortgaged Properties” shall mean, as of the 2016 Restatement Date, the owned real properties of the Loan Parties specified on Schedule 1.01(d), and shall include each other parcel of real property and improvements thereto with respect to which a Mortgage is granted pursuant to Section 5.12 or has been granted (and not previously released) pursuant to Section 5.12 of any of the Prior Credit Agreements.
“Mortgages” shall mean, collectively, the mortgages, trust deeds, deeds of trust, deeds to secure debt, assignments of leases and rents, and other security documents delivered with respect to the Mortgaged Properties, each in form and substance reasonably satisfactory to the Administrative Agent and the applicable Collateral Agent.
“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
“Net Cash Proceeds” shall mean (a) the aggregate cash proceeds (including any Contingent SIG Proceeds) received by Holdings or any Subsidiaries in respect of any Asset Sale (including any cash received in respect of or upon the sale or other disposition of any Designated Non-Cash Consideration received in any Asset Sale and any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, and specifically excluding the assumption by the acquiring Person of Indebtedness relating to the disposed assets or other consideration received in any other non-cash form), less, in the case of the sale by Holdings or any Subsidiary of an Equity Interest in another Person, an amount equal to the amount of cash and Permitted Investments remaining on the balance sheet of such Person immediately after the closing of the sale (or if the Equity Interest sold by Holdings or any Subsidiary represents less than all of the Equity Interests in such Person, only the pro rata portion of such cash and Permitted Investments attributable to the Equity Interest sold by Holdings or any Subsidiary), and net of the costs and expenses relating to and in respect of such Asset Sale and the sale or disposition of such Designated Non-Cash Consideration (including legal, accounting and investment banking fees, brokerage and sales commissions and foreign currency hedging expenses), any relocation expenses incurred as a result thereof, all U.S. federal, state, provincial, foreign and local taxes required to be paid or to be accrued as a liability under GAAP, in each case as a consequence of, or in respect of, such Asset Sale (including as a consequence of any transfer of funds in connection with the application thereof in accordance with Section 2.13(b)) and determined without taking into account any available tax credits, losses or deductions or any tax sharing arrangements), amounts required to be applied to the repayment of principal, premium (if any) and interest on Indebtedness required to be paid as a result of such transaction by the terms of such Indebtedness (other than any Indebtedness secured by Liens on the Collateral ranking pari passu with, or junior to, the Liens securing the Bank Obligations, and the Bank Obligations) or in order to obtain a necessary consent to the relevant Asset Sale or by applicable law, any deduction of appropriate amounts to be provided by Holdings as a reserve in accordance with GAAP against any liabilities associated with the asset disposed in such transaction and retained by Holdings after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction and, in the case of an Asset Sale by a non-Wholly Owned Subsidiary, the pro rata portion of the cash proceeds thereof attributable to minority interests and not available for distribution to or for the account of Holdings or a Wholly Owned Subsidiary as a result thereof; provided, however, that, if (A) Holdings shall deliver a notice to the Administrative Agent at the time of receipt thereof electing to retain all or any portion of such proceeds for Reinvestment within 12 months of receipt of such proceeds and (B) no Default or Event of Default shall have occurred and shall be continuing at the time of delivery of such notice, such retained portion of such proceeds shall not constitute Net Cash Proceeds except to the extent not so used at the end of such 12-month period (or, if Holdings or a Subsidiary shall have entered into a legally binding commitment to Reinvest such proceeds within such 12-month period, within 180 days following the end of such 12-month period), or to the extent that at any time prior to the end of such 12-month (or 18-month, as the case may be) period Holdings notifies the Administrative Agent that it elects not to pursue such Reinvestment, at which time such retained portion of such proceeds shall be deemed to be Net Cash Proceeds and (b) with respect to any issuance of Equity Interests by, any capital contribution to, or the issuance or incurrence of Indebtedness by Holdings or any Subsidiary, the cash proceeds thereof, net of all taxes and customary fees, commissions, costs and other expenses incurred in connection therewith.
“Non-Consensual Asset Sale” shall mean any sale, transfer or other disposition (a) that gives rise to any property or casualty insurance claim or (b) that arises in connection with any taking under power of eminent domain or by condemnation or similar proceeding of or relating to any property or asset of Holdings or any Subsidiary.
“Non-Consenting Lender” shall have the meaning assigned to such term in Section 2.21(a).
“Non-Defaulting Lender” shall mean, at any time, each Lender that is not a Defaulting Lender at such time.
“Non-Recurring Charges” shall mean, in respect of any period, charges which are of an abnormal, unusual or non-recurring nature; provided that a certificate of a Financial Officer of Holdings, certifying that such charges are fair and accurate, and in form reasonably satisfactory to the Administrative Agent shall have been delivered to the Administrative Agent.
“November 2013 Intercreditor Agreement” shall mean the Intercreditor Agreement dated as of November 15, 2013, among Holdings, BP I, the other obligors signatory thereto, Credit Suisse AG, as Administrative Agent, and The Bank of New York Mellon as High Yield Noteholders Trustee.
“November 2013 5.625% Senior Unsecured Note Documents” shall mean the November 2013 5.625% Senior Unsecured Note Indenture and all other instruments, agreements and other documents evidencing or governing the November 2013 5.625% Senior Unsecured Notes or providing for any Guarantee or other right in respect thereof.
“November 2013 5.625% Senior Unsecured Note Indenture” shall mean the senior unsecured note Indenture dated as of November 15, 2013, among BP II, and Beverage Packaging Holdings II Issuer Inc., the other Loan Parties party thereto and The Bank of New York Mellon, as trustee, pursuant to which the November 2013 5.625% Senior Unsecured Notes were issued.

“November 2013 5.625% Senior Unsecured Notes” shall mean the 5.625% senior unsecured notes due 2016 issued on November 15, 2013 by BP II and Beverage Packaging Holdings II Issuer Inc., in the aggregate principal amount of $642,000,000.
“Obligations” shall have the meaning assigned to such term in the First Lien Intercreditor Agreement.
“OFAC” shall have the meaning assigned to such term in Section 3.24.
“Original Credit Agreement” shall mean the Credit Agreement dated as of November 5, 2009, as amended by Amendment No. 1 dated as of January 21, 2010, Amendment No. 2 and Amendment No. 3, among the U.S. Borrowers identified therein, the European Borrowers identified therein, Holdings, the Guarantors, the lenders party thereto and the Administrative Agent.
“Other Intercreditor Agreements” shall have the meaning assigned to such term in Section 9.26.
“Other Revolving Credit Commitments” shall have the meaning assigned to such term in Section 2.23(a).
“Other Revolving Loans” shall have the meaning assigned to such term in Section 2.23(a).
“Other Taxes” shall mean any and all present or future stamp, court, recording, intangible, filing or documentary Taxes or any other excise or property or similar Taxes, charges or levies arising from the execution, delivery, performance or enforcement of, or from the registration, receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other Loan Document.
“Other Term Loans” shall have the meaning assigned to such term in Section 2.23(a).
“Pactiv Transactions” shall mean the “Transactions” as defined in Amendment No. 3.
“Parent Company” shall mean (a) Packaging Finance Limited, a limited liability company organized under the laws of New Zealand and (b) any other entity of which Holdings becomes a direct or indirect Wholly Owned Subsidiary after the 2016 Restatement Date.
“Participant Register” has the meaning specified in Section 9.04(g).
“Party” means a party to this Agreement. The term “Parties” means any of them.
“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.
“Perfection Certificate” shall mean the Perfection Certificate substantially in the form of Exhibit B to the U.S. Collateral Agreement.

“Permitted Acquisition” shall have the meaning assigned to such term in Section 6.04(h). If any acquisition is consummated in accordance with Section 6.04(i), each such acquisition shall be deemed to have been a Permitted Acquisition for all purposes of this Agreement and the other Loan Documents.
“Permitted Affiliated Lender Exchange Debt” shall mean debt securities of Holdings, the Borrowers or a Parent Company issued to an Affiliated Lender in exchange for Term Loans of such Affiliated Lender pursuant to Section 9.04(m)(i)(C); provided that (a) such Indebtedness may be unsecured or secured on a junior basis to (but not on a pari passu basis with) the Obligations, (b) such Indebtedness shall not be guaranteed by any Subsidiary or Affiliate of Holdings that is not a Guarantor, (c) the obligations in respect thereof shall not be secured by any Lien on any asset of Holdings or any Subsidiary or any Affiliate of Holdings other than assets constituting Collateral, (d) the final maturity date of such Indebtedness shall be no earlier than the Maturity Date with respect to the Term Loans exchanged for such Indebtedness, (e) the weighted average life to maturity of such Indebtedness shall be no shorter than the weighted average life to maturity of the Term Loans exchanged for such Indebtedness, (f) none of the interest rates, fees or other pricing terms with respect to such Indebtedness provides for greater payments than those with respect to the Term Loans exchanged for such Indebtedness and (g) the other terms of such Indebtedness, taken as a whole, are no more favorable to the holder thereof than the terms applicable to the Term Loans exchanged for such Indebtedness.
“Permitted Amendments” shall mean any or all of the following: (i) the extension of the final maturity date and scheduled amortization of the applicable Loans and/or Commitments of the Accepting Lenders, (ii) increases or decreases to the scheduled amortization payments of the applicable Term Loans of the Accepting Lenders; provided that the weighted average life to maturity of the Term Loans of the Accepting Lenders after giving effect to the Permitted Amendments with respect thereto shall be no shorter than the weighted average life to maturity of the Term Loans of the Affected Class held by Lenders that are not Accepting Lenders, (iii) increases or decreases in the Applicable Margins and/or Fees payable with respect to the applicable Loans and/or Commitments of the Accepting Lenders, (iv) the inclusion of additional fees to be payable to the Accepting Lenders, (v) modifications to the prepayment provisions with respect to the Loans of the Accepting Lenders; provided that such Accepting Lenders may participate on a pro rata basis or a less than pro rata basis (but not on a greater than pro rata basis) in any mandatory repayments or prepayments under this Agreement, and (vi) such amendments to this Agreement and the other Loan Documents as shall be appropriate, in the reasonable judgment of the Administrative Agent, to treat the modified Loans and Commitments of the Accepting Lenders as a new tranche of Loans and Commitments for all purposes under this Agreement and the other Loan Documents.
“Permitted Debt Exchange” shall have the meaning assigned to such term in Section 2.26(a).
“Permitted Debt Exchange Offer” shall have the meaning assigned to such term in Section 2.26(a).
“Permitted Debt Exchange Notes” shall have the meaning assigned to such term in Section 2.26(a).

“Permitted Investments” shall mean:
(a)    direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of issuance thereof;
(b)    investments in commercial paper maturing within 270 days from the date of issuance thereof and having, at such date of acquisition, a rating of at least “A-2” (or the then equivalent grade) from S&P or of at least “P-2” (or the then equivalent grade) from Moody’s;
(c)    investments in certificates of deposit, banker’s acceptances and time deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, the Administrative Agent or any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $1,500,000,000 and that issues (or the parent of which issues) commercial paper rated at least “P-2” (or the then equivalent grade) by Moody’s or “A‑2” (or the then equivalent grade) by S&P;
(d)    fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria of clause (c) above;
(e)    investments in “money market funds” within the meaning of Rule 2a-7 of the Investment Company Act of 1940, as amended, substantially all of whose assets are invested in investments of the type described in clauses (a) through (d) above; and
(f)    instruments equivalent to those referred to in clauses (a) through (e) above denominated in Euro or any other foreign currency comparable in credit quality and tenor to those referred to above and commonly used by corporations for cash management purposes in any jurisdiction outside the United States.
“Permitted Investors” means, at any time, each of (i) Graeme Hart, (ii) the Management Group and (iii) any Person acting in the capacity of an underwriter in connection with a public or private offering of Capital Stock of Holdings or any of its Affiliates.
“Permitted Receivables Financing” shall mean one or more transactions pursuant to which any Borrower or any Subsidiary (a) may sell, convey or otherwise transfer Securitization Assets to a Securitization Subsidiary or any other Person or (b) may grant a security interest in any Securitization Assets; provided that (i) recourse to Holdings or any Subsidiary (other than the Securitization Subsidiaries) in connection with such transactions shall be limited to the extent customary for similar transactions in the applicable jurisdictions (it being understood that Special Purpose Financing Undertakings shall be permitted) and (ii) the material terms and conditions and structure of each Permitted Receivables Financing and any waiver, supplement, modification or amendment to such material terms and conditions and structure with respect to such Permitted

Receivables Financing) shall have been approved by the Administrative Agent (such approval not to be unreasonably withheld). For the avoidance of doubt, the receivables financing under the Securitization Facility shall constitute a Permitted Receivables Financing.
“Permitted Receivables Financing Documents” shall mean all documents and agreements implementing, relating to or otherwise governing a Permitted Receivables Financing.
“Permitted Refinancing Indebtedness” shall have the meaning assigned to such term in Section 6.01(bb).
“Person” shall mean any natural person, corporation, business trust, joint venture, association, company, limited liability company, partnership, Governmental Authority or other entity.
“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan, but including any “multiple employer” pension plan within the meaning of Sections 4063 and 4064 of ERISA) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 307 of ERISA, and in respect of which any Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” (as defined in Section 3(5) of ERISA) or “contributing sponsor” (as defined in Section 4001(a)(13) of ERISA).
“Pledged Collateral” shall mean, as the context may require and with respect to any Security Document, the “Pledged Collateral” as defined in such Security Document.
“PricewaterhouseCoopers” shall mean PricewaterhouseCoopers LLP or PricewaterhouseCoopers AG, or any successor thereto.
“Prime Rate” shall mean the rate of interest per annum determined from time to time by the Administrative Agent as its prime rate in effect at its principal office in New York City and notified to the Borrowers. The prime rate is a rate set by the Administrative Agent based upon various factors including its costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such rate.
“Principal Borrower” shall mean the European Principal Borrower or the U.S. Principal Borrower.
“Prior Credit Agreements” shall mean the Original Credit Agreement, the Second Restated Credit Agreement and the Existing Credit Agreement.
“Pro Forma Basis” shall mean, with respect to any calculation to be made in connection with a given transaction, that such calculation is made after giving pro forma effect to such transaction and to any other investment, acquisition, disposition, merger, amalgamation, consolidation and discontinued operation (as determined in accordance with GAAP) in each case with respect to an operating unit of a business, any incurrence or repayment of Indebtedness and any other event occurring during the relevant calculation period or, except for purposes of Section 6.12, after such period as to which pro forma recalculation is appropriate as if such transaction had occurred as of the first day of such period.
“Pro Forma Compliance” shall mean, at any date of determination, that Holdings is in compliance with the covenant set forth in Section 6.12 as of the most recently completed period of four consecutive fiscal quarters ending prior to the relevant transaction for which the financial statements and certificates required by Section 5.04(a) or 5.04(b), as the case may be, and 5.04(c) have been delivered or for which comparable financial statements have been filed with the Securities and Exchange Commission (whether or not such covenant is then required to be complied with), such calculation to be made on a Pro Forma Basis.
“Pro Rata Percentage” of any Revolving Credit Lender at any time shall mean the percentage of the Total Revolving Credit Commitment represented by such Lender’s Revolving Credit Commitment. In the event the Revolving Credit Commitments shall have expired or been terminated, the Pro Rata Percentages shall be determined on the basis of the Revolving Credit Commitments most recently in effect, giving effect to any subsequent assignments.
“Qualified Capital Stock” of any Person shall mean any Equity Interest of such Person that is not Disqualified Stock.
“Qualified ECP Guarantor” shall mean, with respect to any Bank Obligations in respect of any Hedge Agreement, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Guarantee or grant of the relevant security interest becomes effective with respect to such Hedge Agreement or such other Person as constitutes an “Eligible Contract Participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another Person to qualify as an “Eligible Contract Participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
“Qualified Public Offering” shall mean an underwritten, broadly distributed public offering of common Equity Interests of Holdings or any Parent Company that results in at least $200,000,000 of net cash proceeds (including proceeds invested in Holdings by such Parent Company) to Holdings.
“Qualifying Bids” shall have the meaning assigned to such term in Section 2.12(b)(iii).
“Qualifying Lender” shall have the meaning assigned to such term in Section 2.12(b)(iv).
“Receivables” means accounts receivables, including any indebtedness, obligation or interest constituting an account, contract right, payment intangible, promissory note, chattel paper, instrument, document, investment property, financial asset or general intangible, arising in connection with the sale of goods or the rendering of services, and further includes the obligation to pay any finance charges with respect thereto. Indebtedness and other rights and obligations arising from any one transaction, including indebtedness and other rights and obligations represented by an individual invoice, shall constitute a Receivable separate from a Receivable consisting of the indebtedness and other rights and obligations arising from any other transaction; provided, that any indebtedness, rights or obligations referred to in the immediately preceding sentence shall be a

“Receivable” regardless of whether the account debtor or the applicable Securitization Subsidiary treats such indebtedness, rights or obligations as a separate payment obligation.
“Recipient” shall mean, as applicable, (a) the Administrative Agent, (b) any Lender or (c) any Issuing Bank.
“Register” shall have the meaning assigned to such term in Section 9.04(d).
“Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
“Reinvest” shall mean, with respect to any Asset Sale, to apply all or part of the proceeds therefrom (i) to make an investment not prohibited by Section 6.04 in any one or more businesses (provided, however, that if such investment is in the form of the acquisition of Equity Interests of a Person, such acquisition results in such Person becoming a Subsidiary if it is not already a Subsidiary), assets, or property or capital expenditures (including refurbishments), in each case used or useful in a Similar Business; or (ii) to make an investment in any one or more businesses (provided, however, that if such investment is in the form of the acquisition of Equity Interests of a Person, such acquisition results in such Person becoming a Subsidiary), properties or assets that replace the properties and assets that are the subject of such Asset Sale. The term “Reinvestment” shall have the meaning correlative thereto.
“Related Fund” shall mean, with respect to any Lender that is a fund or commingled investment vehicle that invests in bank loans, any other fund that invests in bank loans and is managed or advised by the same investment advisor as that which advises such Lender or by an Affiliate of such investment advisor.
“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective directors, trustees, officers, employees, agents and advisors of such Person and such Person’s Affiliates.
“Related Persons” shall mean Parent Company and each of Parent Company’s direct and indirect subsidiaries and Affiliates, including Investment Funds and Holdings and its subsidiaries.
“Related Security” means, with respect to any Receivable, all of the interest in the inventory and goods (including returned or repossessed inventory or goods), if any, the financing or lease of which gave rise to such Receivable, and all insurance contracts with respect thereto, all other security interests or liens and property subject thereto from time to time, if any, purporting to secure payment of such Receivable, whether pursuant to the contract related to such Receivable or otherwise, together with all financing statements and security agreements describing any collateral securing such Receivable, all guaranties, letters of credit, letter-of-credit rights, supporting obligations, insurance and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Receivable, whether pursuant to the contract related to such Receivable or otherwise, all service contracts and other contracts and agreements associated with such Receivable, all records related to such Receivable, and all of the applicable Securitization Subsidiary’s right, title and interest in, to and under the applicable documentation.
“Release” shall mean any actual or threatened release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or within, under, from or upon any building, structure, facility or fixture.
“Reply Amount” shall have the meaning assigned to such term in Section 2.12(b)(ii).
“Reply Discount” shall have the meaning assigned to such term in Section 2.12(b)(ii).
“Repurchaser” shall have the meaning assigned to such term in Section 2.12(b).
“Required Lenders” shall mean, at any time, Lenders having Loans, L/C Exposure and unused Revolving Credit Commitments and Term Loan Commitments representing more than 50% of the sum of all Loans outstanding, L/C Exposure and unused Revolving Credit Commitments and Term Loan Commitments at such time; provided that the Revolving Loans, L/C Exposure and unused Revolving Credit Commitments of any Defaulting Lender shall be disregarded in the determination of the Required Lenders at any time.
“Required Revolving Credit Lenders” shall mean, at any time, Revolving Credit Lenders having Revolving Loans, L/C Exposure and unused Revolving Credit Commitments representing more than 50% of the sum of all Revolving Loans outstanding, L/C Exposure and unused Revolving Credit Commitments at such time; provided that the Revolving Loans, L/C Exposure and unused Revolving Credit Commitments of any Defaulting Lender shall be disregarded in the determination of the Required Revolving Credit Lenders at any time.
“Requirement of Law” shall mean, as to any Person, the certificate of incorporation and bylaws or other organizational or governing documents of such Person, and any law, statute, ordinance, code, decree, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its material property or to which such Person or any of its material property is subject, including laws, ordinances and regulations pertaining to zoning, occupancy and subdivision of real properties; provided that the foregoing shall not apply to any non-binding recommendation of any Governmental Authority.
“Responsible Officer” of any Person shall mean any executive officer or Financial Officer of such Person and any other officer or similar official thereof responsible for the administration of the obligations of such Person in respect of this Agreement.
“Restricted Indebtedness” shall mean Indebtedness of Holdings or any Subsidiary, the payment, prepayment, repurchase or defeasance of which is restricted under Section 6.09(b).

“Restricted Payment” shall mean any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in Holdings or any Subsidiary or any Subordinated Shareholder Loans or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests in Holdings or any Subsidiary or any Subordinated Shareholder Loans.
“Restructuring Costs” shall mean in respect of any period, restructuring charges or expenses incurred by Holdings and its Subsidiaries during that period (which, for the avoidance of doubt shall include site closure charges and expenses, systems establishment costs, excess pension costs, severance or relocation costs) provided that each such restructuring charge has been certified by a Financial Officer as being fair and accurate.
“Revolving Borrowers” shall have the meaning assigned to such term in the introductory statement to this Agreement.
“Revolving Credit Borrowing” shall mean a Borrowing comprised of Revolving Loans.
“Revolving Credit Commitment” shall mean, with respect to each Revolving Credit Lender, the commitment of such Lender to make Revolving Loans hereunder (and to acquire participations in Letters of Credit as provided for herein) as set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Lender assumed its Revolving Credit Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.09 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04.
“Revolving Credit Exposure” shall mean, with respect to any Lender at any time, the aggregate principal amount at such time of all outstanding Revolving Loans of such Lender, plus the aggregate amount at such time of such Lender’s L/C Exposure.
“Revolving Credit Lender” shall mean a Lender with a Revolving Credit Commitment or outstanding Revolving Credit Exposure.
“Revolving Credit Maturity Date” shall mean August 5, 2021.
“Revolving Loans” shall mean the revolving loans made by the Lenders to the Revolving Borrowers pursuant to Section 2.01(a). Unless the context shall otherwise require the term “Revolving Loans” shall include Loans made by Incremental Revolving Credit Lenders pursuant to their Incremental Revolving Credit Commitments.
“RGHI” shall have the meaning assigned to such term in the introductory statement to this Agreement.
“S&P” shall mean S&P Global Ratings, or any successor thereto.
“Sale and Lease-Back Transaction” shall have the meaning assigned to such term in Section 6.03.

“Second Restated Credit Agreement” shall mean the Second Amended and Restated Credit Agreement dated as of August 9, 2011 (as amended, supplemented or otherwise modified prior to the Third Restatement Date), among Holdings, the Borrowers party thereto, the lenders party thereto and Credit Suisse AG, as administrative agent.
“Secured Parties” shall mean (a) the Bank Secured Parties, (b) the holders of the Senior Secured Notes, (c) the Indenture Trustee, (d) the successors and assigns of each of the foregoing and (e) each other “Secured Party” as defined in the First Lien Intercreditor Agreement.
“Securities Act” shall mean the Securities Act of 1933, as amended.
“Security Documents” shall mean the Mortgages, the Collateral Agreements, each Affiliate Subordination Agreement and each of the security agreements, mortgages and other instruments and documents executed and delivered pursuant to any of the foregoing or pursuant to Section 5.12.
“Securitization Amount” shall mean the aggregate cash amount paid by the lenders or purchasers under any Permitted Receivables Financing in connection with their purchase of, or the making of loans secured by, Securitization Assets or interests therein, as the same may be reduced from time to time by collections with respect to such Securitization Assets or otherwise in accordance with the terms of the Permitted Receivables Financing Documents (but excluding any such collections used to make payments of items included in clause (c) of the definition of Consolidated Interest Expense); provided, however, that if all or any part of such Securitization Amount shall have been reduced by application of any distribution and thereafter such distribution is rescinded or must otherwise be returned for any reason, such Securitization Amount shall be increased by the amount of such distribution, all as though such distribution had not been made.
“Securitization Assets” shall mean Receivables (whether now existing or arising in the future) and any assets related thereto including (i) the Related Security with respect to such Receivables, (ii) the collections and proceeds of such Receivables and Related Security, (iii) all lockboxes, lockbox accounts, collection accounts or other deposit accounts into which such collections are deposited and which have been specifically identified and consented to by the Administrative Agent and (iv) all other rights and payments which relate solely to such Receivables.
“Securitization Facility” means the Receivables Loan and Security Agreement dated as of November 7, 2012, among, among others, BP Factoring, Nieuw Amsterdam Receivables Corporation as conduit lender, and the other parties from time to time thereto, (a) as amended prior to the 2016 Restatement Date and (b) as further amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original parties or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time, including any agreement or indenture extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures; provided that, in the case of this clause (b), the limited nature of the recourse to Holdings or any Subsidiary (other than the Securitization Subsidiary) is not materially increased.

“Securitization Subsidiary” shall mean any Subsidiary (a) formed solely for the purpose of engaging, and that engages only, in one or more Permitted Receivables Financings and business activities that are required by or incidental to such Permitted Receivables Financings, (b) which is organized in a manner intended to reduce the likelihood that it would be substantively consolidated with Holdings, the Borrowers or any of the Subsidiaries (other than Securitization Subsidiaries) in the event Holdings, the Borrowers or any such Subsidiary becomes subject to a proceeding under the Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law and (c) subject to the Agreed Security Principles, all of the Equity Interests of which shall be pledged to a Collateral Agent for the ratable benefit of the Bank Secured Parties pursuant to a Collateral Agreement.
“Senior Secured First Lien Leverage Ratio” shall mean, on any date, the ratio of (a) the Total Debt that is secured by Liens on property or assets of Holdings or any of the Subsidiaries (other than Liens that are junior to the Liens securing the Bank Obligations pursuant to a Junior Lien Intercreditor Agreement and other than cash or Permitted Investments held in a defeasance or similar trust or arrangement for the benefit of Indebtedness that has been called for redemption or otherwise defeased, satisfied or discharged) minus, without duplication, Unrestricted Cash, in each case on such date, to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters most recently ended on or prior to such date for which the financial statements and certificates required by Sections 5.04(a) or 5.04(b), as the case may be, and 5.04(c) have been delivered or for which comparable financial statements have been filed with the Securities and Exchange Commission.
“Senior Secured Note Documents” shall mean each Senior Secured Note Indenture and all other instruments, agreements and other documents evidencing or governing any Senior Secured Notes or providing for any Guarantee or other right in respect thereof.
“Senior Secured Note Indenture” shall mean each of (a) the February 2011 6.875% Senior Secured Note Indenture, (b) the September 2012 5.750% Senior Secured Notes Indenture, (c) the June 2016 Senior Secured Note Indentures and (d) any other indenture, note purchase agreement, credit agreement or loan agreement under which any Senior Secured Notes are issued, in each case as the same may be amended, restated, supplemented, substituted, replaced, refinanced or otherwise modified from time to time in accordance with Section 6.01(l), 6.01(m), 6.01(bb) or 6.01(cc).
“Senior Secured Notes” shall mean each of (a) (i) the February 2011 6.875% Senior Secured Notes, (ii) the September 2012 5.750% Senior Secured Notes and (iii) the June 2016 Senior Secured Notes and (b) any other senior secured notes issued pursuant to an indenture or a note purchase agreement or senior secured loans of any Loan Party incurred pursuant to Section 6.01(l), 6.01(m), 6.01(bb) or 6.01(cc) (which notes or loans may have the same lien priority as, or be junior in lien priority to, the Bank Obligations); provided that (x) in the case of clause (b), (A) the final maturity date of such Indebtedness is no earlier than the Latest Term Loan Maturity Date and (B) the weighted average life to maturity of such Indebtedness is no shorter than the weighted average life to maturity of the Term Loans, and (y) in each case of clauses (a) and (b), (A) the obligations in respect thereof shall not be secured by any Lien on any asset of Holdings or any Subsidiary or any Affiliate of Holdings other than any asset constituting Collateral, (B) the obligations in respect thereof shall not be guaranteed by any Subsidiary or Affiliate of Holdings that is not a Guarantor and (C) the secured parties thereunder (or an authorized representative thereof) shall have become a party to each applicable (as determined in good faith by Holdings and the Administrative Agent) Intercreditor Agreement.
“Senior Unsecured Note Documents” shall mean each Senior Unsecured Note Indenture and all other instruments, agreements and documents evidencing or governing the Senior Unsecured Notes or providing any Guarantee or other right in respect thereof.
“Senior Unsecured Note Indenture” shall mean each of (a) the February 2011 8.250% Senior Unsecured Note Indenture, (b) the August 2011 9.875% Senior Unsecured Note Indenture, (c) the February 2012 9.875% Senior Unsecured Note Indenture, (d) the June 2016 7.000% Senior Unsecured Note Indenture and (e) any other indenture or note purchase agreement under which any senior unsecured notes are issued (or in the case of Senior Unsecured Notes in the form of bridge loans, the loan agreement with respect thereto), in each case, as the same may be amended, restated, supplemented, substituted, replaced, refinanced or otherwise modified from time to time in accordance with Sections 6.01(m), 6.01(w) or 6.01(bb) (but excluding the November 2013 5.625% Senior Unsecured Note Indenture).
“Senior Unsecured Notes” shall mean each of (a) (i) the February 2011 8.250% Senior Unsecured Notes, (ii) the August 2011 9.875% Senior Unsecured Notes, (iii) the February 2012 9.875% Senior Unsecured Notes and (iv) the June 2016 7.000% Senior Unsecured Notes and (b) any other senior unsecured notes issued pursuant to an indenture or note purchase agreement or senior unsecured bridge loan of any Loan Party issued or incurred pursuant to Section 6.01(m), 6.01(w) or 6.01(bb) (but excluding the November 2013 5.625% Senior Unsecured Notes); provided that (x) in the case of clause (b), (A) the final maturity date of such Indebtedness is no earlier than the date that is 91 days after the Latest Term Loan Maturity Date and (B) the weighted average life to maturity of such Indebtedness is no shorter than the weighted average life to maturity of the Term Loans and (y) in each case of clauses (a) and (b),the obligations in respect thereof shall not be guaranteed by any Subsidiary or Affiliate of Holdings that is not a Guarantor.
“September 2012 5.750% Senior Secured Note Indenture” shall mean the senior secured note Indenture dated as of September 28, 2012, among the U.S. Issuers, the Luxembourg Issuer, the other Loan Parties party thereto and the Indenture Trustee, pursuant to which the September 2012 5.750% Senior Secured Notes were issued.
“September 2012 5.750% Senior Secured Notes” shall mean the Senior Secured Notes issued on September 28, 2012, by the Luxembourg Issuer and the U.S. Issuers in an aggregate principal amount of $3,250,000,000, including any Senior Secured Notes into which such notes may be exchanged in accordance with the provisions of the September 2012 5.750% Senior Secured Notes Indenture.
“Similar Business” shall mean (a) any businesses, services or activities engaged in by Holdings or any Subsidiary on the 2016 Restatement Date and (b) any businesses, services and activities engaged in by Holdings or any Subsidiary that are related, complementary, incidental, ancillary or similar to any of the foregoing or are extensions or developments of any thereof.

“Special Purpose Financing Undertakings” means representations, warranties, covenants, indemnities, guarantees of performance and other agreements and undertakings entered into or provided by Holdings or any of the Subsidiaries that Holdings determines in good faith are customary or otherwise necessary in connection with a Permitted Receivables Financing; provided that any such other agreements and undertakings shall not include the incurrence of any Guarantee in respect of Indebtedness of a Securitization Subsidiary or the collectability of any Receivables.
“Specified Asset Sale” shall mean any sale, transfer or other disposition by Holdings or any Subsidiary of any asset, division, product line or line of business made to obtain the approval of any applicable antitrust authority in connection with a Permitted Acquisition. In connection with any Specified Asset Sale, Holdings shall have delivered a certificate of a Financial Officer (i) identifying the asset, division, product line or line of business to be sold, transferred or otherwise disposed of and (ii) containing reasonable details of the reason for such sale, transfer or other disposition, in form and substance reasonably satisfactory to the Administrative Agent. For the avoidance of doubt, a Specified Asset Sale may include any existing asset, division, product line or line of business of Holdings or any Subsidiary.
“Specified Cash Management Banks” shall mean Citibank, N.A., JPMorgan Chase Bank, N.A., and their respective Affiliates.
“Specified Equity Contribution” shall have the meaning assigned to such term in the definition of the term “Consolidated EBITDA”.
“SPV” shall have the meaning assigned to such term in Section 9.04(j).
“Specified Incremental Revolving Amount” shall have the meaning assigned to such term in the definition of the term “Incremental Facility Amount”.
“Specified Refinancing Amendment” shall mean an amendment to this Agreement in form and substance reasonably satisfactory to the Administrative Agent, Holdings, the other Loan Parties and one or more Specified Refinancing Lenders effecting the incurrence of Specified Refinancing Facilities in accordance with Section 2.25.
“Specified Refinancing Facilities” shall have the meaning assigned to such term in Section 2.25(a).
“Specified Refinancing Lenders” shall have the meaning assigned to such term in Section 2.25(b).
“Specified Refinancing Loans” shall have the meaning assigned to such term in Section 2.25(a).
“Specified Refinancing Revolving Facilities” shall have the meaning assigned to such term in Section 2.25(a).
“Specified Refinancing Revolving Loans” shall have the meaning assigned to such term in Section 2.25(a).

“Specified Refinancing Term Loan Facilities” shall have the meaning assigned to such term in Section 2.25(a).
“Specified Refinancing Term Loans” shall have the meaning assigned to such term in Section 2.25(a).
“Statutory Reserves” shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board and any other banking authority, domestic or foreign, to which Administrative Agent or any Lender (including any branch, Affiliate or other fronting office making or holding a Loan) is subject for Eurocurrency Liabilities (as defined in Regulation D of the Board). Eurocurrency Loans shall be deemed to constitute Eurocurrency Liabilities (as defined in Regulation D of the Board) and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
“Subordinated Indebtedness” shall mean (a) with respect to any Borrower, any Indebtedness of such Borrower which is by its terms subordinated in right of payment to the Loans and (b) with respect to any other Loan Party, any Indebtedness of such Loan Party which is by its terms subordinated in right of payment to its Guarantee of the Obligations.
“Subordinated Shareholder Loans” shall mean, collectively, any funds provided to Holdings by any Parent Company or any Permitted Investor or any Affiliate thereof, in exchange for or pursuant to any security, instrument or agreement other than Equity Interests, in each case issued to and held by any of the foregoing Persons, together with any such security, instrument or agreement and any other security or instrument other than Equity Interests issued in payment of any obligation under any Subordinated Shareholder Loans; provided that such Subordinated Shareholder Loans:
(1) do not (including upon the happening of any event) mature or require any amortization, redemption or other repayment of principal or any sinking fund payment prior to the first anniversary of the Latest Term Loan Maturity Date (other than through conversion or exchange of such funding into Equity Interests (other than Disqualified Stock) of Holdings or any funding meeting the requirements of this definition) or the making of any such payment prior to the first anniversary of the Latest Term Loan Maturity Date is restricted by an intercreditor agreement enforceable by, and reasonably acceptable to, the Administrative Agent;
(2) do not (including upon the happening of any event) require, prior to the first anniversary of the Latest Term Loan Maturity Date, payment of cash interest, cash withholding amounts or other cash gross-ups, or any similar cash amounts or the making of any such payment prior to the first anniversary of the Latest Term Loan Maturity Date is restricted by an intercreditor agreement enforceable by, and reasonably acceptable to, the Administrative Agent;

(3) contain no change of control or similar provisions and do not accelerate and have no right to declare a default or event of default or take any enforcement action or otherwise require any cash payment (in each case, prior to the first anniversary of the Latest Term Loan Maturity Date) or the payment of any amount as a result of any such action or provision, or the exercise of any rights or enforcement action (in each case, prior to the first anniversary of the Latest Term Loan Maturity Date) is restricted by an intercreditor agreement enforceable by, and reasonably acceptable to, the Administrative Agent;
(4) do not provide for or require any Lien over any asset of Holdings or any Subsidiary; and
(5) pursuant to its terms or pursuant to an intercreditor agreement enforceable by, and reasonably acceptable to, the Administrative Agent, is fully subordinated and junior in right of payment to the Bank Obligations pursuant to subordination, payment blockage and enforcement limitation terms which are customary in all material respects for similar funding or are no less favorable in any material respect to the Lenders than those contained in the November 2013 Intercreditor Agreement as in effect on the 2016 Restatement Date with respect to the “Senior Creditors” (as defined therein) in relation to “Parentco Debt” (as defined therein) (it being understood, in each case, that such terms of subordination shall permit voluntary prepayment of Subordinated Shareholder Loans to the extent permitted under Section 6.06(a)(ix) or (xii)), provided that any event or circumstance that results in such subordinated obligation ceasing to qualify as Subordinated Shareholder Loans, including it ceasing to be held by any Parent Company, any Affiliate of any Parent Company or any Permitted Investor or any Affiliate thereof, shall constitute an incurrence of such Indebtedness by Holdings or such Subsidiary not permitted by clause (v) of Section 6.01 (it being understood such Indebtedness may be permitted by another clause).
“subsidiary” shall mean, with respect to any Person (herein referred to as the “parent”), any corporation, partnership, limited liability company, association or other business entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, owned, Controlled or held, or (b) that is, at the time any determination is made, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.
“Subsidiary” shall mean any subsidiary of Holdings other than an Escrow Subsidiary prior to the Escrow Release Effective Time; provided, however that Unrestricted Subsidiaries shall be deemed not to be Subsidiaries for all purposes of this Agreement and the other Loan Documents.
“Subsidiary Guarantor” shall mean each Subsidiary listed on Schedule 1.01(e), and each other Subsidiary that executes a Guarantor Joinder, in each case until such time as such Person ceases to be a Guarantor as permitted by this Agreement.

“Subsidiary Redesignation” shall have the meaning assigned to such term in the definition of “Unrestricted Subsidiary”.
“Synthetic Purchase Agreement” shall mean any swap, derivative or other agreement or combination of agreements pursuant to which Holdings or any Subsidiary is or may become obligated to make (a) any payment in connection with a purchase by any third party from a Person other than Holdings or any Subsidiary of any Equity Interest or Restricted Indebtedness or (b) any payment (other than on account of a permitted purchase by it of any Equity Interest or Restricted Indebtedness) the amount of which is determined by reference to the price or value at any time of any Equity Interest or Restricted Indebtedness; provided that no phantom stock or similar plan providing for payments only to current or former directors, officers or employees of Holdings or any Subsidiary (or to their heirs or estates) shall be deemed to be a Synthetic Purchase Agreement.
“Target Day” shall mean any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer payment system is open for the settlement of payments in Euro.
“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges, assessments, fees, withholdings or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Tax Return” means all returns, declarations of estimated tax payments, reports, estimates, information returns and statements, including any related or supporting information with respect to any of the foregoing, filed or to be filed with any taxing authority in connection with the determination, assessment, collection or administration of any taxes (including any statement pursuant to Treasury Regulation Section 1.6011-4).
“Term Borrowers” shall mean the U.S. Borrowers and the European Borrowers.
“Term Borrowing” shall mean a Borrowing comprised of any Class of Term Loans.
“Term Lenders” shall mean the U.S. Term Lenders and the European Term Lenders. Unless the context shall otherwise require, the term “Term Lender” shall include any Incremental Term Lenders.
“Term Loan Commitments” shall mean the U.S. Term Loan Commitments and the European Term Loan Commitments. Unless the context shall otherwise require, the term “Term Loan Commitments” shall include any other Incremental Term Loan Commitments.
“Term Loan Repayment Dates” shall mean (a) the dates scheduled for the repayment of principal of Term Loans set forth in Section 2.11(a) and (b) any Incremental Term Loan Repayment Dates.
“Term Loans” shall mean the U.S. Term Loans and the European Term Loans. Unless the context shall otherwise require, the term “Term Loans” shall include any Incremental Term Loans made after the 2016 Restatement Date.
“Third Restatement Date” shall mean September 28, 2012.

“Total Debt” shall mean, at any time, the aggregate principal amount of total Indebtedness of Holdings and the Subsidiaries at such time of the types described under clauses (a) (excluding Indebtedness of Holdings consisting of Subordinated Shareholder Loans), (b), (f), (g) (to the extent related to Indebtedness that could constitute “Total Debt” hereunder), (h), (j) (to the extent relating to Disqualified Stock), (k) (to the extent of any unreimbursed drawings thereunder) and (l) of the definition of the term “Indebtedness”. For the avoidance of doubt, Total Debt shall not include intercompany Indebtedness of Holdings or a Subsidiary to Holdings or a Subsidiary. Notwithstanding the foregoing, Total Debt shall include Indebtedness under any receivables financing to the extent, and only to the extent, such Indebtedness is included in the calculation of “Senior Secured First Lien Indebtedness” (or any similar term) in any Senior Secured Note Indenture or “Secured Indebtedness” (or any similar term) in any Senior Unsecured Note Indenture, in each case in effect on the date of determination.
“Total Leverage Ratio” shall mean, on any date, the ratio of (a) the Total Debt minus, without duplication, Unrestricted Cash, in each case on such date, to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters most recently ended on or prior to such date for which the financial statements and certificates required by Sections 5.04(a) or 5.04(b), as the case may be, and 5.04(c) have been delivered or for which comparable financial statements have been filed with the Securities and Exchange Commission.
“Total Revolving Credit Commitment” shall mean, at any time, the aggregate amount of the Revolving Credit Commitments, as in effect at such time. The Total Revolving Credit Commitment is $302,300,000 as at the 2016 Restatement Date.
“Total Secured Leverage Ratio” shall mean, on any date, the ratio of (a) the Total Debt that is secured by Liens on property or assets of Holdings or any of the Subsidiaries (other than cash or Permitted Investments held in a defeasance or similar trust or arrangement for the benefit of Indebtedness that has been called for redemption or otherwise defeased, satisfied or discharged) minus, without duplication, Unrestricted Cash, in each case on such date, to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters most recently ended on or prior to such date for which the financial statements and certificates required by Sections 5.04(a) or 5.04(b), as the case may be, and 5.04(c) have been delivered or for which comparable financial statements have been filed with the Securities and Exchange Commission.
“Transactions” shall have the meaning assigned to such term in the Existing Credit Agreement.
“Type”, when used in respect of any Loan or Borrowing, shall refer to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, the term “Rate” shall mean the Adjusted LIBO Rate, the Alternate Base Rate and the Foreign Base Rate.
“U.K. Bank Levy” shall mean the United Kingdom Tax called the “Bank Levy”, the introduction of which was announced by the United Kingdom government on June 22, 2010, with effect in relation to periods of account ending on or after January 1, 2011, and any Tax that is based on or substantially similar to such Tax.

“Unfunded Advances/Participations” shall mean (a) with respect to the Administrative Agent, without duplication of amounts paid to the Administrative Agent under the First Lien Intercreditor Agreement, the aggregate amount, if any (i) made available to the applicable Borrowers on the assumption that each applicable Lender has made its portion of the applicable Borrowing available to the Administrative Agent as contemplated by Section 2.02(d) and (ii) with respect to which a corresponding amount shall not in fact have been returned to the Administrative Agent by the applicable Borrowers or made available to the Administrative Agent by any such Lender, and (b) with respect to any Issuing Bank, the aggregate amount, if any, of participations in respect of any outstanding L/C Disbursement with respect to any Letters of Credit issued by such Issuing Bank that shall not have been funded by the Revolving Credit Lenders in accordance with Sections 2.22(d) and 2.02(f).
“Unrestricted Cash” shall mean, on any date of determination, the cash and Permitted Investments of Holdings and the Subsidiaries that are not pledged to secure any obligations (unless such cash and Permitted Investments are also pledged to secure the Bank Obligations or such pledge is permitted by Section 6.02(u)) and are not otherwise shown on the consolidated balance sheet of Holdings as “restricted” (or with a like designation); provided that any such cash or Permitted Investments of a Subsidiary that is not a Loan Party that is subject to any Requirement of Law that prohibits or would otherwise prevent such Subsidiary from both distributing and lending such cash or Permitted Investments to a Loan Party shall not constitute Unrestricted Cash to the extent of such prohibition (it being understood, for the avoidance of doubt, that any Requirement of Law that restricts the frequency of distribution shall not be deemed to prohibit or prevent such distribution).
“Unrestricted Subsidiary” shall mean (a) any Subsidiary of Holdings designated by Holdings as an Unrestricted Subsidiary hereunder by written notice to the Administrative Agent; provided that Holdings shall only be permitted to so designate an Unrestricted Subsidiary so long as (i) no Event of Default has occurred and is continuing or would result therefrom, (ii) immediately after giving effect to such designation, Holdings shall be in Pro Forma Compliance with the covenant set forth in Section 6.12, (iii) such Unrestricted Subsidiary shall be capitalized (to the extent capitalized by Holdings or any Subsidiary) through investments as permitted by, and in compliance with, Section 6.04, (iv) without duplication of clause (iii), any net assets owned by such Unrestricted Subsidiary at the time of the initial designation thereof shall be treated as investments pursuant to Section 6.04, (v) such subsidiary shall have been or will promptly be designated an “unrestricted subsidiary” (or otherwise not be subject to the covenants) under each Senior Secured Note Indenture, each Senior Unsecured Note Indenture, the November 2013 5.625% Senior Unsecured Note Indenture and each indenture governing any Permitted Refinancing Indebtedness, as applicable, in respect thereof and (vi) Holdings shall have delivered to the Administrative Agent a certificate executed by a Financial Officer of Holdings, certifying compliance with the requirements of the preceding clauses (i) through (v), and containing the calculations and information required by the preceding clause (ii) and (b) any subsidiary of an Unrestricted Subsidiary. Holdings may designate any Unrestricted Subsidiary to be a Subsidiary for purposes of this Agreement (each, a “Subsidiary Redesignation”); provided that (A) no Event of Default has occurred and is continuing or would result therefrom, (B) immediately after giving effect to such Subsidiary Redesignation, Holdings shall be in Pro Forma Compliance with the covenant set forth in Section 6.12, (C) any Indebtedness of the applicable Subsidiary and any Liens encumbering its property existing as of the time of such

Subsidiary Redesignation shall be deemed newly incurred or established, as applicable, at such time and (D) Holdings shall have delivered to the Administrative Agent a certificate executed by a Financial Officer of Holdings, certifying compliance with the requirements of the preceding clauses (A) and (B), and containing the calculations and information required by the preceding clause (B); provided further that no Unrestricted Subsidiary that has been designated as a Subsidiary pursuant to a Subsidiary Redesignation may again be designated as an Unrestricted Subsidiary.
“U.S. Borrowers” shall have the meaning assigned to such term in the introductory statement to this Agreement.
“U.S. Collateral Agreement” shall mean the Collateral Agreement dated as of November 5, 2009, among the U.S. Borrowers and the Subsidiaries that are organized in the United States and that are party thereto, certain other Subsidiaries party thereto and The Bank of New York Mellon, as Collateral Agent for the benefit of the Secured Parties, attached hereto as Exhibit F.
“U.S. GAAP” shall mean generally accepted accounting principals in effect from time to time in the United States, applied on a consistent basis.
“U.S. Issuers” shall mean Reynolds Group Issuer LLC, a Delaware limited liability company, and Reynolds Group Issuer Inc., a Delaware corporation, each of which is a Wholly Owned Subsidiary of Holdings (and their respective successors which shall be Wholly Owned Subsidiaries of Holdings).
“U.S. Principal Borrower” shall mean RGHI or any replacement Principal Borrower with respect to any Credit Facility denominated in Dollars designated as set forth in Section 9.21(a)(iii).
“U.S. Recipient” shall mean, as applicable, any Recipient of payments on or in respect of the U.S. Term Loans, the Revolving Loans, Incremental Term Loans to a U.S. Borrower or a Letter of Credit, including any fees related thereto.
“U.S. Term Lender” shall mean a Lender with a U.S. Term Loan Commitment or an outstanding U.S. Term Loan.
“U.S. Term Loan Commitments” shall have the meaning assigned to the term “Incremental U.S. Term Loan Commitments” in Amendment No. 10. As of the 2016 Restatement Date, the aggregate outstanding principal amount of U.S. Term Loan Commitments was $1,973,000,000.
“U.S. Term Loan Maturity Date” shall mean February 5, 2023.
“U.S. Term Loans” shall mean the “Incremental U.S. Term Loans” as defined in Amendment No. 10.
“USA PATRIOT Act” shall mean The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“Voluntary Prepayments” shall mean a prepayment of principal of Term Loans pursuant to Section 2.12(a) in any year to the extent that such prepayment reduces the scheduled installments of principal due in respect of Term Loans in any subsequent year.
“Wholly Owned Subsidiary” of any Person shall mean a subsidiary of such Person of which securities (except for directors’ qualifying shares) or other ownership interests representing 100% of the Equity Interests are, at the time any determination is being made, owned, Controlled or held by such Person or one or more wholly owned subsidiaries of such Person or by such Person and one or more wholly owned subsidiaries of such Person.
“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
“Withholding Agent” shall mean the Borrowers and the Administrative Agent.
SECTION 1.02.
    Terms Generally. The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”; and the words “asset” and “property” shall be construed as having the same meaning and effect and to refer to any and all types of tangible and intangible assets and properties, including cash, securities, accounts and contract rights. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, (i) any reference in this Agreement to any Loan Document shall mean such document as amended, restated, supplemented or otherwise modified from time to time, in each case, in accordance with the express terms of this Agreement, and (ii) all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, however, that if Holdings notifies the Administrative Agent that it wishes to amend any covenant in Article VI or any related definition to eliminate the effect of any change in GAAP (or change contemplated by Section 6.13(b)) occurring after the Closing Date on the operation of such covenant (or if the Administrative Agent notifies Holdings that the Required Lenders wish to amend Article VI or any related definition for such purpose), then Holdings’ compliance with such covenant shall be determined, with respect to the relevant change in GAAP, on the basis of GAAP in effect immediately before such change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to (x) with respect to changes in GAAP related to pension or lease accounting, revenue recognition or financial instruments, Holdings and the Administrative Agent in its sole discretion and (y) with respect to other changes to GAAP, Holdings and the Required Lenders.
SECTION 1.03.
    Pro Forma Calculations. (%3) All pro forma calculations permitted or required to be made by Holdings or any Subsidiary pursuant to this Agreement shall include only those adjustments that (a) would be permitted or required by the definition of Consolidated EBITDA, (b) would be permitted or required by Regulation S-X under the Securities Act, or (c) have been certified by a Financial Officer of Holdings as having been prepared in good faith based upon reasonable assumptions.
(a)
    For purposes of calculating the principal amount of Indebtedness permitted to be incurred pursuant to Section 2.23 (including the definition of Incremental Facility Amount), 6.01(i) or 6.01(l), in each case in reliance on a pro forma calculation of the Total Secured Leverage Ratio, such pro forma calculation of the Total Secured Leverage Ratio shall not give effect to any other incurrence of Indebtedness on the date of determination secured by Liens pursuant to Section 6.02(dd) or, in the case of a calculation under Section 1.07, any proposed incurrence of Indebtedness on the closing date of a Limited Condition Acquisition to be secured by Liens pursuant to Section 6.02(dd).
SECTION 1.04.
    Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurocurrency Loan”) or by Class and Type (e.g., a “Eurocurrency Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Credit Borrowing”) or by Type (e.g., a “Eurocurrency Borrowing”) or by Class and Type (e.g., a “Eurocurrency Revolving Credit Borrowing”).
SECTION 1.05.
    Exchange Rate Calculations. On each Calculation Date, the Administrative Agent shall (a) determine the Exchange Rate as of such Calculation Date and (b) give notice thereof to the Borrowers. The Exchange Rate so determined shall become effective on such Calculation Date and shall remain effective until the next succeeding Calculation Date, and shall for all purposes relating to the Revolving Credit Commitments and the extensions of credit thereunder (other than as set forth below or in any other provision expressly requiring the use of a current Exchange Rate) be the Exchange Rate employed in converting amounts between Dollars and any Designated Foreign Currency. Whenever it shall be necessary to determine the Required Lenders, or the allocation of any payment to be made to or by the Lenders holding Loans and Commitments denominated in Euro or another Designated Foreign Currency, (a) the Dollar Equivalent of the Term Loans denominated in any Designated Foreign Currency as determined at the time such Term Loans are made and (b) the Dollar Equivalent of the Revolving Credit Commitments denominated in any Designated Foreign Currency at the time such Revolving Credit Commitments become effective shall be used to make such determination. In addition, where the permissibility of a transaction depends upon compliance with, or is determined by reference to, amounts stated in Dollars or Euro, any amount stated in another currency shall be translated to Dollars or Euro, as the case may be, at the Exchange Rate then in effect and the permissibility of actions taken under Article VI shall not be affected by subsequent fluctuations in exchange rates. Further, if Indebtedness is incurred to refinance Indebtedness in a transaction otherwise permitted hereunder and such refinanced Indebtedness is denominated in a currency other than Euro or Dollars (or in a currency (including Euro or Dollars) that is different from the currency of the Indebtedness being incurred), and such refinancing would cause an applicable Euro or Dollar denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Euro or Dollar denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness incurred does not exceed (i) the outstanding committed or principal amount (whichever is higher) of such Indebtedness being refinanced plus (ii) the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing.
SECTION 1.06.
    Designation as Senior Debt. The Loans and other Bank Obligations are hereby designated as “Senior Indebtedness” and “Designated Senior Indebtedness” for all purposes of the November 2013 5.625% Senior Unsecured Note Documents, the 2007 Intercreditor Agreement and the November 2013 Intercreditor Agreement.
SECTION 1.07.
    Limited Condition Acquisitions. (%3) In connection with any action (including the incurrence of any Indebtedness or Liens or the making of any investments, Restricted Payments, Asset Sales or fundamental changes or the designation of any Person as an Unrestricted Subsidiary or as a Subsidiary) being taken in connection with a Limited Condition Acquisition, for purposes of (i) determining compliance with any provision of this Agreement which requires the calculation of the Senior Secured First Lien Leverage Ratio, the Total Secured Leverage Ratio, the Total Leverage Ratio or the Fixed Charge Coverage Ratio or (ii) testing baskets set forth in this Agreement (including baskets measured as a percentage of Consolidated Total Assets), in each case, at the option of Holdings (and, if Holdings elects to exercise such option, such option shall be exercised on or prior to the date on which the definitive agreement for such Limited Condition Acquisition is executed) (Holdings’ election to exercise such option in connection with any Limited Condition Acquisition, an “LCA Election”), the date of determination of whether any such action is permitted hereunder, shall be deemed to be the date the definitive agreements for such Limited Condition Acquisition are entered into (the “LCA Test Date”), and if, after giving pro forma effect to the Limited Condition Acquisition and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) as if they had occurred on the LCA Test Date, Holdings could have taken such action on the relevant LCA Test Date in compliance with such ratio or basket, such ratio or basket shall be deemed to have been complied with. For the avoidance of doubt, if Holdings has made an LCA Election and any of the ratios or baskets for which compliance was determined or tested as of the LCA Test Date in connection with any action taken with respect to such Limited Condition Acquisition are exceeded as a result of fluctuations in any such ratio or basket, including due to fluctuations in Consolidated EBITDA or Consolidated Total Assets of Holdings or the Person subject to such Limited Condition Acquisition, at or prior to the consummation of the relevant transaction or action, such baskets or ratios will be deemed not to have been exceeded as a result of such fluctuations.
(a)
    In connection with any action being taken in connection with a Limited Condition Acquisition, for purposes of determining compliance with any provision of this Agreement (other than Article IV (except as set forth in Section 2.23(c))) which requires that no Default, Event of Default or specified Event of Default, as applicable, has occurred, is continuing or would result from any such action, as applicable, such condition shall, at the option of Holdings, be deemed satisfied, so long as no Default, Event of Default or specified Event of Default, as applicable, exists on the LCA Test Date. For the avoidance of doubt, if Holdings has exercised its option under the first sentence of this clause (b), and any Default or Event of Default occurs following the LCA Test Date and prior to the consummation of such Limited Condition Acquisition, any such Default or Event of Default shall be deemed to not have occurred or be continuing for purposes of determining whether any action being taken in connection with such Limited Condition Acquisition is permitted hereunder.
ARTICLE II

The Credits
SECTION 2.01.
    Commitments. (%3) Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Revolving Credit Lender agrees, severally and not jointly, to make Revolving Loans to the Revolving Borrowers in Dollars, at any time and from time to time on or after the 2016 Restatement Date, and until the earlier of the Revolving Credit Maturity Date and the termination of the Revolving Credit Commitment of such Lender in accordance with the terms hereof and in an aggregate principal amount at any time outstanding that will not result in (x) such Lender’s Revolving Credit Exposure exceeding its Revolving Credit Commitment or (y) the Aggregate Revolving Credit Exposure exceeding the Total Revolving Credit Commitments. Within the limits set forth in the preceding sentence and subject to the terms, conditions and limitations set forth herein, the Borrowers may borrow, pay or prepay and reborrow Revolving Loans. Amounts paid or prepaid in respect of Term Loans may not be reborrowed.
(a)
    Each Lender having an Incremental Term Loan Commitment (including a U.S. Term Loan Commitment or a European Term Loan Commitment on the 2016 Restatement Date) or an Other Revolving Credit Commitment, severally and not jointly, hereby agrees, subject to the terms and conditions and relying upon the representations and warranties set forth herein and in the applicable Incremental Assumption Agreement, to make Incremental Term Loans or Other Revolving Loans, in an aggregate principal amount, to the Borrowers and on the terms and conditions set forth in the applicable Incremental Assumption Agreement. Amounts paid or prepaid in respect of Incremental Term Loans may not be reborrowed.
SECTION 2.02.
    Loans. (%3) Each Loan shall be made as part of a Borrowing consisting of Loans of the applicable Class made by the Lenders ratably in accordance with their respective applicable Commitments; provided, however, that the failure of any Lender to make any Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender). Except for Loans deemed made pursuant to Section 2.02(f), the Loans comprising any Borrowing shall be in an aggregate principal amount that is (i) an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum (except, with respect to any Borrowing of Incremental Term Loans or Other Revolving Loans, to the extent otherwise provided in the related Incremental Assumption Agreement) or (ii) equal to the remaining available balance of the applicable Commitments.
(b)
    Subject to Sections 2.02(f), 2.08, 2.15 and 2.22(f), (i) each Borrowing denominated in Dollars shall be comprised entirely of ABR Loans or Eurocurrency Loans as the applicable U.S. Borrower may request pursuant to Section 2.03 and (ii) each Borrowing denominated in a Designated Foreign Currency shall be comprised entirely of Eurocurrency Loans. Each Lender may at its option make any Eurocurrency Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the applicable Borrower to repay such Loan in accordance with the terms of this Agreement. Borrowings of more than one Type may be outstanding at the same time; provided, however, that no Borrower shall be entitled to request any Borrowing that, if made, would result in more than 14 Eurocurrency Borrowings of the U.S. Borrowers in the aggregate and six Eurocurrency Borrowings of the European Borrowers in the aggregate being outstanding hereunder at any time (or in each such case such greater number of Eurocurrency Borrowings permitted by the Administrative Agent in its sole discretion). For purposes of the foregoing, Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.
(c)
    Except with respect to Loans made pursuant to Section 2.02(f), each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds in the applicable currency to such account as the Administrative Agent may designate not later than (i) 12:00 (noon), New York City time, in the case of a Eurocurrency Borrowing denominated in Dollars or an ABR Borrowing or (ii) 8:00 a.m., New York City time, in the case of any Borrowings denominated in a Designated Foreign Currency, and the Administrative Agent shall promptly credit the amounts so received to an account in the name of the applicable Borrower, designated by such Borrower in the applicable Borrowing Request or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Lenders.
(d)
    Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with paragraph (c) above and the Administrative

Agent may, in reliance upon such assumption, make available to the applicable Borrower on such date a corresponding amount. If the Administrative Agent shall have so made funds available then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, such Lender and the applicable Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to such Borrower to but excluding the date such amount is repaid to the Administrative Agent at (i) in the case of such Borrower, a rate per annum equal to the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, a rate determined by the Administrative Agent to represent its cost of overnight or short‑term funds in the applicable currency (which determination shall be conclusive absent manifest error). If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement.
(e)
    Notwithstanding any other provision of this Agreement, no Borrower shall be entitled to request any Revolving Credit Borrowing if the Interest Period requested with respect thereto would end after the Revolving Credit Maturity Date.
(f)
    If the applicable Issuing Bank shall not have received from the applicable Borrower the payment required to be made by Section 2.22(e) within the time specified in such Section, such Issuing Bank will promptly notify the Administrative Agent of the applicable L/C Disbursement and the Administrative Agent will promptly notify each Revolving Credit Lender of such L/C Disbursement, the Dollar Equivalent thereof (if denominated in a Designated Foreign Currency) and its Pro Rata Percentage thereof. Each Revolving Credit Lender shall pay by wire transfer of immediately available funds in Dollars to the Administrative Agent, an amount equal to such Lender’s Pro Rata Percentage of such L/C Disbursement (or the Dollar Equivalent thereof if such L/C Disbursement was denominated in an Designated Foreign Currency) (it being understood that (i) if the conditions precedent to borrowing set forth in Sections 4.01(b) and (c) have been satisfied, such amount shall be deemed to constitute an ABR Revolving Loan of such Lender and, to the extent of such payment, the obligations of the applicable Borrower in respect of such L/C Disbursement shall be discharged and replaced with the resulting ABR Revolving Credit Borrowing and (ii) if such conditions precedent to borrowing have not been satisfied, then any such amount paid by any Revolving Credit Lender shall not constitute a Loan and shall not relieve the applicable Borrower from its obligation to reimburse such L/C Disbursement), and the Administrative Agent will promptly pay to such Issuing Bank amounts so received by it from each Revolving Credit Lender. The fundings by the Revolving Credit Lenders pursuant to this paragraph shall be made on the dates, and prior to the times, that would be required for the funding of a Revolving Credit Borrowing were the Administrative Agent’s notice deemed to be a Borrowing notice pursuant to Section 2.03. The Administrative Agent will promptly pay to such Issuing Bank any amounts received by it from the applicable Borrowers pursuant to Section 2.22(e) prior to the time that any Revolving Credit Lender makes any payment pursuant to this paragraph (f); any such amounts received by the Administrative Agent thereafter will be promptly remitted by the Administrative Agent to the Revolving Credit Lenders that shall have made such payments and to such Issuing Bank, as their interests may appear. If any Revolving Credit Lender shall not have made its Pro Rata Percentage of such L/C Disbursement available to the Administrative Agent as provided above, such Lender and the applicable Borrower severally agree to pay interest on such amount, for each day from and including the date such amount is required to be paid in accordance with this paragraph to but excluding the date such amount is paid, to the Administrative Agent for the account of such Issuing Bank at (i) in the case of such Borrower, a rate per annum equal to the interest rate applicable to Revolving Loans pursuant to Section 2.06(a), and (ii) in the case of such Lender, for the first such day, the Federal Funds Effective Rate, and for each day thereafter, the Alternate Base Rate.
SECTION 2.03.
    Borrowing Procedure. In order to request a Borrowing (other than a deemed Borrowing pursuant to Section 2.02(f) as to which this Section 2.03 shall not apply), a Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurocurrency Borrowing denominated in Dollars, not later than 12:00 (noon), New York City time, three Business Days before a proposed Borrowing and (b) in the case of a Eurocurrency Borrowing denominated in a Designated Foreign Currency, not later than 12:00 (noon), New York City time, four Business Days before a proposed Borrowing and (c) in the case of an ABR Borrowing, not later than 12:00 (noon), New York City time, one Business Day before a proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery, fax or e-mail delivery to the Administrative Agent of a written Borrowing Request and shall specify the following information: (i) whether the Borrowing then being requested is to be a Borrowing of U.S. Term Loans, European Term Loans, Incremental Term Loans of any other Class, Revolving Loans or Other Revolving Loans and whether such Borrowing is to be a Eurocurrency Borrowing or an ABR Borrowing (or a FBR Borrowing); (ii) the date of such Borrowing (which shall be a Business Day); (iii) the number and location of the account to which funds are to be disbursed; (iv) the amount and currency of such Borrowing; and (v) if such Borrowing is to be a Eurocurrency Borrowing, the Interest Period with respect thereto; provided, however, that, notwithstanding any contrary specification in any Borrowing Request, (x) each requested Borrowing shall comply with the requirements set forth in Section 2.02 and (y) no Borrowing may be requested to be made on the same day that a prepayment under Section 2.12 of Loans of the same Class and Type the requested Borrowing is scheduled to be made. If no election as to the Type of Borrowing is specified in any such notice, then the requested Borrowing shall be in the case of Borrowing denominated in Dollars, an ABR Borrowing, and, in the case of a Borrowing denominated in a Designated Foreign Currency, a Eurocurrency Borrowing. If no Interest Period with respect to any Eurocurrency Borrowing is specified in any such notice, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration. The Administrative Agent shall promptly advise the applicable Lenders of any notice given pursuant to this Section 2.03 (and the contents thereof), and of each Lender’s portion of the requested Borrowing.

SECTION 2.04.
    Evidence of Debt; Repayment of Loans. (%3) The U.S. Borrowers hereby unconditionally promise to pay to the Administrative Agent for the account of each applicable Lender the principal amount of the applicable Class of U.S. Term Loans of such Lender as provided in Section 2.11. The Revolving Borrowers hereby unconditionally promise to pay to the Administrative Agent for the account of each applicable Lender the then unpaid principal amount of each Revolving Loan of such Lender on the Revolving Credit Maturity Date. The European Borrowers hereby unconditionally promise to pay to the Administrative Agent for the account of each applicable Lender the principal amount of each European Term Loan of such Lender as provided in Section 2.11.
(a)
    Each Lender shall maintain, in accordance with its usual practice, an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.
(b)
    The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Class, Type and currency thereof and, if applicable, the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from any Borrower or any Guarantor and each Lender’s share thereof.
(c)
    The entries made in the accounts maintained pursuant to paragraphs (b) and (c) above shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of any Borrower to repay the Loans in accordance with their terms.
(d)
    Any Lender may request that Loans made by it hereunder be evidenced by a promissory note. In such event, each applicable Borrower shall execute and deliver to such Lender a promissory note payable to such Lender and its registered assigns and in a form and substance reasonably acceptable to the Administrative Agent and such Borrower. Notwithstanding any other provision of this Agreement, in the event any Lender shall request and receive such a promissory note, the interests represented by such note shall at all times (including after any assignment of all or part of such interests pursuant to Section 9.04) be represented by one or more promissory notes payable to the payee named therein or its registered assigns.
SECTION 2.05.
    Fees. (%3) Each Revolving Borrower, jointly and severally, agrees to pay to each Revolving Credit Lender, through the Administrative Agent, on the last Business Day of March, June, September and December in each year and on each date on which any Commitment of such Lender shall expire or be terminated as provided herein, a facility fee (the “Facility Fees”) in Dollars equal to 0.50% per annum on the daily amount of the Revolving Credit Commitment (whether used or unused) of such Lender during the preceding quarter (or other period commencing with the 2016 Restatement Date or ending with the Revolving Credit Maturity Date or the date on which the Commitments of such Lender shall expire or be terminated); provided that (i) if any Revolving Credit Exposure remains outstanding following any such expiration or termination of the Revolving Credit Commitments, the Facility Fees with respect to such Revolving Credit Exposure shall continue to accrue for so long as such Revolving Credit Exposure remains outstanding and shall be payable on demand and (ii) if any Revolving Credit Lender shall become a Defaulting Lender, the portion of such Facility Fee attributable to the unused amount of the Revolving Credit Commitment of such Defaulting Lender shall cease to accrue and shall not be payable hereunder for so long as such Revolving Credit Lender shall be a Defaulting Lender. All Facility Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days.
(a)
    Each Borrower agrees to pay to the Administrative Agent, for its own account and the accounts of its Affiliates referred to therein, the fees set forth in the Fee Letter at the times and in the amounts specified therein (the “Administrative Agent Fees”).
(b)
    Each Revolving Borrower agrees to pay to each Revolving Credit Lender (other than a Defaulting Lender), through the Administrative Agent, on the last Business Day of March, June, September and December of each year and on the date on which the Revolving Credit Commitment of such Lender shall be terminated as provided herein, a fee (the “L/C Participation Fees”) in Dollars calculated on such Lender’s Pro Rata Percentage of the daily aggregate L/C Exposure (excluding the portion thereof attributable to unreimbursed L/C Disbursements) during the preceding quarter (or shorter period commencing with the 2016 Restatement Date or ending with the Revolving Credit Maturity Date or the date on which all Letters of Credit have been canceled or have expired and the Revolving Credit Commitments of all Lenders shall have been terminated) at a rate per annum equal to the Applicable Margin from time to time used to determine the interest rate on Revolving Credit Borrowings comprised of Eurocurrency Loans pursuant to Section 2.06. Each Revolving Borrower agrees to pay to each Issuing Bank for its own account, the fronting, issuing and drawing fees specified from time to time by such Issuing Bank (the “Issuing Bank Fees”). All L/C Participation Fees and Issuing Bank Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days.
(c)
    All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the Lenders, except that the Issuing Bank Fees shall be paid directly to the applicable Issuing Bank. Once paid, none of the Fees shall be refundable under any circumstances.

SECTION 2.06.
    Interest on Loans. (%3) Subject to the provisions of Section 2.07, the Loans comprising each ABR Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, and calculated from and including the date of such Borrowing to but excluding the date of repayment thereof) at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin.
(b)
    Subject to the provisions of Section 2.07, the Loans comprising each Eurocurrency Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal to the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.
(c)
    Subject to the provisions of Section 2.07, the Loans comprising each FBR Borrowing shall bear interest (computed on the basis of the actual days elapsed over a year of 360 days, as the case may be) at a rate per annum equal to the Foreign Base Rate in effect for such Borrowing plus the Applicable Margin.
(d)
    Interest on each Loan shall be payable on the Interest Payment Dates applicable to such Loan except as otherwise provided in this Agreement. The applicable Alternate Base Rate, Foreign Base Rate or Adjusted LIBO Rate for each Interest Period or day within an Interest Period, as the case may be, shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.
SECTION 2.07.
    Default Interest. If any Borrower shall default in the payment of any principal of or interest on any Loan or any other amount due hereunder or under any other Loan Document, by acceleration or otherwise, until such defaulted amount shall have been paid in full, to the extent permitted by law, all overdue amounts outstanding under this Agreement and the other Loan Documents shall bear interest (after as well as before judgment), payable on demand, (a) in the case of overdue principal, at the rate otherwise applicable to such Loan pursuant to Section 2.06 plus 2.00% per annum and (b) with respect to all other overdue amounts, at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, when determined by reference to the Prime Rate and over a year of 360 days at all other times) equal to the rate that would be applicable to a Daily Rate U.S. Term Loan plus 2.00% per annum.
SECTION 2.08.
    Alternate Rate of Interest. In the event, and on each occasion, that on the day two Business Days prior to the commencement of any Interest Period for a Eurocurrency Borrowing the Administrative Agent shall have determined that deposits in the applicable currency in the principal amounts of the Loans comprising such Borrowing are not generally available in the applicable interbank market, or that the rates at which such deposits are being offered will not adequately and fairly reflect the cost to a majority in interest of the Lenders of the applicable Class of making or maintaining Eurocurrency Loans during such Interest Period, or that reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the EURIBO Rate, the Administrative Agent shall, as soon as practicable thereafter, give written or fax notice of such determination to each applicable Borrower and the applicable Lenders. In the event of any such determination, until the Administrative Agent shall have advised the Borrowers and the Lenders that the circumstances giving rise to such notice no longer exist, any request by a Borrower for a Eurocurrency Borrowing in the affected currency pursuant to Section 2.03 or 2.10 shall be deemed to be a request for a Daily Rate Borrowing in such currency. Each determination by the Administrative Agent under this Section 2.08 shall be conclusive absent manifest error.
SECTION 2.09.
    Termination and Reduction of Commitments. (%3) Any Incremental Term Loan Commitments shall terminate as provided in the related Incremental Assumption Agreement. The Revolving Credit Commitments shall automatically terminate on the Revolving Credit Maturity Date. The L/C Commitments shall automatically terminate on the earlier to occur of (i) the termination of the applicable Revolving Credit Commitments and (ii) the date 30 days prior to the Revolving Credit Maturity Date.
(a)
    Upon at least three Business Days’ prior irrevocable written or fax notice to the Administrative Agent, the applicable U.S. Borrowers or the applicable European Borrowers may at any time in whole permanently terminate, or from time to time in part permanently reduce, the Term Loan Commitments of any Class or the Revolving Credit Commitments extended to such Borrowers; provided, however, that (i) each partial reduction of any Term Loan Commitments or any Revolving Credit Commitments of any Class shall be in an integral multiple of the Borrowings Multiple and in a minimum amount equal to the Borrowing Minimum and (ii) the Total Revolving Credit Commitment shall not be reduced to an amount that is less than the Aggregate Revolving Credit Exposure (without taking into account Letters of Credit that have been cash collateralized or backstopped in a manner reasonably satisfactory to the Administrative Agent) at the time. Notwithstanding anything to the contrary contained in this Agreement, the applicable U.S. Borrowers and the applicable European Borrowers may rescind any notice of termination under this Section 2.09 if such termination would have resulted from a refinancing of all of the relevant Loans, which refinancing shall not be consummated or shall otherwise be delayed.
(b)
    Each reduction in the Term Loan Commitments or the Revolving Credit Commitments of a Class hereunder shall be made ratably among the Lenders in accordance with their respective Commitments of such Class. The U.S. Borrowers or the European Borrowers, as applicable, shall pay to the Administrative Agent for the account of the applicable Lenders, on the date of each termination or reduction, of any Revolving Credit Commitments, the Facility Fees on the amount of the Commitments so terminated or reduced accrued to but excluding the date of such termination or reduction.

SECTION 2.10.
    Conversion and Continuation of Borrowings. The applicable Borrowers shall have the right at any time upon prior irrevocable written notice to the Administrative Agent (a) not later than 12:00 (noon), New York City Time, three Business Days prior to the day of conversion or continuation, to (x) convert any Eurocurrency Borrowing denominated in Dollars into an ABR Borrowing or to continue any Eurocurrency Borrowing denominated in Dollars as a Eurocurrency Borrowing for an additional Interest Period, (y) convert any ABR Borrowing into a Eurocurrency Borrowing or (z) convert the Interest Period with respect to any Eurocurrency Borrowing denominated in Dollars to another permissible Interest Period and (b) not later than 12:00 (noon), New York City time, four Business Days prior to conversion or continuation, to (A) continue any Eurocurrency Borrowing denominated in a Designated Foreign Currency as a Eurocurrency Borrowing for an additional Interest Period or (B) convert the Interest Period with respect to any Eurocurrency Borrowing denominated in a Designated Foreign Currency to another permissible Interest Period, subject in each case to the following:
(i)
    [reserved];
(ii)
    each conversion or continuation shall be made pro rata among the Lenders in accordance with the respective principal amounts of the Loans comprising the converted or continued Borrowing;
(iii)
    if less than all the outstanding principal amount of any Borrowing shall be converted or continued, then each resulting Borrowing shall satisfy the limitations specified in Sections 2.02(a) and 2.02(b) regarding the principal amount and maximum number of Borrowings of the relevant Type;
(iv)
    each conversion shall be effected by each Lender and the Administrative Agent by recording for the account of such Lender the new Loan of such Lender resulting from such conversion and reducing the Loan (or portion thereof) of such Lender being converted by an equivalent principal amount; and accrued interest on any Eurocurrency Loan (or portion thereof) being converted shall be paid by the applicable Borrower at the time of conversion;
(v)
    if any Eurocurrency Borrowing is converted at a time other than the end of the Interest Period applicable thereto, the applicable Borrower shall pay, upon demand, any amounts due to the Lenders pursuant to Section 2.16;
(vi)
    any portion of a Borrowing maturing or required to be repaid in less than one month may not be converted into or continued as a Eurocurrency Borrowing;

(vii)
    any portion of a Eurocurrency Borrowing that cannot be converted into or continued as a Eurocurrency Borrowing by reason of the immediately preceding clause shall be automatically converted at the end of the Interest Period in effect for such Borrowing into a Daily Rate Borrowing;
(viii)
    no Interest Period may be selected for any Eurocurrency Term Borrowing that would end later than a Term Loan Repayment Date occurring on or after the first day of such Interest Period if, after giving effect to such selection, the aggregate outstanding amount of (A) the Eurocurrency Term Borrowings comprised of Term Loans or Other Term Loans, as applicable, with Interest Periods ending on or prior to such Term Loan Repayment Date and (B) the Daily Rate Term Borrowings comprised of Term Loans or Other Term Loans, as applicable, would not be at least equal to the principal amount of Term Borrowings to be paid on such Term Loan Repayment Date; and
(ix)
    upon notice to the Borrowers from the Administrative Agent given at the request of the Required Lenders, after the occurrence and during the continuance of an Event of Default, (A) no outstanding Loan (except, and subject to clause (C), Loans comprising a Borrowing denominated in a Designated Foreign Currency) may be converted into, or continued as, a Eurocurrency Loan, (B) each outstanding Eurocurrency Borrowing denominated in Dollars shall be automatically converted at the end of the Interest Period in effect for such Borrowing into an ABR Borrowing and (C) no Interest Period in excess of one month may be selected for any Borrowing denominated in a Designated Foreign Currency.
Each notice pursuant to this Section 2.10 shall be irrevocable and shall refer to this Agreement and specify (i) the identity and amount of the Borrowing that the applicable Borrower requests be converted or continued, (ii) whether such Borrowing is to be converted to or continued as a Eurocurrency Borrowing or an ABR Borrowing or, to the extent required by Section 2.10(vii), an FBR Borrowing, (iii) if such notice requests a conversion, the date of such conversion (which shall be a Business Day) and (iv) if such Borrowing is to be converted to or continued as a Eurocurrency Borrowing, the Interest Period with respect thereto. If no Interest Period is specified in any such notice with respect to any conversion to or continuation as a Eurocurrency Borrowing, the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration. The Administrative Agent shall advise the applicable Lenders of any notice given pursuant to this Section 2.10 and of each such Lender’s portion of any converted or continued Borrowing. If the applicable Borrower shall not have given notice in accordance with this Section 2.10 to continue any Borrowing into a subsequent Interest Period (and shall not otherwise have given notice in accordance with this Section 2.10 to convert such Borrowing), such Borrowing shall, at the end of the Interest Period applicable thereto (unless repaid pursuant to the terms hereof), (i) in the case of a Borrowing denominated in Dollars, automatically be continued as an ABR Borrowing and (ii) in the case of a Borrowing denominated in a Designated Foreign Currency, automatically be continued as a new Eurocurrency Borrowing with an Interest Period of one month.

SECTION 2.11.
    Repayment of Term Borrowings. (%3) (%4)  The U.S. Borrowers shall pay to the Administrative Agent, for the account of the U.S. Term Lenders, on the last Business Day of each calendar quarter ending after the 2016 Restatement Date (commencing with the first full calendar quarter following the 2016 Restatement Date), a principal amount of the U.S. Term Loans (as adjusted from time to time pursuant to Sections 2.12, 2.13(f) and 2.23(d)) equal to 0.25% of the aggregate principal amount of the U.S. Term Loans outstanding on the 2016 Restatement Date.
(i)
    The European Borrowers shall pay to the Administrative Agent, for the account of the European Term Lenders, on the last Business Day of each calendar quarter following the 2016 Restatement Date (commencing with the first full calendar quarter following the 2016 Restatement Date), a principal amount of the European Term Loans (as adjusted from time to time pursuant to Sections 2.12, 2.13(f) and 2.23(d)) equal to 0.25% of the aggregate principal amount of the European Term Loans outstanding on the 2016 Restatement Date.
(ii)
    [Reserved].
(iii)
    Except with respect to the Term Loans described in the preceding clauses of this Section 2.11(a), the applicable Term Borrower or Term Borrowers shall pay to the Administrative Agent, for the account of the Incremental Term Lenders, on each Incremental Term Loan Repayment Date, a principal amount of the Other Term Loans (as adjusted from time to time pursuant to Sections 2.12 and 2.13(f)) equal to the amount set forth for such date in the applicable Incremental Assumption Agreement, together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment.
(b)
    To the extent not previously paid, all Term Loans and Other Term Loans shall be due and payable on the European Term Loan Maturity Date, the U.S. Term Loan Maturity Date or the Incremental Term Loan Maturity Date, as the case may be, applicable to such Class of Term Loans or Other Term Loans, together with accrued and unpaid interest on the principal amount to be paid to but excluding the date of payment.
(c)
    All repayments pursuant to this Section 2.11 shall be subject to Section 2.16, but shall otherwise be without premium or penalty.
SECTION 2.12.
    Voluntary Prepayment. (%3) The Borrowers shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, following written or fax notice (or telephone notice promptly confirmed by written or fax notice) to the Administrative Agent not later than 12:00 (noon), New York City time, (i) three Business Days prior to the date of prepayment, in the case of

Eurocurrency Loans denominated in Dollars, (ii) four Business Days prior to the date of prepayment, in the case of Eurocurrency Loans denominated in a Designated Foreign Currency and (iii) one Business Day prior to the date of prepayment, in the case of ABR Loans; provided, however, that (x) each partial prepayment shall be in an amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum and (y) at the applicable Borrower’s election in connection with any prepayment of Revolving Loans pursuant to this Section 2.12(a), such prepayment may not, so long as no Event of Default then exists, be applied to any Revolving Loan of a Defaulting Lender.
(a)
    Notwithstanding anything to the contrary contained in this Section 2.12 or any other provision of this Agreement and without otherwise limiting the rights in respect of prepayments of the Loans, so long as no Event of Default has occurred and is continuing, Holdings, any Borrower or any of their Subsidiaries (each, a “Repurchaser”) may repurchase outstanding Term Loans pursuant to this Section 2.12 on the following basis:
(i)
    The Repurchaser may conduct one or more auctions (each, an “Auction”) to repurchase all or any portion of the Term Loans of any Class by providing written notice to the Administrative Agent (for distribution to the Term Lenders of the related Class) identifying the Term Loans that will be the subject of the Auction (an “Auction Notice”). Each Auction Notice shall be in a form reasonably acceptable to the Administrative Agent and shall contain (x) the total cash value of the bid, in a minimum amount of $10,000,000 or €10,000,000, as the case may be, with minimum increments of $1,000,000 or €1,000,000, as the case may be (the “Auction Amount”) and (y) the discount to par, which shall be a range (the “Discount Range”) of percentages of the par principal amount of the Term Loans at issue that represents the range of purchase prices that could be paid in the Auction;
(ii)
    In connection with any Auction, each Term Lender of the related Class may, in its sole discretion, participate in such Auction and may provide the Administrative Agent with a notice of participation (the “Return Bid”) which shall be in a form reasonably acceptable to the Administrative Agent and shall specify (x) a discount to par that must be expressed as a price (the “Reply Discount”), which must be within the Discount Range, and (y) a principal amount of Term Loans which must be in increments of $1,000,000 or €1,000,000, as the case may be, or in an amount equal to the Term Lender’s entire remaining amount of such Term Loans (the “Reply Amount”). Term Lenders may only submit one Return Bid per Auction. In addition to the Return Bid, the participating Term Lender must execute and deliver, to be held in escrow by the Administrative Agent, an Assignment and Acceptance in a form reasonably acceptable to the Administrative Agent;
(iii)
    Based on the Reply Discounts and Reply Amounts received by the Administrative Agent, the Administrative Agent, in consultation with the Repurchaser, will determine the applicable discount (the “Applicable Discount”) for the Auction, which will be the lowest

Reply Discount for which the Repurchaser can complete the Auction at the Auction Amount; provided that, in the event that the Reply Amounts are insufficient to allow the Repurchaser to complete a purchase of the entire Auction Amount (any such Auction, a “Failed Auction”), the Repurchaser shall either, at its election, (x) withdraw the Auction or (y) complete the Auction at an Applicable Discount equal to the highest Reply Discount. The Repurchaser shall purchase Term Loans subject to such Auctions (or the respective portions thereof) from each applicable Term Lender with a Reply Discount that is equal to or greater than the Applicable Discount (“Qualifying Bids”) at the Applicable Discount; provided, further, that if the aggregate proceeds required to purchase all Term Loans subject to Qualifying Bids would exceed the Auction Amount for such Auction, the Repurchaser shall purchase such Term Loans at the Applicable Discount ratably based on the principal amounts of such Qualifying Bids (subject to rounding requirements specified by the Administrative Agent). Each participating Term Lender will receive notice of a Qualifying Bid as soon as reasonably practicable but in no case later than five Business Days from the date the Return Bid was due;
(iv)
    Once initiated by an Auction Notice, the Repurchaser may not withdraw an Auction other than a Failed Auction. Furthermore, in connection with any Auction, upon submission by a Term Lender of a Qualifying Bid, such Term Lender (each, a “Qualifying Lender”) will be obligated to sell the entirety or its allocable portion of the Reply Amount, as the case may be, at the Applicable Discount;
(v)
    With respect to all repurchases made by the Repurchaser pursuant to this Section 2.12(b), such repurchases shall be deemed to be voluntary prepayments pursuant to this Section 2.12 in an amount equal to the aggregate principal amount of such Term Loans; provided that such repurchases shall not be subject to the provisions of Section 2.12(a), Section 2.17 and Section 2.18; and
(vi)
    The repurchases by the Repurchaser of Term Loans pursuant to this Section 2.12(b) shall be subject to the following conditions: (v) the Auction is open to all Term Lenders of the applicable Class on a pro rata basis, (w) no Default or Event of Default has occurred or is continuing or would result therefrom, (x) any Term Loans repurchased pursuant to this Section 2.12(b) shall be automatically and permanently canceled upon acquisition thereof by the Repurchaser, (y) the Repurchaser shall not use the proceeds of Revolving Loans (including Incremental Revolving Loans) to acquire such Term Loans and (z) at the time of (and calculated on a pro forma basis after giving effect to) any such repurchase, the Aggregate Revolving Credit Exposure (excluding any outstanding L/C Exposure) shall not exceed unrestricted cash and cash equivalents on hand of Holdings and the Subsidiaries.
(vii)
    Each Lender participating in any Auction acknowledges and agrees that in connection with such Auction, (x) the Repurchaser may then have, or later may come into possession of, Excluded Information, (y) such Lender has independently and, without reliance on Holdings, the Borrowers, any of the other Subsidiaries, the Administrative Agent or any of their respective Affiliates, made its own analysis and determination to participate in such Auction notwithstanding such Lender’s lack of knowledge of the Excluded Information and (z) none of Holdings, the Borrowers, any other Subsidiary, the Administrative Agent, or any of their respective Affiliates shall have any liability to such Lender, and such Lender hereby waives and releases, to the extent permitted by law, any claims such Lender may have against Holdings, the Borrowers, the other Subsidiaries, the Administrative Agent, and their respective Affiliates, under applicable laws or otherwise, with respect to the nondisclosure of the Excluded Information. Each Lender participating in any Auction further acknowledges that the Excluded Information may not be available to the Administrative Agent or the other Lenders.
(b)
    Voluntary prepayments of Term Loans pursuant to Section 2.12(a) shall be allocated among the Classes of Term Loans as specified by the applicable Term Borrower or Term Borrowers and shall be applied against the remaining scheduled installments of principal due in respect of the Term Loans of any such Class under Section 2.11 as specified by the applicable Term Borrower or Term Borrowers.
(c)
    Each notice of prepayment shall specify the prepayment date and the principal amount of each Borrowing (or portion thereof) to be prepaid, shall be irrevocable (provided that such notice may be conditioned on receiving the proceeds of any refinancing or the occurrence of any other event) and shall commit the applicable Borrower to prepay such Borrowing by the amount stated therein on the date stated therein; provided, however, that if such prepayment is for all of the then outstanding Loans of a Class, then the applicable Borrower may revoke such notice and/or extend the prepayment date; provided further, however, that the provisions of Section 2.16 shall apply with respect to any such revocation or extension. All prepayments under Section 2.12(a) shall be subject to Sections 2.12(e), 2.12 (f) and 2.16, but shall otherwise be without premium or penalty. All prepayments under Section 2.12(a) (other than prepayments of Daily Rate Revolving Loans that are not made in connection with the termination or permanent reduction of the applicable Revolving Credit Commitments) shall be accompanied by accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of payment.
(d)
    If, prior to the date that is six months after the 2016 Restatement Date, (i) all or any portion of the European Term Loans or the U.S. Term Loans are prepaid out of the proceeds of a substantially concurrent issuance or incurrence of secured term loans that are marketed or syndicated to banks and other institutional investors and the effective yield (as determined by the Administrative Agent in consultation with Holdings and in a manner consistent with generally accepted financial practice and, in any event, excluding the effect of any arrangement, structuring, syndication, commitment or other fees in connection therewith that are not shared with all providers of such financing, and without taking into account any fluctuations in the Adjusted LIBO Rate or the EURIBO Rate) of such secured term loan financing is less than the yield (as determined by the Administrative Agent on the same basis) of the European Term Loans or the U.S. Term Loans, as the case may be, or (ii) a European Term Lender or a U.S. Term Lender must assign its European Term Loans or U.S. Term Loans, as the case may be, pursuant to Section 2.21, in each case as a result of its failure to consent to an amendment that would reduce (as determined by the Administrative Agent in consultation with Holdings) any of the interest rate margins (or other pricing-related terms) then in effect with respect to such European Term Loans or U.S. Term Loans, as the case may be, then in each case the aggregate principal amount so prepaid or assigned will be subject to a fee payable by the European Borrowers, in the case of European Term Loans, or the U.S. Borrowers, in the case of U.S. Term Loans, in each case equal to 1.0% of the principal amount thereof; provided that this Section 2.12(e) shall not apply to any prepayment of the Term Loans upon the occurrence of a Change in Control.
SECTION 2.13.
    Mandatory Prepayments. (%3) In the event of any termination of all the Revolving Credit Commitments, the Revolving Borrowers shall, on the date of such termination, repay or prepay all outstanding Revolving Credit Borrowings and replace or cause to be canceled (or cash collateralize or backstop pursuant to arrangements satisfactory to the Administrative Agent and each Issuing Bank) all outstanding Letters of Credit issued by each such Issuing Bank. If, after giving effect to any partial reduction of the Revolving Credit Commitments or at any other time (including on any Calculation Date), the Aggregate Revolving Credit Exposure would exceed the Total Revolving Credit Commitment, then the Revolving Borrowers shall, on the date of such reduction or at such other time, repay or prepay Revolving Credit Borrowings and, after the Revolving Credit Borrowings shall have been repaid or prepaid in full, replace or cause to be canceled (or cash collateralize or backstop pursuant to arrangements satisfactory to the Administrative Agent and such Issuing Bank) Letters of Credit issued by each such Issuing Bank in an amount sufficient to eliminate such excess.
(a)
    Not later than the Asset Sale Prepayment Date with respect to any Asset Sale, the Borrowers shall apply an amount equal to 100% of the Net Cash Proceeds received with respect thereto to prepay outstanding Term Loans in accordance with Section 2.13(f); provided that (i) no such prepayment will be required until the Net Cash Proceeds in respect of Asset Sales received from and after the time of the immediately preceding prepayment under this clause (b) (or if no such prepayments have yet occurred since the 2016 Restatement Date, from the 2016 Restatement Date) exceeds $100,000,000 (or, if an asset sale offer or prepayment is required at a lower threshold under the definitive documentation governing any Material Indebtedness, such lower threshold) and (ii) with respect to the Net Cash Proceeds of any Asset Sale, to the extent any applicable Senior Secured Note Indenture requires the Borrowers to prepay or make an offer to purchase Senior Secured Notes with Liens on the Collateral ranking pari passu with the Liens securing the Bank Obligations with the proceeds of such Asset

Sale, the Net Cash Proceeds to be applied to prepay outstanding Term Loans pursuant to this clause (b) shall be reduced by an amount equal to the product of (1) the amount of such Net Cash Proceeds and (2) a fraction, the numerator of which is the outstanding principal amount of the Senior Secured Notes with a Lien on the Collateral ranking pari passu with the Liens securing the Bank Obligations and with respect to which such a requirement to prepay or make an offer to purchase exists and the denominator of which is the sum of the outstanding principal amount of such Senior Secured Notes and the outstanding principal amount of Term Loans.
(b)
    No later than the earlier of (i) 90 days after the end of each fiscal year of Holdings, commencing with the fiscal year ending on December 31, 2016, and (ii) the date that is 10 days following the date on which the financial statements with respect to such period are delivered pursuant to Section 5.04(a), the Borrowers shall prepay outstanding Term Loans in accordance with Section 2.13(f) in an aggregate principal amount equal to (A) (x) if the Senior Secured First Lien Leverage Ratio at the end of such period shall have been greater than 3.0 to 1.0, 50% of Excess Cash Flow for the fiscal year then ended and (y) if the Senior Secured First Lien Leverage Ratio at the end of such period shall have been less than or equal to 3.0 to 1.0 and greater than 2.5 to 1.0, 25% of Excess Cash Flow for the fiscal year then ended (it being understood that no prepayment pursuant to this Section 2.13(c) shall be required in respect of the fiscal year then ended if the Senior Secured First Lien Leverage Ratio at the end of such period shall have been less than or equal to 2.5 to 1.0), in each case minus (B) Voluntary Prepayments and prepayments of Revolving Loans under Section 2.12(a) during such fiscal year but only to the extent that the Indebtedness so prepaid by its terms cannot be reborrowed or redrawn and such prepayments are not made with funds received in connection with a refinancing of all or any portion of such Indebtedness minus (C) the amount of cash used to make permanent voluntary prepayments, repurchases or redemptions, as the case may be, of Term Loans pursuant to Section 2.12(b) or 9.04(m) or of Senior Secured Notes (and the repayment or redemption of Senior Secured Notes upon the maturity thereof) during such fiscal year but only to the extent that the Term Loans and Senior Secured Notes so prepaid, repaid, repurchased or redeemed, as the case may be, by their terms cannot be reborrowed, redrawn or resold and such prepayments, repayments, repurchases or redemptions are not made with funds received in connection with a refinancing of all or any portion of such Term Loans and Senior Secured Notes; provided that the Borrowers may use a portion of such Excess Cash Flow to prepay Senior Secured Notes in the form of senior secured loans with Liens on the Collateral ranking pari passu with the Liens securing the Bank Obligations to the extent the definitive documentation in respect of any such Senior Secured Notes requires the Borrowers to prepay such Senior Secured Notes with such Excess Cash Flow (and, for the avoidance of doubt, the amount of Excess Cash Flow required to be applied in prepayment of the Term Loans pursuant to this Section 2.13(c) shall be reduced by such portion), in each case in an amount not to exceed the product of (1) the amount of such Excess Cash Flow and (2) a fraction, the numerator of which is the outstanding principal amount of such Senior Secured Notes with respect to which such a requirement to prepay exists and the denominator of which is the sum of the outstanding principal amount of such Senior Secured Notes and the outstanding principal amount of Term Loans.
(c)
    In the event that any Loan Party or any Subsidiary of a Loan Party shall receive Net Cash Proceeds from the issuance or incurrence of Indebtedness for money borrowed of any Loan Party or any Subsidiary of a Loan Party (other than any cash proceeds from Indebtedness permitted by Section 6.01), the Borrowers shall, substantially simultaneously with (and in any event not later than the fourth Business Day next following) the receipt of such Net Cash Proceeds by such Loan Party or such Subsidiary, apply an amount equal to 100% of such Net Cash Proceeds to prepay outstanding Term Loans in accordance with Section 2.13(f).
(d)
    Notwithstanding the foregoing, Holdings (in its sole discretion) may give each Term Lender the option (in its sole discretion) to elect, by written notice to the Administrative Agent at the time and in the manner specified by the Administrative Agent in consultation with Holdings, to decline all (but not less than all) of any mandatory prepayment of its Term Loans pursuant to this Section 2.13 (such declined amounts, the “Declined Proceeds”). Any Declined Proceeds may be retained by the Borrowers and will be added to the Available Amount.
(e)
    Subject to Section 2.13(e), mandatory prepayments of outstanding Term Loans under this Agreement shall be allocated pro rata to each Class of Term Loans and applied to the remaining scheduled installments of principal due pursuant to clauses (i), (ii) and (iv) of Section 2.11(a) as directed by the applicable Borrower (and absent any such direction, in direct order of maturity against the remaining scheduled installments of principal due).
(f)
    Each applicable Borrower shall deliver to the Administrative Agent, at the time of each prepayment required under this Section 2.13, (i) a certificate signed by a Financial Officer of such Borrower setting forth in reasonable detail the calculation of the amount of such prepayment and (ii) at least four Business Days prior irrevocable written notice of such prepayment, which notice, in the case of any prepayments required under Section 2.13(b) or Section 2.13(d), may be conditioned upon the receipt by Holdings or a Subsidiary of the Net Cash Proceeds referred to therein or the occurrence of any other event. Each notice of prepayment shall specify the prepayment date, the Class and Type of each Loan being prepaid and the principal amount of each Loan (or portion thereof) to be prepaid. All prepayments of Borrowings under this Section 2.13 shall be subject to Sections 2.13(f) and 2.16, but shall otherwise be without premium or penalty, and shall be accompanied by accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of payment.

(g)
    Notwithstanding the foregoing provisions, to the extent that repatriating any or all of the Net Cash Proceeds from any Asset Sale or Excess Cash Flow attributable to a Foreign Subsidiary (x) would result in material adverse tax consequences to Holdings or any Subsidiary or (y) is prohibited or delayed by applicable local law from being repatriated to any jurisdiction that would enable such amounts to be applied to prepayment pursuant to this Section 2.13 (in the case of the foregoing clauses (x) and (y), as reasonably determined by Holdings in good faith, which determination shall be conclusive), the portion of such Net Cash Proceeds or Excess Cash Flow so affected will not be required to be applied in compliance with the foregoing provisions, and such amounts may be retained by the applicable Foreign Subsidiary or invested in, distributed to or otherwise transferred to any other Foreign Subsidiary; provided, however, that, in the case of this clause (y), if the Net Cash Proceeds or Excess Cash Flow the repatriation of which is prohibited or delayed by applicable local law exceeds $10.0 million, Holdings shall take commercially reasonable efforts to cause the applicable Foreign Subsidiary to take all actions reasonably required by the applicable local law, applicable organizational impediments or other impediment to permit such repatriation, and if such repatriation of any of such affected Net Cash Proceeds or Excess Cash Flow can be achieved such repatriation will be promptly effected and such repatriated Net Cash Proceeds or Excess Cash Flow will be applied (whether or not repatriation actually occurs), in compliance with the foregoing provisions (A) in the case of Excess Cash Flow, within 10 Business Days thereafter and (B) in the case of Net Cash Proceeds from Any Asset Sale, within the time periods specified in Section 2.13(b) above (measured from the date such Net Cash Proceeds can be repatriated, whether or not such repatriation actually occurs).
SECTION 2.14.
    Reserve Requirements; Change in Circumstances.

(%3) Notwithstanding any other provision of this Agreement, if any Change in Law shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of or credit extended by any Lender or any Issuing Bank (except any such reserve requirement which is reflected in the Adjusted LIBO Rate) or shall impose on such Lender or such Issuing Bank or the applicable interbank market any other condition (including, in each case, the imposition of Taxes other than (and excluding) Taxes (i) imposed on any payment made pursuant to this Agreement, (ii) measured by net income or profits, franchise, branch profits or similar Taxes or (iii) arising under FATCA) affecting this Agreement or Eurocurrency Loans made by such Lender or any Letter of Credit or participation therein, and the result of any of the foregoing shall be to increase the cost to such Lender or such Issuing Bank of making or maintaining any Eurocurrency Loan or increase the cost to any Lender or any Issuing Bank of issuing or maintaining any Letter of Credit or purchasing or maintaining a participation therein or to reduce the amount of any sum received or receivable by such Lender or such Issuing Bank hereunder (whether of principal, interest or otherwise) by an amount deemed by such Lender or such Issuing Bank to be material, then the U.S. Borrowers or the European Borrowers, as applicable, will pay to such Lender or such Issuing Bank, as the case may be, upon demand such additional amount or amounts as will compensate such Lender or such Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.
(a)
    If any Lender or any Issuing Bank shall have reasonably determined that any Change in Law regarding capital adequacy has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made or participations in Letters of Credit purchased by such Lender pursuant hereto or the Letters of Credit issued by such Issuing Bank pursuant hereto to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy) by an amount deemed by such Lender or such Issuing Bank to be material, then from time to time the U.S. Borrowers or European Borrowers, as applicable, shall pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.
(b)
    If any Lender or Issuing Lender becomes entitled to claim any additional amounts pursuant to paragraph (a) or (b) above, it shall provide prompt notice thereof to the applicable Borrower, through the Administrative Agent, certifying (i) that one of the events described in paragraph (a) or (b) has occurred and describing in reasonable detail the nature of such event, (ii) as to the increased cost or reduced amount resulting from such event and (iii) as to the additional amount demanded by such Lender or Issuing Lender and a reasonably detailed explanation of the calculation thereof. Such a certificate shall be conclusive absent manifest error. The applicable Borrower or Borrowers shall pay such Lender or such Issuing Bank the amount shown as due on any such certificate delivered by it within 30 days after its receipt of the same.
(c)
    Failure or delay on the part of any Lender or any Issuing Bank to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that no Borrower shall be under any obligation to compensate any Lender or any Issuing Bank under paragraph (a) or (b) above with respect to increased costs or reductions with respect to any period prior to the date that is 120 days prior to such request if such Lender or such Issuing Bank knew or could reasonably have been expected to know of the circumstances giving rise to such increased costs or reductions and of the fact that such circumstances would result in a claim for increased compensation by reason of such increased costs or reductions; provided further that the foregoing limitation shall not apply to any increased costs or reductions arising out of the retroactive application of any Change in Law within such 120-day period. The protection of this Section shall be available to each Lender and each Issuing Bank regardless of any possible contention of the invalidity or inapplicability of the Change in Law that shall have occurred or been imposed.
SECTION 2.15.
    Change in Legality. (%3) Notwithstanding any other provision of this Agreement, if any Change in Law shall make it unlawful for any Lender to make or maintain any Eurocurrency Loan or to give effect to its obligations as contemplated hereby with respect to any Eurocurrency Loan, then, by written notice to the applicable Borrowers and to the Administrative Agent:
(i)
    such Lender may declare that Eurocurrency Loans will not thereafter (for the duration of such unlawfulness) be made by such Lender hereunder (or be continued for additional Interest Periods) and Daily Rate Loans will not thereafter (for such duration) be converted into Eurocurrency Loans, whereupon any request for a Eurocurrency Borrowing (or to convert a Daily Rate Borrowing to a Eurocurrency Borrowing or to continue a Eurocurrency Borrowing for an additional Interest Period) shall, as to such Lender only, be deemed a request for a Daily Rate Loan (or a request to continue a Daily Rate Loan as such for an additional Interest Period or to convert a Eurocurrency Loan into a Daily Rate Loan, as the case may be), unless such declaration shall be subsequently withdrawn; and
(ii)
    such Lender may require that all outstanding Eurocurrency Loans made by it be converted to Daily Rate Loans, in which event all such Eurocurrency Loans shall be automatically converted to Daily Rate Loans as of the effective date of such notice as provided in paragraph (b) below.
In the event any Lender shall exercise its rights under (i) or (ii) above, all payments and prepayments of principal that would otherwise have been applied to repay the Eurocurrency Loans that would have been made by such Lender or the converted Eurocurrency Loans of such Lender shall instead be applied to repay the Daily Rate Loans made by such Lender in lieu of, or resulting from the conversion of, such Eurocurrency Loans.
(b)
    For purposes of this Section 2.15, a notice to the applicable Borrowers by any Lender shall be effective as to each Eurocurrency Loan made by such Lender, if lawful, on the last day of the Interest Period then applicable to such Eurocurrency Loan; in all other cases such notice shall be effective on the date of receipt by such Borrowers.
SECTION 2.16.
    Breakage. The applicable Borrowers shall indemnify each Lender against any loss or expense that such Lender may sustain or incur as a consequence of (a) any event, other than a default by such Lender in the performance of its obligations hereunder, which results in (i) such Lender receiving or being deemed to receive any amount on account of the principal of any Eurocurrency

Loan prior to the end of the Interest Period in effect therefor, (ii) the conversion of any Eurocurrency Loan to a Daily Rate Loan, or the conversion of the Interest Period with respect to any Eurocurrency Loan, in each case other than on the last day of the Interest Period in effect therefor, or (iii) any Eurocurrency Loan to be made by such Lender (including any Eurocurrency Loan to be made pursuant to a conversion or continuation under Section 2.10) not being made after notice of such Loan shall have been given by the applicable Borrower hereunder (any of the events referred to in this clause (a) being called a “Breakage Event”) or (b) any default in the making of any payment or prepayment of Eurocurrency Loans after a Borrower has given notice thereof in accordance with the provisions of this Agreement. In the case of any Breakage Event, such loss shall include an amount equal to the excess, as reasonably determined by such Lender, of (i) its cost of obtaining funds for the Eurocurrency Loan that is the subject of such Breakage Event for the period from the date of such Breakage Event to the last day of the Interest Period in effect (or that would have been in effect) for such Loan over (ii) the amount of interest likely to be realized by such Lender (as reasonably determined by such Lender) in redeploying the funds released or not utilized by reason of such Breakage Event for such period. A reasonably detailed certificate of any Lender setting forth any amount or amounts which such Lender is entitled to receive pursuant to this Section 2.16 shall be delivered to the applicable Borrowers and shall be conclusive absent manifest error.
SECTION 2.17.
    Pro Rata Treatment. Subject to the express provisions of this Agreement which require, or permit, differing payments to be made to non-Defaulting Lenders as opposed to Defaulting Lenders, and except for prepayments of Term Loans made in accordance with Section 2.12(b) and as required under Section 2.15, each Borrowing, each payment or prepayment of principal of any Borrowing, each payment of interest on the Loans, each payment of the Facility Fees, each reduction of the Term Loan Commitments or the Revolving Credit Commitments and each conversion of any Borrowing to or continuation of any Borrowing as a Borrowing of any Type shall be allocated pro rata among the Lenders in accordance with their respective applicable Commitments (or, if such Commitments shall have expired or been terminated, in accordance with the respective principal amounts of their outstanding Loans). Each Lender agrees that in computing such Lender’s portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender’s percentage of such Borrowing to the next higher or lower whole Dollar or Designated Foreign Currency amount.
SECTION 2.18.
    Sharing of Setoffs. Each Lender agrees that if it shall, through the exercise of a right of banker’s lien, setoff or counterclaim against any Borrower or any other Loan Party, or pursuant to a secured claim under Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, obtain payment (voluntary or involuntary) in respect of any Loan or Loans or L/C Disbursement as a result of which the unpaid principal portion of its Loans and participations in L/C Disbursements shall be proportionately less than the unpaid principal portion of the Loans and participations in L/C Disbursements of any other Lender, it shall be deemed simultaneously to have purchased from such other Lender at face value, and shall promptly pay to such other Lender the purchase price for, a participation in the Loans and L/C Exposure of such other Lender, so that the aggregate unpaid principal amount of the Loans and L/C Exposure and participations in Loans and L/C Exposure held by each Lender shall be in the same proportion to the aggregate unpaid principal amount of all Loans and L/C Exposure then outstanding as the principal amount of its Loans and L/C Exposure prior to such exercise of banker’s lien, setoff or counterclaim or other event was to the principal amount of all Loans and L/C Exposure outstanding prior to such exercise of banker’s lien, setoff or counterclaim or other event; provided, however, that (i) if any such purchase or purchases or adjustments shall be made pursuant to this Section 2.18 and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustment restored without interest, and (ii) the provisions of this Section 2.18 shall not be construed to apply to any payment made by any Loan Party pursuant to and in accordance with the express terms of this Agreement (including prepayments received pursuant to Section 2.12(b)) or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant. The Borrowers and Holdings expressly consent to the foregoing arrangements and agree that any Lender holding a participation in a Loan or L/C Disbursement deemed to have been so purchased may exercise any and all rights of banker’s lien, setoff or counterclaim with respect to any and all moneys owing by any Borrower and Holdings to such Lender by reason thereof as fully as if such Lender had made a Loan directly to such Borrower in the amount of such participation.
SECTION 2.19.
    Payments. (%3) The Borrowers shall make each payment (including principal of or interest on any Borrowing or any L/C Disbursement or any Fees or other amounts) hereunder and under any other Loan Document (i) with respect to any Eurocurrency Borrowings denominated in Dollars or ABR Borrowings not later than 12:00 (noon), New York City time and (ii) with respect to any Eurocurrency Borrowings denominated in any Designated Foreign Currency or FBR Borrowings, not later than 8:00 a.m., New York City time, on the date when due in immediately available funds, without setoff, defense or counterclaim. Each such payment (other than Issuing Bank Fees, which shall be paid directly to the applicable Issuing Bank) shall be made to the Administrative Agent at its offices at: in the case of the Administrative Agent, Eleven Madison Avenue, New York, NY 10010. All payments received by the Administrative Agent after (i) 12:00 (noon), New York City time, with respect to Eurocurrency Borrowings denominated in Dollars or ABR Borrowings, or (ii) 8:00 a.m., New York City time, with respect to Eurocurrency Borrowings denominated in any Designated Foreign Currency or FBR Borrowings, shall be deemed received on the next Business Day (in the Administrative Agent’s sole discretion) and any applicable interest shall continue to accrue. The Administrative Agent shall promptly distribute to each Lender any payments received by the Administrative Agent on behalf of such Lender.
(a)
    Except as otherwise expressly provided herein, whenever any payment (including principal of or interest on any Borrowing or any Fees or other amounts) hereunder or under any other Loan Document shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or Fees, if applicable.

(b)
    The obligations of the U.S. Borrowers hereunder and under the other Loan Documents shall be joint and several. The obligations of the Revolving Borrowers hereunder and under the other Loan Documents shall be joint and several. The obligations of the European Borrowers hereunder and under the other Loan Documents shall be joint and several.
SECTION 2.20.
    Taxes. (%3) Except as required by applicable law (as modified by the practice then in effect of any Governmental Authority), any and all payments by or on account of any obligation of a Borrower or any other Loan Party hereunder or under any other Loan Document shall be made free and clear of and without withholding or deduction for any Taxes; provided that if any Borrower or any other Loan Party shall be required by applicable law to withhold or deduct any Taxes from such payments, then (i) such Borrower or such other Loan Party shall make such withholdings or deductions, (ii) such Borrower or such other Loan Party shall pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with applicable law and (iii) if such Taxes are Indemnified Taxes, the amount payable by the applicable Borrower or any Loan Party shall be increased as necessary so that, net of all required withholdings and deductions for Indemnified Taxes (including withholdings and deductions applicable to additional amounts payable under this Section 2.20), the applicable Recipient receives the amount it would have received had no such withholdings or deductions, as the case may be, been made.
(a)
    In addition, the applicable Borrower or any Loan Party shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
(b)
    The Borrowers and any Loan Party shall, jointly and severally, indemnify each Recipient, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes paid by the applicable Recipient on or with respect to any payment by or on account of any obligation of any Borrower or any other Loan Party hereunder or under any other Loan Document (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth the amount of such payment or liability delivered to the Borrowers by a Recipient on behalf of itself or another Recipient shall be conclusive absent manifest error.
(c)
    As soon as practicable after any payment of Indemnified Taxes by any Borrower or any other Loan Party to a Governmental Authority, such Borrower or such other Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(d)
    Each Recipient shall deliver to any Borrower or any other Loan Party (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by such Borrower, such other Loan Party or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law, if any, as will (i) permit payments hereunder or under any other Loan Document to be made without, or at a reduced rate of, withholding Tax or (ii) enable such Borrower, such other Loan Party or the Administrative Agent to determine whether or not such Recipient is subject to backup withholding or information reporting requirements, but only, in each case, if such Recipient is legally entitled to do so.
(e)
    Notwithstanding anything to the contrary in this Section 2.20, in the case of any withholding Tax, the completion, execution and submission of such documentation shall not be required if, in the Recipient’s judgment, such completion, execution or submission would subject such Recipient to any material, unreimbursed out-of-pocket cost or expense or would materially prejudice the legal or commercial position of such Recipient; provided, however, that this Section 2.20(f) shall not apply to documentation described in Section 2.20(g)(i)-(v).
(f)
    Without limiting the generality of the foregoing hereunder or the provisions of any other Loan Document, each U.S. Recipient shall deliver to the U.S. Borrowers and Administrative Agent two copies (or such other number of copies as shall be requested by the recipient) on or prior to the date on which such Person becomes a U.S. Recipient, as the case may be, under this Agreement (and from time to time thereafter when a previously provided form becomes obsolete or invalid, but only if such Person is legally entitled to do so), of whichever of the following is applicable:
(i)
    in the case of a U.S. Recipient claiming the benefits of an income tax treaty to which the United States of America is a party, (A) with respect to payments of interest under this Agreement or any Loan Document, IRS Form W‑8BEN or W‑8BEN‑E, as applicable, establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (B) with respect to all other payments under this Agreement or any Loan Document, IRS Form W‑8BEN or W‑8BEN‑E, as applicable, establishing an exemption from U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(ii)
    in the case of a U.S. Recipient for whom payments under this Agreement or any Loan Document constitute income that is effectively connected with such U.S. Recipient’s conduct of a trade or business in the United States, duly completed copies of IRS Form

W-8ECI and, in the case of the Administrative Agent, also deliver two duly completed copies of IRS Form W-8IMY certifying that it is a “U.S. branch” and that the payments it receives for the account of others are not effectively connected with the conduct of its trade or business in the United States and that it is using such form as evidence of its agreement with the U.S. Borrowers to be treated as a U.S. person with respect to such payments (and the U.S. Borrowers and Administrative Agent agree to so treat the Administrative Agent as a U.S. person with respect to such payments), with the effect that the U.S. Borrowers can make payments to the Administrative Agent without deduction or withholding of any Taxes imposed by the United States,
(iii)
    in the case of a U.S. Recipient claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such U.S. Recipient is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code or (D) conducting a trade or business in the United States with which the relevant interest payments are effectively connected and (y) duly completed copies of IRS Form W-8BEN, or W‑8BEN‑E, as applicable;
(iv)
    in the case of a U.S. Recipient that is a U.S. person within the meaning of section 7701(a)(30) of the Code, duly completed copies of Internal Revenue Service Form W-9;
(v)
    to the extent a U.S. Recipient is not a U.S. person within the meaning of section 7701(a)(30) of the Code and is not the beneficial owner of payments made under this Agreement or any Loan Document (for example, where such U.S. Recipient is a non-U.S. partnership), (A) an IRS Form W-8IMY on behalf of itself and (B) the relevant forms prescribed in clauses (i), (ii), (iii), (iv) and (vi) of this Section 2.20(e) that would be required of each such beneficial owner if such beneficial owner were a U.S. Recipient; or
(vi)
    any other form prescribed by applicable law as a basis for claiming exemption from, or a reduction of, U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the U.S. Borrowers or the Administrative Agent to determine the amount of withholding or deduction, if any, required to be made.
(g)
    If any Recipient determines, in its sole discretion, that it has received a refund of any Indemnified Taxes (including, for purposes of this Section 2.20(h), Taxes indemnified pursuant to Section 2.14) as to which it has been indemnified by any Borrower or any other Loan Party or with respect to which any Borrower or any other Loan Party has paid additional amounts pursuant to Section 2.14 or this Section 2.20, as applicable, it shall pay to such Borrower or such other Loan Party, as applicable, an amount equal to such refund (but only to the extent of indemnity payments made, or such additional amounts paid, by any Borrower or any other Loan Party under Sections 2.14 or 2.20, as applicable, with respect to the Indemnified Taxes giving rise to such refund), net of all out-of-pocket expenses of such Recipient and without interest (other than any interest paid by the relevant Governmental Authority with respect to the amount of such refund as corresponds to the Indemnified Taxes giving rise to such refund), provided that such Borrower or such other Loan Party, upon the request of such Recipient, agrees to repay the amount paid over to such Borrower or such other Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Recipient in the event such Recipient is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require any Recipient to make available its Tax Returns (or any other information relating to its Taxes that it deems confidential) to any Borrower or any other Person.
(h)
    The Lenders and Issuing Banks (including any successors or assigns thereof) shall severally indemnify the Administrative Agent for the full amount of any Excluded Taxes payable by the Administrative Agent with respect to this Agreement, any Loan Document or any payment by any Borrower or any other Loan Party under this Agreement and any Loan Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Excluded Taxes were correctly imposed by the relevant Governmental Authority, except to the extent that any such amount or payment is determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of the Administrative Agent. The indemnity under this paragraph (i) shall be paid within 30 days after the Administrative Agent delivers to the applicable Lender or Issuing Bank a certificate stating the amount of Excluded Taxes so payable by the Administrative Agent. Such certificate shall be conclusive of the amount so payable absent manifest error.
(i)
    Notwithstanding anything to the contrary contained herein or in any Loan Document, if any Lender assigns, participates or transfers any of its rights or obligations under this Agreement pursuant to Section 9.04 or any Lender changes its lending branch, neither the Borrowers nor any other Loan Party shall make any greater payments pursuant to this Section 2.20, as a consequence of such assignment, participation, transfer or change, than would have been payable in the absence of such assignment, participation, transfer or change; provided that this Section 2.20(j) shall not apply to changes made pursuant to Section 2.21(a).
(j)
    If a payment made to a Recipient would be subject to U.S. Federal withholding Tax imposed by FATCA if such Recipient were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Recipient shall deliver to the Withholding Agent, at the time or times prescribed by applicable law and at such time or times reasonably requested by the Withholding Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Withholding Agent as may be necessary for the Withholding Agent to comply with its obligations under FATCA, to determine that such Recipient has complied with such Recipient’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. For purposes of this Section 2.20(k), FATCA shall include any amendments made to FATCA after the 2016 Restatement Date.
(k)
    For purposes of this Section 2.20, the term “applicable law” includes FATCA.
SECTION 2.21.
    Assignment of Commitments Under Certain Circumstances; Duty to Mitigate. (%3) In the event (i) any Lender or any Issuing Bank delivers a certificate requesting compensation pursuant to Section 2.14, (ii) any Lender or any Issuing Bank delivers a notice described in Section 2.15, (iii) any Borrower is required to pay any additional amount to any Lender or any Issuing Bank or any Governmental Authority on account of any Lender or any Issuing Bank pursuant to Section 2.20, (iv) any Lender refuses to consent to (x) any Loan Modification Offer or (y) any other amendment, waiver or other modification of any Loan Document requested by the Borrowers that, in the case of clause (y), requires the consent of a greater percentage of Lenders than the Required Lenders (or, in the case of an amendment, waiver or other modification described in clause (B) of the second proviso to Section 9.08(b), greater than a majority in interest of the affected Class of Lenders) and such Loan Modification Offer or other amendment, waiver or modification is consented to by the Required Lenders (or, in the case of a Loan Modification Offer or any amendment, waiver or modification described in clause (B) of the second proviso to Section 9.08(b), a majority in interest of the affected Class) (each such Lender, a “Non-Consenting Lender”) or (v) any Lender becomes a Defaulting Lender then, in each case, the Borrowers may, at their sole expense and effort (including with respect to the processing and recordation fee referred to in Section 9.04(b)), upon notice to such Lender or such Issuing Bank, as the case may be, and the Administrative Agent, either (A) require such Lender or such Issuing Bank to transfer and assign, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all of its interests, rights and obligations under this Agreement (or, in the case of clause (iv) or (v) above, all of its interests, rights and obligations with respect to the Class of Loans or Commitments that is the subject of the related consent, amendment, waiver or other modification or in respect of which such Lender is a Defaulting Lender) to an Eligible Assignee that shall assume such assigned obligations and, with respect to clause (iv) above, shall consent to such requested amendment, waiver or other modification of any Loan Documents (which assignee may be another Lender, if a Lender accepts such assignment) or (B) so long as no Event of Default shall have occurred and be continuing, terminate the Commitments of such Lender or such Issuing Bank (or in the case of clause (iv) or (v) above, the Commitments of such Lender of the Class of Commitments that is the subject of the related consent, amendment, waiver or other modification or in respect of which such Lender is a Defaulting Lender), if applicable, and (1) in the case of a Lender (other than an Issuing Bank), repay all obligations of the Borrowers owing to such Lender relating to the Loans and participations held by such Lender as of such termination date and (2) in the case of an Issuing Bank, repay all obligations of the Borrowers owing to such Issuing Bank relating to the Loans and participations held by such Issuing Bank as of such termination date and cancel or backstop on terms satisfactory to such Issuing Bank any Letters of Credit issued by it; provided that (x) in the case of clause (A) above, such assignment shall not conflict with any law, rule or regulation or order of any court or other Governmental Authority having jurisdiction, (y) in the case of clause (A) above, the U.S. Borrowers or the European Borrowers, as applicable, shall have received the prior written consent of the Administrative Agent (and, if any Revolving Credit Commitment is being assigned, of each applicable Issuing Bank), which consents shall not be unreasonably withheld or delayed and (z) the U.S. Borrowers or the European Borrowers, as applicable, or such assignee shall have paid to the affected Lender or the affected Issuing Bank in immediately available funds an amount equal to the sum of the principal of and interest accrued to the date of such payment on the outstanding Loans or L/C Disbursements of the applicable Class of such Lender or such Issuing Bank, respectively, plus (except, in the case of a Defaulting Lender, any Fees not required to be paid to such Defaulting Lender pursuant to the express provisions of this Agreement) all Fees and other amounts accrued for the account of such Lender or such Issuing Bank hereunder with respect thereto (including any amounts under Sections 2.14 and 2.16); provided further that in the case of any such termination of Commitments with respect to a Non-Consenting Lender, such termination shall be sufficient (together with all other consenting Lenders (after giving effect to any other Commitments to be terminated, transferred or assigned under this Section 2.21)) to cause the adoption of the applicable consent, amendment, waiver or other modification of the Loan Documents; provided further that, if prior to any such transfer and assignment or termination, as the case may be, the circumstances or event that resulted in such Lender’s or such Issuing Bank’s claim for compensation under Section 2.14, notice under Section 2.15 or the amounts paid pursuant to Section 2.20, as the case may be, cease to cause such Lender or such Issuing Bank to suffer increased costs or reductions in amounts received or receivable or reduction in return on capital, or cease to have the consequences specified in Section 2.15, or cease to result in amounts being payable under Section 2.20, as the case may be (including as a result of any action taken by such Lender or such Issuing Bank pursuant to paragraph (b) below), or if such Lender or such Issuing Bank shall waive its right to claim further compensation under Section 2.14 in respect of such circumstances or event or shall withdraw its notice under Section 2.15 or shall waive its right to further payments under Section 2.20 in respect of such circumstances or event or shall consent to the proposed amendment, waiver, consent or other modification or shall cease to be a Defaulting Lender, as the case may be, then such Lender or such Issuing Bank shall not thereafter be required to make any such transfer and assignment hereunder and the Borrowers shall not thereafter be permitted to so terminate the Commitment of such Lender or such Issuing Bank. Each Lender and each Issuing Bank hereby grants to the Administrative Agent an irrevocable power of attorney (which power is coupled with an interest) to execute and deliver, on behalf of such Lender or such Issuing Bank, as the case may be, as assignor, any Assignment and Acceptance necessary to effectuate any assignment of such Lender’s or such Issuing Bank’s interests hereunder in the circumstances contemplated by this Section 2.21(a).
(a)
    If (i) any Lender or any Issuing Bank shall request compensation under Section 2.14, (ii) any Lender or any Issuing Bank delivers a notice described in Section 2.15 or

(iii) any Borrower is required to pay any additional amount to any Lender or any Issuing Bank or any Governmental Authority on account of any Lender or any Issuing Bank, pursuant to Section 2.20, then such Lender or such Issuing Bank shall use reasonable efforts (which shall not require such Lender or such Issuing Bank to incur an unreimbursed loss or unreimbursed cost or expense or otherwise take any action inconsistent with its internal policies or legal or regulatory restrictions or suffer any disadvantage or burden deemed by it to be significant) (x) to file any certificate or document reasonably requested in writing by the Borrowers or (y) to assign its rights and delegate and transfer its obligations hereunder to another of its offices, branches or Affiliates, if such filing or assignment would reduce its claims for compensation under Section 2.14 or enable it to withdraw its notice pursuant to Section 2.15 or would reduce amounts payable pursuant to Section 2.20, as the case may be, in the future. Each Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender or any Issuing Bank in connection with any such filing or assignment, delegation and transfer.
SECTION 2.22.
    Letters of Credit. (%3) General. Any Revolving Borrower may request the issuance of a Letter of Credit for its own account or for the account of any Wholly Owned Subsidiary of Holdings (in which case the applicable Borrower and such Wholly Owned Subsidiary shall be co-applicants with respect to such Letter of Credit), in a form reasonably acceptable to the applicable Issuing Bank, at any time and from time to time while the L/C Commitments remain in effect as set forth in Section 2.09(a). Any Letter of Credit shall be denominated in Dollars or, at the election of the Borrowers, in a Designated Foreign Currency. This Section shall not be construed to impose any obligation upon any Issuing Bank to issue any Letter of Credit that is inconsistent with the terms and conditions of this Agreement. Notwithstanding anything to the contrary contained in this Section 2.22 or elsewhere in this Agreement, in the event that (x) a Revolving Credit Lender is a Defaulting Lender and (y) the reallocation described in Section 2.22(l) cannot or can only be partially effected, no Issuing Bank shall be required to issue any Letter of Credit unless such Issuing Bank has entered into arrangements reasonably satisfactory to it and the applicable Borrower to eliminate such Issuing Bank’s risk with respect to the participation in Letters of Credit by all such Defaulting Lenders that has not been reallocated as set forth in Section 2.22(l), including by cash collateralizing each such Defaulting Lender’s Pro Rata Percentage of the applicable L/C Exposure.
(a)
    Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. In order to request the issuance of a Letter of Credit (or to amend, renew or extend an existing Letter of Credit), the applicable Borrower shall hand deliver or fax to the applicable Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, the date of issuance, amendment, renewal or extension, the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) below), the amount of such Letter of Credit and the currency in which such Letter of Credit is to be denominated, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare such Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if, and upon issuance, amendment, renewal or extension of each Letter of Credit the applicable Borrower shall be deemed to represent and warrant that, after giving effect to such issuance, amendment, renewal or extension, (i) the L/C Exposure shall not exceed $175,000,000, (ii) the portion of the L/C Exposure attributable to Letters of Credit issued by any Issuing Bank shall not exceed the L/C Commitment of such Issuing Bank (unless otherwise agreed by such Issuing Bank), (iii) the Revolving Credit Exposure of any Lender shall not exceed such Lender’s Revolving Credit Commitment and (iv) the Aggregate Revolving Credit Exposure shall not exceed the Total Revolving Credit Commitment.
(b)
    Expiration Date. Each Letter of Credit shall expire at the close of business on the earlier of the date one year after the date of the issuance of such Letter of Credit and the date that is five Business Days prior to the Revolving Credit Maturity Date, except to the extent cash collateralized or backstopped pursuant to arrangements reasonably satisfactory to the relevant Issuing Bank at the time of issuance or renewal thereof, unless such Letter of Credit expires by its terms on an earlier date; provided, however, that a Letter of Credit may, upon the request of the applicable Borrower, include a provision whereby such Letter of Credit shall be renewed automatically for additional consecutive periods of 12 months or less (but not beyond the date that is five Business Days prior to the Revolving Credit Maturity Date, except to the extent cash collateralized or backstopped pursuant to arrangements reasonably satisfactory to the relevant Issuing Bank at the time of issuance or renewal thereof) unless the applicable Issuing Bank notifies the beneficiary thereof at least 30 days (or such longer period as may be specified in such Letter of Credit) prior to the then-applicable expiration date that such Letter of Credit will not be renewed.
(c)
    Participations. By the issuance of a Letter of Credit and without any further action on the part of the applicable Issuing Bank or the Revolving Credit Lenders, such Issuing Bank hereby grants to each Revolving Credit Lender, and each such Revolving Credit Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit, payable in Dollars, equal to its applicable Pro Rata Percentage of the aggregate amount available to be drawn under such Letter of Credit, effective upon the issuance of such Letter of Credit (and each Revolving Credit Lender shall be deemed to have acquired a participation pursuant to this paragraph (d) in each Existing Letter of Credit on the 2016 Restatement Date). In consideration and in furtherance of the foregoing, each Revolving Credit Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the applicable Issuing Bank, such Lender’s Pro Rata Percentage of each L/C Disbursement made by such Issuing Bank and not reimbursed by the applicable Borrower (or, if applicable, another party pursuant to its obligations under any other Loan Document) forthwith on the date due as provided in Section 2.02(f). Each Revolving Credit Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of

Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or an Event of Default, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.
(d)
    Reimbursement. If any Issuing Bank shall make any L/C Disbursement in respect of a Letter of Credit, the applicable Borrower shall pay to the Administrative Agent an amount equal to such L/C Disbursement not later than the Business Day after such Borrower shall have received notice from such Issuing Bank that payment of such draft will be made.
(e)
    Obligations Absolute. Each Borrower’s obligation to reimburse L/C Disbursements as provided in paragraph (e) above shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, under any and all circumstances whatsoever, and irrespective of:
(i)
    any lack of validity or enforceability of any Letter of Credit or any Loan Document, or any term or provision therein;
(ii)
    any amendment or waiver of or any consent to departure from all or any of the provisions of any Letter of Credit or any Loan Document;
(iii)
    the existence of any claim, setoff, defense or other right that such Borrower, any other party guaranteeing, or otherwise obligated with, such Borrower, any Subsidiary or other Affiliate thereof or any other Person may at any time have against the beneficiary under any Letter of Credit, the applicable Issuing Bank, Administrative Agent or any Lender or any other Person, whether in connection with this Agreement, any other Loan Document or any other related or unrelated agreement or transaction;
(iv)
    any draft or other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;
(v)
    payment by the applicable Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit; and
(vi)
    any other act or omission to act or delay of any kind of the applicable Issuing Bank,

the Lenders, the Administrative Agent or any other Person or any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of such Borrower’s obligations hereunder.
Without limiting the generality of the foregoing, it is expressly understood and agreed that the absolute and unconditional obligation of the Borrowers hereunder to reimburse L/C Disbursements will not be excused by the gross negligence or willful misconduct of the applicable Issuing Bank. However, the foregoing shall not be construed to excuse such Issuing Bank from liability to any Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by applicable law) suffered by such Borrower that are caused by such Issuing Bank’s gross negligence or willful misconduct in determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. It is further understood and agreed that the applicable Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary and, in making any payment under any Letter of Credit issued by such Issuing Bank (i) such Issuing Bank’s exclusive reliance on the documents presented to it under such Letter of Credit as to any and all matters set forth therein, including reliance on the amount of any draft presented under such Letter of Credit, whether or not the amount due to the beneficiary thereunder equals the amount of such draft and whether or not any document presented pursuant to such Letter of Credit proves to be insufficient in any respect, if such document on its face appears to be in order, and whether or not any other statement or any other document presented pursuant to such Letter of Credit proves to be forged or invalid or any statement therein proves to be inaccurate or untrue in any respect whatsoever and (ii) any noncompliance in any immaterial respect of the documents presented under such Letter of Credit with the terms thereof shall, in each case, be deemed not to constitute gross negligence or willful misconduct of such Issuing Bank.
(f)
    Disbursement Procedures. The applicable Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Such Issuing Bank shall as promptly as possible give telephonic notification, confirmed by fax or e-mail, to the Administrative Agent and the applicable Borrower of such demand for payment and whether such Issuing Bank has made or will make an L/C Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve such Borrower of its obligation to reimburse such Issuing Bank and the Revolving Credit Lenders with respect to any such L/C Disbursement.
(g)
    Interim Interest. If any Issuing Bank shall make any L/C Disbursement in respect of a Letter of Credit issued by such Issuing Bank, then, unless the applicable Borrower shall reimburse such L/C Disbursement in full on such date, the unpaid amount thereof shall bear interest for the account of such Issuing Bank, for each day from and including the date of such L/C Disbursement, to but excluding the earlier of the date of payment by such Borrower or the date on which interest shall commence to accrue thereon as provided in Section 2.02(f), at (i) if such amount is denominated in Dollars, the rate per annum that would apply to such amount if such amount were a Daily Rate Revolving Loan, (ii) if such amount is denominated in Euro, the Foreign Base Rate plus the Applicable Margin for Daily Rate Revolving Loans at such time and (iii) if such amount is denominated in a Designated Foreign Currency other than Euro, the interest rate determined by such Issuing Bank to be the average rate (rounded upwards, if necessary, to the next 1/16 of 1%) at which overnight deposits in such Designated Foreign Currency are obtainable by such Issuing Bank on such date in the relevant interbank market plus the Applicable Margin for Eurocurrency Revolving Loans at such time.
(h)
    Resignation or Removal of an Issuing Bank. Any Issuing Bank may resign at any time by giving prior written notice to the Administrative Agent, and with the prior written consent of Holdings, and may be removed at any time by the Borrowers by notice to such Issuing Bank, the Administrative Agent and the Lenders. Upon the acceptance of any appointment as an Issuing Bank hereunder by a Lender that shall agree to serve as a successor Issuing Bank, such successor shall succeed to and become vested with all the interests, rights and obligations of such retiring Issuing Bank. At the time such removal or resignation shall become effective, the Borrowers shall pay all accrued and unpaid fees pursuant to Section 2.05(c). The acceptance of any appointment as an Issuing Bank hereunder by a successor Lender shall be evidenced by an agreement entered into by such successor, in a form satisfactory to the Borrowers and the Administrative Agent, and, from and after the effective date of such agreement, (i) such successor Lender shall have all the rights and obligations of such previous Issuing Bank under this Agreement and the other Loan Documents and (ii) references herein and in the other Loan Documents to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the resignation or removal of an Issuing Bank hereunder (including pursuant to Section 2.21(a)), the retiring Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement and the other Loan Documents with respect to Letters of Credit issued by it prior to such resignation or removal, but shall not be required to issue additional Letters of Credit.
(i)
    Cash Collateralization. If any Event of Default shall occur and be continuing, the Borrowers shall on the Business Day they receive notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Revolving Credit Lenders holding participations in outstanding Letters of Credit representing greater than 50% of the aggregate undrawn amount of all outstanding Letters of Credit) thereof and of the amount to be deposited, deposit in an account with the Administrative Agent, for the benefit of the Revolving Credit Lenders, an amount in cash equal to the L/C Exposure as of such date; provided that the obligation to deposit such cash will become effective immediately, and such deposit will become immediately payable in immediately available funds, without demand or notice of any kind, upon the occurrence of an Event of Default described in Article VII(g) or Article VII(h). Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Bank Obligations. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits in Permitted Investments, which investments shall be made at the option and sole discretion of the Administrative Agent, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall (i) automatically be applied by the Administrative Agent to reimburse the applicable Issuing Bank for L/C Disbursements for which it has not been reimbursed, (ii) be held for the satisfaction of the reimbursement obligations of the Borrowers for the L/C Exposure at such time and (iii) if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Credit Lenders holding participations in outstanding Letters of Credit representing greater than 50% of the aggregate undrawn amount of all outstanding Letters of Credit), be applied to satisfy the Bank Obligations. If any Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to such Borrower within three Business Days after all Events of Default have been cured or waived.
(j)
    Additional Issuing Banks. The Borrowers may, at any time and from time to time with the consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed) and such Lender, designate one or more additional Lenders to act as an issuing bank under the terms of this Agreement, subject to reporting requirements reasonably satisfactory to the Administrative Agent with respect to issuances, amendments, extensions and terminations of Letters of Credit by such additional issuing bank. Any Lender designated as an issuing bank pursuant to this paragraph (k) shall be deemed to be an “Issuing Bank” (in addition to being a Lender) in respect of Letters of Credit issued or to be issued by such Lender, and, with respect to such Letters of Credit, such term shall thereafter apply to the other Issuing Bank and such Lender.
(k)
    Defaulting Lenders. If any Revolving Credit Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, such Defaulting Lender’s participation in Letters of Credit shall be reallocated among the Non-Defaulting Lenders in accordance with their respective applicable Pro Rata Percentages (calculated without regard to such Defaulting Lender’s Commitments), but only to the extent that such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Credit Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation. If the reallocation described above cannot, or can only partially, be effected, the applicable Borrowers shall, without prejudice to any right or remedy available to it hereunder or under law, enter into arrangements reasonably satisfactory to the applicable Issuing Bank and the applicable Borrowers to eliminate such Issuing Bank’s risk with respect to the participations in Letters of Credit by all Defaulting Lenders to the extent not so reallocated, including by cash collateralizing each such Defaulting Lender’s Pro Rata Percentage of the L/C Exposures.
(l)
    Assignment of L/C Commitments. (i) The assignment by any Revolving Credit Lender that is an Issuing Bank of its Revolving Credit Commitment shall constitute the assignment by it and the assumption by the assignee of such portion of the assignor’s L/C Commitment that is set forth in the applicable Assignment and Acceptance, which may not exceed a ratable portion of the assignor’s L/C Commitment. The assignee thereof shall, from and after the date of effectiveness of such assignment, constitute an Issuing Bank hereunder and shall have the L/C Commitment set forth in the applicable Assignment and Acceptance and recorded by the Administrative Agent in the Register. The Administrative Agent shall promptly notify the Borrowers of any such assignment of an L/C Commitment.
(i)
    Notwithstanding the foregoing, to the extent that any Letter of Credit issued by an Issuing Bank remains outstanding following the assignment by such Issuing Bank of its L/C Commitment in accordance with this Section 2.22(m) and Section 9.04, such Issuing Bank shall continue to be an Issuing Bank hereunder with respect to such Letter of Credit for so long as such Letter of Credit shall remain outstanding.
(a)
    Reporting By Issuing Banks. On the last Business Day of each month, each Issuing Bank shall notify the Administrative Agent, by fax or e-mail, of all then outstanding Letters of Credit issued by such Issuing Bank (which notification shall specify, with respect to each such Letter of Credit, the face amount, the beneficiary and the expiration date thereof).
SECTION 2.23.
    Incremental Term Loans and Incremental Revolving Credit Commitments. (%3) Any Borrower may, by written notice to the Administrative Agent, on one or more occasions during the term of this Agreement request Incremental Term Loan Commitments or Incremental Revolving Credit Commitments, as applicable, in an aggregate amount not to exceed the Incremental Facility Amount in effect at such time from one or more Incremental Term Lenders and/or Incremental Revolving Credit Lenders, all of which must be Eligible Assignees. Such notice shall set forth (i) the identity of the Borrower or Borrowers to which the Incremental Term Loan Commitments and/or Incremental Revolving Credit Commitments shall be extended, (ii) the amount of the Incremental Term Loan Commitments and/or Incremental Revolving Credit Commitments being requested (which shall be in a minimum increment equal to the Borrowing Multiple and a minimum amount of the Borrowing Minimum or equal to the remaining Incremental Amount), (iii) if the Incremental Term Loan Commitments and/or Incremental Revolving Credit Commitments are to be provided in a Designated Foreign Currency, the applicable currency, (iv) the date on which such Incremental Term Loan Commitments and/or Incremental Revolving Credit Commitments are requested to become effective (which shall not be less than 10 Business Days nor more than 60 days after the date of such notice unless otherwise agreed to by the Administrative Agent), (v) in the case of Incremental Term Loan Commitments, whether such Incremental Term Loan Commitments are commitments to make additional U.S. Term Loans of any Class, commitments to make additional European Term Loans or commitments to make term loans with terms different from the Term Loans (“Other Term Loans”), and (vi) in the case of Incremental Revolving Credit Commitments, whether such Incremental Revolving Credit Commitments are Revolving Credit Commitments or commitments to make Revolving Loans on terms, to Borrowers or in currencies different from the Revolving Loans (“Other Revolving Loans”, and such commitments, “Other Revolving Credit Commitments”). Except with respect to the Specified Incremental Revolving Amount, the Borrowers may elect to request Commitments and incur Indebtedness under this Section 2.23 in reliance on the Incremental Ratio Amount prior to the Incremental Dollar Amount and the Borrower may incur Indebtedness pursuant to clauses (i), (l), (w) or (x) of Section 6.01 and in reliance on the Incremental Dollar Amount, and in the event that such Indebtedness is concurrently incurred pursuant to both the (i) Incremental Ratio Amount or clauses (i), (l), (w) or (x) of Section 6.01 and (ii) the Incremental Dollar Amount, the amount of such Indebtedness incurred pursuant to the Incremental Dollar Amount will be disregarded for purposes of calculating the Total Secured Leverage Ratio or the Fixed Charge Coverage Ratio in connection with the incurrence of such Indebtedness pursuant to the Incremental Ratio Amount or pursuant to clauses (i), (l), (w) or (x) of Section 6.01.
(a)
    The applicable Borrower or Borrowers may seek Incremental Term Loan Commitments and/or Incremental Revolving Credit Commitments from existing Lenders (each of which shall be entitled to agree or decline to participate in its sole discretion) and additional banks, financial institutions and other institutional lenders who will become Incremental Term Lenders and/or Incremental Revolving Credit Lenders, as applicable, in connection therewith. The applicable Borrower or Borrowers and each Incremental Term Lender and/or Incremental Revolving Credit Lender, as applicable, shall execute and deliver to the Administrative Agent an Incremental Assumption Agreement and such other documentation as the Administrative Agent shall reasonably specify to evidence the Incremental Term Loan Commitment and/or the Incremental Revolving Credit Commitment of such Person. The terms and provisions of (x) the Incremental Term Loans shall be identical to those of the Term Loans of the applicable Class and (y) Incremental Revolving Credit Commitments shall be identical to those of the Revolving Credit Commitments of the applicable Class, in each case except as otherwise set forth herein or in the Incremental Assumption Agreement. Without the prior written consent of the Required Lenders, (i) the final maturity date of any Other Revolving Loans shall be no earlier than the Revolving Credit Maturity Date with respect to any Class of Revolving Loans, (ii) [reserved], (iii) in the case of Other Term Loans incurred on or prior to the date that is 18 months after the 2016 Restatement Date, if the initial yield on such Other Term Loans (as determined by the Administrative Agent to be equal to the sum of (x) the margin above the Adjusted LIBO Rate on such Other Term Loans (which shall be increased by the amount that any “LIBOR floor” applicable to such Other Term Loans on the date such Other Term Loans are made would exceed the Adjusted LIBO Rate (without giving effect to clause (a) in the definition thereof) that would be in effect for a three-month Interest Period commencing on such date) and (y) if such Other Term Loans are initially made at a discount or the Lenders making the same receive a fee directly or indirectly from Holdings or any Subsidiary for doing so (the amount of such discount or fee, expressed as a percentage of the Other Term Loans, being referred to herein as “OID”), the amount of such OID divided by the lesser of (x) the average life to maturity of such Other Term Loans and (y) four) exceeds by more than 50 basis points the sum of (A) the margin then in effect for Eurocurrency Term Loans of any Class (which, with respect to the Term Loans of any such Class, shall be the sum of the Applicable Margin then in effect for such Eurocurrency Term Loans of such Class increased by the amount that any “LIBOR floor” applicable to such Eurocurrency Term Loans of such Class on the date such Other Term Loans are made would exceed the Adjusted LIBO Rate (without giving effect to clause (a) in the definition thereof) that would be in effect for a three-month Interest Period commencing on such date) plus (B) the amount of OID initially paid in respect of the Term Loans of such Class divided by the lesser of (x) the average life to maturity of the Term Loans of such Class as in effect at the time such Term Loans were made as determined by the Administrative Agent in its sole discretion and (y) four (the amount of such excess above 50 basis points being referred to herein as the “Yield Differential”), then the Applicable Margin (or, in the case of that portion, if any, of the Yield Differential resulting from the “LIBOR floor” applicable to such Other Term Loans being greater than that applicable to such Class of Eurocurrency Term Loans on the date such Other Term Loans are made, at the request of the Company and in the discretion of the Administrative Agent, the “LIBOR floor”) then in effect for each such affected Class of Term Loans shall automatically be increased by the Yield Differential (or relevant portion thereof), effective upon the making of the Other Term Loans, and (iv) the Applicable Margin with respect to any Incremental Revolving Loans shall be equal to the Applicable Margin for the existing Revolving Loans; provided that the Applicable Margin of the existing Revolving Loans may be increased to equal the Applicable Margin for such Incremental Revolving Loans to satisfy the requirements of this clause (iv). The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Incremental Assumption Agreement. Notwithstanding anything to the contrary herein, each of the parties hereto hereby agrees that, upon the effectiveness of any Incremental Assumption Agreement, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Incremental Term Loan Commitment and/or Incremental Revolving Credit Commitment and the Incremental Term Loans and/or Incremental Revolving Loans evidenced thereby, and the Administrative Agent and the Borrowers may revise this Agreement to evidence such amendments.

(b)
    Notwithstanding the foregoing, without the consent of the Required Lenders, no Incremental Term Loan Commitment or Incremental Revolving Credit Commitment shall become effective under this Section 2.23 unless (i) on the date of such effectiveness, the conditions set forth in paragraphs (b) and (c) of Section 4.01 shall be satisfied and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Financial Officer of the applicable Borrower or Borrowers, (ii) except as otherwise specified in the applicable Incremental Assumption Agreement, the Administrative Agent shall have received (with sufficient copies for each of the Incremental Term Lenders and/or Incremental Revolving Credit Lenders) legal opinions, board resolutions and other closing certificates reasonably requested by the Administrative Agent and consistent with those delivered on the Closing Date under Section 4.02 of the Original Credit Agreement (or, if the proceeds of any Incremental Term Loan Commitment or Incremental Revolving Credit Commitment will be used to consummate a Permitted Acquisition, Section 4 of Amendment No. 6), (iii) the Administrative Agent shall have received from the applicable Borrower or Borrowers all fees and other amounts due and payable in respect of the Incremental Term Loan Commitments and/or Incremental Revolving Credit Commitments, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by such Borrower or Borrowers hereunder or under any other Loan Document and (iv) except for any Incremental Revolving Commitments requested in reliance on the Specified Incremental Revolving Amount, Holdings shall be in Pro Forma Compliance after giving effect to such Incremental Term Loan Commitment and/or Incremental Revolving Credit Commitment and the Loans to be made thereunder and the application of the proceeds therefrom as if made and applied on such date; provided that to the extent the proceeds of Loans made pursuant to any Incremental Term Loan Commitment or Incremental Revolving Credit Commitment will be used to consummate a Limited Condition Acquisition, notwithstanding anything to the contrary in Section 4.01, the conditions set forth in paragraphs (b) and (c) of Section 4.01 shall be required to be satisfied, at the option of Holdings, on the date on which definitive agreements with respect to such Limited Condition Acquisition are entered into or on the effective date of such Incremental Term Loan Commitments or Incremental Revolving Credit Commitments.
(c)
    Each of the parties hereto hereby agrees that the Administrative Agent may, in consultation with the applicable Borrower or Borrowers, take any and all action as may be reasonably necessary to ensure that (i) all Incremental Term Loans (other than Other Term Loans), when originally made, are included in each Borrowing of outstanding Term Loans on a pro rata basis and (ii) all Revolving Loans in respect of Incremental Revolving Credit Commitments (other than Other Revolving Loans), when originally made, are included in each Borrowing of outstanding Revolving Loans on a pro rata basis. With respect to Incremental Term Loans, this may be accomplished by converting each outstanding Eurocurrency Term Borrowing into an ABR Term Borrowing on the date of each Incremental Term Loan. With respect to Incremental Revolving

Commitments, this may be accomplished by (i) requiring the outstanding Revolving Loans to be prepaid with the proceeds of a new Revolving Credit Borrowing, (ii) causing Lenders to assign portions of their outstanding Revolving Loans to Incremental Revolving Credit Lenders or (iii) any combination of the foregoing. Any conversion of Eurocurrency Loans to Daily Rate Loans contemplated in the preceding two sentences shall be subject to Section 2.16. In addition, to the extent any Incremental Term Loans are not Other Term Loans, the scheduled amortization payments under Section 2.11(a)(i) or (ii), as applicable, required to be made after the making of such Incremental Term Loans shall be ratably increased by the aggregate principal amount of such Incremental Term Loans and shall be further increased for all Lenders of the applicable Class on a pro rata basis to the extent necessary to avoid any reduction in the amortization payments to which such Lenders were entitled before such recalculation.
SECTION 2.24.
    Loan Modification Offers. (%3) Holdings may, by written notice to the Administrative Agent from time to time, make one or more offers (each, a “Loan Modification Offer”) to all the Lenders of one or more Classes of Loans and/or Commitments (each Class subject to such a Loan Modification Offer, an “Affected Class”) to make one or more Permitted Amendments pursuant to procedures reasonably specified by the Administrative Agent and reasonably acceptable to Holdings. Such notice shall set forth (i) the terms and conditions of the requested Permitted Amendment and (ii) the date on which such Permitted Amendment is requested to become effective. Permitted Amendments shall become effective only with respect to the Loans and Commitments of the Lenders of the Affected Class that accept the applicable Loan Modification Offer (such Lenders, the “Accepting Lenders”) and, in the case of any Accepting Lender, only with respect to such Lender’s Loans and Commitments of such Affected Class as to which such Lender’s acceptance has been made.
(a)
    Holdings, each Loan Party and each Accepting Lender shall execute and deliver to the Administrative Agent a Loan Modification Agreement and such other documentation as the Administrative Agent shall reasonably specify to evidence the acceptance of the Permitted Amendments and the terms and conditions thereof. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Loan Modification Agreement. Notwithstanding anything to the contrary herein, each of the parties hereto hereby agrees that, upon the effectiveness of any Loan Modification Agreement, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Permitted Amendment evidenced thereby and only with respect to the Loans and Commitments of the Accepting Lenders of the Affected Class. Notwithstanding the foregoing, no Permitted Amendment shall become effective under this Section 2.24 unless the Administrative Agent, to the extent so reasonably requested by the Administrative Agent, shall have received legal opinions, board resolutions and/or an officer’s certificate consistent with those delivered on the Closing Date under Section 4.02(a) and (c) of the Original Credit Agreement.

SECTION 2.25.
    Specified Refinancing Facilities. (%3) The applicable Borrowers may, from time to time, add one or more new term loan facilities (the “Specified Refinancing Term Loan Facilities”) and new revolving credit facilities (the “Specified Refinancing Revolving Facilities”, and, together with the Specified Refinancing Term Loan Facilities, the “Specified Refinancing Facilities”) to the Credit Facilities to refinance (i) all or any portion of any Class of Term Loans then outstanding under this Agreement or (ii) all or any portion of any Class of Revolving Loans (or unused Revolving Credit Commitments) under this Agreement; provided that (i) the Specified Refinancing Facilities will not be guaranteed by any Person other than the Guarantors, and will be secured on a pari passu basis by the same Collateral securing the Bank Obligations, (ii) the Specified Refinancing Term Loan Facilities and any term loans drawn thereunder (the “Specified Refinancing Term Loans”) and Specified Refinancing Revolving Facilities and revolving loans drawn thereunder (the “Specified Refinancing Revolving Loans” and, together with the Specified Refinancing Term Loans, the “Specified Refinancing Loans”) shall rank pari passu in right of payment with the Bank Obligations, (iii) no Specified Refinancing Amendment may provide for any Specified Refinancing Facility or any Specified Refinancing Loans to be secured by any assets that do not also secure the Bank Obligations, (iv) the Specified Refinancing Facilities will have such pricing, amortization (subject to clause (vi) below) and optional and mandatory prepayment terms as may be agreed by the applicable Borrowers and the applicable Lenders thereof, (v) the maturity date of any Specified Refinancing Revolving Facility shall be no earlier than, and no scheduled mandatory commitment reduction in respect thereof shall be required prior to, the Maturity Date of the Class of Revolving Loans (or unused Revolving Credit Commitments) being refinanced, (vi) the maturity date and the weighted average life to maturity of any Specified Refinancing Term Loan Facility shall be no earlier than or shorter than, as the case may be, the Maturity Date of the Class of Term Loans being refinanced or the remaining weighted average life to maturity of the Class of Term Loans being refinanced, as applicable (other than an earlier maturity date and/or shorter weighted average life to maturity for customary bridge financings, which, subject to customary conditions, would either be automatically converted into or required to be exchanged for permanent financing which does not provide for an earlier maturity date or a shorter weighted average life to maturity than the Maturity Date of the Class of Term Loans being refinanced or the remaining weighted average life to maturity of the Term Loans being refinanced, as applicable), (vii) the Net Cash Proceeds of such Specified Refinancing Facility shall be applied, substantially concurrently with the incurrence thereof, to the pro rata prepayment of outstanding Loans being so refinanced (and, in the case of Revolving Loans, a corresponding amount of Revolving Commitments shall be permanently reduced); and (viii) the Specified Refinancing Facilities shall not have a principal or commitment amount greater than the Loans (or commitments) (including accrued interest) being refinanced plus the aggregate amount of all fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing.
(a)
    Each request from the Borrowers pursuant to this Section 2.25 shall set forth the requested amount and proposed terms of the relevant Specified Refinancing Facility. The Specified Refinancing Facilities (or any portion thereof) may be made by any existing Lender (in its sole discretion, and any Lender that fails to respond to any such request shall be deemed to have declined such request) or by any other bank or financial institution (any such bank or other financial institution, an “Additional Specified Refinancing Lender”, and the Additional Specified Refinancing Lenders together with any existing Lender providing Specified Refinancing Facilities, the “Specified Refinancing Lenders”); provided that the consent of the Administrative Agent (to the extent such consent, if any, would be required in accordance with the definition of the term “Eligible Assignee” for an assignment of a Lender’s obligations to such Specified Refinancing Lender) and (in the case of a Specified Refinancing Revolving Facility) the consent of each Issuing Bank (in each case, such consent not to be unreasonably withheld or delayed) shall be required (it being understood that any such Additional Specified Refinancing Lender that is an Affiliated Lender shall be subject to the provisions of Section 9.04(m), mutatis mutandis, to the same extent as if such Specified Refinancing Facilities and related Bank Obligations had been obtained by such Lender by way of assignment).
(b)
    Specified Refinancing Facilities shall become facilities under this Agreement pursuant to a Specified Refinancing Amendment to this Agreement and, as appropriate, the other Loan Documents, executed by Holdings, the applicable Borrowers and each applicable Specified Refinancing Lender. Any Specified Refinancing Amendment may, without the consent of any other Lender, effect such amendments to any Loan Documents as may be necessary or appropriate, in the opinion of the Borrowers and the Administrative Agent, to effect the provisions of this Section 2.25, in each case on terms consistent with this Section 2.25.
(c)
    Any loans made in respect of any such Specified Refinancing Facility shall be made by creating a new Class or by an increase in the Commitments and/or Loans, as the case may be, of an existing Class. Each Specified Refinancing Facility made available pursuant to this Section 2.25 shall be in a minimum aggregate amount of at least $10,000,000 and in integral multiples of $5,000,000 in excess thereof (or such lower minimum amounts or multiples as agreed to by the Administrative Agent in its reasonable discretion). Any Specified Refinancing Amendment may provide for the issuance of Letters of Credit for the account of the Borrowers or any Subsidiary pursuant to any Specified Refinancing Revolving Facility established thereby; provided that no Issuing Bank shall be obligated to provide any such Letters of Credit unless it has consented (in its sole discretion) to the applicable Specified Refinancing Amendment.
(d)
    The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Specified Refinancing Amendment. Each of the parties hereto hereby agrees that, upon the effectiveness of any Specified Refinancing Amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary or appropriate to reflect the existence and terms of the Specified Refinancing Facilities incurred pursuant thereto (including the addition of such Specified Refinancing Facilities as separate Classes hereunder and treated in a manner consistent with the Credit Facilities being refinanced, including for purposes of prepayments and voting). Any Specified Refinancing Amendment may, without the consent of any Person other than the applicable Borrowers, the Administrative Agent (such consent not to be unreasonably withheld, delayed or conditioned) and the Lenders providing such Specified Refinancing Facilities, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the applicable Borrowers, to effect the provisions of this Section 2.25. In addition, if so provided in the relevant Specified Refinancing Amendment and with the consent of each Issuing Bank (not to be unreasonably withheld, delayed or conditioned), participations in Letters of Credit expiring on or after the scheduled Maturity Date in respect of the respective Class of Revolving Loans or commitments shall be reallocated from Lenders holding Revolving Credit Commitments to Lenders holding commitments under Specified Refinancing Revolving Facilities in accordance with the terms of such Specified Refinancing Amendment; provided, however, that such participation interests shall, upon receipt thereof by the relevant Lenders holding commitments under such Specified Refinancing Revolving Facilities, be deemed to be participation interests in respect of such commitments under such Specified Refinancing Revolving Facilities and the terms of such participation interests (including the commission applicable thereto) shall be adjusted accordingly.
SECTION 2.26.
    Permitted Debt Exchanges. (%3) Notwithstanding anything to the contrary contained in this Agreement, pursuant to one or more offers (each, a “Permitted Debt Exchange Offer”) made from time to time by the applicable Borrowers to all Lenders (other than any Lender that, if requested by such Borrowers, is unable to certify that it is either a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an institutional “accredited investor” (as defined in Rule 501 under the Securities Act)) with outstanding Term Loans of a particular Class, as selected by the applicable Borrowers, the Borrowers may from time to time following the 2016 Restatement Date consummate one or more exchanges of Term Loans of such Class for Indebtedness in the form of notes (such notes, “Permitted Debt Exchange Notes”, and each such exchange a “Permitted Debt Exchange”), so long as the following conditions are satisfied: (i) the aggregate principal amount (calculated on the face amount thereof) of Term Loans exchanged shall be equal to or more than the aggregate principal amount (calculated on the face amount thereof) of Permitted Debt Exchange Notes issued in exchange for such Term Loans, (ii) the aggregate principal amount (calculated on the face amount thereof) of all Term Loans exchanged by the applicable Borrowers pursuant to any Permitted Debt Exchange shall automatically be cancelled and retired by such Borrowers on the date of the settlement thereof (and, if requested by the Administrative Agent, any applicable exchanging Lender shall execute and deliver to the Administrative Agent an Assignment and Acceptance, or such other form as may be reasonably requested by the Administrative Agent, in respect thereof pursuant to which the respective Lender assigns its interest in the Term Loans being exchanged pursuant to the Permitted Debt Exchange to the applicable Borrowers for immediate cancellation), (iii) if the aggregate principal amount of all Term Loans (calculated on the face amount thereof) tendered by Lenders in respect of the relevant Permitted Debt Exchange Offer (with no Lender being permitted to tender a principal amount of Term Loans which exceeds the principal amount of the applicable Class actually held by it) shall exceed the maximum aggregate principal amount of Term Loans offered to be exchanged by the applicable Borrowers pursuant to such Permitted Debt Exchange Offer, then such Borrowers shall exchange Term Loans subject to such Permitted Debt Exchange Offer tendered by such Lenders ratably up to such maximum amount based on the respective principal amounts so tendered, (iv) each such Permitted Debt Exchange Offer shall be made on a pro rata basis to the Lenders (other than any Lender that, if requested by the Borrowers, is unable to certify that it is either a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an institutional “accredited investor” (as defined in Rule 501 under the Securities Act)) based on their respective aggregate principal amounts of outstanding Term Loans of the applicable Class, (v) all documentation in respect of such Permitted Debt Exchange shall be consistent with the foregoing and all written communications generally directed to the Lenders in connection therewith shall be in form and substance consistent with the foregoing and made in consultation with the Administrative Agent, (vi) any applicable Minimum Exchange Tender Condition shall be satisfied, (vii) the maturity date and the weighted average life to maturity of such Permitted Debt Exchange Notes shall be no earlier than or shorter than, as the case may be, the Maturity Date or the remaining weighted average life to maturity of the Class of Term Loans subject to such exchange, as applicable (other than an earlier maturity date and/or shorter weighted average life to maturity for customary bridge financings, which, subject to customary conditions, would either be automatically converted into or required to be exchanged for permanent financing which does not provide for an earlier maturity date or a shorter weighted average life to maturity than the Maturity Date or the remaining weighted average life to maturity of the applicable Class of Term Loans, as applicable), (viii) the Permitted Debt Exchange Notes shall not be guaranteed by any Person other than the Guarantors, and will be secured either on a pari passu or (at the Borrowers’ option) junior basis by the same Collateral securing the Obligations (so long as any such Permitted Debt Exchange Notes (and related Obligations) are subject to each applicable Intercreditor Agreement) or (at the Borrowers’ option) will be unsecured, (ix) the Permitted Debt Exchange Notes shall rank pari passu in right of payment with or (at the Borrowers’ option) junior to the Obligations, (x) no Permitted Debt Exchange Offer may provide for any Permitted Debt Exchange Notes to be secured by any assets that do not also secure the Obligations, (xi) the Permitted Debt Exchange Notes will have such pricing, amortization and optional and mandatory prepayment terms as may be agreed by the applicable Borrowers and the applicable Lenders thereof, (xii) to the extent such Indebtedness is subordinated, the terms thereof shall provide for customary payment subordination to the Bank Obligations under the Loan Documents as reasonably determined by the Borrowers in good faith (including no mandatory prepayments on such subordinated Indebtedness unless prepayments are first made pro rata, to the extent required hereby, to the Bank Obligations and to the extent required by the documentation governing other senior Indebtedness, such senior Indebtedness and (xiii) if secured by the Collateral, such Indebtedness (and all related obligations) shall be subject to the terms of each applicable Intercreditor Agreement. Notwithstanding anything to the contrary herein, no Lender shall have any obligation to agree to have any of its Loans exchanged pursuant to any Permitted Debt Exchange Offer.
(a)
    With respect to all Permitted Debt Exchanges effected by the Borrowers pursuant to this Section 2.26, (i) such Permitted Debt Exchanges (and the cancellation of the exchanged Term Loans in connection therewith) shall not constitute voluntary or mandatory payments or prepayments for purposes of Sections 2.12 and 2.13 and (ii) such Permitted Debt Exchange Offer shall be made for not less than $20,000,000 in aggregate principal amount of Term Loans (or such lower principal amount as agreed to by the Administrative Agent in its reasonable discretion); provided that subject to the foregoing clause (ii), the applicable Borrowers may at their election specify as a condition (a “Minimum Exchange Tender Condition”) to consummating any such Permitted Debt Exchange that a minimum amount (to be determined and specified in the relevant Permitted Debt Exchange Offer in the such Borrowers’ discretion) of Term Loans be tendered.
(b)
    In connection with each Permitted Debt Exchange, the applicable Borrowers shall provide the Administrative Agent at least ten Business Days’ (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and such Borrowers and the Administrative Agent, acting reasonably, shall mutually agree to such procedures as may be necessary or advisable to accomplish the purposes of this Section 2.26 and without conflict with Section 2.26(d); provided that the terms of any Permitted Debt Exchange Offer shall provide that the date by which the relevant Lenders are required to indicate their election to participate in such Permitted Debt Exchange shall be not less than five Business Days following the date on which the Permitted Debt Exchange Offer is made (or such shorter period as may be agreed to by the Administrative Agent in its reasonable discretion).
(c)
    The Borrowers shall be responsible for compliance with, and hereby agrees to comply with, all applicable securities and other laws in connection with each Permitted Debt Exchange, it being understood and agreed that (x) neither the Administrative Agent nor any Lender assumes any responsibility in connection with the Borrowers’ compliance with such laws in connection with any Permitted Debt Exchange (other than, in the case of any Lender, the Borrowers’ reliance on any certificate delivered by such Lender pursuant to Section 2.26(a) above for which such Lender shall bear sole responsibility) and (y) each Lender shall be solely responsible for its compliance with any applicable “insider trading” laws and regulations to which such Lender may be subject under the Securities Exchange Act of 1934, as amended.
ARTICLE III

Representations and Warranties
Each Loan Party, with respect to itself and its respective Subsidiaries, represents and warrants to each Administrative Agent, each Issuing Bank and each of the Lenders that:
SECTION 3.01.
    Organization; Powers. Each Loan Party and each Material Subsidiary (a) is duly organized and validly existing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted and as proposed to be conducted except where the failure to have the same could not reasonably be expected to have a Material Adverse Effect, (c) is qualified to do business in, and is in good standing (where the concept is relevant) in, every jurisdiction where such qualification is required, except where the failure so to qualify or be in good standing could not reasonably be expected to result in a Material Adverse Effect, and (d) has the power and authority to execute, deliver and perform its obligations under each of the Loan Documents and each other agreement or instrument contemplated thereby to which it is or will be a party and, in the case of each Borrower, to borrow hereunder. With respect to each Loan Party incorporated in the Grand Duchy of Luxembourg, its place of central administration (siège de l’administration centrale) and centre of main interests (centre des intérêts principaux) is located at its registered office (siège statutaire) in the Grand Duchy of Luxembourg, and it has no establishment outside the Grand Duchy of Luxembourg (each such terms as defined respectively in the Council Regulation (EC) n°1346/2000 of 29 May 2000 on insolvency proceedings or domestic Luxembourg law).
SECTION 3.02.
    Authorization. (%3) The 2016 Restatement Transactions and the transactions contemplated thereby (i) have been duly authorized by all requisite corporate, partnership and, if required, stockholder, works council and partner action and (ii) will not (A) (1) violate any provision of law, statute, rule or regulation, or of the certificate or articles of incorporation, partnership agreements or other constitutive or governing documents or by-laws of Holdings or any Subsidiary, (2) violate in any material respect any order of any Governmental Authority or (3) violate in any material respect any provision of any indenture, agreement or other instrument to which Holdings or any Material Subsidiary is a party or by which any of them or any of their property is or may be bound, (B) result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, or give rise to any right to accelerate or to require the prepayment, repurchase or redemption of any material obligation under any such indenture, agreement or other instrument or (C) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by Holdings or any Material Subsidiary (other than any Lien created hereunder or under the Security Documents).
(a)
    The execution, delivery and performance by the Loan Parties of Amendment No. 10 and the other Loan Documents entered into in connection with Amendment No. 10 (i) have been duly authorized by all requisite corporate, partnership and, if required, stockholder, works council and partner action and (ii) will not (A) violate any provision of law, statute, rule or regulation in any material respect, or of the certificate or articles of incorporation, partnership agreements or other constitutive or governing documents or by-laws of Holdings or any Subsidiary or (B) violate in any material respect any provision of the Senior Secured Notes or the Senior Unsecured Notes, in each case outstanding on the 2016 Restatement Date.
SECTION 3.03.
    Enforceability. This Agreement has been duly executed and delivered by each Loan Party and constitutes, subject to Legal Reservations, and each other Loan Document when executed and delivered by each Loan Party thereto will constitute, subject to Legal Reservations, a legal, valid and binding obligation of such Loan Party enforceable against such Loan Party in accordance with its terms.
SECTION 3.04.
    Governmental Approvals. Except as set out in the legal opinions delivered in connection with Amendment No. 10, no action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required in connection with the 2016 Restatement Transactions or the transactions contemplated thereby, except for (a) filings in connection with the Security Documents, (b) recordation of the Mortgages (or amendments thereto), (c) the filings or other actions listed on Schedule 3.04 and (d) such as have been made or obtained and are in full force and effect or where the failure to obtain which could not reasonably be expected to have a Material Adverse Effect.
SECTION 3.05.
    Financial Statements. Holdings has heretofore furnished to the Lenders (i) its consolidated statements of comprehensive income, consolidated statements of financial position and related consolidated statements of changes in equity and cash flows as of and for the fiscal year ended December 31, 2015, audited by and accompanied by the opinion of PricewaterhouseCoopers, independent public accountants, and (ii) its interim unaudited consolidated statements of comprehensive income, interim unaudited consolidated statements of financial position and related interim unaudited consolidated statements of changes in equity and cash flows as of and for the three month period ended March 30, 2016, certified by its Financial Officer. Such financial statements present fairly in all material respects the financial condition and results of operations and cash flows of Holdings and its consolidated subsidiaries as of such dates and for such periods. Such statements of financial position and the notes thereto disclose all material liabilities, direct or contingent, of Holdings and its consolidated subsidiaries as of the dates thereof. Such financial statements were prepared in accordance with GAAP applied on a consistent basis, subject, in the case of unaudited financial statements, to normal year-end audit adjustments and the absence of footnotes.
SECTION 3.06.
    No Material Adverse Change. No event, change or condition has occurred that has had, or could reasonably be expected to have, a material adverse effect on the business, assets, liabilities, operations, condition (financial or otherwise) or operating results of Holdings and the Subsidiaries, taken as a whole, since December 31, 2015.
SECTION 3.07.
    Title to Properties; Possession Under Leases. (%3) Each Loan Party and its Subsidiaries has good and valid title to, or valid leasehold interests in, all its material properties and assets (including all Mortgaged Property), except, in each case, where the failure to have such good and valid title or such valid leasehold interests could not reasonably be expected to have a Material Adverse Effect. All such material properties and assets are free and clear of Liens, other than Liens expressly permitted by Section 6.02.

(a)
    Each Loan Party and its Subsidiaries has complied with all obligations under all material leases to which it is a party and all such leases are in full force and effect except, in each case, where the failure to so comply could not reasonably be expected to have a Material Adverse Effect. Each Loan Party and its Subsidiaries enjoys peaceful and undisturbed possession under all such material leases except, in each case, where the failure to do so could not reasonably be expected to have a Material Adverse Effect.
(b)
    As of the 2016 Restatement Date, no Loan Party or any of its Subsidiaries has received any written notice of, nor has any knowledge of, any pending or contemplated condemnation proceeding affecting the Mortgaged Properties or any sale or disposition thereof in lieu of condemnation.
(c)
    As of the 2016 Restatement Date, no Loan Party or any of its Subsidiaries is obligated under any right of first refusal, option or other contractual right to sell, assign or otherwise dispose of any Mortgaged Property or any interest therein.
SECTION 3.08.
    Subsidiaries. Schedule 3.08 sets forth as of the 2016 Restatement Date a list of all Subsidiaries of Holdings and the ownership percentage of Holdings or any Subsidiary of Holdings therein, together with the identity of each such holder. The shares of capital stock or other ownership interests of such Subsidiaries are, as of the 2016 Restatement Date, except as set forth on such Schedule 3.08, fully paid and non-assessable and are owned by Holdings or a Subsidiary, directly or indirectly, free and clear of all Liens other than Liens arising under applicable laws or permitted under Section 6.02 (other than Liens created under the Security Documents).
SECTION 3.09.
    Litigation; Compliance with Laws. (%3) Except as set forth on Schedule 3.09, as of the 2016 Restatement Date there are no actions, suits or proceedings at law or in equity or by or before any Governmental Authority now pending or, to the knowledge of any Loan Party, threatened against or affecting any Loan Party or any of its Subsidiaries or any business, property or rights of any such Person (i) that involve any Loan Document or (ii) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.
(a)
    Since the 2016 Restatement Date, there has been no change in the status of the matters disclosed on Schedule 3.09 that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.
(b)
    No Loan Party or any of its Subsidiaries or any of their respective material properties or assets is in violation of, nor will the continued operation of their material properties and assets as currently conducted violate, any law, rule or regulation (including any zoning and building law, ordinance, code or approval, or permits, any Environmental Law and any Environmental Permits) or any restrictions of record or agreements affecting the Mortgaged Property, or is in default with respect to any judgment, writ, injunction, decree or order of any Governmental Authority, where such violation or default could reasonably be expected to result in a Material Adverse Effect.
(c)
    Certificates of occupancy (or the functional equivalent thereof) and permits are in effect for each Mortgaged Property as currently constructed or the improvements located on each such Mortgaged Property or the use thereof constitutes legal non-conforming structures or uses except, in each case, where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.
SECTION 3.10.
    Agreements. (%3) No Loan Party or any of its Subsidiaries is a party to any agreement or instrument or subject to any corporate restriction that has resulted or could reasonably be expected to result in a Material Adverse Effect.
(a)
    No Loan Party or any of its Subsidiaries is in default in any manner under any provision of any material indenture or other material agreement or instrument evidencing Indebtedness owed to a third party, or any other material agreement or instrument to which it is a party or by which it or any of its properties or assets are or may be bound, where such default could reasonably be expected to result in a Material Adverse Effect.
SECTION 3.11.
    Federal Reserve Regulations. (%3) No Loan Party or any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.
(a)
    No part of the proceeds of any Loan or any Letter of Credit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation T, U or X.
SECTION 3.12.
    Investment Company Act. No Loan Party is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.
SECTION 3.13.
    Use of Proceeds. The Borrowers will use the proceeds of the Loans (other than Incremental Term Loans, which will be used as provided for in the applicable Incremental Assumption Agreement) and will request the issuance of Letters of Credit only for the purposes specified in the introductory statement to this Agreement. The Loans have not and shall not be used with a view to

(a) the subscription or acquisition of any shares in the share capital or depositary receipts thereof in a company organized in The Netherlands or (b) repay any Indebtedness which was used for the purposes of acquiring shares in the share capital or depositary receipts thereof in The Netherlands.
SECTION 3.14.
    Taxes. Each Loan Party and each of its Subsidiaries has filed or caused to be filed all material federal, state, local and foreign Tax Returns required to have been filed by it and has paid or caused to be paid all material Taxes due and payable by it and all material assessments received by it, except Taxes that are being contested in good faith by appropriate proceedings and for which such Loan Party or Subsidiary, as applicable, shall have set aside on its books adequate reserves.
SECTION 3.15.
    No Material Misstatements. None of (a) the Confidential Information Memorandum (together with the risk factors incorporated by reference therein) or (b) any other written information, report, exhibit or schedule (excluding the projections, forecasts, other forward-looking information and financial information referred to below) furnished by or on behalf of Holdings or any Subsidiary to the Administrative Agent or any Lender in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto, when taken as a whole, contained, contains or will contain as of the date the same was or is furnished any material misstatement of fact or, in the case of the Confidential Information Memorandum, omitted to state as of the date it was furnished any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading. The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of Holdings to be reasonable at the time made, in light of the circumstances under which they were made, it being recognized by the Agents and the Lenders that such projections, forecasts, other forward-looking information and financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.
SECTION 3.16.
    Employee Benefit Plans. (%3) Each Loan Party, each Material Subsidiary and each ERISA Affiliate is in compliance in all material respects with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder except to the extent that the liability which could reasonably be expected to result from any failure to comply with such provisions, regulations or interpretations could not reasonably be expected to result in a Material Adverse Effect. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events, could reasonably be expected to result in material liability of any Loan Party, any Material Subsidiary or any ERISA Affiliates, except to the extent that such liability could not reasonably be expected to have a Material Adverse Effect. The present value of all benefit liabilities under each Plan (based on the assumptions used for purposes of Accounting Standards Codification Topic 715, as amended or revised from time to time) did not, as of the last annual valuation date applicable thereto, exceed the fair market value of the assets of such Plan, and the present value of all benefit liabilities of all underfunded Plans (based on the assumptions used for purposes of Accounting Standards Codification Topic 715, as amended or revised from time to time) did not, as of the last annual valuation dates applicable thereto, exceed the fair market value of the assets of all such underfunded Plans except in each such case where such underfunding could not reasonably be expected to have a Material Adverse Effect.
(a)
     Each Foreign Pension Plan is in compliance in all material respects with all requirements of law applicable thereto and the respective requirements of the governing documents for such plan except to the extent that the liability which could reasonably be expected to result from any failure to comply with such requirements could not reasonably be expected to result in a Material Adverse Effect. With respect to each Foreign Pension Plan, no Loan Party, its Affiliates or, to the knowledge of any Loan Party, any of their respective directors, officers, employees or agents has engaged in a transaction which would subject any Loan Party or any Subsidiary thereof, directly or indirectly, to a tax or civil penalty which could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. With respect to each Foreign Pension Plan, reserves have been established in the financial statements furnished to Lenders in respect of any unfunded liabilities in accordance with applicable law and prudent business practice or, where required, in accordance with ordinary accounting practices in the jurisdiction in which such Foreign Pension Plan is maintained. The aggregate unfunded liabilities with respect to such Foreign Pension Plans could not reasonably be expected to result in a Material Adverse Effect; the present value of the aggregate accumulated benefit liabilities of all such Foreign Pension Plans (based on those assumptions used to fund each such Foreign Pension Plan) did not, as of the last annual valuation date applicable thereto, exceed the fair market value of the assets of all such Foreign Pension Plans except in such case where the underfunding could not reasonably be expected to have a Material Adverse Effect.
SECTION 3.17.
    Environmental Matters. (%3) Except as set forth in Schedule 3.17 and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, as of the 2016 Restatement Date no Loan Party or any Subsidiary thereof (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any Environmental Permits, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any reasonable basis for any Environmental Liability.
(a)
    Since the 2016 Restatement Date, there has been no change in the status of the matters disclosed on Schedule 3.17 that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.
SECTION 3.18.
    Insurance. Schedule 3.18 sets forth a true, complete and correct description of all insurance maintained by or on behalf of each Loan Party or any Material Subsidiary thereof as of the 2016 Restatement Date that is material to Holdings and the Material Subsidiaries taken as a whole. As of the 2016 Restatement Date, such insurance is in full force and effect and all premiums that, as of the 2016 Restatement Date, are required to be paid have been duly paid. Each Loan Party and each Material Subsidiary has insurance in such amounts and covering such risks and liabilities as are in accordance with normal industry practice.
SECTION 3.19.
    Security Documents. (%3) Subject to the Legal Reservations, the U.S. Collateral Agreement creates in favor of a Collateral Agent, for the ratable benefit of the Bank Secured Parties, a legal, valid and enforceable security interest in the Collateral (as defined in the U.S. Collateral Agreement) and the proceeds thereof and (i) with respect to all Pledged Collateral (as defined in the U.S. Collateral Agreement) previously delivered to and in the continuing possession of a Collateral Agent, the Lien created under the U.S. Collateral Agreement constitutes, or in the case of Pledged Collateral to be delivered to, and remain in the continuing possession of, a Collateral Agent in the future, the Lien created under the U.S. Collateral Agreement will constitute, a fully perfected first priority Lien (subject to the rights of Persons pursuant to Liens expressly permitted by Section 6.02) on, and security interest in, all right, title and interest of the Loan Parties in such Pledged Collateral, in each case prior and superior in right to any other Person, and (ii) with respect to all other Collateral (as defined in the U.S. Collateral Agreement) (other than Intellectual Property, as defined in the U.S. Collateral Agreement) with the previous filing of financing statements in the offices specified on Schedule 3.19(a), or when financing statements in appropriate form are filed in the offices specified on Schedule 3.19(a), or other appropriate instruments are filed or other actions taken, all as described in Schedule 3.19(a), the Lien created under the U.S. Collateral Agreement constitutes or will constitute, as the case may be, a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral, in each case prior and superior in right to any other Person, in each case other than with respect to Liens expressly permitted by Section 6.02.
(a)
    The U.S. Collateral Agreement, together with the filings made pursuant to the U.S. Collateral Agreement currently on file with the United States Patent and Trademark Office and the United States Copyright Office and the financing statements currently on file in the offices specified on Schedule 3.19(a) have created, as and to the extent provided in the U.S. Collateral Agreement, a Lien that is fully perfected on all right, title and interest of the Loan Parties in the Intellectual Property (as defined in the U.S. Collateral Agreement) in which a security interest may be perfected by filing in the United States and its territories and possessions, in each case prior and superior in right to any other Person other than with respect to Liens expressly permitted by Section 6.02. Notwithstanding the foregoing, it is understood that recordings in the United States Patent and Trademark Office and the United States Copyright Office, as applicable, may be necessary to perfect a Lien on any U.S. patents, U.S. patent applications, U.S. registered trademarks, U.S. trademark applications, and U.S. registered copyrights of any Loan Party that were acquired after the 2016 Restatement Date (such intellectual property, collectively the “Post-Closing IP”). Upon the making of such recordings, together with the financing statements currently on file in the offices specified on Schedule 3.19(a), the Lien created under the U.S. Collateral Agreement shall constitute, as and to the extent provided in the U.S. Collateral Agreement, a fully perfected Lien on all right, title and interest of the Loan Parties in the Post-Closing IP, in each case prior and superior in right to any other Person other than with respect to Liens expressly permitted by Section 6.02.
(b)
    Subject to the Legal Reservations and except as set forth on Schedule 3.19(c), each Mortgage is effective to create in favor of the applicable Collateral Agent, for the ratable benefit of the Bank Secured Parties, a valid and enforceable Lien on all of the applicable Loan Party’s right, title and interest in and to the Mortgaged Property thereunder and the proceeds thereof, and when such Mortgage is filed and/or recorded in the appropriate filing office, such Mortgage shall constitute a fully perfected first priority Lien on, and security interest in, all right, title and interest of the applicable Loan Party in such Mortgaged Property and the proceeds thereof, other than with respect to the rights of Persons pursuant to Liens expressly permitted by Section 6.02.
(c)
    Subject to the Legal Reservations, the Agreed Security Principles and except as set forth in Schedule 3.19(d) or the applicable legal opinion, (i) each Foreign Collateral Agreement creates in favor of the applicable Collateral Agent, for the benefit of the Bank Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof to the extent permissible under applicable law, and (ii) in the case of the Pledged Collateral described in a Foreign Collateral Agreement, when actions are taken (or were taken) as required in the relevant Foreign Collateral Agreement, the applicable Collateral Agent (for the benefit of the Bank Secured Parties) shall have (or, in the case of actions taken prior to the 2016 Restatement Date, has) a Lien on, and security interest in, all right, title and interest of the applicable Loan Parties in such Pledged Collateral and the proceeds thereto, and such Lien shall be a first priority Lien, subject to Liens permitted by Section 6.02, and shall, to the extent applicable in the relevant jurisdiction, be perfected.
SECTION 3.20.
    Location of Real Property and Leased Premises. Schedule 3.20 lists completely and correctly as of the 2016 Restatement Date all material real property with a value in excess of $25 million owned by Holdings and the Material Subsidiaries and the addresses thereof. Holdings and the Material Subsidiaries, as of the 2016 Restatement Date, own in fee all the material real property set forth on Schedule 3.20.
SECTION 3.21.
    Labor Matters. As of the 2016 Restatement Date, there are no material strikes, lockouts or slowdowns against any Loan Party or any Material Subsidiary, to the knowledge of Holdings or any Borrower, threatened. The hours worked by and payments made to employees of each Loan Party and the Subsidiaries thereof have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters in any material respects. All material payments due from any Loan Party or any Material Subsidiary, or for which any claim may be made against any Loan Party or Material Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of such Loan Party or Material Subsidiary. The consummation of the 2016 Restatement Transactions and the transactions contemplated thereby will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Loan Party or Material Subsidiary is bound to the extent the same could reasonably be expected to have a Material Adverse Effect.
SECTION 3.22.
    Solvency. Immediately after the consummation of the 2016 Restatement Transactions to occur on the 2016 Restatement Date, (i) the fair value of the assets of the Loan Parties (on a consolidated basis), at a fair valuation, will exceed their debts and liabilities, subordinated, contingent or otherwise; (ii) the present fair saleable value of the property of the Loan Parties (on a consolidated basis) will be greater than the amount that will be required to pay the probable liability of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) the Loan Parties (on a consolidated basis) will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) the Loan Parties (on a consolidated basis) will not have unreasonably small capital with which to conduct the business in which they are engaged as such business is now conducted and is proposed to be conducted following the 2016 Restatement Date.
SECTION 3.23.
    Senior Indebtedness. The Obligations constitute “Senior Indebtedness” and “Designated Senior Indebtedness” under and as defined in the November 2013 5.625% Senior Unsecured Note Documents, “Senior Liabilities” under and as defined in the 2007 Intercreditor Agreement, and “Senior Obligations” under and as defined in the November 2013 Intercreditor Agreement.
SECTION 3.24.
    Sanctioned Persons. No Loan Party or subsidiary thereof nor, to the knowledge of any Loan Party, any director, officer, agent, employee or Affiliate of any Loan Party or subsidiary thereof is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”) or sanctions under other similar applicable laws of other jurisdictions in which it conducts business with the result that any Lender would be in violation of applicable law; and no Borrower will knowingly directly or indirectly use the proceeds of the Loans or the Letters of Credit or otherwise make available such proceeds to any Person, for the purpose of financing the activities of any Person currently subject to any U.S. sanctions administered by OFAC or sanctions under other similar applicable laws of other jurisdictions in which it conducts business with the result that any Lender would be in violation of applicable law.
ARTICLE IV

Conditions of Lending
The obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder are subject to the satisfaction of the following conditions:

SECTION 4.01.
    All Credit Events. On the date of each Borrowing (other than (i) a conversion or a continuation of a Borrowing or (ii) as set forth in Section 2.23(c) with respect to Incremental Term Loans and Incremental Revolving Credit Commitments) and on the date of each issuance of a Letter of Credit, and on the date of any extension or renewal of a Letter of Credit or any amendment of a Letter of Credit that increases the face or maximum amount thereof (each such event being called a “Credit Event”):
(b)
    The Administrative Agent shall have received a notice of such Borrowing as required by Section 2.03 (or such notice shall have been deemed given in accordance with Section 2.02) or, in the case of the issuance, amendment, extension or renewal of a Letter of Credit, the applicable Issuing Bank and the Administrative Agent shall have received a notice requesting the issuance, amendment, extension or renewal of such Letter of Credit as required by Section 2.22(b).
(c)
    The representations and warranties set forth in Article III and in each other Loan Document shall be true and correct in all material respects on and as of the date of such Credit Event with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date.
(d)
    At the time of and immediately after such Credit Event, no Default or Event of Default shall have occurred and be continuing.
Each Credit Event shall be deemed to constitute a representation and warranty by the Borrowers and Holdings on the date of such Credit Event as to the matters specified in paragraphs (b) and (c) of this Section 4.01.
ARTICLE V

Affirmative Covenants
Each of Holdings and the Borrowers covenants and agrees with each Lender that so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts (other than indemnification and other contingent obligations for which no claim has been made) payable under any Loan Document shall have been paid in full and all Letters of Credit have been canceled or have expired (unless cash collateralized or backstopped in a manner reasonably satisfactory to the Administrative Agent) and all amounts drawn thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing, each of Holdings and the Borrowers will, and will cause the Material Subsidiaries to:

SECTION 5.01.
    Existence; Compliance with Laws; Businesses and Properties. (%3) Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except as otherwise expressly permitted under Section 6.05.
(a)
    Do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, franchises, authorizations (including any unconditional works council authorizations), patents, copyrights, trademarks and trade names material to the conduct of its business; maintain and operate such business in substantially the manner in which it is presently conducted and operated; comply in all material respects with all applicable laws, rules, regulations and decrees and orders of any Governmental Authority, whether now in effect or hereafter enacted; and at all times maintain and preserve all property and assets material to the conduct of such business and keep such property and assets in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times.
SECTION 5.02.
    Insurance. (%3) Keep its insurable properties adequately insured at all times by financially sound and reputable insurers; maintain such other insurance, to such extent and against such risks, including fire and other risks insured against by extended coverage, as is customary with companies in the same or similar businesses operating in the same or similar locations, including public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of any properties owned, occupied or controlled by it, as is customary with companies in the same or similar businesses operating in the same or similar locations; and maintain such other insurance as may be required by law.
(a)
    Cause all such policies covering any Collateral material to Holdings and the Subsidiaries taken as a whole (to the extent it is a property policy) to be endorsed or otherwise amended to include a customary lender’s loss payable endorsement, in form and substance satisfactory to the Administrative Agent, which endorsement shall provide that if the insurance carrier shall have received written notice from the Administrative Agent or a Collateral Agent of the occurrence of an Event of Default, the insurance carrier shall pay all proceeds otherwise payable to any Borrower or the Loan Parties under such policies directly to such Collateral Agent; and cause each such policy to provide that it shall not be canceled, modified or not renewed (i) by reason of nonpayment of premium without at least 10 days’ prior written notice thereof by the insurer to the Administrative Agent (giving the Administrative Agent and such Collateral Agent the right to cure defaults in the payment of premiums) or (ii) for any other reason without at least 30 days’ prior written notice thereof by the insurer to the Administrative Agent.

(b)
    If at any time the area in which the Premises (as defined in the Mortgages) are located is designated (i) a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), obtain flood insurance in such total amount as is customary with companies in the same or similar businesses operating in the same or similar locations, and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as it may be amended from time to time, or (ii) a “Zone 1” area, obtain earthquake insurance in such total amount as is customary with companies in the same or similar businesses operating in the same or similar locations.
(c)
    With respect to any Mortgaged Property, carry and maintain comprehensive general liability insurance including the “broad form CGL endorsement” and coverage on an occurrence basis against claims made for personal injury (including bodily injury, death and property damage) and umbrella liability insurance against claims that are customarily insured under such insurance, in no event for a combined single limit of less than that which is customary for companies in the same or similar businesses operating in the same or similar locations, naming the applicable Collateral Agent as an additional insured, on forms satisfactory to the Administrative Agent.
SECTION 5.03.
    Taxes. Pay and discharge promptly when due all material Taxes, assessments and governmental charges or levies imposed upon or payable by it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default; provided, however, that such payment and discharge shall not be required with respect to any such Tax, assessment, charge or levy, so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings and Holdings, the applicable Borrower or the applicable Subsidiary shall have set aside on its books adequate reserves with respect thereto in accordance with GAAP and such contest operates to suspend collection of the contested obligation, Tax, assessment or charge or enforcement of a Lien.
SECTION 5.04.
    Financial Statements, Reports, etc. In the case of Holdings, furnish to the Administrative Agent, which shall furnish to each Lender:
(a)
    within 90 days after the end of each fiscal year, its consolidated statements of comprehensive income, consolidated statements of financial position and related consolidated statements of changes in equity and cash flows showing the financial condition of Holdings and its consolidated subsidiaries as of the close of such fiscal year and the results of its operations and the operations of Holdings and such subsidiaries during such year, together with comparative figures for the immediately preceding fiscal year, all audited by PricewaterhouseCoopers or other independent public accountants of recognized national standing and accompanied by an opinion of such accountants (which opinion shall be without a “going concern” explanatory note or any similar qualification or like exception and without any qualification or like exception as to the scope of such audit (other than any such explanatory note, qualification or like exception that is expressed solely with respect to, or resulting solely from, (i) a maturity date in respect of any Term Loans or Revolving Credit Commitments or Revolving Loans that is scheduled to occur within one year from the date of delivery of such opinion or (ii) any inability or potential inability to satisfy the covenant set forth in Section 6.12 of this Agreement on a future date or in a future period)) to the effect that such consolidated financial statements fairly present in all material respects the financial condition and results of operations of Holdings and its consolidated subsidiaries on a consolidated basis in accordance with GAAP consistently applied, together with a customary “management discussion and analysis” section;
(b)
    within 45 days after the end of each of the first three fiscal quarters of each fiscal year, its consolidated statements of comprehensive income, consolidated statements of financial position and related consolidated statements of changes in equity and cash flows showing the financial condition of Holdings and its consolidated subsidiaries as of the close of such fiscal quarter and the results of its operations and the operations of Holdings and such subsidiaries during such fiscal quarter and the then elapsed portion of the fiscal year, and comparative figures for the same periods in the immediately preceding fiscal year, all certified by its Financial Officer as fairly presenting in all material respects the financial condition and results of operations of Holdings and its consolidated subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the lack of notes thereto, together with a customary “management discussion and analysis” section;
(c)
    concurrently with any delivery of financial statements under paragraph (a) or (b) above, a certificate of its Financial Officer in the form of Exhibit K (i) certifying that no Event of Default or Default has occurred or, if such an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto, (ii) setting forth computations in reasonable detail satisfactory to the Administrative Agent (which shall include a reasonably detailed calculation of Consolidated EBITDA for the relevant period) of the Total Secured Leverage Ratio, the Total Leverage Ratio and, solely in the case of any such certificate delivered with the financial statements under paragraph (a) above, the Senior Secured First Lien Leverage Ratio, in each case on the last day of the relevant period;
(d)
    within 90 days after the beginning of each fiscal year of Holdings, a detailed consolidated budget for such fiscal year (including a projected consolidated balance sheet and related statements of projected operations and cash flows as of the end of and for such fiscal year and setting forth the assumptions used for purposes of preparing such budget) and, promptly when available, any significant revisions of such budget;

(e)
    promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by Holdings or any Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed to its shareholders or equityholders, as the case may be;
(f)
    promptly after the request by any Lender, all documentation and other information that such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act;
(g)
    promptly, from time to time, such other information regarding the operations, business affairs and financial condition of Holdings or any Subsidiary, or compliance with the terms of any Loan Document, as the Administrative Agent (on its own behalf or on behalf of any Lender acting through the Administrative Agent) may reasonably request;
(h)
    provide all information reasonably requested by the Administrative Agent on behalf of any Lender required in order to manage such Lender’s anti-money laundering, counter-terrorism financing or economic and trade sanctions risk or to comply with any laws or regulations; and
(i)
    upon or reasonably promptly after each designation of a Subsidiary as an “Unrestricted Subsidiary” and each Subsidiary Redesignation, in each case in accordance with the terms of this Agreement, provide written notice of such designation or Subsidiary Redesignation, as applicable, to the Administrative Agent (who shall promptly notify the Lenders).
SECTION 5.05.
    Litigation and Other Notices. Furnish to the Administrative Agent, each Issuing Bank and each Lender prompt written notice of the following:
(d)
    any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto;
(e)
    the filing or commencement of, or any threat or notice of intention of any Person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority, against Holdings or any Subsidiary that could reasonably be expected to result in a Material Adverse Effect;

(f)
    any development that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect; and
(g)
    any decrease in Holdings’ public corporate rating by S&P, in Holdings’ public corporate family rating by Moody’s or in the public ratings of the Credit Facilities by S&P or Moody’s, or any notice from either such agency indicating its intent to effect such a change or to place Holdings or the Credit Facilities on a “CreditWatch” or “WatchList” or any similar list, in each case with negative implications, or its cessation of, or its intent to cease, rating Holdings or the Credit Facilities.
SECTION 5.06.
    Information Regarding Collateral. (%3) Furnish to the Administrative Agent prompt written notice of any change (i) in any Loan Party’s corporate name or (ii) in the jurisdiction of organization or formation of any Loan Party. Holdings and the Borrowers agree not to effect or permit any change referred to in the preceding sentence unless all filings have been made or will be made promptly under the Uniform Commercial Code or otherwise that are required in order for the applicable Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral. Holdings and the Borrowers also agree promptly to notify the Administrative Agent if any portion of the Collateral that is material to Holdings and the Subsidiaries taken as a whole is damaged or destroyed.
(a)
    In the case of Holdings, each year, at the time of delivery of the annual financial statements with respect to the preceding fiscal year pursuant to Section 5.04(a), deliver to the Administrative Agent a certificate of a Financial Officer setting forth the information required pursuant to Section 2 of the Perfection Certificate or confirming that there has been no change in such information since the date of the Perfection Certificate delivered on the 2016 Restatement Date or the date of the most recent certificate delivered pursuant to this Section 5.06.
SECTION 5.07.
    Maintaining Records; Access to Properties and Inspections; Maintenance of Ratings. (%3) Keep proper books of record and account in which full, true and correct entries in all material respects in conformity with GAAP or, with respect to any Subsidiary organized outside of the United States, the local accounting standards applicable in the relevant jurisdiction and all requirements of law, are made of all material dealings and transactions in relation to its business and activities. Each Loan Party will, and will cause each of its Material Subsidiaries to, permit any representatives or advisors designated by the Administrative Agent to visit and inspect the financial records and the properties of such Person upon reasonable notice and at reasonable times during normal business hours (provided that (i) such visits shall be coordinated by the Administrative Agent on its own behalf or on behalf of, and at the request of, the Required Lenders, (ii) a representative of the Loan Parties may be present at any such visits and inspections, (iii) such visits shall be limited to no more than one such visit per calendar year, and (iv) such visits shall be at the requesting Lenders’ expense, except in the case of clauses (iii) and (iv) during the continuance of an Event of Default), and permit any representatives designated by the Administrative Agent (including advisors to the Administrative Agent or the Required Lenders) to have reasonable discussions upon reasonable notice and at reasonable times during normal business hours regarding the affairs, finances and condition of such Person with the officers thereof (provided that such discussions shall be limited to no more than once per calendar year except during the continuance of an Event of Default); provided, further that no Loan Party will be required to disclose or permit the inspection or discussion of, any document, information or other matter (x) that constitutes non-financial trade secrets or non-financial proprietary information, (y) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives) is prohibited by any Requirement of Law or any binding agreement or (z) that is subject to attorney client or similar privilege or constitutes attorney work product).
(d)
    In the case of Holdings and the Borrowers, use commercially reasonable efforts to cause the Credit Facilities to be continuously rated publicly by S&P and Moody’s, and in the case of Holdings, use commercially reasonable efforts to maintain a public corporate rating from S&P and a public corporate family rating from Moody’s, in each case in respect of Holdings.
SECTION 5.08.
    Use of Proceeds. Use the proceeds of the Loans and request the issuance of Letters of Credit only for the purposes specified in the introductory statement to this Agreement or, in the case of Incremental Term Loans and Incremental Revolving Loans, in the applicable Incremental Assumption Agreement. The Loans shall not be used with a view to (a) the subscription or acquisition of any shares in the share capital or depositary receipts thereof in a company organized in The Netherlands or (b) repay any Indebtedness which was used for the purposes of acquiring shares in the share capital or depositary receipts thereof in The Netherlands.
SECTION 5.09.
    Employee Benefits. (a) Comply in all material respects with the applicable provisions of ERISA and the Code and the laws applicable to any Foreign Pension Plan except where the failure to comply could not reasonably be expected to result in a Material Adverse Effect and (b) furnish to the Administrative Agent as soon as possible after, and in any event within ten days after any responsible officer of Holdings or any Borrower knows or has reason to know that, any ERISA Event has occurred that, alone or together with any other ERISA Event could reasonably be expected to result in liability of Holdings, any Borrower or any ERISA Affiliate in an aggregate amount exceeding $75,000,000, a statement of a Financial Officer of Holdings or such Borrower setting forth details as to such ERISA Event and the action, if any, that Holdings or such Borrower proposes to take with respect thereto.
SECTION 5.10.
    Compliance with Environmental Laws. Comply, and cause all lessees and other Persons occupying or operating its properties to comply with all Environmental Laws applicable to its operations and properties; obtain and renew all Environmental Permits necessary for its operations and properties; and conduct any response or remedial action in accordance with Environmental Laws except in each case where the failure to comply or so act could not reasonably be expected to result in a Material Adverse Effect; provided, however, that none of Holdings or any Material Subsidiary shall be required to undertake any response or remedial action required by Environmental Laws to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP, except to the extent such response or remedial action is necessary to prevent or abate an imminent and substantial danger to human health and/or the environment.
SECTION 5.11.
    Preparation of Environmental Reports. If a Default caused by reason of a breach of Section 3.17 or Section 5.10 shall have occurred and be continuing for more than 30 days without Holdings or any Subsidiary commencing activities reasonably likely to cure such Default, at the written request of the Required Lenders through the Administrative Agent, the Loan Parties shall provide to the Lenders within 45 days after such request, at the expense of the Loan Parties, an environmental site assessment report regarding the matters which are the subject of such Default prepared by an environmental consulting firm reasonably acceptable to the Administrative Agent and indicating, to the extent relevant, the presence or absence of Hazardous Materials and the estimated cost of any compliance with, or response or remedial action under, Environmental Law in connection with such Default.
SECTION 5.12.
    Further Assurances. (%3) Execute any and all further documents, financing statements, agreements, assignments, transfers, charges, notices and instruments, and take all further action (including filing Uniform Commercial Code and other financing statements, mortgages and deeds of trust) that may be required under the Agreed Security Principles, or that the Required Lenders or the Administrative Agent may reasonably request (and in such form as any Collateral Agent may reasonably require in respect of such Collateral Agent or its nominee(s)) in accordance with the Agreed Security Principles, in order to effectuate the transactions contemplated by the Loan Documents and (to the extent applicable and required) in order to (i) grant, preserve, protect and perfect the validity and first priority (subject to the rights of Persons pursuant to Liens expressly permitted by Section 6.02) of the security interests created or intended to be created by the Security Documents in accordance with the Agreed Security Principles and (ii) facilitate the realization of the assets which are, or are intended to be, the subject of such security interests. Subject to the Agreed Security Principles, Holdings, each Borrower and each other Loan Party will cause any subsequently acquired or organized Subsidiary of such Person and any Unrestricted Subsidiary that becomes a Subsidiary of such Person pursuant to a Subsidiary Redesignation (in each case other than an Excluded Subsidiary, for so long as such Subsidiary is permitted to remain an Excluded Subsidiary hereunder) to become a Loan Party by executing a Guarantor Joinder and each applicable Loan Document in favor of the Collateral Agents, in each case within a reasonable period of time after such acquisition, organization, Subsidiary Redesignation, or ceasing to be an Excluded Subsidiary. In addition, from time to time and subject to the Agreed Security Principles, Holdings, each Borrower and each other Loan Party will, at its cost and expense, promptly secure the Obligations by pledging or creating, or causing to be pledged or created, perfected (to the extent required under the Agreed Security Principles) first priority (subject to the rights of Persons pursuant to Liens expressly permitted by Section 6.02) security interests with respect to such of its assets and properties as the Administrative Agent or the Required Lenders shall designate. Such security interests and Liens will be created under the Loan Documents and other security agreements, mortgages, deeds of trust and other instruments and documents in form and substance reasonably satisfactory to the Administrative Agent and applicable Collateral Agent, and Holdings, the Borrowers and the other Loan Parties shall deliver or cause to be delivered to the Lenders all such instruments and documents (including legal opinions, title insurance policies and lien searches) as the Administrative Agent shall reasonably request in accordance with the Agreed Security Principles to evidence compliance with this Section. Subject to the Agreed Security Principles, each of Holdings, the Borrowers and the other Loan Parties agrees to provide such evidence as the Administrative Agent shall reasonably request as to the perfection (where applicable) and priority status of each such security interest and Lien. In furtherance of the foregoing, Holdings and the Borrowers will give prompt notice to the Administrative Agent of the acquisition by any of them or any of their respective Subsidiaries of any owned real property (or any interest in owned real property) having a value in excess of $25,000,000.
(a)
    If, at any time and from time to time on or after the 2016 Restatement Date, subsidiaries that are not Loan Parties because they are Excluded Subsidiaries (i) had gross assets (excluding intra group items but including, without duplication, investments in Subsidiaries) in excess of 25% of the Consolidated Total Assets as of, in each case, the last day of the fiscal quarter of Holdings most recently ended for which financial statements are available or (ii) had earnings before interest, tax, depreciation and amortization calculated on the same basis as Consolidated EBITDA in excess of 25% of the Consolidated EBITDA for, in each case, the period of four consecutive fiscal quarters of Holdings most recently ended for which financial statements are available, then Holdings shall, not later than 45 days after the date by which financial statements for such quarter are required to be delivered pursuant to this Agreement (or such later date as the Administrative Agent may agree), cause one or more of such subsidiaries that are not Loan Parties to become additional Loan Parties (notwithstanding that such subsidiaries are, individually, Excluded Subsidiaries and notwithstanding anything to the contrary in the Agreed Security Principles) such that the foregoing condition ceases to be true.
SECTION 5.13.
    Post-Closing Obligations. Schedule III to Amendment No. 10 sets forth certain matters to be effected following the 2016 Restatement Date.
ARTICLE VI

Negative Covenants
Each of Holdings and (other than with respect to Section 6.15) the Borrowers covenants and agrees with each Lender that, so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts (other than indemnification and contingent obligations for which no claim has been made) payable under any Loan Document have been paid in full and all Letters of Credit have been cancelled or have expired (unless cash collateralized or backstopped in a manner reasonably satisfactory to the Administrative Agent) and all amounts drawn thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing, none of Holdings or any Borrower will, and each will cause the Material Subsidiaries not to:
SECTION 6.01.
    Indebtedness. Incur, create, assume or permit to exist any Indebtedness, except:
(d)
    Indebtedness existing on the 2016 Restatement Date and set forth in Schedule 6.01;
(e)
    Indebtedness created hereunder and under the other Loan Documents;
(f)
    intercompany Indebtedness of Holdings and the Subsidiaries to the extent permitted by Section 6.04(c) so long as any such Indebtedness owed by a Loan Party to a Subsidiary that is not a Loan Party that is in excess of $35,000,000 is subordinated in right of payment to the Bank Obligations pursuant to an Affiliate Subordination Agreement (or in another manner acceptable to the Administrative Agent);
(g)
    Indebtedness of Holdings or any Subsidiary incurred to finance the acquisition, construction or improvement of any property (real or personal); provided that (i) such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this Section 6.01(d), when combined with the aggregate principal amount of all Capital Lease Obligations incurred pursuant to Section 6.01(e) and Indebtedness incurred pursuant to Section 6.01(f), shall not exceed $400,000,000 at any time outstanding (or, if greater at the time of incurrence thereof, 2.0% of Consolidated Total Assets (calculated on a pro forma basis and with reference to the most recent consolidated balance sheet of Holdings));
(h)
    Capital Lease Obligations in an aggregate principal amount, when combined with the aggregate principal amount of all Indebtedness incurred pursuant to Section 6.01(d) and Section 6.01(f), shall not exceed $400,000,000 at any time outstanding (or, if greater at the time of incurrence thereof, 2.0% of Consolidated Total Assets (calculated on a pro forma basis and with reference to the most recent consolidated balance sheet of Holdings));
(i)
    Indebtedness assumed in connection with the acquisition of any property (real or personal) or secured by a Lien on any such property prior to the acquisition thereof, in each case in an aggregate principal amount, when combined with the aggregate principal amount of all Indebtedness incurred pursuant to Section 6.01(d) and Capital Lease Obligations under Section 6.01(e), shall not exceed $400,000,000 at any time outstanding (or, if greater at the time of incurrence thereof, 2.0% of Consolidated Total Assets (calculated on a pro forma basis and with reference to the most recent consolidated balance sheet of Holdings));
(j)
    Indebtedness under performance bonds, bid and appeal bonds and completion guarantees or with respect to workers’ compensation claims, in each case incurred in the ordinary course of business;
(k)
    Indebtedness incurred under any local facilities in an aggregate principal amount not to exceed $400,000,000 at any time outstanding, provided that the aggregate principal amount of Indebtedness incurred under the Local Facilities shall not exceed $300,000,000 at any time outstanding;
(l)
    Indebtedness of any Person that becomes a Subsidiary after the 2016 Restatement Date; provided that (i) such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary, (ii) immediately before and after such Person becomes a Subsidiary, no Event of Default shall have occurred and be continuing and (iii) the aggregate principal amount of Indebtedness permitted by this Section 6.01(i) shall not exceed $300,000,000 at any time outstanding (or, if greater, the maximum principal amount that, at the time of the incurrence thereof and after giving effect thereto, would not cause (x) in the case of such Indebtedness secured by a Lien, the Total Secured Leverage Ratio, calculated on a Pro Forma Basis, to exceed 4.50 to 1.0 or (y) in the case of such Indebtedness not secured by a Lien, Holdings’ Fixed Charge Coverage Ratio, calculated on a pro forma basis, to be less than 2.0 to 1.0);
(m)
    Indebtedness in respect of Hedging Agreements incurred in the ordinary course of business and consistent with prudent business practices;
(n)
    (i) The Senior Secured Notes described in clause (a) of the definition thereof, (ii) the Senior Unsecured Notes described in clause (a) of the definition thereof and (iii) the November 2013 5.625% Senior Unsecured Notes;
(o)
    Senior Secured Notes; provided that at the time of such incurrence and after giving effect thereto, (i) the Total Secured Leverage Ratio, calculated on a Pro Forma Basis, would not exceed 4.50 to 1.0 and (ii) both before and after giving effect to such incurrence, no Event of Default shall have occurred and be continuing;

(p)
    Senior Secured Notes and Senior Unsecured Notes; provided that at the time of such incurrence and after giving effect thereto, (i) such Indebtedness (whether or not in the form of Senior Secured Notes) complies with clause (y)(A) of the proviso to the definition of the term “Senior Secured Notes”, (ii) at the time of issuance the principal amount of such Indebtedness does not exceed the Incremental Dollar Amount, (iii) Holdings shall be in Pro Forma Compliance and (iv) both before and after giving effect to such incurrence, no Event of Default shall have occurred and be continuing;
(q)
    Indebtedness incurred on behalf of, or representing Guarantees of Indebtedness of, joint ventures so long as the aggregate principal amount incurred pursuant to this paragraph (n) after the 2016 Restatement Date, when combined with the aggregate outstanding amounts invested, loaned or advanced pursuant to Section 6.04(j) after the 2016 Restatement Date, does not exceed $350,000,000 at any time outstanding (or, if greater at the time of incurrence thereof, 1.5% of Consolidated Total Assets (calculated on a pro forma basis and with reference to the most recent consolidated balance sheet of Holdings));
(r)
    Guarantees by Holdings of Indebtedness of any Subsidiary and by any Subsidiary of any Indebtedness of Holdings or any other Subsidiary; provided that Guarantees of any Indebtedness by any Loan Party of any Subsidiary that is not a Loan Party shall be subject to Section 6.04;
(s)
    (i) Cash Management Obligations with respect to Cash Management Services not to exceed $300,000,000 at any time outstanding (it being understood that any Indebtedness outstanding under intra-day settlement accounts at the end of the day shall be treated as an incurrence of Indebtedness for purposes of, and be subject to the restrictions contained in, this Section 6.01) and (ii) obligations with respect to Cash Management Services entered into in the ordinary course of business;
(t)
    Indebtedness of Holdings or the Subsidiaries consisting of obligations (including guarantees thereof) to repurchase equipment sold to customers or third party leasing companies pursuant to the terms of sale of such equipment in the ordinary course of business;
(u)
    [reserved];
(v)
    Indebtedness representing deferred compensation or other similar arrangements to employees and directors of Holdings or any of the Subsidiaries incurred in the ordinary course of business or in connection with an acquisition or any other investment permitted pursuant to Section 6.04 (including as a result of the cancellation or vesting of outstanding options and other equity based awards in connection therewith);
(w)
    Indebtedness representing obligations arising under agreements of Holdings or a Subsidiary providing for indemnification, adjustment of purchase price or other post-closing payment adjustments, including wholly contingent earn-outs and other similar arrangements, in each case incurred in connection with an investment permitted under Section 6.04 or a Permitted Acquisition or a permitted disposition;
(x)
    Indebtedness consisting of Subordinated Indebtedness issued by Holdings or any Subsidiary to current or former officers, directors and employees thereof or any Parent Company thereof, their respective estates, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of Holdings or any Parent Company to the extent described in clause (iii) of Section 6.06(a);
(y)
    Indebtedness consisting of Subordinated Shareholder Loans;
(z)
    unsecured Indebtedness of Holdings or any Subsidiary; provided that at the time thereof and after giving effect thereto, (i) Holdings’ Fixed Charge Coverage Ratio, calculated on a pro forma basis, shall be at least 2.0 to 1.0, (ii) both before and after giving effect to such incurrence, no Event of Default shall have occurred and be continuing, (iii) the final maturity date of such Indebtedness is no earlier than the date that is 91 days after the Latest Term Loan Maturity Date, (iv) the weighted average life to maturity of such Indebtedness is no shorter than the weighted average life to maturity of the Term Loans, (v) if such Indebtedness constitutes Subordinated Indebtedness, the subordination provisions relating thereto are reasonably satisfactory to the Administrative Agent and (vi) the aggregate principal amount of Indebtedness incurred or guaranteed by any Subsidiary that is not a Loan Party pursuant to this clause (w) and clause (bb) (to the extent constituting Permitted Refinancing Indebtedness in respect of such Indebtedness) of this Section 6.01 shall not exceed the greater of $250,000,000 and 1.5% of Consolidated Total Assets (calculated on a pro forma basis and with reference to the most recent consolidated balance sheet of Holdings);
(aa)
    unsecured subordinated Indebtedness of any Loan Party; provided that at the time thereof and after giving effect thereto, (i) Holdings’ Fixed Charge Coverage Ratio, calculated on a pro forma basis, shall be at least 2.0 to 1.0, (ii) both before and after giving effect to such incurrence, no Event of Default shall have occurred and be continuing, (iii) the final maturity date of such Indebtedness is no earlier than the date that is 91 days after the Latest Term Loan Maturity Date, (iv) such Indebtedness is not subject to any scheduled amortization and (v) the subordination provisions relating thereto are reasonably satisfactory to the Administrative Agent;

(bb)
    Indebtedness in respect of any Permitted Receivables Financing;
(cc)
    other Indebtedness of Holdings or any Subsidiary in an aggregate principal amount not exceeding $540,000,000 at any time outstanding (or, if greater at the time of incurrence thereof, 3.0% of Consolidated Total Assets (calculated on a pro forma basis and with reference to the most recent consolidated balance sheet of Holdings));
(dd)
    Indebtedness of Graham Packaging or any of its subsidiaries existing on the Graham Packaging Closing Date; provided that such Indebtedness existed at the time Graham Packaging became a Subsidiary and was not created in contemplation of or in connection with Graham Packaging becoming a Subsidiary;
(ee)
    any extensions, renewals, refinancings and replacements of the Indebtedness permitted to be incurred under Sections 6.01(a), (d), (i), (k), (l), (m), (w), (bb) and (cc) (the Indebtedness being extended, renewed, refinanced or replaced being referred to herein as the “Refinanced Indebtedness”; and the Indebtedness incurred under this Section 6.01(bb) being referred to herein as “Permitted Refinancing Indebtedness”); provided that (i) the principal amount of the Permitted Refinancing Indebtedness is not increased (except by an amount equal to the accrued interest and premium on, or other amounts paid, and fees and expenses incurred, in connection with such extension, renewal, refinancing or replacement), (ii) (A) if the Refinanced Indebtedness is in the form of Senior Secured Notes or Senior Unsecured Notes incurred under Sections 6.01 (k), (l), (m) or (w) (or Permitted Refinancing Indebtedness in respect thereof, including with respect to successive extensions, renewals, refinancings or replacements thereof), (I) the final maturity date of the Permitted Refinancing Indebtedness is on or after the earlier of (x) the final maturity date of the Refinanced Indebtedness and (y) 90 days after the Latest Term Loan Maturity Date and (II) the average life to maturity of the Permitted Refinancing Indebtedness is greater than or equal to the lesser of (x) the weighted average life to maturity of the Refinanced Indebtedness and (y) the weighted average life to maturity of the Class of Term Loans then outstanding with the greatest remaining weighted average life to maturity and (B) if the Refinanced Indebtedness is not Indebtedness described under clause (A) above, neither the final maturity nor the weighted average life to maturity of the Permitted Refinancing Indebtedness is decreased, (iii) if the Refinanced Indebtedness is in the form of Senior Secured Notes, the Permitted Refinancing Indebtedness complies with clause (y) of the proviso to the definition of the term “Senior Secured Notes”, (iv) if the Refinanced Indebtedness is subordinated to the Bank Obligations, the Permitted Refinancing Indebtedness is subordinated to the Bank Obligations on terms no less favorable to the Lenders, (v) the obligors in respect of the Refinanced Indebtedness remain the only obligors on the Permitted Refinancing Indebtedness (unless each such subsequent obligor is a Loan Party) and (vi) the aggregate principal amount of Indebtedness incurred or guaranteed by any Subsidiary that is not a Loan Party pursuant to clause (w) of this Section 6.01 and this clause (bb) (to the extent constituting Permitted Refinancing Indebtedness in respect of such Indebtedness) shall not exceed the greater of $250,000,000 and 1.5% of Consolidated Total Assets (calculated on a pro forma basis and with reference to the most recent consolidated balance sheet of Holdings);
(ff)
    Senior Secured Notes and Senior Unsecured Notes; provided that 100% of the Net Cash Proceeds thereof are applied substantially concurrently with the incurrence thereof (taking into account any escrow mechanics relating to the incurrence thereof) to prepay, repay, refinance or replace Term Loans, together with accrued interest thereon, and to pay related fees and expenses;
(gg)
    Indebtedness of Holdings or any Subsidiary arising from the honoring of a check, draft or similar instrument of such Person drawn against insufficient funds, provided that such Indebtedness is extinguished within five Business Days of it being incurred;
(hh)
    Indebtedness of Holdings or any Subsidiary in respect of letters of credit, bankers’ acceptances or other similar instruments or obligations issued, or relating to liabilities or obligations incurred, in the ordinary course of business (including those issued to governmental entities in connection with self-insurance under applicable workers’ compensation statutes);
(ii)
    Indebtedness of Holdings or any Subsidiary in respect of the financing of insurance premiums in the ordinary course of business; and
(jj)
    Indebtedness of Holdings or any Subsidiary in respect of take-or-pay obligations under supply arrangements incurred in the ordinary course of business.
For purposes of determining compliance with this Section 6.01, (i) an item of Indebtedness need not be incurred solely by reference to one of the foregoing clauses of this Section 6.01 but may be incurred under any combination of such clauses (including in part under one such clause and in part under any other such clauses), (ii) in the event that an item of Indebtedness (or a portion thereof) meets the criteria of one or more the foregoing clauses of this Section 6.01, Holdings may, in its sole discretion, at any time divide, classify or reclassify such Indebtedness (or any portion thereof) in any manner that complies with this covenant, (iii) any Indebtedness incurred pursuant to clauses (m) or (z) of this Section 6.01 may, at the Borrowers’ election, cease to be deemed incurred or outstanding for purposes of such clauses and instead be deemed incurred and outstanding under clauses (l), (w) or (x) of this Section 6.01 from and after the first date on which such Indebtedness could have been incurred thereunder without reliance on clauses (m) or (z), as the case may be and (iv) for purposes of calculating the aggregate principal amount of Indebtedness that may be incurred pursuant to clauses (i), (l), (w) and (x) of this Section 6.01, any concurrent incurrence of Senior Secured Notes or Senior Unsecured Notes pursuant to clause (m) or (z) of this Section 6.01 shall be disregarded in the calculation of the Total Secured Leverage Ratio or Fixed Charge Coverage Ratio, as the case may be.
SECTION 6.02.
    Liens. Create, incur, assume or permit to exist any Lien on any property or assets (including Equity Interests or other securities of any Person, including any Subsidiary) now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, except:
(a)
    Liens on property or assets of Holdings and the Subsidiaries existing on the 2016 Restatement Date and set forth in Schedule 6.02; provided that such Liens shall secure only those obligations which they secure on the 2016 Restatement Date and extensions, renewals, refinancings, and replacements thereof permitted hereunder;
(b)
    any Lien created under the Loan Documents to secure the Obligations;
(c)
    any Lien existing on any property or asset prior to the acquisition thereof by Holdings or any Subsidiary or existing on any property or assets or shares of stock of any Person that becomes a Subsidiary after the 2016 Restatement Date prior to the time such Person becomes such a Subsidiary, as the case may be; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, (ii) such Lien does not apply to any other property or assets of Holdings or any Subsidiary (other than proceeds thereof) and (iii) such Lien secures only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be and any extensions, renewals, refinancings or replacements thereof that do not increase the outstanding principal amount thereof (except by an amount equal to the premium or other amounts paid, and fees and expenses incurred, in connection with such extension, renewal, refinancing or replacement);
(d)
    Liens for Taxes not yet due or which are being contested;
(e)
    carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business and securing obligations that are not overdue for a period of more than 60 days or which are being contested;
(f)
    pledges and deposits made in the ordinary course of business in compliance with workmen’s compensation, unemployment insurance and other social security laws or regulations;

(g)
    deposits and other Liens to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capital Lease Obligations), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;
(h)
    zoning restrictions, easements, rights-of-way, restrictions on use of real property and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and do not materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of any Borrower or any of the Subsidiaries;
(i)
    purchase money security interests in property (real or personal) or improvements thereto hereafter acquired (or, in the case of improvements, made) by Holdings or any Subsidiary; provided that (i) such security interests secure Indebtedness permitted by Section 6.01, (ii) such security interests are incurred, and the Indebtedness secured thereby is created, within 90 days after such acquisition (or improvement), (iii) the Indebtedness secured thereby does not exceed the lesser of the cost or the fair market value of such property or improvements at the time of such acquisition (or improvement) and (iv) such security interests do not apply to any other property or assets of Holdings or any Subsidiary (other than proceeds thereof);
(j)
    judgment Liens securing judgments not constituting an Event of Default under Article VII;
(k)
    Liens securing Indebtedness or other obligations of Holdings or the Subsidiaries incurred pursuant to Section 6.01(d), (e), (f), (k)(i), (k)(iii), (l), (m) or (cc) (including any Guarantees in respect thereof) (or, except in the case of clause (k)(iii), Permitted Refinancing Indebtedness in respect thereof, including with respect to successive extensions, renewals, refinancings or replacements thereof); provided that (x) in the case of any Liens securing Indebtedness permitted by Section 6.01(d), (e) or (f) (or Permitted Refinancing Indebtedness in respect thereof, including with respect to successive extensions, renewals, refinancings or replacements thereof), such Liens do not encumber any property or assets other than the property or assets financed by such Indebtedness (or the proceeds thereof), (y) in the case of Liens securing Indebtedness permitted by Section 6.01(k)(i), (l) or (m) (or Permitted Refinancing Indebtedness in respect thereof, including with respect to successive extensions, renewals, refinancings or replacements thereof), such Liens do not encumber any property other than Collateral and (z) in the case of Liens securing Indebtedness permitted by Section 6.01(k)(iii), such Liens do not encumber any property other than the property encumbered by such Liens in existence on the 2016 Restatement Date;

(l)
    Liens on the assets of Subsidiaries that are not Loan Parties to secure Indebtedness (other than Local Facilities) incurred by such Subsidiaries pursuant to Section 6.01(h);
(m)
    Liens securing Hedging Agreements permitted hereunder; provided that the fair market value of the property and assets of Holdings and the Subsidiaries securing the obligations of Holdings or any Subsidiary in respect of any such Hedging Agreement that are not Bank Obligations shall not exceed $150,000,000;
(n)
    Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;
(o)
    leases, subleases, licenses and sublicenses of property (real or personal) which do not materially interfere with the ordinary conduct of the business of Holdings or the Subsidiaries;
(p)
    Liens in favor of any Loan Party;
(q)
    deposits made in the ordinary course of business to secure liability to insurance carriers;
(r)
    grants of software and other technology and intellectual property licenses in the ordinary course of business;
(s)
    Liens on equipment of Holdings or any Subsidiary granted in the ordinary course of business to Holdings’ or any such Subsidiary’s client at which location such equipment is located;
(t)
    Liens arising out of conditional sale, title retention, consignment or similar arrangements for the purchase or sale of goods entered into in the ordinary course of business;
(u)
    Liens arising by virtue of any statutory, common law or contractual provisions relating to banker’s liens, rights of set off or similar rights and remedies as to deposit accounts or other funds maintained with a depository or financial institution, including any lien arising under the general terms and conditions of banks or Sparkassen (Allgemeine Geschäftsbedingungen der Banken oder Sparkassen), with whom a Loan Party or any Subsidiary of a Loan Party maintains a banking relationship in the ordinary course of business;
(v)
    any encumbrance or restriction (including put and call arrangements) with respect to Equity Interests of any joint venture;
(w)
    Liens arising from Uniform Commercial Code filings (or the non-US equivalent thereof) regarding operating leases entered into by Holdings and the Subsidiaries in the ordinary course of business;
(x)
    Liens on securities that are the subject of repurchase agreements constituting Investments permitted by Section 6.04;
(y)
    Liens on property or assets under construction (and related rights) in favor of a contractor or developer or arising from progress or partial payments by a third party relating to such property or assets prior to completion;
(z)
    Liens arising in connection with any sale or other disposition of assets; provided that such Liens do not at any time encumber any assets other than the assets to be sold or disposed of;
(aa)
    Liens that are created or provided for by (i) a transfer of an account receivable or chattel paper or (ii) a commercial consignment that in each case does not secure payment or performance of an obligation;
(bb)
    Liens (other than Liens securing Indebtedness for borrowed money) arising by operation of law;
(cc)
    Liens on Securitization Assets, and any other assets of any Securitization Subsidiary, in each case securing any Permitted Receivables Financing;
(dd)
    other Liens securing liabilities in an aggregate amount not to exceed $540,000,000 at any time outstanding (or, if greater at the time of incurrence thereof, 3.0% of Consolidated Total Assets (calculated on a pro forma basis and with reference to the most recent consolidated balance sheet of Holdings));

(ee)
    a deemed security interest, as described in section 17(1)(b) of the Personal Property Securities Act 1999 (NZ), which does not secure Indebtedness or performance of an obligation;
(ff)
    Liens on cash and Permitted Investments used to satisfy and discharge or defease Indebtedness, provided that such satisfaction and discharge or defeasance is permitted hereunder; and
(gg)
    Liens on the Equity Interests of Unrestricted Subsidiaries.
For purposes of determining compliance with this Section 6.02, (x) any Lien need not be incurred solely by reference to one of the foregoing clauses of this Section 6.02 but may be incurred under any combination of such clauses (including in part under one such clause and in part under any other such clauses) and (y) if any Liens securing Indebtedness are incurred to refinance Liens securing Indebtedness initially incurred in reliance on a basket measured by reference to a percentage of Consolidated Total Assets at the time of incurrence, and such refinancing would cause the percentage of Consolidated Total Assets restriction to be exceeded if calculated based on the Consolidated Total Assets on the date of such refinancing, such percentage of Consolidated Total Assets restriction shall not be deemed to be exceeded so long as the principal amount of such Indebtedness secured by such Liens does not exceed the principal amount of such Indebtedness secured by such Liens being refinanced, plus the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses (including accrued and unpaid interest) incurred or payable in connection with such refinancing
SECTION 6.03.
    Sale and Lease-Back Transactions. Enter into any arrangement, directly or indirectly, with any Person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred (each such transaction, a “Sale and Lease-Back Transaction”) unless any Capital Lease Obligations or Liens arising in connection therewith are permitted by Sections 6.01 and 6.02, as the case may be.
SECTION 6.04.
    Investments, Loans and Advances. Purchase, hold or acquire any Equity Interests, evidences of indebtedness or other securities of, make or permit to exist any loans or advances to, or make or permit to exist any investment or any other interest in, any other Person, except:
(h)
    (i) investments by Holdings and the Subsidiaries existing on the 2016 Restatement Date in the Equity Interests of Holdings and the Subsidiaries and (ii) additional investments by Holdings and the Subsidiaries in the Equity Interests of Holdings, the

Subsidiaries, the Unrestricted Subsidiaries and the Escrow Subsidiaries; provided that (A) any such Equity Interests held by a Loan Party shall be pledged pursuant to a Collateral Agreement or another Security Document (subject to Agreed Security Principles), (B) the aggregate amount of investments by Loan Parties in, and loans and advances by Loan Parties to, Escrow Subsidiaries shall not exceed the amount reasonably determined by Holdings to be the amount such Escrow Subsidiary would be required to pay in respect of accrued interest, accreted original issue discount, premium, fees and expenses in the event that the related Permitted Acquisition is not consummated at the applicable Escrow Release Effective Time and (C) the aggregate outstanding amount of investments by Loan Parties in, and loans and advances by Loan Parties to, Escrow Subsidiaries and Subsidiaries of Holdings that are not Loan Parties, and investments by Holdings or any Subsidiary in, and loans and advances by Holdings or any Subsidiary to, any Unrestricted Subsidiary made after the 2016 Restatement Date (determined without regard to any write-downs or write-offs of such investments, loans and advances) shall not exceed (at the time such investment, loan or advance is made) the greater of (x) $600,000,000 and (y) 15% of Consolidated EBITDA as of the most recently completed period of four consecutive fiscal quarters for which the financial statements and certificates required by Sections 5.04(a) or 5.04(b), as the case may be, and 5.04(c) have been delivered or for which comparable financial statements have been filed with the Securities and Exchange Commission (it being understood and agreed (1) that in the event of the release of the Guarantee of a Loan Party upon or after the designation by Holdings of such Loan Party as an Excluded Subsidiary pursuant to clause (h) of the definition thereof, any then-outstanding investment by any other Loan Party in, or any loan or advance by any other Loan Party to, such Loan Party, in each case, made after the 2016 Restatement Date and while such entity was a Loan Party, shall be deemed to have been made at the time of the effectiveness of such designation and shall be subject to the limitations set forth in this proviso and (2) that any investment, loan and advance subject to this proviso shall no longer be deemed to be outstanding if the Escrow Subsidiary, Unrestricted Subsidiary or Subsidiary that received such investment, loan or advance subsequently becomes, or is merged into, amalgamated or consolidated with, a Loan Party);
(i)
    Permitted Investments;
(j)
    loans or advances made by Holdings to any Subsidiary or by any Subsidiary to Holdings or another Subsidiary; provided that (i) such loans and advances shall be subordinated to the Obligations to the extent required by Section 6.01(c) and (ii) the amount of such loans and advances made after the 2016 Restatement Date by Loan Parties to Subsidiaries that are not Loan Parties and outstanding at any time shall be subject to the limitation set forth in clause (a) above;
(k)
    investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;
(l)
    Holdings and the Subsidiaries may make loans and advances in the ordinary course of business to their respective employees, directors, officers and consultants so long as the aggregate principal amount thereof at any time outstanding (determined without regard to any write-downs or write-offs of such loans and advances) shall not exceed $50,000,000;
(m)
    Holdings and the Subsidiaries may enter into Hedging Agreements that are permitted under Section 6.01(j);
(n)
    investments resulting from Letters of Credit issued pursuant to Section 2.22 and guarantees (other than in respect of Indebtedness) for the account of Wholly Owned Subsidiaries of Holdings that are not Loan Parties;
(o)
    Holdings and the Subsidiaries may acquire all or substantially all the assets of a Person or division, product line or line of business of such Person, or not less than a majority of the Equity Interests (other than directors’ qualifying shares) of a Person (referred to herein as the “Acquired Entity”), or, in connection with a tender offer or similar multi‑step acquisition, such lesser percentage (but not less than a majority of the voting Equity Interests) if Holdings has publicly stated its intention to acquire, directly or indirectly, not less than a majority of the Equity Interests (other than directors’ qualifying shares) of such Acquired Entity at the end of such process; provided that (i) the Acquired Entity shall be in a Similar Business; and (ii) at the time of such transaction (A) both before and after giving effect thereto, no Event of Default shall have occurred and be continuing; (B) Holdings would be in Pro Forma Compliance; (C) [reserved]; (D) Holdings shall have delivered a certificate of a Financial Officer, certifying as to the foregoing and containing reasonably detailed calculations in support thereof, in form and substance reasonably satisfactory to the Administrative Agent; and (E) subject to the Agreed Security Principles, Holdings shall comply, and shall cause the Acquired Entity to comply, with the applicable provisions of Section 5.12 and the Loan Documents (any acquisition of an Acquired Entity meeting all the criteria of this Section 6.04(h) being referred to herein as a “Permitted Acquisition”);
(p)
    Holdings and the Subsidiaries may acquire any Acquired Entity for aggregate consideration (including the aggregate principal amount of all assumed Indebtedness) not to exceed $200,000,000 per annum, provided that (i) any amount that is not used in a given year (less any amount carried forward to such year) may be carried forward to the subsequent year, (ii) both before and after giving effect thereto, no Event of Default shall have occurred and be continuing and (iii) subject to the Agreed Security

Principles, Holdings shall comply, and shall cause the Acquired Entity to comply, with the applicable provisions of Section 5.12 and the Loan Documents.
(q)
    acquisitions of, investments in, and loans and advances to, joint ventures so long as the aggregate outstanding amount invested, loaned or advanced after the 2016 Restatement Date pursuant to this paragraph (j) (determined without regard to any write-downs or write-offs of such investments, loans or advances), together with the outstanding aggregate principal amount of Indebtedness incurred after the 2016 Restatement Date under Section 6.01(n), does not exceed $350,000,000 at any time outstanding (or, if greater at the time thereof, 1.5% of Consolidated Total Assets (calculated on a pro forma basis and with reference to the most recent consolidated balance sheet of Holdings));
(r)
    investments in an aggregate amount, together with the aggregate amount of Restricted Payments made pursuant to Section 6.06(a)(xiii) and the aggregate amount expended in respect of the payment, redemption or other acquisition for value of Indebtedness pursuant to Section 6.09(c)(ii), not to exceed the amount of Excluded Contributions.
(s)
    investments existing on the 2016 Restatement Date or made pursuant to binding commitments in effect on the 2016 Restatement Date and, in each case, set forth on Schedule 6.04(l);
(t)
    investments the payment for which consists of Equity Interests or Subordinated Shareholder Loans of Holdings (other than Disqualified Stock) or any Parent Company, as applicable;
(u)
    investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;
(v)
    investments of any Person existing, or made pursuant to binding commitments in effect, at the time such Person becomes a Subsidiary or consolidates or merges with Holdings or any of the Subsidiaries (including in connection with a Permitted Acquisition) so long as such investments and commitments were not made in contemplation of such Person becoming a Subsidiary or of such consolidation or merger;
(w)
    pledges or deposits (x) with respect to leases or utilities provided to third parties in the ordinary course of business or (y) that are otherwise permitted under Section 6.02 or made in connection with a Lien permitted by Section 6.02;
(x)
    investments, loans and advances by Holdings, the Borrowers and the Subsidiaries in an amount not to exceed the Available Amount;
(y)
    investments arising directly out of the receipt of non-cash consideration for any Asset Sale permitted pursuant to Section 6.05;
(z)
    investments in, and loans and advances to, Securitization Subsidiaries in accordance with any Permitted Receivables Financing Documents;
(aa)
    in addition to investments permitted by paragraphs (a) through (s) above, additional investments, loans and advances by Holdings, the Borrowers and the Subsidiaries so long as the aggregate outstanding amount invested, loaned or advanced pursuant to this paragraph (t) (determined without regard to any write-downs or write-offs of such investments, loans and advances) does not exceed (at the time such investment, loan or advance is made) the greater of (i) $400,000,000 and (ii) 15% of Consolidated EBITDA as of the most recently completed period of four consecutive fiscal quarters for which the financial statements and certificates required by Sections 5.04(a) or 5.04(b), as the case may be, and 5.04(c) have been delivered or for which comparable financial statements have been filed with the Securities and Exchange Commission;
(bb)
    other investments by Holdings or any Subsidiary in another Subsidiary resulting from an Asset Sale permitted under Section 6.05 or other dispositions permitted hereunder; provided that the amount of such investments made after the 2016 Restatement Date resulting from Asset Sales by Loan Parties to Subsidiaries that are not Loan Parties, based on the fair market value of the assets or property sold (as determined reasonably and in good faith by a Financial Officer of Holdings and without regard to any write-downs or write-offs of such investments) shall be subject to the limitation set forth in clause (a) above;
(cc)
    investments arising as the result of payments permitted pursuant to Sections 2.12(b) and 6.09, investments resulting from the acquisition of Term Loans by Holdings, a Borrower or a Subsidiary pursuant to Section 9.04(m) and investments in Senior Secured Notes or Senior Unsecured Notes;
(dd)
    investments in receivables owing to Holdings or any Subsidiary;

(ee)
    investments by Holdings and the Subsidiaries in Subsidiaries that are not Loan Parties (i) constituting an exchange of Equity Interests of such Subsidiary for Indebtedness of such Subsidiary, (ii) constituting Guarantees of Indebtedness or other monetary obligations of Subsidiaries that are not Loan Parties owing to any Loan Party, (iii) so long as such transaction is part of a series of related transactions that result in the proceeds of the initial investment being invested in, or transferred to, one or more Loan Parties (or, if the initial proceeds were held at a Subsidiary that is not a Loan Party, a Subsidiary that is not a Loan Party) and (iv) consisting of the contribution of Equity Interests of any other Subsidiary that is not a Loan Party so long as the Equity Interests of the transferee Subsidiary is pledged to secure the Bank Obligations;
(ff)
    any investment by any Captive Insurance Subsidiary in connection with its provision of insurance to Holdings or the Subsidiaries, which investment is made in the ordinary course of business of such Captive Insurance Subsidiary, or by reason of applicable law, rule, regulation or order, or that is required or approved by any regulatory authority having jurisdiction over such Captive Insurance Subsidiary or its business, as applicable; and
(gg)
    any other investments, loans and advances by Holdings, the Borrowers and the Subsidiaries provided that (i) both before and after giving effect thereto, no Event of Default shall have occurred and be continuing and (ii) the Total Leverage Ratio, calculated on a Pro Forma Basis, shall not exceed 4.25 to 1.0.
It is further understood and agreed that for purposes of determining the value of any investment, loan or advance outstanding for purposes of this Section 6.04, such amount shall deemed to be the amount of such investment, loan or advance when made, purchased or acquired less any returns of principal or capital thereon (not to exceed the original amount invested). For purposes of determining compliance with this Section 6.04, any investment need not be made solely by reference to one of the foregoing clauses but may be made under any combination of such clauses (including in part under one clause and in part under any other such clause.
SECTION 6.05.
    Mergers, Consolidations and Sales of Assets. (%3) Merge into, amalgamate or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all the assets (whether now owned or hereafter acquired) of Holdings and the Subsidiaries, taken as a whole, except that (i) [reserved], (ii) if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing (A) any Person may merge into, amalgamate with or consolidate with any Borrower in a transaction in which such Borrower is the surviving corporation, (B) any Person may merge into, amalgamate with or consolidate with any Subsidiary in a transaction in which the surviving entity is a Subsidiary

(provided that if any party to any such transaction is a Loan Party, the surviving entity of such transaction shall be a Loan Party), (C) any Subsidiary (other than any Principal Borrower) may merge into, amalgamate with or consolidate with any other Person in order to effect a Permitted Acquisition or other acquisition permitted by Section 6.04 and (D) any Subsidiary (other than any Principal Borrower) may liquidate or dissolve or, solely for purposes of reincorporating in a different jurisdiction, merge, amalgamate or consolidate if such transaction is not adverse to the Lenders in any material respect and if Holdings determines in good faith that such liquidation or dissolution, merger, amalgamation or consolidation is in the best interest of Holdings and the Subsidiaries, taken as a whole and (iii) any Asset Sale (other than one in which Holdings or a Principal Borrower is sold or otherwise disposed of) that complies with clause (b) below shall be permitted.
(b)
    Make any Asset Sale not otherwise permitted under clause (i) or (ii) of paragraph (a) above (other than any Non-Consensual Asset Sale or any Specified Asset Sale, as to which this paragraph (b) shall not apply) unless such Asset Sale is for consideration at least 75% of which is cash and such consideration is at least equal to the fair market value of the assets being sold, transferred, leased or disposed of; provided that (i) any Designated Non-Cash Consideration in respect of such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received that is at that time outstanding, not in excess of an amount equal to the greater of $275 million and 1.50% of Consolidated Total Assets (calculated on a pro forma basis and with reference to the most recent consolidated balance sheet of Holdings) (with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value, (ii) any liabilities (other than liabilities that are by their terms subordinated to the Bank Obligations) shown on the most recent balance sheet of Holdings or any Subsidiary that are assumed by the transferee of any such assets, or that are otherwise cancelled or terminated in connection with the transaction with such transferee, (iii) any notes or other obligations or other securities or assets received by Holdings or any Subsidiary from the purchaser in respect of such Asset Sale that are converted into cash within 180 days of receipt thereof (to the extent of the cash received) and (iv) Indebtedness of any Subsidiary that is no longer a Subsidiary as a result of such Asset Sale, to the extent that Holdings and each other Subsidiary are released from any guarantee of payment of such Indebtedness in connection with such Asset Sale shall, in each case, be deemed to be cash.
SECTION 6.06.
    Restricted Payments; Restrictive Agreements. (%3) Declare or make, or agree to declare or make, directly or indirectly, any Restricted Payment (including pursuant to any Synthetic Purchase Agreement), or incur any obligation (contingent or otherwise) to do so; provided, however, that:
(i)
    any Subsidiary of Holdings may declare and pay dividends or make other Restricted Payments ratably to its equity holders,

(ii)
    (a) Holdings and any Subsidiary may pay or make dividends or distributions to any holder of its Qualified Capital Stock in the form of additional shares of Qualified Capital Stock of the same class, and may exchange one class or type of Qualified Capital Stock with shares of another class or type of Qualified Capital Stock and (b) Holdings may make distributions and payments to any Parent Company, Permitted Investor or Affiliate thereof holding Subordinated Shareholder Loans in the form of additional Subordinated Shareholder Loans, and may capitalize the interest on its Subordinated Shareholder Loans;
(iii)
    Holdings may make Restricted Payments to pay for the purchase, repurchase, retirement, defeasance, redemption or other acquisition for value of Equity Interests of Holdings, or any Parent Company held by any future, present or former employee, director or consultant of Holdings or any Parent Company or any Subsidiary of Holdings pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or other agreement or arrangement; provided that the aggregate Restricted Payments made under this clause (iii) after the 2016 Restatement Date do not exceed $25,000,000 in any calendar year (with unused amounts in any calendar year being permitted to be carried over for the two succeeding calendar years subject to a maximum payment of $50,000,000 in any calendar year);
(iv)
    Holdings may make Restricted Payments to any Parent Company in amounts required for such Parent Company to pay national, state or local income taxes (as the case may be) imposed directly on such Parent Company to the extent such income taxes are attributable to the income of Holdings and its Subsidiaries (including, without limitation, by virtue of such Parent Company being the common parent of a consolidated or combined tax group of which Holdings or its Subsidiaries are members); provided, however, that in no event shall Holdings make Restricted Payments pursuant to this Section 6.06(a)(iv) in an amount greater than the amount Holdings would pay on such income to a taxing authority were such income taxes to be computed for Holdings and its Subsidiaries on a separate return basis (taking into account tax attributes from prior years);
(v)
    Holdings may make Restricted Payments (A) in amounts required for any Parent Company or any Affiliate thereof, if applicable, to pay fees and expenses (including franchise or similar taxes) required to maintain its corporate existence, customary salary, bonus and other benefits payable to, and indemnities provided on behalf of, officers, directors and employees of any Parent Company or of any Affiliate thereof, if applicable, and general corporate operating and overhead expenses (including compliance and reporting expenses) of any Parent Company or any Affiliate thereof, if applicable, in each case to the extent such fees and expenses are attributable to the ownership or operation of Holdings, if applicable, and their respective Subsidiaries; provided, that for so long as such Parent Company owns no material assets other than Equity Interests in Holdings or any Parent Company, such fees and expenses shall be deemed for purposes of this clause (A) to be attributable to such ownership or operation and (B) in amounts required for any Parent Company to pay fees and expenses, other than to Affiliates of Holdings, related to any unsuccessful equity or debt offering of such Parent Company; and provided further that such amounts reduce Consolidated Net Income pursuant to the definition of such term;
(vi)
    repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;
(vii)
    Restricted Payments by Holdings or any Subsidiary to allow the payment of cash in lieu of the issuance of fractional shares upon the exercise of options or warrants or upon the conversion or exchange of Equity Interests of any such Person;
(viii)
    after a Qualified Public Offering, Holdings may pay dividends and make distributions to any Parent Company, so that such Parent Company can pay dividends and make distributions to, or repurchase or redeem its Equity Interests from, its equity holders in an amount generating a 3.00% annual yield payable to all equity holders (such yield to be determined based on the initial public offering price of the Equity Interests sold in such Qualified Public Offering); provided that both before and after giving effect thereto, (x) no Event of Default shall have occurred and be continuing and (y) Holdings would be in Pro Forma Compliance;
(ix)
    Holdings may make Restricted Payments, in an aggregate amount not to exceed the Available Amount, provided that both before and after giving effect thereto, (x) no Event of Default shall have occurred and be continuing and (y) Holdings would be in Pro Forma Compliance;
(x)
    Holdings or any Subsidiary may make Restricted Payments in an aggregate amount not to exceed $90,000,000;
(xi)
    Holdings may make Restricted Payments to pay Management Fees, plus out-of-pocket expense reimbursement; provided that both before and after giving effect thereto, no Event of Default shall have occurred and be continuing;
(xii)
    Holdings or any Subsidiary may make a distribution, as a dividend or otherwise, of the Equity Interests of, or Indebtedness owed to Holdings or any Subsidiary by, an Unrestricted Subsidiary; provided that both before and after giving effect thereto, no Event of Default shall have occurred and be continuing;

(xiii)
    Holdings or any Subsidiary may make Restricted Payments in an aggregate amount, together with the aggregate principal amount of Indebtedness paid, redeemed or otherwise acquired for value pursuant to Section 6.09(c)(ii), not to exceed the amount of Excluded Contributions; and
(xiv)
    Holdings or any Subsidiary may make unlimited Restricted Payments; provided that (x) both before and after giving effect thereto, no Event of Default shall have occurred and be continuing and (y) the Total Leverage Ratio, calculated on a Pro Forma Basis, shall not exceed 4.25 to 1.0.
(e)
    Enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (i) the ability of Holdings or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets to secure the Bank Obligations, or (ii) the ability of any Subsidiary to pay dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to Holdings or any Subsidiary or to Guarantee Indebtedness of Holdings or any Subsidiary, except in each case for such encumbrances or restrictions existing under or by reason of:
(A)
        contractual encumbrances or restrictions in effect on the 2016 Restatement Date and set forth on Schedule 6.06(b);
(B)
        the Loan Documents, the Senior Secured Note Documents with respect to Senior Secured Notes outstanding on the 2016 Restatement Date, the Senior Unsecured Note Documents with respect to Senior Unsecured Notes outstanding on the 2016 Restatement Date, the November 2013 5.625% Senior Unsecured Note Documents and the Intercreditor Agreements;
(C)
        applicable law or any applicable rule, regulation or order;
(D)
        any agreement or other instrument of a Person acquired by Holdings or any Subsidiary which was in existence at the time of such acquisition (but not created in contemplation thereof or to provide all or any portion of the funds or credit support utilized to consummate such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired;

(E)
        customary provisions in joint venture agreements relating solely to such joint venture;
(F)
        Capital Lease Obligations and purchase money obligations for property acquired in the ordinary course of business, provided that such encumbrances and restrictions do not apply to any property or assets other than the property or assets financed by such Capital Lease Obligations and purchase money obligations;
(G)
         customary provisions contained in leases (other than financing or similar leases), licenses and other similar agreements entered into in the ordinary course of business, provided that such encumbrances and restrictions only apply to the property or assets that are the subject of such leases, licenses and agreements;
(H)
        contracts or agreements for the sale of assets, provided that such encumbrances and restrictions only apply to any property or assets that are the subject of such contracts and agreements;
(I)
        any encumbrance or restriction arising under a local working capital facility permitted by Section 6.01;
(J)
        any encumbrance or restriction arising pursuant to an agreement or instrument relating to any Indebtedness permitted to be incurred subsequent to the 2016 Restatement Date permitted by Section 6.01 if the encumbrances and restrictions contained in any such agreement or instrument taken as a whole are not materially less favorable to the Lenders than the encumbrances and restrictions contained in the Loan Documents, the Senior Secured Note Documents with respect to the Senior Secured Notes described in clauses (a), (b), (c), (d) or (e) of the definition of “Senior Secured Notes”, the Senior Unsecured Note Documents with respect to the Senior Unsecured Notes described in clauses (a), (b), (c), (d) or (e) of the definition of “Senior Unsecured Notes” or in the November 2013 Senior Unsecured Note Documents;
(K)
        any customary restrictions and conditions contained in agreements relating to any Permitted Receivables Financing; provided such restrictions and conditions apply solely to (A) the Securitization Assets involved in such Permitted Receivables Financing and (B) any applicable Securitization Subsidiary; and
(L)
        any encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (A) through (K) above; provided that the encumbrances and restrictions contained in such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of Holdings no more restrictive than those encumbrances and restrictions in effect immediately prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.
For purposes of determining compliance with this Section 6.06, any Restricted Payment need not be made solely by reference to one of the foregoing clauses but may be made under any combination of such clauses (including in part under one clause and in part under any other such clause).
SECTION 6.07.
    Transactions with Affiliates. Sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except that Holdings or any Subsidiary may engage in any of the foregoing transactions at prices and on terms and conditions not less favorable to Holdings or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, except that the foregoing provisions shall not apply to the following:
(b)
    transactions between or among Holdings or any Loan Parties (or an entity that becomes a Loan Party as a result of such transaction) or between or among Loan Parties;
(c)
    (i) Restricted Payments permitted under Section 6.06 and (ii) Management Fees and out-of-pocket expense reimbursement to the extent such Management Fees and out-of-pocket expense reimbursements would be permitted by Section 6.06(a)(xi) if such Management Fees and out-of-pocket expense reimbursements were included as Restricted Payments for purposes of Section 6.06(a)(xi);
(d)
    the payment of reasonable and customary fees and reimbursement of expenses paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of Holdings or any Subsidiary or any direct or indirect parent of Holdings;
(e)
    transactions in which Holdings or any Subsidiary, as the case may be, delivers to the Administrative Agent a letter from an independent investment bank, valuation or accounting firm of recognized national standing stating that such transaction is fair to Holdings or such Subsidiary from a financial point of view or meets the requirements of this Section 6.07;
(f)
    [reserved];

(g)
    the formation and maintenance of any consolidated or combined group or subgroup for tax, accounting or cash pooling or management purposes in the ordinary course of business;
(h)
    transactions with Securitization Subsidiaries in connection with any Permitted Receivables Financing;
(i)
    investments, loans and advances permitted by Section 6.04;
(j)
    mergers, consolidations, amalgamations and transfers of assets permitted by Section 6.05;
(k)
    any issuance of Equity Interests or capital contributions otherwise permitted hereunder;
(l)
    any issuance of Equity Interests, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans or similar employee benefit plans, or indemnities provided on behalf of employees, directors or consultants and approved by the board of directors or senior management of Holdings; and
(m)
    any transaction with a value of less than $75,000,000.
SECTION 6.08.
    Conduct of Business. With respect to each Subsidiary, engage at any time in any business or business activity other than a Similar Business or, in the case of (a) a Securitization Subsidiary, Permitted Receivables Financings and business activities that are required by or incidental to such Permitted Receivables Financings and (b) a Captive Insurance Subsidiary, the provision of insurance to Holdings and the Subsidiaries and business activities that are required thereby or incidental thereto.
SECTION 6.09.
    Other Indebtedness and Agreements. (%3) Permit any waiver, supplement, modification or amendment of (i) its certificate of incorporation, by-laws, operating, management or partnership agreement or other organizational documents, or (ii) the November 2013 5.625% Senior Unsecured Note Documents, to the extent any such waiver, supplement, modification or amendment would be materially adverse to the Lenders; provided that nothing in this Section 6.09(a) shall prohibit the refinancing, replacement, extension or other similar modification of any Indebtedness to the extent otherwise permitted by Section 6.01.

(a)
    Make any distribution, whether in cash, property, securities or a combination thereof, other than regular scheduled payments of principal and interest as and when due (to the extent not prohibited by applicable subordination provisions), in respect of, or pay, or commit to pay, or directly or indirectly redeem, repurchase, retire or otherwise acquire for consideration, or set apart any sum for the aforesaid purposes, the November 2013 5.625% Senior Unsecured Notes or any other Indebtedness that is subordinated in right of payment to the Obligations except (i) refinancings with the proceeds of Indebtedness permitted by Section 6.01 (it being understood that this clause permits the proceeds of such Indebtedness to be invested in a Person that applies such funds to redeem, repurchase, retire or otherwise acquire all or part of such November 2013 5.625% Senior Unsecured Notes or other subordinated Indebtedness and pay related accrued interest, premium, fees and expenses), (ii) payments to redeem, repurchase, retire or otherwise acquire for consideration November 2013 5.625% Senior Unsecured Notes or such other subordinated Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such redemption, repurchase, retirement or acquisition, (iii) payments financed with the proceeds of Qualified Capital Stock or Subordinated Shareholder Loans and (iv) so long as any payment of Loans required to be made pursuant to Section 2.13 with respect to the applicable transaction shall have been made, the payment of the November 2013 5.625% Senior Unsecured Notes or other subordinated Indebtedness pursuant to applicable “change of control” or other asset sale offer requirements.
(b)
    Notwithstanding the foregoing, Holdings and the Subsidiaries may pay, redeem, repurchase, retire or otherwise acquire for value Indebtedness in transactions that would otherwise be prohibited by paragraph (b) above, so long as the aggregate amount expended does not exceed (i) the Available Amount and (ii) together with aggregate amount of investments made pursuant to Section 6.04(k) and Restricted Payments made pursuant to Section 6.06(a)(xiii), the amount of Excluded Contributions, so long as, in the case of clause (i), (x) at the time of such payment, both before and after giving effect thereto, no Event of Default shall have occurred and be continuing and (y) Holdings and the Subsidiaries would be in Pro Forma Compliance.
SECTION 6.10.
    [Reserved].
SECTION 6.11.
    [Reserved].

SECTION 6.12.
    Maximum Total Secured Leverage Ratio. For the benefit of the Revolving Credit Lenders and the Issuing Banks only (and the Administrative Agent on their behalf), permit the Total Secured Leverage Ratio as of the last day of any fiscal quarter (calculated on a Pro Forma Basis and with respect to the period of four consecutive fiscal quarters ended on such date) to be greater than 5.00 to 1.00 if the Aggregate Revolving Credit Exposure (excluding any Revolving Credit Exposure in respect of any undrawn Letter of Credit) outstanding as of the last day of such fiscal quarter exceeds an amount equal to 35% of the aggregate Revolving Credit Commitments as of such day.
SECTION 6.13.
    Fiscal Year. With respect to Holdings, (a) change its fiscal year-end to a date other than December 31 or (b) change its accounting principles used for financial reporting; provided, however, that Holdings may change its accounting principles from IFRS to U.S. GAAP or from U.S. GAAP to IFRS, in each case upon not less than 30 days prior notice to the Administrative Agent.
ARTICLE VII

Events of Default
In case of the happening of any of the following Events of Default:
(hh)
    any representation or warranty made or deemed made by a Loan Party in or in connection with any Loan Document or the borrowings or issuances of Letters of Credit hereunder, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished; provided that the foregoing shall not constitute an Event of Default for a period of 30 days following Holdings or any Subsidiary thereof becoming aware that any such representation, warranty, statement or information was so false or misleading if the circumstances giving rise thereto (x) are capable of being remedied and appropriate steps are being taken to effect such remedy, (y) have not caused and would not reasonably be expected to cause a Material Adverse Effect and (z) are remedied within such 30 day period (and, if not so remedied, shall, following such 30 day period, constitute an Event of Default);
(ii)
    default shall be made by a Loan Party in the payment of any principal of any Loan or the reimbursement with respect to any L/C Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;
(jj)
    default shall be made by a Loan Party in the payment of any interest on any Loan or any Fee or L/C Disbursement or any other amount (other than an amount referred to in (b) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of five Business Days;

(kk)
    default shall be made in the due observance or performance by (i) Holdings or any Material Subsidiary of any covenant, condition or agreement contained in Section 5.01(a), 5.05(a) or 5.08 or in Article VI (other than Section 6.12) or (ii) Holdings of any covenant, condition or agreement contained in Section 6.12; provided that an Event of Default under Section 6.12 shall only constitute an Event of Default for purposes of any Term Loans if the Revolving Credit Lenders have terminated the Revolving Credit Commitments or declared (and which declaration shall not have been rescinded) all outstanding obligations in respect of the Revolving Credit Exposures to be immediately due and payable in accordance with this Agreement;
(ll)
    default shall be made in the due observance or performance by Holdings or any Subsidiary of any material covenant, condition or agreement contained in any Loan Document (other than a Security Document) (other than those specified in (b), (c) or (d) above) and such default shall continue unremedied for a period of 30 days after the earlier of (i) notice thereof from the Administrative Agent to each applicable Borrower (which notice shall also be given at the request of any Lender) or (ii) knowledge thereof by a Responsible Officer of any Loan Party;
(mm)
    Holdings or any Material Subsidiary shall (i) fail to pay any principal or interest, regardless of amount, due in respect of any Material Indebtedness, when and as the same shall become due and payable beyond the period of grace, if any, provided in the instrument or agreement pursuant to which such Indebtedness was created, or (ii) default in the observance or performance of any other agreement or condition relating to any such Material Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event of default shall occur that (A) results in any Material Indebtedness becoming due prior to its scheduled maturity or (B) enables or permits (with or without the giving of notice, the lapse of time or both but after any period of grace shall have lapsed and if any notice shall be required to commence a grace period or declare the occurrence of an event of default before a notice of acceleration may be delivered, such notice shall have been given) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that (x) this clause (ii) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, (y) this clause (ii) shall not apply to termination events or equivalent events occurring under any Hedging Agreement in accordance with the terms thereof and not as a result of any default thereunder by Holdings or any Material Subsidiary (it being understood that the failure to pay any amount due as a result of such termination event shall constitute an Event of Default under this paragraph (f)) and (z) clause (ii)(B) shall not apply to any Permitted Receivables Financing; provided further that this clause (f) shall not apply where such default, event of default or failure to pay is validly waived by the holders of such Indebtedness in accordance with the terms of the documents governing such Indebtedness prior to the occurrence of an Event of Default hereunder;
(nn)
    an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of Holdings or any Material Subsidiary, or of a substantial part of the property or assets of Holdings, or any Material Subsidiary, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator, provisional liquidator, administrator or similar official for Holdings or any Material Subsidiary or for a substantial part of the property or assets of Holdings or any Material Subsidiary or (iii) the winding-up or liquidation of Holdings or any Material Subsidiary; and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;
(oo)
    Holdings or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in (g) above, (iii) apply for or consent to the appointment of, or shall appoint in its own right, a receiver, trustee, custodian, sequestrator, conservator, administrator or similar official for Holdings or any Material Subsidiary or for a substantial part of the property or assets of Holdings or any Material Subsidiary, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become unable, admit in writing its inability or fail generally to pay or thereafter to stop paying its debts as they become due or (vii) take any action for the purpose of effecting any of the foregoing;
(pp)
    one or more judgments shall be rendered against Holdings or any Material Subsidiary or any combination thereof and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of Holdings or any Material Subsidiary to enforce any such judgment and such judgment either (i) is for the payment of money in an aggregate amount in excess of $150,000,000 or (ii) is for injunctive relief and could reasonably be expected to result in a Material Adverse Effect;
(qq)
    an ERISA Event shall have occurred that, in the opinion of the Required Lenders,

when taken together with all other such ERISA Events, could reasonably be expected to result in a Material Adverse Effect;
(rr)
    the Guarantee provided for in Article X for any reason, other than as expressly permitted hereunder or thereunder, shall fail to remain in full force or effect, or any action shall be taken by any Loan Party to discontinue or to assert the invalidity or unenforceability thereof, or any Guarantor shall deny or disaffirm in writing that it has any further liability thereunder (other than as a result of the discharge of such Guarantor in accordance with the terms of the Loan Documents);
(ss)
    default shall be made in the due observance or performance by Holdings or any Material Subsidiary of any material covenant, condition or agreement contained in any Security Document to which it is a party and such default shall continue unremedied for a period of 45 days after the earlier of (i) notice thereof from the Administrative Agent to each applicable Borrower (which notice shall also be given at the request of any Lender) or (ii) knowledge thereof by a Responsible Officer of any Loan Party;
(tt)
    the security interest in the Collateral created under any Loan Document shall, at any time, cease to be in full force and effect and constitute a valid and, to the extent applicable and required by the Agreed Security Principles, perfected, lien with the priority required by this Agreement or the applicable Loan Documents for any reason other than the satisfaction in full of all obligations under this Agreement and discharge of this Agreement or as provided under the provisions governing the release of security interests (other than any such failure that would not be material to the Lenders), or any Loan Party or any Affiliate thereof shall assert, in any pleading in any court of competent jurisdiction, that any such security interest is invalid or unenforceable and such failure or assertion shall have continued uncured for a period of (i) 45 days after any Loan Party becomes aware of such failure with respect to any Collateral of a U.S. Subsidiary (other than Collateral which is an Equity Interest of a Subsidiary that is not a U.S. Subsidiary) or (ii) 60 days after any Loan Party becomes aware of such failure otherwise;
(uu)
    the Indebtedness under the November 2013 5.625% Senior Unsecured Notes or any other Subordinated Indebtedness of Holdings and the Subsidiaries constituting Material Indebtedness shall cease (or any Loan Party or an Affiliate of any Loan Party shall so assert), for any reason, to be validly subordinated to the Bank Obligations as provided in the November 2013 5.625% Senior Unsecured Note Documents or the agreements evidencing such other Subordinated Indebtedness;
(vv)
    [reserved];

(ww)
    [reserved];
(xx)
    any step is taken to appoint a statutory manager (including the making of any recommendation in that regard by the New Zealand Financial Markets Authority) under the New Zealand Corporations (Investigation and Management) Act 1989 in respect of Holdings or any Material Subsidiary, or Holdings or any Material Subsidiary is declared at risk pursuant to the provisions of that Act; or
(yy)
    there shall have occurred a Change in Control;
then, and (x) in every such event (other than (A) an event with respect to any U.S. Borrower or any of its Subsidiaries described in paragraph (g) or (h) above and (B) an event described in paragraph (d)(ii) above), and at any time thereafter during the continuance of such event, the Administrative Agent, at the request of the Required Lenders, shall, by notice to Holdings and each applicable Borrower, take either or both of the following actions, at the same or different times:  (i) terminate forthwith the Commitments and (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Loan Parties accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Loan Parties, anything contained herein or in any other Loan Document to the contrary notwithstanding; (y) in any event with respect to any U.S. Borrower or any of its Subsidiaries described in paragraph (g) or (h) above, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Loan Parties accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Loan Parties, anything contained herein or in any other Loan Document to the contrary notwithstanding and (z) in any such event with respect to Holdings described in paragraph (d)(ii) above, and at any time thereafter the Administrative Agent, at the request of the Required Revolving Credit Lenders, shall, by notice to Holdings and each applicable Borrower, take either or both of the following actions, at the same or different times: terminate forthwith the Revolving Credit Commitments of each Revolving Credit Lender and (ii) declare the Revolving Credit Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Revolving Credit Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued fees and all other liabilities of the Loan Parties accrued in respect thereof hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Loan Parties, anything contained herein or in any other Loan Document to the contrary notwithstanding.
ARTICLE VIII

The Administrative Agent and the Collateral Agents
Each Lender and each Issuing Bank hereby irrevocably appoints the Administrative Agent and the Collateral Agents (for purposes of this Article VIII, the Administrative Agent and the Collateral Agents are referred to collectively as the “Agents”) its agent and authorizes the Agents to take such actions on its behalf and to exercise such powers as are delegated to such Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. Without limiting the generality of the foregoing, the Agents are hereby expressly authorized to (i) execute any and all documents (including releases) with respect to the Collateral and the rights of the Secured Parties with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the other Loan Documents and (ii) negotiate, enforce or settle any claim, action or proceeding affecting the Lenders in their capacity as such, at the direction of the Required Lenders, which negotiation, enforcement or settlement will be binding upon each Lender. Each Bank Secured Party (other than the applicable Collateral Agent) hereby authorizes the Administrative Agent to appoint and designate, on its behalf, a Collateral Agent with respect to Collateral at any time located in the Province of Quebec, Canada, including by way of appointment and designation of a fondé de pouvoir and of a depositary, mandatary and custodian, the whole with respect to taking security over such Collateral under the laws of the Province of Quebec, and take all other actions in furtherance thereof.
The institution serving as Administrative Agent and/or the Collateral Agent under any Loan Documents shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with Holdings, any Subsidiary or other Affiliate thereof as if it were not an Agent hereunder.
The Administrative Agent shall have no duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that such Agent is instructed in writing to exercise by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.08 or in the First Lien Intercreditor Agreement), and (c) except as expressly set forth in the Loan Documents, neither Agent shall have any duty to disclose, nor shall it be liable for the failure to disclose, any information relating to Holdings or any Subsidiary that is communicated to or obtained by the bank serving as the Administrative Agent and/or any Collateral Agent or any of their respective Affiliates in any capacity. Neither Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.08 or in the First Lien Intercreditor Agreement) or in the absence of its own gross negligence or willful misconduct. Neither Agent shall be deemed to have knowledge of any Default unless and until written notice thereof is given to such Agent by Holdings, a Borrower or a Lender, and neither Agent shall be responsible for or have any duty to ascertain or inquire into

(i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to such Agent.
Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. Each Agent may also rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. Each Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
Each Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by it. Each Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Credit Facilities as well as activities as Agent.
Subject to the appointment and acceptance of a successor Administrative Agent as provided below, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Banks and the Borrowers. Upon any such resignation, the Required Lenders shall have the right to appoint from among the Lenders a successor, which successor, so long as no Event of Default shall have occurred and be continuing, shall be subject to approval by Holdings (which approval shall not be unreasonably withheld or delayed). If no successor shall have been so appointed by the Required Lenders and approved by Holdings (to the extent required) and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank and, which successor, so long as no Event of Default shall have occurred and be continuing, shall be subject to approval by Holdings (which approval shall not be unreasonably withheld or delayed). If no successor Administrative Agent has been appointed pursuant to the immediately preceding sentence by the 30th day after the date such notice of resignation was given by the Administrative Agent, the Administrative Agent’s resignation shall become effective and the Required Lenders shall thereafter perform all the duties of the Administrative Agent hereunder and/or under any other Loan Document until such time, if any, as the Required Lenders appoint a successor Administrative Agent. Any such resignation by the Administrative Agent hereunder shall also constitute, to the extent applicable, its resignation as an Issuing Bank, in which case such resigning Administrative Agent (a) shall not be required to issue any further Letters of Credit hereunder and (b) shall maintain all of its rights as Issuing Bank with respect to any Letters of Credit issued by it prior to the date of such resignation. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.05 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while acting as Administrative Agent.
Each Lender acknowledges that it has, independently and without reliance upon the Agents or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agents or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any other Loan Document, any related agreement or any document furnished hereunder or thereunder.
Without limiting the foregoing, no Bank Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any Guarantee of the Obligations, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Agents on behalf of the Bank Secured Parties in accordance with the terms thereof (subject, in the case of the Collateral, to the provisions of the First Lien Intercreditor Agreement). Each Lender (a) acknowledges that it has received a copy of each Intercreditor Agreement, (b) without limiting the foregoing, agrees that it will be bound by and will take no actions contrary to the provisions of any Intercreditor Agreement and (c) acknowledges that each Administrative Agent and the Collateral Agents will, and hereby authorizes the Administrative Agent and each Collateral Agent to, enter into (and be a party to) the First Lien Intercreditor Agreement on behalf of themselves, such Lender and other holders of Bank Obligations. The Lenders further acknowledge that, pursuant to the First Lien Intercreditor Agreement, the applicable Collateral Agent will have the sole right to proceed against the Collateral, and that the provisions of the First Lien Intercreditor Agreement may, in certain circumstances, limit the ability of the Administrative Agent to direct such Collateral Agent. In the event of a foreclosure by any Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition, any Lender may be the purchaser of any or all of such Collateral at any such sale or other disposition, and such Collateral Agent, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale, to use and apply any of the Obligations as a credit on account of the purchase price for any Collateral payable by such Collateral Agent on behalf of the Secured Parties at such sale or other disposition. Each Bank Secured Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral and of the Guarantees of the Bank Obligations provided under the Loan Documents, to have agreed to the foregoing provisions. The provisions of this paragraph are for the sole benefit of the Lenders and shall not afford any right to, or constitute a defense available to, any Loan Party.
Notwithstanding any other provision of this Agreement or any provision of any other Loan Document, each Joint Bookrunner and Joint Lead Arranger listed on the cover page of this Agreement is named as such for recognition purposes only, and in its capacity as such shall have no duties, responsibilities or liabilities with respect to this Agreement or any other Loan Document; it being understood and agreed that each such Person shall be entitled to all indemnification and reimbursement rights in favor of the Agents provided herein and in the other Loan Documents. Without limitation of the foregoing, no Joint Bookrunner or Joint Lead Arranger in its capacity as such shall, by reason of this Agreement or any other Loan Document, have any fiduciary relationship in respect of any Lender, Loan Party or any other Person.
Each Lender and each Issuing Bank hereby (a) authorizes the Administrative Agent to instruct the Collateral Agents to terminate any existing control agreements with depositary banks and securities intermediaries and (b) agrees that, notwithstanding anything to the contrary set forth in the Collateral Agreements, control agreements with depositary banks and securities intermediaries governing deposit accounts or securities accounts shall not be required to be entered into after the 2016 Restatement Date.
Subject to the terms of the First Lien Intercreditor Agreement each Lender and each Issuing Bank hereby:
(j)
    authorizes the Collateral Agents (whether or not by or through employees or agents and with the right of sub-delegation) to accept as its representative (Stellvertreter) any pledge or other creation of any accessory security right granted in favor of such Lender or Issuing Bank in connection with the German Security Documents (as defined in the First Lien Intercreditor Agreement) under German law and to agree to and execute on its behalf as its representative (Stellvertreter) any amendments or alterations to any German Security Document which creates a pledge or any other accessory security right (akzessorische Sicherheit) including the release or confirmation of release of such security;
(k)
    releases each of the Administrative Agent and the Collateral Agents from any restrictions on representing several persons and self-dealing under any applicable law, and in particular from the restrictions of Section 181 of the German Civil Code (Bürgerliches Gesetzbuch) with the right of sub-delegation of such release, to make use of any authorization granted under this Agreement and to perform its duties and obligations as Administrative Agent or Collateral Agent, respectively hereunder and under the German Security Documents; and
(l)
    ratifies and approves all acts and declarations previously done by any Collateral Agent on such person’s behalf (including for the avoidance of doubt the declarations made by such Collateral Agent as representative without power of attorney (Vertreter ohne Vertretungsmacht) in relation to the creation of any pledge (Pfandrecht) on behalf and for the benefit of any Lender or Issuing Bank as future pledgee or otherwise).
The Lenders hereby authorize (i) the Administrative Agent, in its discretion, and (ii) each Collateral Agent, to enter into (and, in the case of the Administrative Agent, to instruct each Collateral Agent to enter into) any agreement, amendment, amendment and restatement, restatement, waiver, supplement or modification, and to make or consent to any filings or to take any other actions, in each case as contemplated by Section 9.26.
ARTICLE IX

Miscellaneous
SECTION 9.01.
    Notices; Electronic Communications. Subject to Section 9.20, notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax, as follows:
(hh)
    if to any Borrower, Holdings or any Guarantor, to it at Reynolds Group Holdings Limited, 1900 West Field Court, Lake Forest, IL 60045, Attention of Joseph E. Doyle, Group Legal Counsel, Fax No. 847-482-4589, E-mail: JDoyle@pactiv.com;
(ii)
    if to the Administrative Agent, to Credit Suisse AG, Agency Manager, Eleven Madison Avenue, New York, NY 10010, Fax No. 212-322-2291, E-mail: agency.loanops@credit-suisse.com; and
(jj)
    if to a Lender, to it at its address (or fax number) set forth in the Administrative Questionnaire provided by such Lender to the Administrative Agent.
All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by fax or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.01. As agreed to among Holdings, the Borrowers, the Administrative Agent and the applicable Lenders from time to time, notices and other communications may also be delivered by e-mail to the e-mail address of a representative of the applicable Person provided from time to time by such Person. No communication (including fax, electronic message or communication in any other written form) under or in connection with the Loan Documents shall be made to or from an address located inside of the Republic of Austria.

Holdings and each Borrower hereby agree, unless directed otherwise by the Administrative Agent or unless the electronic mail address referred to below has not been provided by the Administrative Agent to the Borrowers, that it will, or will cause the Subsidiaries to, provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Loan Documents or to the Lenders under Article V, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (a) is or relates to a Borrowing Request, a notice pursuant to Section 2.10 or a notice requesting the issuance, amendment, extension or renewal of a Letter of Credit pursuant to Section 2.22, (b) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (c) provides notice of any Default or Event of Default under this Agreement or any other Loan Document or (d) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any Borrowing or other extension of credit hereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium that is properly identified in a format acceptable to the Administrative Agent to an electronic mail address as directed by the Administrative Agent. In addition, Holdings and each Borrower agree, and agree to cause the Subsidiaries, to continue to provide the Communications to the Administrative Agent or the Lenders, as the case may be, in the manner specified in the Loan Documents but only to the extent requested by the Administrative Agent.
Holdings and each Borrower hereby acknowledge that (a) the Administrative Agent will make available to the Lenders and the Issuing Banks materials and/or information provided by or on behalf of the Borrowers hereunder (collectively, the “Borrower Materials”) by posting the Borrower Materials on Intralinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to each Borrower or its securities) (each, a “Public Lender”). Holdings and each Borrower hereby agree that (i) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (ii) by marking Borrower Materials “PUBLIC,” the Borrowers shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to Holdings and any Borrower or its securities for purposes of foreign, United States federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 9.16); (iii) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor;” and (iv) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not marked as “Public Investor.” Notwithstanding the foregoing, the following Borrower Materials shall be marked “PUBLIC”, unless Holdings or a Borrower notifies the Administrative Agent promptly that any such document contains material non-public information: (A) the Loan Documents and (B) notification of changes in the terms of the Credit Facilities.

Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including foreign, United States Federal and state securities laws, to make reference to Communications that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to Holdings or a Borrower or its securities for purposes of foreign, United States Federal or state securities laws.
THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. NEITHER THE ADMINISTRATIVE AGENT NOR ANY OF ITS RELATED PARTIES WARRANTS THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM AND EACH EXPRESSLY DISCLAIMS LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS IS MADE BY THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, WHETHER OR NOT BASED ON STRICT LIABILITY AND INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY SUCH PERSON IS FOUND IN A FINAL RULING BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH PERSON’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.
The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents. Each Lender agrees that receipt of notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and that the foregoing notice may be sent to such e-mail address.
Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

SECTION 9.02.
    Survival of Agreement. All covenants, agreements, representations and warranties made by each Loan Party herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and the Issuing Banks and shall survive the making by the Lenders of the Loans and the issuance of Letters of Credit by the Issuing Banks, regardless of any investigation made by the Lenders or the Issuing Banks or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any Fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not been terminated. The provisions of Sections 2.14, 2.16, 2.20 and 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the expiration of any Letter of Credit, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, any Collateral Agent, any Lender or any Issuing Bank.
SECTION 9.03.
    [Reserved].
SECTION 9.04.
    Successors and Assigns. (%3) Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the Loan Parties, the Administrative Agent, the Issuing Banks or the Lenders that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.
(n)
    Each Lender may assign to one or more Eligible Assignees all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) (with the prior written consent of the applicable Borrower or Borrowers, if required by the definition of the term “Eligible Assignee”, being deemed given unless such Borrower or Borrowers shall have objected to such assignment by written notice to the Administrative Agent within five Business Days after having received notice thereof); provided, however, that (i) notwithstanding anything to the contrary in the definition of the term “Eligible Assignee”, the consent of the applicable Borrower shall not be required to any such assignment made in connection with the initial syndication of the Credit Facilities to Persons identified by the Administrative Agent to the Borrowers on or prior to the 2016 Restatement Date; (ii) the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall be not less than, $1,000,000 or €1,000,000, as the case may be (or, if less, the entire remaining amount of such Lender’s Commitment or Loans of the relevant Class); provided that simultaneous assignments to or by two or more Related Funds shall be combined for purposes of determining whether the minimum assignment requirement is met; (iii) the parties to each assignment shall (A) execute and deliver to the Administrative Agent an Assignment and Acceptance via an electronic settlement system acceptable to the Administrative Agent or (B) if previously agreed with the Administrative Agent, manually execute and deliver to the Administrative Agent an Assignment and Acceptance, and, in each case, shall pay to the Administrative Agent a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent); and (iv) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire (in which the assignee shall designate one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws) and all applicable tax forms. Upon acceptance and recording pursuant to paragraph (e) of this Section 9.04, from and after the effective date specified in each Assignment and Acceptance, (A) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender (and, if applicable, an Issuing Bank) under this Agreement and (B) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits and be subject to the obligations, of Sections 2.14, 2.16, 2.20 and 9.05, as well as to the benefit of any Fees accrued for its account and not yet paid). Notwithstanding the foregoing, no Lender shall be permitted to make assignments under this Agreement to any Disqualified Institutions.
(o)
    By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that its Term Loan Commitment and Revolving Credit Commitment, and the outstanding balances of its Term Loans and Revolving Loans, in each case without giving effect to assignments thereof which have not become effective, are as set forth in such Assignment and Acceptance; (ii) except as set forth in clause (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of Holdings or any Subsidiary or the performance or observance by any Loan Party of any of its obligations under this Agreement, any other Loan

Document or any other instrument or document furnished pursuant hereto; (iii) such assignee represents and warrants that it is an Eligible Assignee legally authorized to enter into such Assignment and Acceptance; (iv) such assignee confirms that it has received a copy of this Agreement and of each Intercreditor Agreement, together with copies of the most recent financial statements referred to in Section 3.05 or delivered pursuant to Section 5.04 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (v) such assignee will independently and without reliance upon Administrative Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (vi) such assignee agrees that it will be bound by and will take no actions contrary to the provisions of each Intercreditor Agreement; (vii) such assignee appoints and authorizes the Administrative Agent and the Collateral Agents to take such action as agent on its behalf and to exercise such powers under the Loan Documents as are delegated to the Administrative Agent and the Collateral Agents, respectively, by the terms hereof and thereof, together with such powers as are reasonably incidental thereto; and (viii) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender (and, if applicable, as an Issuing Bank).
(p)
    The Administrative Agent, acting for this purpose as an agent of the Borrowers, shall maintain at one of its offices in The City of New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of (i) the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time, and (ii) the names and addresses of the Issuing Banks, and their respective L/C Commitments hereunder from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error and the Borrowers, the Administrative Agent, the Issuing Banks, the Collateral Agents and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender or Issuing Bank, as applicable, hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers, any Issuing Bank, the Collateral Agents and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(q)
    Upon its receipt of, and consent to, a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, Administrative Questionnaire completed in respect of the assignee (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) above, if applicable, and the written consent of the Administrative Agent and, if required, the Borrowers and each Issuing Bank to such assignment and any applicable tax forms, the Administrative Agent shall (i) accept such Assignment and Acceptance and

(ii) record the information contained therein in the Register. No assignment shall be effective unless it has been recorded in the Register as provided in this paragraph (e).
(r)
    Each Lender may without the consent of any Borrower, any Issuing Bank or Administrative Agent sell participations to one or more banks or other Persons in all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided, however, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participating banks or other Persons shall be entitled to the benefit, and be subject to the obligations, of the cost protection provisions contained in Sections 2.14, 2.16 and 2.20 to the same extent as if they were Lenders (but, with respect to any particular participant, to no greater extent than the Lender that sold the participation to such participant) and (iv) the Borrowers, the Administrative Agent, the Issuing Banks and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and such Lender shall retain the sole right to enforce the obligations of the Borrowers relating to the Loans or L/C Disbursements and to approve any amendment, modification or waiver of any provision of this Agreement (other than amendments, modifications or waivers decreasing any fees payable to such participating bank or Person hereunder or the amount of principal of or the rate at which interest is payable on the Loans in which such participating bank or Person has an interest, extending any scheduled principal payment date or date fixed for the payment of interest on the Loans in which such participating bank or Person has an interest, increasing or extending the Commitments in which such participating bank or Person has an interest or releasing any Guarantor (other than in connection with the sale of such Guarantor in a transaction permitted by Section 6.05) or all or substantially all of the Collateral). To the extent permitted by law, each participating bank or other Person also shall be entitled to the benefits of Section 9.06 as though it were a Lender; provided that such participating bank or other Person agrees to be subject to Section 2.18 as though it were a Lender. Notwithstanding the foregoing, no Lender shall be permitted to sell participations under this Agreement to any Disqualified Institutions.
(s)
    Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each participant’s interest in the loans or other obligations under this Agreement (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(t)
    Any Lender or participant may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.04, disclose to the assignee or participant or proposed assignee or participant any information relating to Holdings or any Subsidiary furnished to such Lender by or on behalf of Holdings and the Subsidiaries; provided that, prior to any such disclosure of information, each such assignee or participant or proposed assignee or participant shall execute an agreement whereby such assignee or participant shall agree (subject to customary exceptions) to preserve the confidentiality of such information on terms no less restrictive than those applicable to the Lenders pursuant to Section 9.16.
(u)
    Any Lender may at any time assign all or any portion of its rights under this Agreement to secure extensions of credit to such Lender or in support of obligations owed by such Lender; provided that no such assignment shall release a Lender from any of its obligations hereunder or substitute any such assignee for such Lender as a party hereto.
(v)
    Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPV”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrowers, the option to provide to the Borrowers all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrowers pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPV to make any Loan and (ii) if an SPV elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPV hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPV shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPV, it will not institute against, or join any other Person in instituting against, such SPV any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section 9.04, any SPV may (i) with notice to, but without the prior written consent of, the Borrowers and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Borrowers and Administrative Agent) providing liquidity and/or credit support to or for the account of such SPV to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-

public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPV. In the event that a Lender makes a grant to an SPV pursuant to this Section 9.04(j) or an SPV elects to exercise an option granted to it pursuant to this Section 9.04(j), no Loan Party shall be required to make payments under Section 2.20 in an amount in excess of the amount that it would be required to pay in the absence of such grant or election.
(w)
    [Reserved].
(x)
    In the event that any Revolving Credit Lender shall become a Defaulting Lender or S&P, Moody’s and Thompson’s BankWatch (or InsuranceWatch Ratings Service, in the case of Lenders that are insurance companies (or Best’s Insurance Reports, if such insurance company is not rated by Insurance Watch Ratings Service)) shall, after the date that any Lender becomes a Revolving Credit Lender, downgrade the long‑term certificate deposit ratings of such Lender, and the resulting ratings shall be below BBB-, Baa3 and C (or BB, in the case of a Lender that is an insurance company (or B, in the case of an insurance company not rated by InsuranceWatch Ratings Service)) (or, with respect to any Revolving Credit Lender that is not rated by any such ratings service or provider or any Issuing Bank shall have reasonably determined that there has occurred a material adverse change in the financial condition of any such Lender, or a material impairment of the ability of any such Lender to perform its obligations hereunder, as compared to such condition or ability as of the date that any such Lender became a Revolving Credit Lender) then such Issuing Bank shall have the right, but not the obligation, at its own expense, upon notice to such Lender and the Administrative Agent, to replace such Lender with an assignee (in accordance with and subject to the restrictions contained in paragraph (b) above), and such Lender hereby agrees to transfer and assign without recourse (in accordance with and subject to the restrictions contained in paragraph (b) above) all its interests, rights and obligations in respect of its Revolving Credit Commitment to such assignee; provided, however, that (i) no such assignment shall conflict with any law, rule and regulation or order of any Governmental Authority and (ii) such Issuing Bank or such assignee, as the case may be, shall pay to such Lender in immediately available funds on the date of such assignment the principal of and interest accrued to the date of payment on the Loans made by such Lender hereunder and all other amounts accrued for such Lender’s account or owed to it hereunder.
(y)
    (i) Notwithstanding the definition of “Eligible Assignee” or anything else to the contrary contained in this Agreement, any Term Lender may assign all or a portion of its Term Loans to any Person who, after giving effect to such assignment, would be an Affiliated Lender (without the consent of any Person but subject to acknowledgment by the Administrative Agent and the applicable Borrower or Borrowers, such acknowledgment not to be unreasonably withheld or delayed); provided that:

(A)
     the assigning Lender and the Affiliated Lender purchasing such Term Lender’s Term Loans shall execute and deliver to the Administrative Agent an assignment agreement reasonably satisfactory to the Administrative Agent in which such Affiliated Lender will be identified as such;
(B)
     at the time of such assignment and after giving effect to such assignment, the aggregate outstanding principal amount of all Term Loans held by Affiliated Lenders shall not exceed 25% of the aggregate principal amount of all Term Loans then outstanding under this Agreement;
(C)
     any such Term Loans acquired by (x) Holdings, a Borrower or a subsidiary shall be retired or cancelled promptly upon the acquisition thereof and (y) an Affiliated Lender may, with the consent of the Borrowers, be contributed to Holdings (and then to any Borrower), whether through a Parent Company or otherwise, and exchanged for equity securities, Subordinated Shareholder Loans or Permitted Affiliated Lender Exchange Debt of Holdings, the Borrowers or such Parent Company that are otherwise permitted to be issued at such time pursuant to the terms of this Agreement, so long as any Term Loans so acquired by Holdings, any Borrower or any subsidiary shall be retired and cancelled promptly upon the acquisition thereof; and
(D)
     no proceeds of Revolving Loans shall be used to fund any such acquisition by an Affiliated Lender.
(ii)
    Notwithstanding anything to the contrary in this Agreement, no Affiliated Lender shall have any right to (A) attend (including by telephone) any meeting or discussions (or portion thereof) among the Administrative Agent or any Lender to which representatives of the Loan Parties are not invited or (B) receive any information or material prepared by the Administrative Agent or any Lender or any communication among the Administrative Agent and/or one or more Lenders, except to the extent such information or materials or communication have been made available to any Loan Party or its representatives.
(iii)
    Notwithstanding anything in Section 9.08 or the definition of “Required Lenders” to the contrary, for purposes of determining whether the Required Lenders, all affected Lenders or all Lenders have (A) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom, (B) otherwise acted on any matter related to any Loan Document or (C) directed or required the Administrative Agent, the Collateral Agents or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, an Affiliated Lender shall be deemed to have voted its interest as a Lender without discretion in the same proportion as the allocation of voting with respect to such matter by Lenders who are not Affiliated Lenders; provided that no amendment, modification, waiver, consent or other action with respect to any Loan Document shall deprive such Affiliated Lender of its pro rata share of any payments to which such Affiliated Lender is entitled under the Loan Documents without such Affiliated Lender providing its consent; provided, further, that such Affiliated Lender shall have the right to approve any amendment, modification, waiver or consent (1) of the type described in Section 9.08(b)(i), (b)(ii), (b)(iii), (b)(iv) or (b)(vi) of this Agreement or (2) that adversely affects such Affiliated Lender in its capacity as a Lender in any respect as compared to other Lenders; and in furtherance of the foregoing, (x) the Affiliated Lender agrees to execute and deliver to the Administrative Agent any instrument reasonably requested by the Administrative Agent to evidence the voting of its interest as a Lender in accordance with the provisions of this Section 9.04(m); provided that if the Affiliated Lender fails to promptly execute such instrument such failure shall in no way prejudice any of the Administrative Agent’s rights under this paragraph and (y) the Administrative Agent is hereby appointed (such appointment being coupled with an interest) by the Affiliated Lender as the Affiliated Lender’s attorney-in-fact, with full authority in the place and stead of the Affiliated Lender and in the name of the Affiliated Lender, from time to time in Administrative Agent’s discretion to take any action and to execute any instrument that Administrative Agent may deem reasonably necessary to carry out the provisions of this paragraph (m)(iii).
(iv)
    Each Affiliated Lender, solely in its capacity as a Lender, hereby agrees, and each assignment agreement relating to an assignment to such Affiliated Lender shall provide a confirmation that, if any Loan Party shall be subject to any voluntary or involuntary proceeding commenced under any Debtor Relief Laws (“Bankruptcy Proceedings”), (i) such Affiliated Lender shall not take any step or action in such Bankruptcy Proceeding to object to, impede or delay the exercise of any right or the taking of any action by the Administrative Agent or the Collateral Agents (or the taking of any action by a third party that is supported by the Administrative Agent or the Collateral Agents) in relation to such Affiliated Lender’s claim with respect to its Loans (a “Claim”) (including objecting to any debtor in possession financing, use of cash collateral, grant of adequate protection, sale or disposition, compromise, or plan of reorganization) so long as such Affiliated Lender is treated in connection with such exercise or action on the same or better terms as the other Lenders and (ii) with respect to any matter requiring the vote of Lenders during the pendency of a Bankruptcy Proceeding (including voting on any plan of reorganization), the Loans held by such Affiliated Lender (and any Claim with respect thereto) shall be deemed to be voted in accordance with clause (iii) of this Section 9.04(m), so long as such Affiliated Lender is treated in connection with the exercise of such right or taking of such action on the same or better terms as the other Lenders. For the avoidance of doubt, the Lenders and each Affiliated Lender agree and acknowledge that the provisions set forth in this clause (iv) of Section 9.04(m), and the related provisions set forth in each assignment agreement relating to an assignment to such Affiliated Lender, constitute a “subordination agreement” as such term is contemplated by, and utilized in, Section 510(a) of the Bankruptcy Code, and, as such, would be enforceable for all purposes in any case where a Loan Party has filed for protection under any Debtor Relief Law applicable to the Loan Party (it being understood and agreed that the foregoing shall not cause the Loans held by any Affiliated Lender to be subordinated in right of payment to any other Obligations).
(v)
    Each Lender making an assignment to, or taking an assignment from, an Affiliated Lender acknowledges and agrees that in connection with such assignment, (x) such Affiliated Lender then may have, and later may come into possession of Excluded Information, (y) such Lender has independently and, without reliance on the Affiliated Lender, Holdings, the Borrowers, any of the other Subsidiaries, the Administrative Agent or any of their respective Affiliates, has made its own analysis and determination to enter into such assignment notwithstanding such Lender’s lack of knowledge of the Excluded Information and (z) none of Holdings, the Borrowers, any other Subsidiary, the Administrative Agent, or any of their respective Affiliates shall have any liability to such Lender, and such Lender hereby waives and releases, to the extent permitted by law, any claims such Lender may have against Holdings, the Borrowers, the other Subsidiaries, the Administrative Agent, and their respective Affiliates, under applicable laws or otherwise, with respect to the nondisclosure of the Excluded Information. Each Lender entering into such an assignment further acknowledges that the Excluded Information may not be available to the Administrative Agent or the other Lenders.
The foregoing provisions of Sections 9.04(m)(ii), (iii) and (iv) shall not apply to an Investment Fund, and a Term Lender shall be permitted to assign all or a portion of such Term Lender’s Term Loans to any Investment Fund without regard to the foregoing provisions of Sections 9.04(m)(ii), (iii) and (iv).
(z)
    Notwithstanding anything to the contrary contained in this Agreement, any Lender may assign all or a portion of its Term Loans in connection with any primary syndication of Term Loans relating to any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to cashless settlement mechanisms approved by the Borrowers, the Administrative Agent, the assignor Lender and the assignee of such Lender.
SECTION 9.05.
    Expenses; Indemnity. (%3) The Loan Parties agree, jointly and severally, to pay all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, each Collateral Agent and each Issuing Bank in connection with the syndication of the Credit Facilities and the preparation and administration of this Agreement and the other Loan Documents or in connection with any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions hereby or thereby contemplated shall be consummated); provided that, except as otherwise agreed in the First Lien Intercreditor Agreement, the Loan Parties shall not be responsible for the reasonable fees, charges and disbursements of more than one separate law firm (in addition to one local counsel per relevant jurisdiction). The Loan Parties also agree to pay all documented and out-of-pocket expenses incurred by (%4) the Administrative Agent or any Collateral Agent in connection with the enforcement or protection of its rights or the rights of the Lenders or the other Secured Parties in connection with this Agreement and the other Loan

Documents or in connection with the Loans made or Letters of Credit issued hereunder, including the reasonable and documented fees, charges and disbursements of Cravath, Swaine & Moore LLP, counsel for the Administrative Agent, and, in connection with any such enforcement or protection, the reasonable and documented fees, charges and disbursements of any other counsel for the Administrative Agent and (%4) the Lenders in connection with any formal legal action actually taken by, or at the request of, the Required Lenders, to enforce or protect their rights under the Credit Agreement or the other Loan Documents, limited, in the case of this clause (ii), to reasonable and documented fees, charges and disbursements of one firm of counsel for all such Lenders and the reasonable and documented fees, charges and disbursements of one additional firm of counsel for all such Lenders in each relevant jurisdiction.
(b)
    The Loan Parties agree, jointly and severally, to indemnify the Administrative Agent, each Lender, each Issuing Bank and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees, charges and disbursements, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated thereby, the performance by the parties thereto of their respective obligations thereunder or the consummation of the Transactions, the Company Post-Closing Reorganization, the Pactiv Transactions, the Graham Packaging Transactions, the 2016 Restatement Transactions, the other transactions contemplated thereby (including the syndication of the Credit Facilities) and any Borrowing hereunder, (ii) the use of the proceeds of the Loans or issuance of Letters of Credit, (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto (and regardless of whether such matter is initiated by a third party or by the Borrowers, any other Loan Party or any of their respective Affiliates), or (iv) any Release or actual or alleged presence of Hazardous Materials on, at or under any property currently or formerly owned, leased or operated by Holdings or any of its subsidiaries or any Environmental Liability related in any way to Holdings or any of its subsidiaries; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment (or settlement tantamount thereto) to have resulted from (i) the bad faith, gross negligence or willful misconduct of such Indemnitee or Related Party of such Indemnitee or (ii) claims against such Indemnitee or any Related Party brought by any other Indemnitee that (x) did not arise out of any action or inaction on the part of Holdings or any of its Affiliates and (y) do not involve the Lead Arranger or an Agent in its capacity as such. This Section 9.05 shall not apply with respect to Taxes except as necessary to hold such Indemnitee harmless from any and all losses, claims, damages, liabilities and related expenses with respect to any non‑Tax claim.
(c)
    To the extent that any Loan Party fails to pay any amount required to be paid by it to the Administrative Agent, any Issuing Bank or any Collateral Agent under paragraph (a) or (b) of this Section or under any other Loan Document, each Lender severally agrees to pay to the Administrative Agent or such Issuing Bank, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought and, in the case of the Collateral Agents, subject to pro rata allocation with the holders of the Senior Secured Notes to the extent provided for in any Intercreditor Agreement) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or such Issuing Bank in its capacity as such. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the Aggregate Revolving Credit Exposure, outstanding Term Loans and unused Commitments at the time (in each case, determined as if no Lender were a Defaulting Lender).
(d)
    To the extent permitted by applicable law, none of Holdings and the Borrowers shall assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, the Company Post-Closing Reorganization, the Pactiv Transactions, the Graham Packaging Transactions, the 2016 Restatement Transactions and any Borrowing, Loan or Letter of Credit or the use of the proceeds thereof.
(e)
    The provisions of this Section 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the expiration of any Letter of Credit, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, any Collateral Agent, any Lender or any Issuing Bank. All amounts due under this Section 9.05 shall be payable on written demand therefor.
SECTION 9.06.
    Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, except to the extent prohibited by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of any Loan Party against any of and all the obligations of any Loan Party now or hereafter existing under this Agreement and other Loan Documents held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or such other Loan Document and although such obligations may be unmatured. The rights of each Lender under this Section 9.06 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.07.
    Applicable Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN LETTERS OF CREDIT AND AS EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK. EACH LETTER OF CREDIT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED IN ACCORDANCE WITH, THE LAWS OR RULES DESIGNATED IN SUCH LETTER OF CREDIT, OR IF NO SUCH LAWS OR RULES ARE DESIGNATED, THE UNIFORM CUSTOMS AND PRACTICE FOR DOCUMENTARY CREDITS MOST RECENTLY PUBLISHED AND IN EFFECT, ON THE DATE SUCH LETTER OF CREDIT WAS ISSUED, BY THE INTERNATIONAL CHAMBER OF COMMERCE (THE “UNIFORM CUSTOMS”) AND, AS TO MATTERS NOT GOVERNED BY THE UNIFORM CUSTOMS, THE LAWS OF THE STATE OF NEW YORK.
SECTION 9.08.
    Waivers; Amendment. (%3) No failure or delay of the Administrative Agent, any Lender or any Issuing Bank in exercising any power or right hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Collateral Agents, the Issuing Banks and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any Loan Party in any case shall entitle any Loan Party to any other or further notice or demand in similar or other circumstances.
(b)
    Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by Holdings, the other Loan Parties and the Required Lenders; provided, however, that no such agreement shall (i) decrease the principal amount of, or extend the maturity of or any scheduled principal payment date or date for the payment of any interest on any Loan or any date for reimbursement of an L/C Disbursement, or waive or excuse any such payment or any part thereof, or decrease the rate of interest on any Loan or L/C Disbursement, without the prior written consent of each Lender directly adversely affected thereby, (ii) increase or extend the Commitment or decrease or extend the date for payment of any Fees of any Lender without the prior written consent of such Lender, (iii) amend or modify the pro rata requirements of Section 2.17, the provisions of Section 9.04(k) or the provisions of this Section or release Guarantors representing all or substantially all the value of the Guarantee under Article X or all or substantially all of the Collateral, without the prior written consent of each Lender, (iv) change the provisions of any Loan Document in a manner that by its terms directly and adversely affects the rights of Lenders holding Loans of one Class differently from the rights of

Lenders holding Loans of any other Class without the prior written consent of Lenders holding a majority in interest of the outstanding Loans and unused Commitments of each directly adversely affected Class, (v) modify the protections afforded to an SPV pursuant to the provisions of Section 9.04(j) without the written consent of such SPV, (vi) reduce the percentage contained in the definition of the term “Required Lenders” without the prior written consent of each Lender (it being understood that with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the Term Loan Commitments and Revolving Credit Commitments on the date hereof) and (vii) only the written consent of the Required Revolving Credit Lenders shall be necessary to amend or waive the terms and provisions of Section 6.12, paragraph (d)(ii) of Article VII and the last two sentences of the definition of Consolidated EBITDA (and related definitions as used in such provisions, but not as used in other provisions of this Agreement), and no amendment or waiver of any of the foregoing in this clause (vii) may be made without the written consent of the Required Revolving Credit Lenders; provided that (A) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, any Collateral Agent or any Issuing Bank hereunder or under any other Loan Document without the prior written consent of the Administrative Agent, such Collateral Agent or such Issuing Bank, as the case may be, and (B) any waiver, amendment or modification of this Agreement that by its terms solely affects the rights or duties under this Agreement of Lenders holding Loans or Commitments of a particular Class (but not the Lenders holding Loans or Commitments of any other Class) may be effected by an agreement or agreements in writing entered into by Holdings, the Borrowers and the requisite percentage in interest of the affected Class of Lenders that would be required to consent thereto under this Section if such Class of Lenders were the only Class of Lenders hereunder at the time. Notwithstanding the foregoing, with the consent of Holdings, the Borrowers and the Required Lenders, this Agreement (including Section 2.17) may be amended to allow the Borrowers to prepay Loans of a Class on a non-pro rata basis in connection with offers made to all the Lenders of such Class pursuant to procedures approved by the Administrative Agent.
(c)
    The Administrative Agent, Holdings and the Borrowers may amend any Loan Document to correct administrative or manifest errors or omissions, or to effect administrative changes that are not adverse to any Lender; provided, however, that no such amendment shall become effective until the fifth Business Day after it has been posted to the Lenders, and then only if the Required Lenders have not objected in writing thereto within such five Business Day period.
SECTION 9.09.
    Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan or participation in any L/C Disbursement, together with all fees, charges and other amounts which are treated as interest on such Loan or participation in such L/C Disbursement under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan or participation in accordance with applicable law, the rate of interest payable in respect of such Loan or participation hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan or participation but were not payable as a result of the operation of this Section 9.09 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or participations or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.
SECTION 9.10.
    Entire Agreement. This Agreement, the Fee Letter and the other Loan Documents constitute the entire contract between the parties relative to the subject matter hereof. Any other previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any Person (other than the parties hereto and thereto, their respective successors and assigns permitted hereunder (including any Affiliate of any Issuing Bank that issues any Letter of Credit), to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Banks and the Lenders and, (a) solely with respect to Article VIII, Section 9.22 and Article X, the Collateral Agents and (b) solely with respect to Section 9.22 and Article X, the Local Facility Providers, Hedge Providers and Cash Management Banks) any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.
SECTION 9.11.
    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.
SECTION 9.12.
    Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
SECTION 9.13.
    Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract, and shall become effective as provided in Section 9.03. Delivery of an executed signature page to this Agreement by facsimile or other customary means of electronic transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.
SECTION 9.14.
    Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.
SECTION 9.15.
    Jurisdiction; Consent to Service of Process. (%3) Each Loan Party hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the Borough of Manhattan, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court; provided that solely for the purpose of enforcement of the rights of the Administrative Agent, any Issuing Bank and any Lender under this Agreement in Austria, each Loan Party hereby irrevocably and unconditionally also submits, for itself and its property to the jurisdiction of the courts of England. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, any Collateral Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against any Borrower, Holdings or their respective properties in the courts of any jurisdiction.
(b)
    Each Loan Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c)
    Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
(d)
    Each Loan Party hereby irrevocably designates and appoints Reynolds Consumer Products Holdings LLC as its authorized agent upon which process may be served in any action, suit or proceeding arising out of or relating to this Agreement that may be instituted by the Administrative Agent or any Lender in any Federal or state court in the State of New York. Each Loan Party hereby agrees that service of any process, summons, notice or document by U.S. registered mail addressed to the U.S. Borrowers, with written notice of said service to such Person at the address above shall be effective service of process for any action, suit or proceeding brought in any such court.
SECTION 9.16.
    Confidentiality. Each of the Administrative Agent, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ officers, directors, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority or quasi-regulatory authority (such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) in connection with the exercise of any remedies hereunder or under the other Loan Documents or any suit, action or proceeding relating to the enforcement of its rights hereunder or thereunder, (e) subject to an agreement containing provisions substantially the same as those of this Section 9.16, to (i) any actual or prospective assignee of or participant in any of its rights or obligations under this Agreement and the other Loan Documents or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to Holdings or any Subsidiary or any of their respective obligations, (f) with the consent of Holdings or a Borrower and (g) to the extent such Information becomes publicly available other than as a result of a breach of this Section 9.16. In addition, the existence of this Agreement and information about this agreement may be disclosed to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the Credit Facilities and to any administration, management or settlement service providers in connection with the administration and management of this Agreement and the other Loan Documents. For the purposes of this Section, “Information” shall mean all information received from the Borrowers or Holdings and related to such Person or its or their business, other than any such information that was available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis prior to its disclosure by the Borrowers or Holdings. Any Person required to maintain the confidentiality of Information as provided in this Section 9.16 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord its own confidential information. Notwithstanding any other provision of this Agreement, any other Loan Document or any Assignment and Acceptance, the provisions of this Section 9.16 shall survive with respect to each Agent and Lender until the second anniversary of such Agent or Lender ceasing to be an Agent or a Lender, respectively.
SECTION 9.17.
    Conversion of Currencies. (%3) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which, in accordance with normal banking procedures in the relevant jurisdiction, the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.
(b)
    The obligations of each party in respect of any sum due to any other party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, such party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss. The obligations of the Loan Parties contained in this Section 9.17 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.
SECTION 9.18.
    USA PATRIOT Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Loan Party that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of and each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the USA PATRIOT Act.
SECTION 9.19.
    Place of Performance. The Parties shall perform their obligations under or in connection with the Loan Documents exclusively at the Place of Performance (as defined below), but in no event at a place in Austria and the performance of any obligations or liability under or in connection with the Loan Documents within the Republic of Austria shall not constitute discharge or performance of such obligation or liability. For the purposes of the above, “Place of Performance” means:
(d)
    in relation to any payment under or in connection with a Loan Document, the place at which such payment is to be made pursuant to Section 2.19; and

(e)
    in relation to any other obligation or liability under or in connection with the Loan Documents, the premises of the Administrative Agent in New York or any other place outside of Austria as the Administrative Agent may specify from time to time.
SECTION 9.20.
    Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among the parties hereto, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)
    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and
(b)
    the effects of any Bail-in Action on any such liability, including, if applicable:
(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.
The following terms shall for purposes of this Section 9.20 have the meanings set forth below:
“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of such EEA Financial Institution.
“Bail-In Legislation” shall mean, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country”shall mean any member state of the European Union, Iceland, Liechtenstein and Norway.
“EEA Resolution Authority” shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Write-Down and Conversion Powers” shall mean, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
SECTION 9.21.
    Additional Borrowers; Resignation of Borrowers. (%3) (%4) Holdings or any Borrower may designate any of its Wholly Owned Subsidiaries as a Borrower under any of the Revolving Credit Commitments or pursuant to an Incremental Assumption Agreement; provided that (x) the Administrative Agent shall be reasonably satisfied that the Lenders of the applicable Class may make loans and other extensions of credit to such Person in such Person’s jurisdiction in compliance with applicable laws and regulations and without being subject to any unreimbursed or unindemnified Tax or other expense and (y) the Administrative Agent shall have received, at least five Business Days prior to the date on which such Person is proposed to become a Borrower hereunder, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including to the extent applicable, the USA PATRIOT Act. Upon the receipt by the Administrative Agent of a Borrowing Subsidiary Agreement executed by such Wholly Owned Subsidiary of Holdings, Holdings and the Borrowers, such Wholly Owned Subsidiary of Holdings shall be a Borrower and a party to this Agreement and, thereafter, any reference in this Agreement or in any other Loan Document to the U.S. Borrowers, the European Borrowers or the Borrowers shall, as applicable, include such Wholly Owned Subsidiary in such capacity.
(i)
    A Person shall cease to be a Borrower hereunder at such time as (x) in the case of an Ancillary Borrower, (A) such Person (1) ceases to be a Subsidiary or (2) is liquidated,

dissolved, merged, consolidated, amalgamated, wound-up or otherwise ceases to exist, in each case pursuant to a transaction or other event permitted pursuant to this Agreement or (B) Holdings delivers a written notice to the Administrative Agent (which notice may be contained in the applicable Borrowing Subsidiary Termination) certifying that it is intended such Ancillary Borrower be subject to an event described in paragraph (A)(2) above that is otherwise permitted pursuant to this Agreement and that the release of such Ancillary Borrower is necessary or desirable to effect such event, provided that the related events contemplated by (A)(2) above are consummated reasonably promptly after such release (taking into account all requirements under applicable laws) or (y) no Loans, Fees or any other amounts due in connection therewith pursuant to the terms hereof shall be outstanding by such Person, no Letters of Credit issued for the account of such Person shall be outstanding and such Person and, in each case, Holdings shall have executed and delivered to the Administrative Agent a Borrowing Subsidiary Termination. The Borrowers and the Guarantors hereby acknowledge and agree that the release of any Borrower in accordance with this Section 9.21(a) shall not affect the nature or validity of their joint and several obligations in respect of the obligations, if any, of the Borrower so released, all of which shall remain in effect in accordance with the terms of this Agreement and the other Loan Documents.
(ii)
    Holdings may, by written notice to the Administrative Agent, designate (x) any Ancillary Borrower that is a Domestic Subsidiary as the Principal Borrower in respect of any Credit Facility denominated in Dollars in replacement of the Borrower which at that time is the Principal Borrower in respect thereof and (y) any Ancillary Borrower that is a Subsidiary organized under the laws of Luxembourg or the Netherlands (or another jurisdiction reasonably acceptable to the Administrative Agent) as the Principal Borrower in respect of any Credit Facility denominated in Euro in replacement of the Borrower which at that time is the Principal Borrower in respect thereof. For the avoidance of doubt, (A) effective immediately upon such designation, the Borrower that was the Principal Borrower in respect of the applicable Credit Facility prior to such designation shall no longer be the Principal Borrower in respect thereof and (B) there shall at all times be a Principal Borrower that is a Domestic Subsidiary in respect of each Credit Facility denominated in Dollars and a Principal Borrower that is a Subsidiary organized under the laws of Luxembourg or the Netherlands (or another jurisdiction reasonably acceptable to the Administrative Agent) in respect of each Credit Facility denominated in Euro.
(b)
    Notwithstanding the foregoing, no Person shall be added as a Borrower hereunder pursuant to this Section 9.21 unless (i) on the effective date of such addition, the conditions set forth in paragraphs (b) and (c) of Section 4.01 shall be satisfied and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Financial Officer of the applicable potential Borrower or Borrowers and (ii) except as otherwise specified in the applicable Borrowing Subsidiary Agreement, the Administrative Agent shall have received legal opinions, board resolutions and other closing certificates reasonably requested by the Administrative Agent and consistent with those delivered on the Closing Date under Section 4.02 of the Original Credit Agreement.
SECTION 9.22.
    Application of Proceeds. Upon receipt from any Collateral Agent of the proceeds of any collection, sale, foreclosure or other realization upon any Collateral, including any Collateral consisting of cash, following the exercise of remedies provided for in Article VII (or after the Loans have automatically become due and payable as set forth in Article VII), the Administrative Agent shall apply such proceeds as follows:
(a)
    FIRST, to the payment of all costs and expenses incurred by the Administrative Agent (in its capacity as such hereunder or under any other Loan Document) in connection with such collection, sale, foreclosure or realization or otherwise in connection with this Agreement or any other Loan Document, including all court costs and the fees and expenses of its agents and legal counsel, the repayment of all advances made by the Administrative Agent hereunder or under any other Loan Document on behalf of any Loan Party and any other costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Loan Document;
(b)
    SECOND, to the payment in full of Unfunded Advances/Participations (the amounts so applied to be distributed between or among the Administrative Agent and the Issuing Banks pro rata in accordance with the amounts of Unfunded Advances/Participations owed to them on the date of any such distribution); and
(c)
    THIRD, to the payment in full of all other Bank Obligations (the amounts so applied to be distributed among the Bank Secured Parties pro rata in accordance with the amounts of the Bank Obligations owed to them on the date of any such distribution).
The Administrative Agent shall have absolute discretion as to the time of application of any such proceeds, moneys or balances in accordance with this Agreement.
SECTION 9.23.
    Loan Parties’ Agent. (%3) Each Loan Party (other than the Loan Parties’ Agent) by its execution of this Agreement or a Guarantor Joinder irrevocably appoints the Loan Parties’ Agent to act on its behalf in relation to the Loan Documents and irrevocably authorizes:
(a)
    the Loan Parties’ Agent on its behalf to supply all information concerning itself contemplated by this Agreement to the Bank Secured Parties and to give all notices and instructions (including, in the case of a Borrower, Borrowing Requests), to execute on its behalf any Guarantor Joinder, to make such agreements and to effect the relevant amendments, supplements and variations capable of being given, made or effected by any Loan Party notwithstanding that they may affect such Loan Party, without further reference to or the consent of such Loan Party; and
(b)
    each Bank Secured Party to give any notice, demand or other communication to such Loan Party pursuant to any Loan Document to the Loan Parties’ Agent, and in each case such Loan Party shall be bound as though such Loan Party itself had given the notices and instructions (including without limitation, any Borrowing Requests) or executed or made the agreements or effected the amendments, supplements or variations, or received the relevant notice, demand or other communication.
(c)
    Every act, omission, agreement, undertaking, settlement, waiver, amendment, supplement, variation, notice or other communication given or made by the Loan Parties’ Agent or given to the Loan Parties’ Agent under any Loan Document on behalf of another Loan Party or in connection with any Loan Document (whether or not known to any other Loan Party and whether occurring before or after such other Loan Party became a Loan Party under any Loan Document) shall be binding for all purposes on such Loan Party as if such Loan Party had expressly made, given or concurred with it. In the event of any conflict between any notices or other communications of the Loan Parties’ Agent and any other Loan Party, those of the Loan Parties’ Agent shall prevail.
(d)
    Each Loan Party (other than the Loan Parties’ Agent) hereby releases the Loan Parties’ Agent from any restrictions on self-dealings under any applicable law arising under section 181 of the German Civil Code (Bürgerliches Gesetzbuch).
SECTION 9.24.
    [Reserved].
SECTION 9.25.
    Release or Re-Assignment of Securitization Assets in Connection with a Permitted Receivables Financing. In the event that Securitization Assets become subject to a Permitted Receivables Financing, whether by transfer or conveyance or by placing a security interest, trust or other encumbrance required by a Permitted Receivables Financing with respect to such Securitization Assets, the Lien on such Securitization Assets (including proceeds thereof and any deposit accounts holding exclusively such proceeds) will be automatically released or re-assigned and the Lenders hereby consent to such release or re-assignment and any steps any Agent may take or request to give effect to such release or re-assignment under the governing law of such Lien.
SECTION 9.26.
    Additional Intercreditor and Security Arrangements. (%3) In connection with the incurrence by Holdings or any Subsidiary of any Senior Secured Notes in the form of senior secured loans the obligations in respect of which are to be secured by a Lien on the Collateral that has the same priority as the Liens securing the Bank Obligations, the Administrative Agent agrees, in its discretion, to execute and deliver (and to instruct each Collateral Agent to execute and deliver, as applicable) one or more intercreditor agreements in form and substance reasonably satisfactory to both Holdings and the Administrative Agent containing customary intercreditor provisions as between credit agreement parties and which provide that the holders of a majority in aggregate principal amount of Term Loans and such Senior Secured Notes in the form of senior secured loans, voting as a single class, may direct the Collateral Agents and the Administrative Agent in its capacity as “Applicable Representative” under the First Lien Intercreditor Agreement and “Senior Agent” under the 2007 Intercreditor Agreement (and any similar role under any other Intercreditor Agreement) with respect to enforcement or the actions concerning the Collateral (“Other Intercreditor Agreements”) and any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, the First Lien Intercreditor Agreement, the 2007 Intercreditor Agreement or any Other Intercreditor Agreement as may be reasonably deemed necessary or desirable by Holdings and the Administrative Agent (acting reasonably) to give effect to such Other Intercreditor Agreements.
(a)
    In connection with any incurrence permitted hereunder by Holdings or any Subsidiary of any Senior Secured Notes the obligations in respect of which are to be secured by a Lien on the Collateral that is junior to the Liens securing the Bank Obligations, the Administrative Agent agrees, in its discretion, to execute and deliver (and to instruct each Collateral Agent to execute and deliver, as applicable) (i) one or more Junior Lien Intercreditor Agreements and (ii) any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, the other Intercreditor Agreements and any Security Document as may be reasonably deemed necessary or desirable by Holdings and the Administrative Agent (acting reasonably) to give effect to the incurrence of such Senior Secured Notes and to permit such Senior Secured Notes to be secured by a Lien with such priority as may be designated by Holdings, to the extent such priority is permitted hereunder.
ARTICLE X

Guarantee
SECTION 10.01.
    Guarantee. Each Guarantor hereby agrees that it is jointly and severally liable for, as primary obligor and not merely as surety, and absolutely and unconditionally guarantees to the Bank Secured Parties the prompt payment when due, whether at stated maturity, upon acceleration after notice of prepayment or otherwise, and at all times thereafter, of the Bank Obligations. Each Guarantor further agrees that the Bank Obligations may be extended or renewed in whole or in part without notice to or further assent from it, and that it remains bound upon its Guarantee notwithstanding any such extension or renewal.
SECTION 10.02.
    Guarantee of Payment. This Guarantee is a guarantee of payment when due and not of collection. Each Guarantor waives any right to require any Agent, any Issuing Bank or any Bank Secured Party to sue any Borrower, any other Guarantor, any other guarantor, or any other Person obligated for all or any part of the Bank Obligations (each, an “Obligated Party”), or otherwise to enforce its rights in respect of any collateral securing all or any part of the Bank Obligations.
SECTION 10.03.
    No Discharge or Diminishment of Guarantee. (%3) Except as otherwise provided for herein or set forth on Schedule 10.03 (to the extent that such Schedule 10.03 includes limitations and only in respect of the relevant Guarantors) or otherwise with the consent of the Required Lenders, the obligations of each Guarantor hereunder are unconditional and absolute and not subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of the Bank Obligations), including: (i) any claim of waiver, release, extension, renewal, settlement, surrender, alteration or compromise of any of the Bank Obligations, by operation of law or otherwise; (ii) any change in the corporate existence, structure or ownership of any Borrower or any other guarantor of or other Person liable for any of the Bank Obligations; (iii) any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Obligated Party, or their assets or any resulting release or discharge of any obligation of any Obligated Party; or (iv) the existence of any claim, setoff or other rights which any Guarantor may have at any time against any Obligated Party, any Agent, any Issuing Bank, any Bank Secured Party, or any other Person, whether in connection herewith or in any unrelated transactions.
(aa)
    Subject to Section 10.03(d), the obligations of each Guarantor hereunder are not subject to any defense or setoff, counterclaim, recoupment, or termination whatsoever by reason of the invalidity, illegality, or unenforceability of any of the Bank Obligations or otherwise, or any provision of applicable law or regulation purporting to prohibit payment by any Obligated Party, of the Bank Obligations or any part thereof.
(bb)
    Further, subject to the limitations in Schedule 10.03 the obligations of any Guarantor hereunder are not discharged or impaired or otherwise affected by: (i) the failure of any Agent, any Issuing Bank or any Bank Secured Party to assert any claim or demand or to enforce any remedy with respect to all or any part of the Bank Obligations; (ii) any waiver or modification of or supplement to any provision of any agreement relating to the Bank Obligations; (iii) any release, non-perfection, or invalidity of any indirect or direct security for the obligations of any Borrower for all or any part of the Bank Obligations or any obligations of any other guarantor of or other Person liable for any of the Bank Obligations; (iv) any action or failure to act by any Agent, any Issuing Bank or any Bank Secured Party with respect to any collateral securing any part of the Bank Obligations; or (v) any default, failure or delay, willful or otherwise, in the payment or performance of any of the Bank Obligations, or any other circumstance, act, omission or delay that might in any manner or to any extent vary the risk of such Guarantor or that would otherwise operate as a discharge of any Guarantor as a matter of law or equity (other than the payment in full in cash of the Bank Obligations).
(cc)
    Notwithstanding any provision to the contrary contained in this Agreement the Bank

Obligations and liabilities of each applicable Guarantor shall be limited by the applicable local provisions and laws set forth in Schedule 10.03 with respect to such Guarantor.
SECTION 10.04.
    Defenses Waived. To the fullest extent permitted by applicable law, each Guarantor hereby waives any defense based on or arising out of any defense of any Borrower or any Guarantor or the unenforceability of all or any part of the Bank Obligations from any cause, or the cessation from any cause of the liability of any Borrower or any Guarantor, other than the indefeasible payment in full in cash of the Bank Obligations. Furthermore, to the extent specified in Schedule 10.03, each Guarantor waives the rights and defenses therein specified. Without limiting the generality of the foregoing, each Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against any Obligated Party, or any other Person. Any Collateral Agent may, at its election, foreclose or enforce on any Collateral held by or on behalf of it by one or more judicial or nonjudicial sales, accept an assignment of any such Collateral in lieu of foreclosure or otherwise act or fail to act with respect to any collateral securing all or a part of the Bank Obligations, and the Administrative Agent may, at its election, compromise or adjust any part of the Bank Obligations, make any other accommodation with any Obligated Party or exercise any other right or remedy available to it against any Obligated Party, without affecting or impairing in any way the liability of such Guarantor under this Guarantee except to the extent the Bank Obligations have been fully and indefeasibly paid in cash. To the fullest extent permitted by applicable law, each Guarantor waives any defense arising out of any such election even though that election may operate, pursuant to applicable law, to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against any Obligated Party or any security.
SECTION 10.05.
    Rights of Subrogation. No Guarantor will assert any right, claim or cause of action, including, without limitation, a claim of subrogation, contribution or indemnification that it has against any Obligated Party (including against any Guarantor that is released from its obligations hereunder pursuant to Section 10.12), or any Collateral, until the Loan Parties have fully performed all their obligations to the Agents, the Issuing Banks and the Bank Secured Parties and the other Secured Parties.
SECTION 10.06.
    Reinstatement; Stay of Acceleration. If at any time any payment of any portion of the Bank Obligations is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, or reorganization of any Borrower or otherwise, each Guarantor’s obligations under this Guarantee with respect to that payment shall be reinstated at such time as though the payment had not been made. If acceleration of the time for payment of any of the Bank Obligations is stayed upon the insolvency, bankruptcy or reorganization of any Borrower, all such amounts otherwise subject to acceleration under the terms of any agreement relating to the Bank Obligations shall nonetheless be payable by the Guarantors forthwith on demand by the Administrative Agent.

SECTION 10.07.
    Information. Each Guarantor assumes all responsibility for being and keeping itself informed of each Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Bank Obligations and the nature, scope and extent of the risks that each Guarantor assumes and incurs under this Guarantee, and agrees that none of any Agent, any Issuing Bank or any Bank Secured Party or any other Secured Party shall have any duty to advise any Guarantor of information known to it regarding those circumstances or risks.
SECTION 10.08.
    Maximum Liability. The provisions of this Guarantee are severable, and in any action or proceeding involving any state corporate law, or any state, Federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor under this Guarantee would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of such Guarantor’s liability under this Guarantee, then, notwithstanding any other provision of this Guarantee to the contrary, the amount of such liability shall, without any further action by the Guarantors or the Bank Secured Parties, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding (such highest amount determined hereunder being the relevant Guarantor’s “Maximum Liability”). This Section with respect to the Maximum Liability of each Guarantor is intended solely to preserve the rights of the Bank Secured Parties to the maximum extent not subject to avoidance under applicable law, and no Guarantor nor any other Person or entity shall have any right or claim under this Section with respect to such Maximum Liability, except to the extent necessary so that the obligations of any Guarantor hereunder shall not be rendered voidable under applicable law. Each Guarantor agrees that the Bank Obligations may at any time and from time to time exceed the Maximum Liability of each Guarantor without impairing this Guarantee or affecting the rights and remedies of the Bank Secured Parties hereunder; provided that nothing in this sentence shall be construed to increase any Guarantor’s obligations hereunder beyond its Maximum Liability.
SECTION 10.09.
    Contribution. In the event any Guarantor (a “Paying Guarantor”) shall make any payment or payments under this Guarantee or shall suffer any loss as a result of any realization upon any collateral granted by it to secure its obligations under this Guarantee, each other Guarantor (each a “Non-Paying Guarantor”) shall contribute to such Paying Guarantor an amount equal to such Non-Paying Guarantor’s “Guarantor Percentage” of such payment or payments made, or losses suffered, by such Paying Guarantor. For purposes of this Article X, each Non-Paying Guarantor’s “Guarantor Percentage” with respect to any such payment or loss by a Paying Guarantor shall be determined as of the date on which such payment or loss was made by reference to the ratio of (i) such Non-Paying Guarantor’s Maximum Liability as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder) or, if such Non-Paying Guarantor’s Maximum Liability has not been determined, the aggregate amount of all monies received by such Non-Paying Guarantor from any Borrower after the 2016 Restatement Date (whether by loan, capital infusion or by other means) to (ii) the aggregate Maximum Liability of all Guarantors hereunder (including such Paying Guarantor) as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder), or to the extent that a Maximum Liability has not been determined for any Guarantor, the aggregate amount of all monies received by such Guarantors from any Borrower after the 2016 Restatement Date (whether by loan, capital infusion or by other means). Nothing in this provision shall affect any Guarantor’s several liability for the entire amount of the Bank Obligations (up to such Guarantor’s Maximum Liability). Each of the Guarantors covenants and agrees that its right to receive any contribution under this Guarantee from a Non-Paying Guarantor shall be subordinate and junior in right of payment to the payment in full in cash of the Bank Obligations. This provision is for the benefit of the Agents, the Issuing Banks, the Lenders, the other Bank Secured Parties and the Guarantors and may be enforced by any one, or more, or all of them in accordance with the terms hereof.
SECTION 10.10.
    Subordination. Each Guarantor hereby agrees that all Indebtedness and other monetary obligations owed by it to Holdings or any Subsidiary shall be fully subordinated to the indefeasible payment in full in cash of the Obligations.
SECTION 10.11.
    Liability Cumulative. The liability of each Loan Party as a Guarantor under this Article X is in addition to and shall be cumulative with all liabilities of each Loan Party to the Agents, the Issuing Banks, the Lenders and the other Bank Secured Parties under this Agreement and the other Loan Documents to which such Loan Party is a party or in respect of any obligations or liabilities of the other Loan Parties, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.
SECTION 10.12.
    Release of Guarantors. Notwithstanding anything in Section 9.08(b) to the contrary, a Guarantor that is a subsidiary of Holdings (other than BP I or any Borrower) shall automatically be released from its obligations hereunder and its Guarantee shall be automatically released (A) upon the consummation of any transaction permitted hereunder as a result of which such Guarantor (i) ceases to be a Subsidiary or (ii) is liquidated, dissolved, merged, consolidated, amalgamated, wound-up, reorganised or otherwise ceases to exist (including as a result of a merger or consolidation into a Person that is not a Guarantor to the extent permitted hereunder), (B) upon delivery by Holdings of a written notice to the Administrative Agent certifying that it is intended that such Guarantor be subject to an event described in paragraph (A)(ii) of this Section 10.12 that is otherwise permitted hereunder and that the release of such Guarantor is necessary or desirable to be able to effect such event; provided that the related events contemplated by paragraph (A)(ii) of this Section 10.12 are consummated reasonably promptly after such release (taking into account all requirements under applicable laws) or (C) upon such Guarantor being designated as an Unrestricted Subsidiary or as an Excluded Subsidiary, in each case in accordance with this Agreement. In connection with any such release, the Agents shall execute and deliver to any such Guarantor, at such Guarantor’s expense, all documents that such Guarantor shall reasonably request to evidence termination or release. Any execution and delivery of documents pursuant to the preceding sentence of this Section 10.12 shall be without recourse to or warranty by the Agents.
SECTION 10.13.
    Keepwell. Each Guarantor that is a Qualified ECP Guarantor at the time the Guarantee or the grant of the security interest under this Agreement or any other Security Document, in each case, by any Loan Party becomes effective with respect to any Bank Obligation in respect of a Hedge Agreement, hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each other Loan Party with respect to such Bank Obligation as may be needed by such Loan Party from time to time to honor all of its obligations under its Guarantee and the other Loan Documents in respect of such Bank Obligation. The obligations and undertakings of each such Guarantor under this Section shall remain in full force and effect until the Bank Obligations have been paid in full. Each such Guarantor intends this Section to constitute, and this Section shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support or other agreement” for the benefit of, each other Loan Party for all purposes of § 1a(18)(A)(v)(II) of the Commodity Exchange Act

EXHIBIT A
to the Fourth Amended and Restated Credit Agreement

[[3601009]]
[FORM OF]

ADMINISTRATIVE QUESTIONNAIRE

REYNOLDS GROUP HOLDINGS LIMITED

Agent Information                Agent Closing Contact
Credit Suisse AG                Jason Golz
Eleven Madison Avenue            Tel: (919) 994-6378
New York, NY 10010            Fax: (212) 322-2291
E-Mail: jason.golz@credit-suisse.com
Agent Wire Instructions
BANK OF NEW YORK, NY
ABA Number: 021-000-018
Account Name: CS Cayman Agency
Account Number: 8900492627

It is very important that all of the requested information be completed accurately and that this questionnaire be returned promptly. If your institution is sub-allocating its allocation, please fill out an administrative questionnaire for each legal entity.

Legal Name of Lender to appear in Documentation:

Signature Block Information: _______________________________________________

•	Signing Credit Agreement Yes No

•	Coming in via Assignment Yes No

Type of Lender: __________________________________________________________
(Bank, Asset Manager, Broker/Dealer, CLO/CDO; Finance Company, Hedge Fund, Insurance, Mutual Fund, Pension Fund, Other Regulated Investment Fund, Special Purpose Vehicle, Other-please specify)

Lender Parent: ___________________________________________________________

Lender Domestic Address	Lender Eurodollar Address

Contacts/Notification Methods: Borrowings, Paydowns, Interest, Fees, etc.

Primary Credit Contact        Secondary Credit Contact
Name:
Company:
Title:
Address:

Telephone:
Facsimile:
E-Mail Address:

Primary Operations Contact         Secondary Operations Contact
Name:
Company:
Title:
Address:

Lender’s Domestic Wire Instructions
Bank Name:
ABA/Routing No.:
Account Name:
Account No.:
FFC Account Name:

FFC Account No.:
Attention:
Reference:

Tax Documents

NON-U.S. LENDER INSTITUTIONS:

I. Corporations:
If your institution is incorporated outside of the United States for U.S. federal income tax purposes, and is the beneficial owner of the interest and other income it receives, you must complete one of the following three tax forms, as applicable to your institution: a.) Form W-8BEN or W-8BEN-E, as applicable (Certificate of Foreign Status of Beneficial Owner), b.) Form W-8ECI (Income Effectively Connected With the Conduct of a Trade or Business in the United States), or c.) Form W-8EXP (Certificate of Foreign Government or Other Foreign Organization for United States Tax Withholding).

A U.S. taxpayer identification number is required for any institution submitting Form W-8ECI. It is also required on Form W-8BEN or W-8BEN-E, as applicable, for certain institutions claiming the benefits of a tax treaty with the U.S. Please refer to the instructions when completing the form applicable to your institution. In addition, please be advised that U.S. tax regulations do not permit the acceptance of faxed forms. An original tax form must be submitted.

II. Flow-Through Entities:
If your institution is organized outside the U.S., and is classified for U.S. federal income tax purposes as either a Partnership, Trust, Qualified or Non-Qualified Intermediary, or other non-U.S. flow-through entity, an original Form W-8IMY (Certificate of Foreign Intermediary, Foreign Flow-Through Entity, or Certain U.S. Branches for United States Tax Withholding) must be completed by the intermediary together with a withholding statement. Flow-through entities other than Qualified Intermediaries are required to include tax forms for each of the underlying beneficial owners.

Please refer to the instructions when completing this form. In addition, please be advised that U.S. tax regulations do not permit the acceptance of faxed forms. Original tax form(s) must be submitted.

III. Portfolio Interest Exemption:
If your institution (or the applicable beneficial owner of the interest and other income) is claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, you must complete (or submit on behalf of the beneficial owner claiming such exemption) a certificate substantially in the form of Exhibit I-1, I-2, I-3 or I-4, as applicable, accompanied by executed originals of Form W-8IMY, Form W-8ECI, Form W-8BEN, Form W-8BEN-E, Form W-9, and/or other certification documents from each beneficial owner, as applicable.

U.S. LENDER INSTITUTIONS:

If your institution is incorporated or organized within the United States, you must complete and return Form W-9 (Request for Taxpayer Identification Number and Certification). Please be advised that we request that you submit an original Form W-9.

Pursuant to the language contained in the tax section of the Credit Agreement, the applicable tax form for your institution must be completed and returned prior to the first payment of income. Failure to provide the proper tax form when requested may subject your institution to U.S. tax withholding.

EXHIBIT B
to the Fourth Amended and Restated Credit Agreement

[[3601009]]
[FORM OF]
ASSIGNMENT AND ACCEPTANCE

This Assignment and Acceptance (this “Assignment and Acceptance”) is dated as of the Effective Date set forth below and is entered into by and between the Assignor (as defined below) and the Assignee (as defined below). Reference is made to the Fourth Amended and Restated Credit Agreement dated as of August 4, 2016 (as amended, supplemented or otherwise modified from time to time, the “Fourth Amended and Restated Credit Agreement”), among REYNOLDS GROUP HOLDINGS INC., a Delaware corporation, REYNOLDS CONSUMER PRODUCTS HOLDINGS LLC, a Delaware limited liability company, PACTIV LLC, a Delaware limited liability company, EVERGREEN PACKAGING INC., a Delaware corporation, REYNOLDS CONSUMER PRODUCTS LLC, a Delaware limited liability company, CLOSURE SYSTEMS INTERNATIONAL HOLDINGS LLC, a Delaware limited liability company, CLOSURE SYSTEMS INTERNATIONAL INC., a Delaware corporation, CLOSURE SYSTEMS INTERNATIONAL B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of The Netherlands, Beverage Packaging Holdings (Luxembourg) III S.à r.l., a Luxembourg private limited liability company (société à responsabilité limitée), GRAHAM PACKAGING COMPANY INC., a Delaware corporation, REYNOLDS GROUP HOLDINGS LIMITED, a New Zealand limited liability company, the Guarantors, the Lenders and CREDIT SUISSE AG, as administrative agent, receipt of a copy of which is hereby acknowledged by the Assignee.
Capitalized terms used in this Assignment and Acceptance and not otherwise defined herein have the meanings specified in the Fourth Amended and Restated Credit Agreement. The Standard Terms and Conditions set forth in Annex I attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Acceptance as if set forth herein in full.
For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Fourth Amended and Restated Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, (i) all of the Assignor’s rights and obligations in its capacity as a Lender (and, if applicable, as an Issuing Bank, with respect to the portion of the L/C Commitment so assigned) under the Fourth Amended and Restated Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the facility identified below (including participations in any Letters of Credit included in such facility), (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Fourth Amended and Restated Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above and (iii) all of the Assignor’s rights and obligations in its capacity as a Bank Secured Party under the First Lien Intercreditor Agreement, a Senior Creditor under the 2007 Intercreditor Agreement and the November 2013 Intercreditor Agreement, as applicable, and any other documents or instruments delivered pursuant thereto (the rights and obligations sold and assigned pursuant to clauses (i), (ii) and (iii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Acceptance, without representation or warranty by the Assignor.

1.	Assignor (the “Assignor”):

2.	Assignee (the “Assignee”):
Assignee is an Affiliate of: [Name of Lender]
Assignee is a Related Fund of: [Name of Lender]

3.	Assignee’s Address for Notices:

4.	Assigned Interest:

Facility	Aggregate Amount of Commitment/Loans of all Lenders	Amount of Commitment/ Loans Assigned	Percentage Assigned of Commitment/ Loans
US Term Loans ($)	$	$	%
European Term Loans (€)	€	€	%
Revolving Credit Commitments/ Revolving Loans ($)	$	$	%

In connection with the assignment of a Revolving Credit Commitment, the amount (if any) of the L/C Commitment assigned concurrently therewith is $ ______________.
Effective Date:

The terms set forth in this Assignment and Acceptance are hereby agreed to:

[NAME OF ASSIGNOR], as Assignor,
By:
Name:
Title:

[NAME OF ASSIGNEE], as Assignee,
By:
Name:
Title:

[Consented to and] Accepted: CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Administrative Agent and Issuing Bank,
By:
Name:
Title:

By:
Name:
Title:

[Consented to]: [Borrower(s)][Holdings, as Loan Parties’ Agent on behalf of the Borrowers],
By:
Name:
Title:

[ ], as Issuing Bank,
By:
Name:
Title:
2

Annex I

FOURTH AMENDED AND RESTATED CREDIT AGREEMENT
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ACCEPTANCE
1. Representations and Warranties.
1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii)  it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Fourth Amended and Restated Credit Agreement or any of the Intercreditor Agreements, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Fourth Amended and Restated Credit Agreement, (iii) the financial condition of each of the U.S. Borrowers, the European Borrowers or any of the Subsidiaries or Affiliates or any other Person obligated in respect of the Fourth Amended and Restated Credit Agreement or (iv) the performance or observance by the U.S. Borrowers, the European Borrowers or any of their Subsidiaries or Affiliates or any other Person of any of their obligations under the Fourth Amended and Restated Credit Agreement or the Intercreditor Agreements.
1.2. Assignee.
(a) The Assignee represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a Lender under the Fourth Amended and Restated Credit Agreement and a party to the Intercreditor Agreements in effect on the Effective Date, (ii) it satisfies the requirements, if any, specified in the Fourth Amended and Restated Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of (A) the Fourth Amended and Restated Credit Agreement as a Lender (and, if applicable, as an Issuing Bank, with respect to the portion of the L/C Commitment so assigned) thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender under the Fourth Amended and Restated Credit Agreement, (B) the First Lien Intercreditor Agreement as a Bank Secured Party thereunder and (C) the 2007 Intercreditor Agreement and the November 2013 Intercreditor Agreement, as applicable, in each case as a Senior Creditor thereunder, (iv) it has received a copy of (A) the Fourth Amended and Restated Credit Agreement and (B) each of the Intercreditor Agreements in effect on the Effective Date, together with copies of the most recent financial statements referred to in Section 3.05 of the Fourth Amended and Restated Credit Agreement or delivered pursuant to Section 5.04 of the Fourth Amended and Restated Credit Agreement, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on any Agent or any other Lender, (v) attached to this Assignment and Acceptance is any documentation required to be delivered by it pursuant to Section 2.20 of the Fourth Amended and Restated Credit Agreement, duly completed and executed by the Assignee, and (vi) until the interpretation of the term “public” (as referred to in Article 4.1(1) of the Council Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms and amending Regulation (EU) No 648/2012 (the “CRR”)) has been published by the competent authority, if such assignment is for less than €100,000, Assignee is a “professional market party” (professionele marktpartij) within the meaning of the Dutch Financial Supervision Act (Wet op het financieel toezicht) including any and all decrees and regulations issued pursuant thereto, or, after the interpretation of the term “public” has been published by the competent authority, Assignee is not part of the “public” (as referred to in Article 4.1(1) of the CRR).
The Assignee agrees that (i) it will, independently and without reliance on the Assignor, any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Fourth Amended and Restated Credit Agreement, (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Fourth Amended and Restated Credit Agreement are required to be performed by it as a Lender, (iii) it hereby appoints and authorizes the Administrative Agent and the Collateral Agents to take such action as agent on its behalf and to exercise such powers under the Loan Documents as are delegated to the Administrative Agent and the Collateral Agents, respectively, by the terms thereof, together with such powers as are reasonably incidental thereto and (iv) it will be bound by and become a party to, as if originally named a Bank Secured Party therein, the First Lien Intercreditor Agreement.
2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.
3. General Provisions. This Assignment and Acceptance shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. This Assignment and Acceptance may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Acceptance by facsimile or other electronic transmission shall be as effective as delivery of a manually executed counterpart of this Assignment and Acceptance. This Assignment and Acceptance shall be construed in accordance with and governed by the law of the State of New York.

C-3

EXHIBIT C
to the Fourth Amended and Restated Credit Agreement

[FORM OF]
BORROWING REQUEST

To:	Credit Suisse AG, as Administrative Agent
Eleven Madison Avenue
New York, NY 10010
Attention:  Agency Group
[Date]
Ladies and Gentlemen:
Reference is made to the Fourth Amended and Restated Credit Agreement dated as of August 4, 2016 (as amended, supplemented or otherwise modified from time to time, the “Fourth Amended and Restated Credit Agreement”), among REYNOLDS GROUP HOLDINGS INC., a Delaware corporation (“RGHI”), REYNOLDS CONSUMER PRODUCTS HOLDINGS LLC, a Delaware limited liability company (“RCPH”), PACTIV LLC, a Delaware limited liability company (“Pactiv”), EVERGREEN PACKAGING INC., a Delaware corporation (“Evergreen”), REYNOLDS CONSUMER PRODUCTS LLC, a Delaware limited liability company (“RCPL”), CLOSURE SYSTEMS INTERNATIONAL HOLDINGS LLC, a Delaware limited liability company (“CSIH”), CLOSURE SYSTEMS INTERNATIONAL INC., a Delaware corporation (“CSII”), CLOSURE SYSTEMS INTERNATIONAL B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of The Netherlands (“CSIBV”), BEVERAGE PACKAGING HOLDINGS (LUXEMBOURG) III S.À R.L., a Luxembourg private limited liability company (société à responsabilité limitée) (“BP III”), GRAHAM PACKAGING COMPANY INC., a Delaware corporation (“Graham”), REYNOLDS GROUP HOLDINGS LIMITED, a New Zealand limited liability company (“Holdings”), the Guarantors, the Lenders and CREDIT SUISSE AG, as administrative agent (in such capacity, the “Administrative Agent”), and the other parties thereto. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Fourth Amended and Restated Credit Agreement.
[Holdings, on behalf of, Holdings may make a request and sign on behalf of any Borrower as Loan Parties’ Agent.][RGHI][RCPH][Pactiv][CSIH][CSII][Evergreen][RCPL][BP III][CSIBV][Graham] hereby requests (select one):

⁪	A Borrowing of new Loans (the “Requested Borrowing”)
[Holdings, on behalf of,][RGHI][RCPH][Pactiv][CSIH][CSII][Evergreen][RCPL][BP III][CSIBV][Graham] requests and instructs the Administrative Agent to make the Requested Borrowing available to such Borrower by (check whichever is applicable):

depositing the same in the following account maintained
with Administrative Agent:
________________________________________
wire transfer in accordance with the following wiring
instructions:
________________________________________

⁪	A conversion of Loans

⁪	A continuation of Loans
to be made on the terms set forth below:

(A)	Facility of Borrowing U.S. Term Loan, European Term Loan, Other Term Loan, Revolving Loan or Other Revolving Loan.
(B)	Date of Borrowing, conversion or continuation (which is a Business Day)
(C)	Principal amount
(D)	Type of Loan Specify Eurocurrency or Alternate Base Rate.
(E)	Interest Period Applicable for Eurocurrency Borrowing only.
(F)	Currency of Loan To be Dollars, unless the terms of an Other Revolving Credit Commitment or Other Term Loan otherwise allows.

[The above request has been made to the Administrative Agent by telephone at [                ].]

[[Holdings, on behalf of, Holdings may make a request and sign on behalf of any Borrower as Loan Parties’ Agent.][RGHI][RCPH][Pactiv][CSIH][CSII][Evergreen][RCPL][BP III][CSIBV][Graham] hereby represents and warrants to the Administrative Agent and the Lenders that, on the date of Borrowing, the conditions to borrowing specified in Section 4.01 of the Fourth Amended and Restated Credit Agreement have been satisfied.] Insert bracketed language if the Borrower is requesting a Borrowing of new Loans.

[REYNOLDS GROUP HOLDINGS LIMITED, on behalf of,]
[REYNOLDS GROUP HOLDINGS INC.]
[REYNOLDS CONSUMER PRODUCTS HOLDINGS LLC]
[PACTIV LLC] [CLOSURE SYSTEMS INTERNATIONAL HOLDINGS LLC] [CLOSURE SYSTEMS INTERNATIONAL INC.]
[EVERGREEN PACKAGING INC.]
[REYNOLDS CONSUMER PRODUCTS LLC]
[Beverage Packaging Holdings (Luxembourg) III S.à r.l.]
[CLOSURE SYSTEMS INTERNATIONAL B.V.] [GRAHAM PACKAGING COMPANY INC.]
By:
Name:
Title:

EXHIBIT D
to the Fourth Amended and Restated Credit Agreement

[[3601009]]
GUARANTOR JOINDER (this “Joinder”) dated as of [•], 20[•] to the Fourth Amended and Restated Credit Agreement dated as of August 4, 2016 (as amended, supplemented or otherwise modified from time to time, the “Fourth Amended and Restated Credit Agreement”), among REYNOLDS GROUP HOLDINGS INC., a Delaware corporation, REYNOLDS CONSUMER PRODUCTS HOLDINGS LLC, a Delaware limited liability company, PACTIV LLC, a Delaware limited liability company, EVERGREEN PACKAGING INC., a Delaware corporation, REYNOLDS CONSUMER PRODUCTS LLC, a Delaware limited liability company, CLOSURE SYSTEMS INTERNATIONAL HOLDINGS LLC, a Delaware limited liability company, CLOSURE SYSTEMS INTERNATIONAL INC., a Delaware corporation, CLOSURE SYSTEMS INTERNATIONAL B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of The Netherlands, Beverage Packaging Holdings (Luxembourg) III S.à r.l., a Luxembourg private limited liability company (société à responsabilité limitée), GRAHAM PACKAGING COMPANY INC., a Delaware corporation, REYNOLDS GROUP HOLDINGS LIMITED, a New Zealand limited liability company, the Guarantors, the Lenders and CREDIT SUISSE AG, as Administrative Agent.
A. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Fourth Amended and Restated Credit Agreement.
B. The Guarantors have entered into the Fourth Amended and Restated Credit Agreement in order to induce the Lenders to make Loans and the Issuing Banks to issue Letters of Credit. Section 5.12 of the Fourth Amended and Restated Credit Agreement provides that additional Subsidiaries may become Guarantors under the Fourth Amended and Restated Credit Agreement by execution and delivery of an instrument substantially in the form of this Joinder. The undersigned Borrower or Subsidiary (the “New Guarantor”) is executing this Joinder in accordance with the requirements of the Fourth Amended and Restated Credit Agreement to become a Guarantor under the Fourth Amended and Restated Credit Agreement in order to induce the Lenders to make additional Loans and the Issuing Banks to issue additional Letters of Credit and as consideration for Loans previously made and Letters of Credit previously issued.
Accordingly, the Administrative Agent and the New Guarantor agree as follows:
SECTION 1. (a) In accordance with Section 5.12 of the Fourth Amended and Restated Credit Agreement, the New Guarantor by its signature below becomes a Guarantor under the Fourth Amended and Restated Credit Agreement with the same force and effect as if originally named therein as a Guarantor and the New Guarantor hereby (i) agrees to all the terms and provisions of the Fourth Amended and Restated Credit Agreement applicable to it as a Guarantor thereunder and (ii) represents and warrants that the representations and warranties made by it as a Guarantor thereunder are true and correct in all material respects on and as of the date hereof, except to the extent such representations and warranties expressly relate to an earlier date. Each reference to a “Guarantor” in the Fourth Amended and Restated Credit Agreement shall be deemed to include the New Guarantor. The Fourth Amended and Restated Credit Agreement is hereby incorporated herein by reference.
SECTION 2. The New Guarantor hereby agrees to (i) be bound by and become a party to the First Lien Intercreditor Agreement, as amended, supplemented or otherwise modified from time to time, as if originally named a Guarantor therein and (ii) execute and deliver accession deeds to the 2007 Intercreditor Agreement in form and substance reasonably satisfactory to the Security Trustee (as defined in the 2007 Intercreditor Agreement) thereunder.
SECTION 3. The New Guarantor represents and warrants to the Administrative Agent and the other Secured Parties that this Joinder has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.
SECTION 4. The New Guarantor is a company duly organized under the law of [name of relevant jurisdiction]. The guarantee of the New Guarantor giving a guarantee other than in respect of its subsidiary is subject to the following limitations:
(a)    if the New Guarantor is organized in any jurisdiction set forth on Schedule 10.03 to the Fourth Amended and Restated Credit Agreement and is giving a guarantee other than in respect of its subsidiary, the relevant limitations set forth therein in relation to the New Guarantor shall apply; and
(b)    if (i) the New Guarantor is organized in any other jurisdiction and is giving a guarantee or (ii) the New Guarantor is organized in any jurisdiction set forth on Schedule 10.03 to the Fourth Amended and Restated Credit Agreement, is giving a guarantee other than in respect of its subsidiary and limitations other than the relevant limitations set forth on Schedule 10.03 to the Fourth Amended and Restated Credit Agreement are agreed in respect of the New Guarantor, then, clause (a) above notwithstanding, [insert guarantee limitation wording for relevant jurisdiction].
SECTION 5. The New Guarantor confirms that no Default has occurred or would occur as a result of the New Guarantor becoming a Guarantor under the Fourth Amended and Restated Credit Agreement.
SECTION 6. This Joinder may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Joinder shall become effective when the Administrative Agent shall have received counterparts of this Joinder that, when taken together, bear the signatures of the New Guarantor and the Administrative Agent. Delivery of an executed signature page to this Joinder by facsimile transmission or other electronic transmission (e.g., “pdf”) shall be as effective as delivery of a manually signed counterpart of this Joinder.
SECTION 7. Except as expressly supplemented hereby, the Fourth Amended and Restated Credit Agreement shall remain in full force and effect.
SECTION 8. THIS JOINDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
SECTION 9. In case any one or more of the provisions contained in this Joinder should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and in the Fourth Amended and Restated Credit Agreement shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
SECTION 10. All communications and notices hereunder shall (except as otherwise expressly permitted by the Fourth Amended and Restated Credit Agreement) be in writing and given as provided in Section 9.01 of the Fourth Amended and Restated Credit Agreement. All communications and notices hereunder to the New Guarantor shall be given to it in care of Holdings as provided in Section 9.01 of the Fourth Amended and Restated Credit Agreement.
SECTION 11. The New Guarantor agrees to reimburse the Administrative Agent for its reasonable out-of-pocket expenses in connection with this Joinder, including the fees, other charges and disbursements of counsel for the Administrative Agent.
IN WITNESS WHEREOF, the New Guarantor and the Administrative Agent have duly executed this Joinder as of the day and year first above written.

[NAME OF NEW GUARANTOR],
by

Name:
Title:

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Administrative Agent
by

Name:
Title:

by

Name:
Title:

EXHIBIT E
to the Fourth Amended and Restated Credit Agreement

Agreed Security Principles

Reference is made to the Fourth Amended and Restated Credit Agreement dated as of August 4, 2016 (as amended, supplemented or otherwise modified from time to time, the “Fourth Amended and Restated Credit Agreement”), among REYNOLDS GROUP HOLDINGS INC., a Delaware corporation, REYNOLDS CONSUMER PRODUCTS HOLDINGS LLC, a Delaware limited liability company, PACTIV LLC, a Delaware limited liability company, EVERGREEN PACKAGING INC., a Delaware corporation, REYNOLDS CONSUMER PRODUCTS LLC, a Delaware limited liability company, CLOSURE SYSTEMS INTERNATIONAL HOLDINGS LLC, a Delaware limited liability company, CLOSURE SYSTEMS INTERNATIONAL INC., a Delaware corporation, CLOSURE SYSTEMS INTERNATIONAL B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of The Netherlands, BEVERAGE PACKAGING HOLDINGS (LUXEMBOURG) III S.À R.L., a Luxembourg private limited liability company (société à responsabilité limitée), GRAHAM PACKAGING COMPANY INC., a Delaware corporation, REYNOLDS GROUP HOLDINGS LIMITED, a New Zealand limited liability company, the Guarantors, the Lenders and CREDIT SUISSE AG, as administrative agent, and the other parties thereto. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Fourth Amended and Restated Credit Agreement.

(A)	Considerations

1.
The security that will be provided in support of the Obligations (as defined in the First Lien Intercreditor Agreement) will be given in accordance with certain security principles (the “Security Principles”) set forth below.

2.
The Security Principles embody recognition by all parties that there may be certain legal and practical difficulties in obtaining effective security from the Loan Parties. However, it is acknowledged that to the extent the Security Principles conflict with the specific provisions of any Loan Document (other than those explicitly qualified by these Security Principles), the provisions of such Loan Document will prevail.

3.
For purposes of the Security Principles, “value” refers to fair market value, provided that if no fair market value is readily ascertainable, value shall refer to book value determined in accordance with GAAP (as defined in the Fourth Amended and Restated Credit Agreement) (consistently applied), as of the date of the most recently ended fiscal quarter for which financial statements are available.

4.
For the purposes of the covenants set forth in the Loan Documents, the Applicable Representative (as defined in the First Lien Intercreditor Agreement) from time to time shall make all determinations on behalf of the Secured Parties (as defined in the First Lien Intercreditor Agreement) with respect to these Security Principles.

The Security Principles are as follows:

(a)
general statutory limitations, financial assistance, capital maintenance, corporate benefit, fraudulent preference, “thin capitalisation” rules, retention of title claims, exchange control restrictions and similar principles may limit the ability of a Loan Party to provide a guarantee or security or may require that the guarantee or security be limited by an amount or otherwise; the Loan Parties will use reasonable endeavours to provide the maximum permissible credit support and to assist in demonstrating that adequate corporate benefit accrues to any relevant Loan Party;

(b)
the entities required to provide guarantees and security and the extent of the perfection of such security may be limited where the Applicable Representative reasonably determines in consultation with the Loan Parties that the cost to the Loan Parties (including for the avoidance of doubt, any material tax costs to the Loan Parties taken as a whole) of providing guarantees and security is excessive in relation to the benefit accruing to the Secured Parties;

(c)
any assets subject to third party arrangements which are permitted by the Loan Documents and which prevent those assets from being subject to a Lien will not be subject to a Lien in any relevant Security Document, provided that reasonable endeavours to obtain consent to such Lien shall be used by the relevant Loan Party if the relevant asset is material and if seeking such consent will not adversely affect the business of the Loan Parties or their commercial relationships;

(d)
guarantees and security will not be required from companies that are not wholly owned (such term, as used throughout these Security Principles, to exclude directors’ qualifying shares and similar insignificant minority ownership interests) by any Loan Party. Where security is provided by a wholly owned subsidiary of any Loan Party (whether direct or indirect) and such subsidiary subsequently ceases to be wholly owned but remains a subsidiary, there shall be no requirement for the release of such guarantee or security;

(e)
Holdings and its subsidiaries (collectively, the “Group”) will not be required to grant guarantees or enter into Security Documents if it would conflict with the fiduciary duties of their directors or contravene any legal prohibition or result in a risk of personal or criminal liability on the part of any officer, provided that the relevant member of the Group shall use reasonable endeavours to overcome any such obstacle and provided further that the above limitation shall be assessed in respect of the obligations of such member of the Group under the Credit Documents (as defined in the First Lien Intercreditor Agreement) generally and not just the guarantee or security being granted by that member of the Group;

(f)
neither Holdings nor any of its subsidiaries will be required to grant guarantees or enter into Security Documents where there would be a significant tax disadvantage in doing so. Without limiting the generality of the foregoing, neither Holdings nor any of its subsidiaries shall be required to give a guarantee or a pledge of its assets if such Person is (i) a "controlled foreign corporation" for U.S. federal income tax purposes, (ii) organized under the laws of the United States or any state thereof or the District of Columbia and all or substantially all of the assets of such Person consist of equity or debt of one or more Persons described in subclause (i) or this subclause (ii) (including cash and/or marketable securities relating to an ownership interest in any such equity or debt) or (iii) a subsidiary of a Person described in subclause (i) or (ii). In the case of a Person described in the previous sentence, in no event shall more than 65% of the total outstanding voting equity interests of such Person be required to be pledged;

(g)	perfection of security, when required, and other legal formalities will be completed as soon as practicable and, in any event, within the time periods specified in the Loan Documents therefor or (if earlier or to the extent no such time periods are specified in the Loan Documents) within the time periods specified by applicable law in order to ensure due perfection. The perfection of security granted will not be required if it would have a material adverse effect on the ability of the relevant Loan Party to conduct its operations and business in the ordinary course as otherwise permitted by the Loan Documents;

(h)
the Collateral Agent (acting in its own right or on behalf of the relevant Secured Parties) shall be able to enforce the security granted by the Security Documents without any restriction from (i) the constitutional documents of any Loan Party, to the extent that such restrictions can be removed under relevant law, (ii) any Loan Party which is or whose assets are the subject of such Security Document (but subject to any inalienable statutory or common law rights which the Loan Parties may have to challenge such enforcement) or (iii) any shareholders of the foregoing not party to the relevant Security Document, to the extent that it is within the power of the Loan Parties to ensure that such restrictions do not apply;

(i)	the maximum secured amount may be limited to minimize stamp duty, notarisation, registration or other applicable fees, taxes and duties;

(j)
where a class of assets to be secured by a Loan Party includes material and immaterial assets, the Loan Party and Applicable Representative may agree to a threshold in respect of such assets and direct the Collateral Agent to act accordingly;

(k)
as of the 2016 Restatement Date, the only owned real property owned by Holdings and its Subsidiaries required to be pledged will be the real property set forth in Schedule 1.01(d) to the Fourth Amended and Restated Credit Agreement (it being understand that such pledges shall be effective as of the 2016 Restatement Date or as soon as reasonably practicable thereafter). After the 2016 Restatement Date, neither Holdings nor any of its Subsidiaries will be required to pledge any additional real property owned by Holdings or such Subsidiaries unless the value of such real property exceeds $25.0 million. Neither Holdings nor any of its Subsidiaries will be required to pledge any property in which it has a leasehold interest;

(l)
unless granted under a global Security Document governed by the law of the jurisdiction of a Loan Party or New York law, all security (other than share security over subsidiaries of a Loan Party) shall be governed by the law of and secure assets located in the jurisdiction of incorporation of that Loan Party, provided that for certain receivables security, such security may be governed by the law of the jurisdiction of incorporation or domicile of the creditor or the law that governs the underlying receivable;

(m)
other than where intellectual property is secured by a floating charge or other similar all-asset security interest, security interests need only be granted for intellectual property with a value greater than $5.0 million. Security interests in intellectual property will be registered solely in the jurisdiction of incorporation of the Loan Party that owns such intellectual property, provided that, with respect to intellectual property that is material to the Loan Party, to the extent the registration of a security interest in or the taking of any other commercially reasonable actions with respect to, such intellectual property in any other jurisdiction is necessary to ensure that the Secured Parties would be able to realize upon the value of the secured intellectual property in the event of enforcement action, such registration or other actions will be taken in such other jurisdiction as the Collateral Agent may reasonably request taking into account the cost to the Loan Parties of such registration in relation to the benefit accruing to the Secured Parties;

(n)	security interests will be taken over only those insurance policies of the Loan Parties that are material to the Group as a whole, as reasonably determined by the Applicable Representative;

(o)
other than where equipment is secured by a floating charge or other similar all-asset security interest, security interests need only be granted for manufacturing equipment with a value greater than $1.0 million;

(p)
other than where equity is secured by a floating charge or other similar all-asset security interest or secured under a security agreement in effect as of the 2016 Restatement Date, security interests will be provided over the equity of any subsidiary that is not a Loan Party only if (i) it is organized in a jurisdiction where one or more Loan Parties are organized, (ii) as of the last day of the fiscal quarter of Holdings most recently ended for which financial statements are available, it had gross assets (excluding intra group items but including investments in Subsidiaries) in excess of 1.0% of Consolidated Total Assets or (iii) for the period of four consecutive fiscal quarters of Holdings most recently ended for which financial statements are available, it had earnings before interest, tax, depreciation and amortization calculated on the same basis as Consolidated EBITDA in excess of 1.0% of the Consolidated EBITDA; provided, however, that, except to the extent expressly contemplated by the Loan Documents, no Loan Party shall be required to execute or provide any amendment or supplement to any pledge agreement granting a security interest in equity issued by a non-Loan Party to the extent such pledge agreement is governed by the laws of a jurisdiction where ýno Loan Party is organized;

(q)
other than where equity interest is secured by a floating charge or other similar all-asset security interest, no security interest will be provided over the equity of any subsidiary that (1) (a) does not conduct any business operations, (b) has assets with a book value not in excess of $1.0 million and (c) does not have any indebtedness outstanding or (2) is an Unrestricted Subsidiary;

(r)
security interests shall not be required in respect of (i) any bank account that has an average daily balance of less than $500,000 (or its equivalent in other currencies) (and any other bank account as the Applicable Representative may reasonably otherwise agree to exclude) unless such security is constituted automatically under a global Security Document or a floating charge or other similar all-asset security interest (in which case any perfection related obligations (including the delivery of notices or entering into of deposit account control agreements) or reporting requirements shall not apply to such bank account) or (ii) to the extent that the security interest therein is prohibited by the terms of the applicable factoring transaction, any bank account used by any Loan Party primarily for the receipt of payments in respect of receivables that are subject to a factoring transaction permitted by the Loan Documents, so long as such bank account is subject to agreed procedures and documentation, in each case acceptable to the Applicable Representative and providing for the prompt transfer by the applicable deposit bank of any funds received therein, other than payments in respect of such receivables, to a bank account subject to a security interest in favor of the Collateral Agents and the Secured Parties (or exempted pursuant to clause (i) above) (and, if requested by the Loan Parties, the Applicable Representative shall cause the release of any bank accounts not required to be pledged under this clause (ii)); and

(s)
notwithstanding anything to the contrary set forth in the Collateral Agreements or these Security Principles, control agreements with depositary banks and securities intermediaries governing deposit accounts or securities accounts shall not be required to be entered into, and the Applicable Representative is authorized to instruct the Collateral Agents to terminate any existing control agreements that may be in effect on the 2016 Restatement Date.

For the avoidance of doubt, in these Security Principles, “cost” includes, but is not limited to, income tax cost, registration taxes payable on the creation or for the continuance of any security, stamp duties, out-of-pocket expenses and other fees and expenses directly incurred by the relevant grantor of security or any of its direct or indirect owners, subsidiaries or Affiliates.

(B)	Obligations to be Secured

5.	Subject to (A) (Considerations) and to paragraph 2 below, the obligations to be secured are the Obligations.

(C)	General
Where appropriate, defined terms in the Security Documents should mirror those in the First Lien Intercreditor Agreement.

(D)	Guarantors and Security
Each guarantee will be an upstream, cross-stream and downstream guarantee of all the Obligations, subject to the requirements of the Security Principles in each relevant jurisdiction. Subject to the Security Principles, the security will secure all of the Obligations.
Subject to these Security Principles, the security package shall include stock and other membership interests issued by a Loan Party and intercompany and trade receivables, bank accounts (and amounts on deposit therein), intellectual property, insurance, real estate, inventory and equipment, in each case owned by a Loan Party, and, in jurisdictions where an “all asset” security interest can be created in a security document, security over all assets shall, subject to the Loan Documents, be given by the Loan Parties formed in that jurisdiction.
To the extent possible, all security shall be given in favour of the Collateral Agent and not the Secured Parties individually. “Parallel debt” provisions will be used where necessary; such provisions will be contained in the First Lien Intercreditor Agreement and not the individual Security Documents unless required under local laws. To the extent possible, the grant of security in the collateral shall be structured, documented or otherwise implemented in a manner so that there should be no action required to be taken in relation to the security when any Secured Party transfers an interest in the Loan Documents to another party. To the extent such action is required, the Applicable Representative shall not require the Collateral Agent to obtain security in such asset giving rise to the requirement for such action upon a transfer of an interest in the Loan Documents to another party.
The Loan Parties will be required to pay the reasonable costs of any re-execution, notarisation, re-registration, amendment or other perfection requirement for any security on any transfer by a Secured Party to a new Secured Party on or prior to the date on which the Administrative Agent notifies Holdings that primary syndication is complete. Otherwise the cost or fee shall be for the account of the transferee Secured Party.

6.	Terms of Security Documents
The following principles will be reflected in the terms of any security taken as part of this transaction:

(t)	the security will be first ranking, to the extent possible;

(u)	security will (to the extent possible under local law) not be enforceable unless an Event of Default (as defined in the First Lien Intercreditor Agreement) has occurred that is continuing;

(v)
any representations, warranties or undertakings which are required to be included in any Security Document shall reflect (to the extent to which the subject matter of such representation, warranty and undertaking is the same as the corresponding representation, warranty and undertaking in the Fourth Amended and Restated Credit Agreement, each Senior Secured Note Indenture or any Additional Agreement (as defined in the First Lien Intercreditor Agreement and to the extent relevant) (collectively, the “Principal Loan Documents”)) the commercial deal set out in the Principal Loan Documents (save to the extent that the applicable local counsel agree that it is necessary to include any further provisions (or deviate from those contained in the Principal Loan Documents) in order to protect or preserve the security granted to the Secured Parties);

(w)
the provisions of each security document will not be unduly burdensome on the relevant Loan Party granting such security or interfere unreasonably with the operation of its business and will be limited to those required to create effective security and not impose unreasonable commercial obligations;

(x)
information, such as lists of assets, will be provided if and only to the extent (i) required by law to create, enforce, perfect or register the security or (ii) necessary or advisable to enforce the security, provided that such information need not be provided by the Loan Parties pursuant to this subclause (ii) more frequently than annually unless an Event of Default has occurred (or, in the case of third party trade debtors, unless a Default has occurred which is continuing), and in each case that information can be provided without breaching confidentiality requirements or damaging business relationships;

(y)
the Collateral Agent and Secured Parties shall be able to exercise a power of attorney only following the occurrence of an Event of Default or if the relevant Loan Party granting such security has failed to comply with a further assurance or perfection obligation within 10 Business Days of being notified of that failure;

(z)	security will, where possible and practical, automatically create security over future assets of the same type as those already secured;

(aa)
notification of receivables security to third-party trade debtors shall not be given unless a Default has occurred and is continuing and for intercompany receivables notification may be given at the time such security is granted to the extent required by local law to perfect such security or if a Default has occurred and is continuing;

(ab)
in respect of the share pledges, until an Event of Default has occurred, the pledgors shall be permitted to retain and to exercise voting rights to any shares pledged by them in a manner which does not adversely affect the validity or enforceability of the security or cause an Event of Default to occur and the subsidiaries of the pledgors should be permitted to pay dividends upstream on pledged shares to the extent permitted under the Principal Loan Documents; and

(ac)
in respect of bank accounts (and cash therein), the Collateral Agent agrees with the relevant Loan Party that the Collateral Agent shall not give any instructions or withhold any withdrawal rights from such Loan Party, unless an Event of Default has occurred and is continuing, or, after giving effect to any withdrawal, would occur.

EXHIBIT F
to the Fourth Amended and Restated Credit Agreement

U.S. Collateral Agreement

[Provided under separate cover.]

EXHIBIT H

EXHIBIT G
to the Fourth Amended and Restated Credit Agreement

First Lien Intercreditor Agreement

[Provided under separate cover.]

EXHIBIT H
to the Fourth Amended and Restated Credit Agreement

AFFILIATE SUBORDINATION AGREEMENT dated as of [ ], 20[ ] (this “Agreement”), among Reynolds Group Holdings Limited, a New Zealand limited liability company (“Holdings”), the subordinated lenders listed on Schedule I hereto and any additional person that becomes a party hereto as a subordinated lender after the date hereof (each, a “Subordinated Lender” and collectively, the “Subordinated Lenders”), the guarantors listed on Schedule II hereto and any additional person that becomes a party hereto as a guarantor after the date hereof (each, a “Guarantor” and collectively, the “Guarantors”) and CREDIT SUISSE AG, as administrative agent (the “Administrative Agent”) under the Fourth Amended and Restated Credit Agreement (as defined below).
Reference is made to the Fourth Amended and Restated Credit Agreement dated as of August 4, 2016 (as amended, supplemented or otherwise modified from time to time, the “Fourth Amended and Restated Credit Agreement”), among REYNOLDS GROUP HOLDINGS INC., a Delaware corporation, REYNOLDS CONSUMER PRODUCTS HOLDINGS LLC, a Delaware limited liability company, PACTIV LLC, a Delaware limited liability company, EVERGREEN PACKAGING INC., a Delaware corporation, REYNOLDS CONSUMER PRODUCTS LLC, a Delaware limited liability company, CLOSURE SYSTEMS INTERNATIONAL HOLDINGS LLC, a Delaware limited liability company, CLOSURE SYSTEMS INTERNATIONAL INC., a Delaware corporation, CLOSURE SYSTEMS INTERNATIONAL B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of The Netherlands, Beverage Packaging Holdings (Luxembourg) III S.à r.l., a Luxembourg private limited liability company (société à responsabilité limitée), GRAHAM PACKAGING COMPANY INC., a Delaware corporation, REYNOLDS GROUP HOLDINGS LIMITED, a New Zealand limited liability company, Holdings, the Guarantors, the Lenders and the Administrative Agent. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Fourth Amended and Restated Credit Agreement.
Except as otherwise set forth therein, the ability under Section 6.01(c) of the Fourth Amended and Restated Credit Agreement of any Loan Party to incur Indebtedness to any Subsidiary that is not a Loan Party is conditioned upon the execution and delivery by such Subsidiary that is not a Loan Party and such Loan Party of an agreement in the form hereof pursuant to which such Subsidiary that is not a Loan Party agrees to subordinate its rights with respect to the Subordinated Obligations (as defined below) to the rights of the Bank Secured Parties under the Fourth Amended and Restated Credit Agreement and the other Loan Documents, all on the terms set forth herein.

Accordingly, each Subordinated Lender, each Guarantor and the Administrative Agent, on behalf of itself and each Bank Secured Party (and each of their respective successors or permitted assigns), hereby agrees as follows:
1. Subordination. (a)   Each Subordinated Lender hereby agrees that all its right, title and interest in and to the Subordinated Obligations (as defined herein) of each Guarantor shall be subordinate and junior in right of payment to the rights of the Bank Secured Parties in respect of the Bank Obligations of such Guarantor, including all payment obligations in respect of such Guarantor’s Bank Obligations as primary obligor or guarantor of the payment of principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to Holdings, any Borrower or any Subsidiary whether or not a claim for post‑filing interest is allowed or allowable in any such proceeding), fees, charges, expenses, indemnities, reimbursement obligations, Guarantees and all other amounts payable thereunder or in respect thereof (collectively, the “Senior Obligations”); provided that, subject to Section 1(b), no Guarantor shall be prohibited from making payments in respect of such Indebtedness (whether on account of principal, premium (if any), interest, fees, charges, expenses, indemnities, reimbursement obligations or otherwise) or be otherwise limited in any manner with respect to such Indebtedness by the terms of this Agreement. For purposes hereof, “Subordinated Obligations” means all obligations of each Guarantor to each Subordinated Lender in respect of Indebtedness, including in respect of principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to Holdings, any Borrower or any Subsidiary whether or not a claim for post-filing interest is allowed or allowable in any such proceeding), fees, charges, expenses, indemnities, reimbursement obligations and other amounts payable in respect thereof, that are required to be subordinated to the Bank Obligations under Section 6.01(c) of the Fourth Amended and Restated Credit Agreement.
(a) Each Guarantor and, solely with respect to the Subordinated Obligation in respect of which it is the obligee, each Subordinated Lender agrees that no payment (whether directly, by purchase, redemption or exercise of any right of setoff or otherwise) in respect of the Subordinated Obligations, whether as principal, interest or otherwise, and whether in cash, securities or other property, shall be made by or on behalf of any Guarantor or received, accepted or demanded, directly or indirectly, by or on behalf of any Subordinated Lender when an Event of Default exists and Holdings has received a written notice from the Required Lenders (or from the Administrative Agent at the request of the Required Lenders) prohibiting any further payment in respect of the Subordinated Obligations, so long as any such Event of Default has occurred and is continuing (provided that such notice shall not be required to be given (and no such payment may be made) if the Event of Default is of the type set forth in paragraph (a), (b), (h) or (i) of Article VII of the Fourth Amended and Restated Credit Agreement).
(b) Upon any distribution of the assets of any Guarantor or upon any dissolution, winding up, liquidation or reorganization of any Guarantor, in each case in bankruptcy, insolvency, reorganization, arrangement or receivership proceedings, or upon any assignment for the benefit of creditors or any other marshalling of the assets and liabilities of any Guarantor:
(i) the Bank Secured Parties shall first be entitled to indefeasibly receive payment in full in cash of the Bank Obligations (whenever arising) before any Subordinated

Lender shall be entitled to receive any payment on account of the Subordinated Obligations of such Guarantor, whether of principal, interest or otherwise; and
(ii) any payment by, or on behalf of, or distribution of the assets of, such Guarantor of any kind or character, whether in cash, securities or other property, to which any Subordinated Lender would be entitled to receive as payment on account of the Subordinated Obligations of such Guarantor except for the provisions of this Section 1(c) shall be paid or delivered by the person making such payment or distribution (whether a trustee in bankruptcy, a receiver, custodian or liquidating trustee or otherwise) directly to the Administrative Agent, for the benefit of the Bank Secured Parties, until the indefeasible payment in full in cash of all Bank Obligations to be credited and applied to the Bank Obligations as set forth in the Fourth Amended and Restated Credit Agreement and the other Loan Documents.
(c) In the event that any payment by, or on behalf of, or distribution of the assets of, any Guarantor of any kind or character, whether in cash, securities or other property, and whether directly, by purchase, redemption, exercise of any right of setoff or otherwise in respect of the Subordinated Obligations, shall be received by or on behalf of any Subordinated Lender at a time when such payment or distribution is prohibited by this Agreement, such payment or distribution shall be held by such Subordinated Lender (segregated from other property of such Subordinated Lender) for the benefit of, and shall forthwith be paid over to, the Administrative Agent, for the benefit of the Bank Secured Parties, until the indefeasible payment in full in cash of all Bank Obligations.
(d) Subject to the prior indefeasible payment in full in cash of the Bank Obligations, each applicable Subordinated Lender shall be subrogated to the rights of the Bank Secured Parties to receive payments or distributions in cash, securities or other property of each applicable Guarantor applicable to the Bank Obligations until all amounts owing on the Bank Obligations shall be indefeasibly paid in full in cash, and, as between and among a Guarantor, its creditors (other than the Bank Secured Parties) and the applicable Subordinated Lenders, no such payment or distribution made to the Bank Secured Parties by virtue of this Agreement that otherwise would have been made to any applicable Subordinated Lender shall be deemed to be a payment by the applicable Guarantor on account of the Subordinated Obligations, it being understood that the provisions of this paragraph (e) are intended solely for the purpose of defining the relative rights of the Subordinated Lenders and the Bank Secured Parties.
2. Waivers and Consents. (a) Each Subordinated Lender, solely in its capacity as a Subordinated Lender, waives, to the fullest extent permitted by applicable law, the right to compel that the Collateral or any other assets or property of any Guarantor or the assets or property of any guarantor of the Bank Obligations or any other Person be applied in any particular order to discharge the Bank Obligations. Each Subordinated Lender, solely in its capacity as a Subordinated Lender, expressly waives, to the fullest extent permitted by applicable law, the right to require the Bank Secured Parties to proceed against any Guarantor, the Collateral or any guarantor of the Bank Obligations or any other Person, or to pursue any other remedy in any Bank Secured Party’s power which such Subordinated Lender cannot pursue, notwithstanding that the failure of any Bank Secured Party to do so may thereby prejudice such Subordinated Lender.
(a) Each Subordinated Lender waives, to the fullest extent permitted by applicable law, all rights and defenses arising out of an election of remedies by the Bank Secured Parties, even though that election of remedies, including any nonjudicial foreclosure with respect to security for the Bank Obligations, has impaired the value of such Subordinated Lender’s rights of subrogation, reimbursement, or contribution against any Guarantor or any other guarantor of the Bank Obligations or any other Person. Each Subordinated Lender expressly waives, to the fullest extent permitted by applicable law, any rights or defenses it may have by reason of protection afforded to any Guarantor or any other guarantor of the Bank Obligations or any other Person with respect to the Bank Obligations pursuant to any anti‑deficiency laws or other laws of similar import which limit or discharge the principal debtor’s indebtedness upon judicial or nonjudicial foreclosure of real property or personal property Collateral for the Bank Obligations.
(b) Each Subordinated Lender agrees, to the fullest extent permitted by applicable law, that, without the necessity of any reservation of rights against it, and without notice to or further assent by it, any demand for payment of any Bank Obligations made by a Bank Secured Party may be rescinded in whole or in part by the Bank Secured Party, and any Senior Obligation may be continued, and the Bank Obligations, or the liability of the applicable Guarantor or any other guarantor or any other party upon or for any part thereof, or any Collateral or guarantee under any Loan Document therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, modified, accelerated, compromised, waived, surrendered or released by the Bank Secured Parties, in each case without notice to or further assent by any Subordinated Lender, which will remain bound under this Agreement and without impairing, abridging, releasing or affecting the subordination and other agreements provided for herein.
(c) Each Subordinated Lender waives, to the fullest extent permitted by applicable law, any and all notice of the creation, renewal, extension or accrual of any of the Bank Obligations. The Bank Obligations, and any of them, shall be deemed conclusively to have been created, contracted or incurred, and the consent of the Bank Secured Parties to the creation of the obligations of each Guarantor in respect of the Subordinated Obligations shall be deemed conclusively to have been given, in each case in reliance upon this Agreement, and all dealings between each Guarantor and the Bank Secured Parties shall be deemed to have been consummated in reliance upon this Agreement. Each Subordinated Lender acknowledges and agrees that the Bank Secured Parties have relied upon the subordination and other agreements provided for herein in consenting to the Subordinated Obligations. Each Subordinated Lender waives, to the fullest extent permitted by applicable law, notice of or proof of reliance on this Agreement and protest, demand for payment and notice of default.
3. Representations and Warranties.  Each Subordinated Lender represents and warrants to the Administrative Agent for the benefit of the Bank Secured Parties that:
(a) it has the corporate or other organizational power and authority to execute and deliver and to perform its obligations under this Agreement and has taken all necessary corporate or other organizational action to authorize its execution, delivery and performance of this Agreement;
(b) this Agreement has been duly executed and delivered by such Subordinated Lender and constitutes a legal, valid and binding obligation of such Subordinated Lender, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and by general principles of equity (whether enforcement is sought by proceedings in equity or at law);
(c) the execution, delivery and performance of this Agreement will not violate in any material respect any provision of any requirement of any law applicable to such Subordinated Lender or of any contractual obligation of such Subordinated Lender; and

(d) no consent or authorization of, filing with, or other act by or in respect of any arbitrator or regulatory body or Governmental Authority and no consent of any Person, is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement, except such as have been obtained or made and are in full force and effect or where the failure to obtain could no reasonably be expected to have a material adverse effect.
4. Further Assurances. Each Subordinated Lender and each Subordinated Borrower, at their own expense and at any time from time to time, upon the written request of the Administrative Agent, will promptly and duly execute and deliver such further instruments and documents and take such further actions as the Administrative Agent reasonably may request for the purposes of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted.
5. Provisions Define Relative Rights. This Agreement is intended solely for the purpose of defining the relative rights of the Bank Secured Parties on the one hand and the Subordinated Lenders and the Guarantors on the other, and no other Person (other than the Collateral Agent) shall have any right, benefit or other interest under this Agreement.
6. Notices. All notices, requests and demands to or upon any party hereto shall be in writing and shall be given in the manner provided in Section 9.01 of the Fourth Amended and Restated Credit Agreement, provided that any such notice, request or demand to or upon any Guarantor or Subordinated Lender that is not a party to the Fourth Amended and Restated Credit Agreement shall be addressed to the notice address of Holdings provided in Section 9.01(a) thereof.
7. Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single instrument. Delivery of an executed signature page to this Agreement by facsimile or electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.
8. Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction).
9. Integration. This Agreement is a “Loan Document” and a “Security Document” and represents the agreement of the Guarantors, the Bank Secured Parties and the Subordinated Lenders with respect to the subject matter hereof and there are no promises or representations by any Guarantor, the Bank Secured Parties or any Subordinated Lender relative to the subject matter hereof not reflected herein.
10. Amendments in Writing; No Waiver; Cumulative Remedies. (a) None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except by a written instrument executed by the Administrative Agent, each affected Guarantor and each affected Subordinated Lender; provided that any provision of this Agreement may be waived by the Bank Secured Parties in a letter or agreement executed by the Administrative Agent and each affected Subordinated Lender.
(a) No failure or delay on the part of the Administrative Agent or any Bank Secured Parties, in exercising any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege or any abandonment or discontinuance of steps to enforce such a right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege.
(b) The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.
11. Section Headings. The section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.
12. Successors and Assigns. This Agreement shall be binding upon the successors and assigns of each of the Guarantors and each of the Subordinated Lenders and shall inure to the benefit of the Bank Secured Parties and their respective successors and permitted assigns.
13. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.
(a) Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent or any Bank Secured Party may otherwise have to bring any action or proceeding relating to this Agreement against any Subordinated Lender or its properties in the courts of any jurisdiction.
(b) Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(c) Each Subordinated Lender hereby irrevocably consents to service of process in the manner provided for notices in Section 6. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
14. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

15. Additional Subordinated Lenders; Additional Guarantors. Upon execution and delivery by the Administrative Agent and a Subsidiary of an instrument in the form of Annex I attached hereto, such Subsidiary shall become a Subordinated Lender or a Guarantor (as specified in such instrument) hereunder with the same force and effect as if originally named herein. The execution and delivery of any such instrument shall not require the consent of any other Subordinated Lender or Guarantor hereunder. The rights and obligations of each Subordinated Lender and each Guarantor herein shall remain in full force and effect notwithstanding the addition of any Subordinated Lender or Guarantor as a party to this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

REYNOLDS GROUP HOLDINGS LIMITED, as Holdings
By

Name:
Title:

EACH OF THE SUBORDINATED LENDERS LISTED ON SCHEDULE I,
By

Name:
Title:

EACH OF THE GUARANTORS LISTED ON SCHEDULE II,
By

Name:
Title:

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Administrative Agent
By

Name:
Title:

By

Name:
Title:
Schedule I

Subordinated Lenders

Schedule II
Schedule II

GuarantorsAnnex 1

Annex I

SUPPLEMENT NO. [ ] dated as of [ ], to the Affiliate Subordination Agreement dated as of [ ], 20[  ] (the “Affiliate Subordination Agreement”), among Holdings, the subordinated lenders named therein (the “Subordinated Lenders”), the guarantors named therein (the “Guarantors”) and CREDIT SUISSE AG, as administrative agent (the “Administrative Agent”) under the Fourth Amended and Restated Credit Agreement (as defined in the Affiliate Subordination Agreement), for the benefit of the Bank Secured Parties.
A. Reference is made to the Affiliate Subordination Agreement.
B. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Affiliate Subordination Agreement.
C. Each of the Subordinated Lenders and each of the Guarantors have entered into the Affiliate Subordination Agreement in order to induce the Lenders (as defined in the Fourth Amended and Restated Credit Agreement) to continue to make extensions of credit under the Fourth Amended and Restated Credit Agreement and the other Loan Documents. Section 15 of the Affiliate Subordination Agreement provides that Subsidiaries may become Subordinated Lenders or Guarantors under the Affiliate Subordination Agreement by execution and delivery of an instrument substantially in the form of this Supplement. The undersigned Subsidiary [(the “New Subordinated Lender”)] [(the “New Guarantor”) is executing this Supplement to become a [Subordinated Lender] [Guarantor] under the Affiliate Subordination Agreement in accordance with the terms of the Fourth Amended and Restated Credit Agreement as consideration for extensions of credit previously made under the Fourth Amended and Restated Credit Agreement and extensions of credit in the future.
Accordingly, the Administrative Agent and the New [Subordinated Lender] [Guarantor] agree as follows:
SECTION 1. In accordance with Section 15 of the Affiliate Subordination Agreement, the New [Subordinated Lender] [Guarantor] by its signature below becomes a [Subordinated Lender] [Guarantor] under the Affiliate Subordination Agreement with the same force and effect as if originally named therein as a [Subordinated Lender] [Guarantor] and the New [Subordinated Lender] [Guarantor] hereby [(a)] agrees to all the terms and provisions of the Affiliate Subordination Agreement applicable to it as a [Subordinated Lender] [Guarantor] thereunder [and (b) makes each representation and warranty contained in Section 5 of the Affiliate Subordination Agreement on and as of the date hereof except for representations and warranties which by their terms refer to a specific date]. Each reference to a [“Subordinated Lender”] [“Guarantor”] in the Affiliate Subordination Agreement shall be deemed to include the New [Subordinated Lender] [Guarantor]. The Affiliate Subordination Agreement is hereby incorporated herein by reference.
4

SECTION 2. This Supplement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when the Administrative Agent shall have received counterparts of this Supplement that, when taken together, bear the signatures of the New [Subordinated Lender] [Guarantor] and the Administrative Agent. Delivery of an executed signature page to this Supplement by facsimile or electronic transmission shall be effective as delivery of a manually executed counterpart of this Supplement.
SECTION 3. Except as expressly supplemented hereby, the Affiliate Subordination Agreement shall remain in full force and effect.
SECTION 4. THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
SECTION 5. In case any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and in the Affiliate Subordination Agreement shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision hereof in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction).
SECTION 6. All communications and notices hereunder shall be in writing and given as provided in Section 6 of the Affiliate Subordination Agreement. All communications and notices hereunder to the New [Subordinated Lender] [Guarantor] shall be given to it at the address set forth under its signature below, with a copy to the Borrowers.
IN WITNESS WHEREOF, the New [Subordinated Lender] [Guarantor] and the Administrative Agent have duly executed this Supplement to the Affiliate Subordination Agreement as of the day and year first above written.
[NAME OF NEW [SUBORDINATED LENDER] [GUARANTOR]],
by____________________________
Name:
Title:
Address:

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Administrative Agent,
By

Name:
Title:

By

Name:
Title:

EXHIBIT I
to the Fourth Amended and Restated Credit Agreement

Form of Junior Lien Intercreditor Agreement

[Provided under separate cover.]

EXHIBIT J
to the Fourth Amended and Restated Credit Agreement

[Reserved]

EXHIBIT K
to the Fourth Amended and Restated Credit Agreement

[FORM OF]
COMPLIANCE CERTIFICATE
Reference is made to the Fourth Amended and Restated Credit Agreement dated as of August 4, 2016 (as amended, supplemented or otherwise modified from time to time, the “Fourth Amended and Restated Credit Agreement”), among REYNOLDS GROUP HOLDINGS INC., a Delaware corporation, REYNOLDS CONSUMER PRODUCTS HOLDINGS LLC, a Delaware limited liability company, PACTIV LLC, a Delaware limited liability company, EVERGREEN PACKAGING INC., a Delaware corporation, REYNOLDS CONSUMER PRODUCTS LLC, a Delaware limited liability company, CLOSURE SYSTEMS INTERNATIONAL HOLDINGS LLC, a Delaware limited liability company, CLOSURE SYSTEMS INTERNATIONAL INC., a Delaware corporation, CLOSURE SYSTEMS INTERNATIONAL B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of The Netherlands, Beverage Packaging Holdings (Luxembourg) III S.à r.l., a Luxembourg private limited liability company (société à responsabilité limitée), GRAHAM PACKAGING COMPANY INC., a Delaware corporation, REYNOLDS GROUP HOLDINGS LIMITED, a New Zealand limited liability company, the Guarantors, the Lenders, CREDIT SUISSE AG, as Administrative Agent. Capitalized terms used herein but not otherwise defined herein have the meanings assigned to thereto in the Fourth Amended and Restated Credit Agreement. Pursuant to Section 5.04(c) of the Fourth Amended and Restated Credit Agreement, the undersigned, in his/her capacity as a Responsible Officer of Holdings, certifies as follows:

1.
[Attached hereto as Exhibit [A] are the consolidated statements of comprehensive income, consolidated statements of financial position as of December 31, 20[ ] and related consolidated statements of changes in equity and cash flows showing the financial condition of Holdings and its consolidated subsidiaries as of the close of such fiscal year and the results of its operations and the operations of Holdings and such subsidiaries during such year, together with comparative figures for the immediately preceding fiscal year, all audited by PricewaterhouseCoopers or other independent public accountants of recognized national standing and accompanied by an opinion of such accountants (which opinion shall be without a “going concern” explanatory note or any similar qualification or like exception and without any qualification or like exception as to the scope of such audit (other than any such explanatory note, qualification or like exception that is expressed solely with respect to, or resulting solely from, (i) a maturity date in respect of any Term Loans or Revolving Credit Commitments or Revolving Loans that is scheduled to occur within one year from the date of delivery of such opinion or (ii) any inability or potential inability to satisfy the covenant set forth in Section 6.12 of the Fourth Amended and Restated Credit Agreement on a future date or in a future period)) to the effect that such consolidated financial statements fairly present in all material respects the financial condition and results of operations of Holdings and its consolidated subsidiaries on a consolidated basis in accordance with GAAP consistently applied, together with a customary “management discussion and analysis” section.]

2.
[Attached hereto as Exhibit [B] are the consolidated statements of comprehensive income, consolidated statements of financial position as of [ ], 20[ ] and related consolidated statements of changes in equity and cash flows showing the financial condition of Holdings and its consolidated subsidiaries as of the close of such fiscal quarter and the results of its operations and the operations of Holdings and such subsidiaries during such fiscal quarter and the then elapsed portion of the fiscal year, and comparative figures for the same periods in the immediately preceding fiscal year. These fairly present in all material respects the financial condition and results of operations of Holdings and its consolidated subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the lack of notes thereto, together with a customary “management discussion and analysis.]

3.
At no time during the period between [ ] and [ ] (the “Certificate Period”) did a Default or an Event of Default exist. [If unable to provide the foregoing certification, fully describe the nature and extent thereof and any action taken or proposed to be taken with respect thereto (including the delivery of a “Notice of Intent to Cure” concurrently with delivery of this Compliance Certificate) on Annex A attached hereto.]

4.
The following represent true and accurate calculations, as of the last day of the Certificate Period, to be used to determine, to the extent such covenant is required to be complied with, whether Holdings, the Borrowers and the Material Subsidiaries are in compliance with the covenant set forth in Section 6.12 of the Fourth Amended and Restated Credit Agreement:

Aggregate Revolving Credit Exposure Percentage (“RCE Percentage”).

Aggregate Revolving Credit Exposure (“RCE”)=    [    ]
RCE in respect of any undrawn
Letter of Credit (“LC RCE”)=            [    ]
RCE less LC RCE=                    [    ]
Aggregate Revolving Credit Commitments=        [    ]
(RCE less LC RCE) / Aggregate Revolving
Credit Commitments (expressed as a percentage) =    [    ]%

Supporting detail showing the calculation of RCE is attached hereto as Schedule 1. Supporting detail showing the calculation of LC RCE attached hereto as

Schedule 2. Supporting detail showing the calculation of aggregate Revolving Credit Commitments is attached hereto as Schedule 3.

[Maximum] Only required if the RCE Percentage calculated above exceeds 35%. Total Secured Leverage Ratio.

Total Debt that is secured by Liens on property or assets of Holdings or any of the Subsidiaries (other than cash or Permitted Investments held in a defeasance or similar trust or arrangement for the benefit of Indebtedness that has been called for redemption or otherwise defeased, satisfied or discharged) (“Total Secured Debt”).

Total Secured Debt =        [    ]
Unrestricted Cash =        [    ]
Consolidated EBITDA =        [    ]
Actual Ratio =        [    ] to 1.0
[Required Ratio =        [    ] to 1.0]1
Supporting detail showing the calculation of Total Secured Debt is attached hereto as Schedule 4. Supporting detail showing the calculation of Unrestricted Cash is attached hereto as Schedule 5. Supporting detail showing the calculation of Consolidated EBITDA is attached hereto as Schedule 6.

5.
The following represent true and accurate calculations, as of the last day of the Certificate Period, to be used to determine the Total Leverage Ratio set forth in Section 1.01 of the Fourth Amended and Restated Credit Agreement:

Total Leverage Ratio.

Total Debt =                        [    ]
Unrestricted Cash =                    [    ]
Consolidated EBITDA =                [    ]
Actual Ratio =                        [    ] to 1.0

Supporting detail showing the calculation of the Total Debt is attached hereto as Schedule [7] [4]. Supporting detail showing the calculation of Unrestricted Cash is attached hereto as Schedule 5. Supporting detail showing the calculation of Consolidated EBITDA is attached hereto as Schedule 6.

[Senior Secured First Lien Leverage Ratio.

Total Debt that is secured by Liens on property or assets of Holdings or any of the Subsidiaries (other than Liens that are junior to the Liens securing the Bank Obligations pursuant to a Junior Lien Intercreditor Agreement and other than cash or Permitted Investments held in defeasance or similar such arrangement for the benefit of Indebtedness that has been called for redemption or otherwise defeased, satisfied or discharged) (“Total Secured First Lien Debt”).

Total Secured First Lien Debt =        [    ]
Unrestricted Cash =        [    ]
Consolidated EBITDA =        [    ]
Actual Ratio =        [    ] to 1.0
Supporting detail showing the calculation of Total Senior Secured First Lien Debt is attached hereto as Schedule  [4] [7] [8]. Supporting detail showing the calculation of Unrestricted Cash is attached hereto as Schedule 5. Supporting detail showing the calculation of Consolidated EBITDA is attached hereto as Schedule 6.] 22 Only required to be included with annual financial statements pursuant to Section 5.04(a) of the Credit Agreement.

IN WITNESS WHEREOF, the undersigned, in his/her capacity as a Responsible Officer of Holdings, has executed this certificate for and on behalf of Holdings and has caused this certificate to be delivered this ________ day of __________.

REYNOLDS GROUP HOLDINGS LIMITED,
By

Name:
Title:

[Annex A]
[Information Relating to Default or Event of Default]

EXHIBIT L
to the Fourth Amended and Restated Credit Agreement

[reserved]

EXHIBIT M-1
to the Fourth Amended and Restated Credit Agreement

[[3601009]]
[FORM OF]
BORROWING SUBSIDIARY AGREEMENT dated as of [●], 20[●], among [REYNOLDS GROUP HOLDINGS INC., a Delaware corporation, REYNOLDS CONSUMER PRODUCTS HOLDINGS LLC, a Delaware limited liability company, PACTIV LLC, a Delaware limited liability company, EVERGREEN PACKAGING INC., a Delaware corporation, REYNOLDS CONSUMER PRODUCTS LLC, a Delaware limited liability company, CLOSURE SYSTEMS INTERNATIONAL HOLDINGS LLC, a Delaware limited liability company, CLOSURE SYSTEMS INTERNATIONAL INC., a Delaware corporation, CLOSURE SYSTEMS INTERNATIONAL B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of The Netherlands, Beverage Packaging Holdings (Luxembourg) III S.à r.l., a Luxembourg private limited liability company (société à responsabilité limitée), GRAHAM PACKAGING COMPANY INC., a Delaware corporation, REYNOLDS GROUP HOLDINGS LIMITED, a New Zealand limited liability company,] [Name of Borrowing Subsidiary], a [          ] (the “New Borrowing Subsidiary”) and CREDIT SUISSE AG, as administrative agent (in such capacity, the “Administrative Agent”).
Reference is hereby made to the Fourth Amended and Restated Credit Agreement dated as of August 4, 2016 (as amended, supplemented or otherwise modified from time to time, the “Fourth Amended and Restated Credit Agreement”), among REYNOLDS GROUP HOLDINGS INC., a Delaware corporation, REYNOLDS CONSUMER PRODUCTS HOLDINGS LLC, a Delaware limited liability company, PACTIV LLC, a Delaware limited liability company, EVERGREEN PACKAGING INC., a Delaware corporation, REYNOLDS CONSUMER PRODUCTS LLC, a Delaware liability company, CLOSURE SYSTEMS INTERNATIONAL HOLDINGS LLC, a Delaware limited liability company, CLOSURE SYSTEMS INTERNATIONAL INC., a Delaware corporation, CLOSURE SYSTEMS INTERNATIONAL B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of The Netherlands, Beverage Packaging Holdings (Luxembourg) III S.à r.l., a Luxembourg private limited liability company (société à responsabilité limitée), GRAHAM PACKAGING COMPANY INC., a Delaware corporation, REYNOLDS GROUP HOLDINGS LIMITED, a New Zealand limited liability company, the Guarantors, the Lenders and CREDIT SUISSE AG, as administrative agent. Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Fourth Amended and Restated Credit Agreement. Under the Fourth Amended and Restated Credit Agreement, the Lenders have agreed, upon the terms and subject to the conditions therein set forth, to make Loans to the Borrowers, and the Borrowers and the New Borrowing Subsidiary desire that the New Borrowing Subsidiary become a Borrower. Holdings and the Borrowers represent that the New Borrowing Subsidiary is a Wholly Owned Subsidiary of Holdings or one of the Borrowers. Each of Holdings, the Borrowers and the New Borrowing Subsidiary represents and warrants that the representations and warranties of Holdings and the Borrowers in the Fourth Amended and Restated Credit Agreement relating to the New Borrowing Subsidiary and this Agreement are true and correct in all material respects on and as of the date hereof with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date. Holdings and the Borrowers agree that the Guarantees of the Guarantors contained in the Fourth Amended and Restated Credit Agreement will apply to the Bank Obligations of the New Borrowing Subsidiary. Upon execution of this Agreement by each of Holdings, the Borrowers and the New Borrowing Subsidiary and, if the New Borrowing Subsidiary is not already a Loan Party, upon such New Borrowing Subsidiary becoming a Loan Party by executing the Guarantor Joinder and each applicable Loan Document in favor of the Collateral Agent, the New Borrowing Subsidiary shall be a party to the Fourth Amended and Restated Credit Agreement and shall constitute a “Borrower” for all purposes of the Fourth Amended and Restated Credit Agreement.
This Agreement shall be governed by and construed in accordance with the laws of the State of New York.
IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their authorized officers as of the date first appearing above.

REYNOLDS GROUP HOLDINGS LIMITED,
by

Name: Title:

REYNOLDS GROUP HOLDINGS INC.,
by

Name: Title:

REYNOLDS CONSUMER PRODUCTS HOLDINGS LLC,
by

Name: Title:

PACTIV LLC,
by

Name: Title:

CLOSURE SYSTEMS INTERNATIONAL HOLDINGS LLC,
by

Name: Title:

CLOSURE SYSTEMS INTERNATIONAL B.V.,
By

Name: Title:

EVERGREEN PACKAGING INC.,
By

Name: Title:

REYNOLDS CONSUMER PRODUCTS LLC,
By

Name: Title:

GRAHAM PACKAGING COMPANY INC.,
By

Name: Title:

CLOSURE SYSTEMS INTERNATIONAL INC.,
By

Name: Title:

BEVERAGE PACKAGING HOLDINGS (LUXEMBOURG) III S.à R.L.,
By

Name: Title:

[NAME OF NEW BORROWING SUBSIDIARY],
By

Name: Title:

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Administrative Agent and Issuing Bank,
by

Name: Title:
by

Name: Title:

M2-3

EXHIBIT M-2
to the Fourth Amended and Restated Credit Agreement

[FORM OF]
BORROWING SUBSIDIARY TERMINATION
Credit Suisse AG,
as Administrative Agent
for the Lenders referred to below
c/o Credit Suisse AG,
as Administrative Agent
Eleven Madison Avenue
New York, NY 10010
[Date]
Ladies and Gentlemen:
The undersigned, [Parent Borrower] (the “Parent”), refers to the Fourth Amended and Restated Credit Agreement dated as of August 4, 2016 (as amended, supplemented or otherwise modified from time to time, the “Fourth Amended and Restated Credit Agreement”), among REYNOLDS GROUP HOLDINGS INC., a Delaware corporation, REYNOLDS CONSUMER PRODUCTS HOLDINGS LLC, a Delaware limited liability company, PACTIV LLC, a Delaware limited liability company, EVERGREEN PACKAGING INC., a Delaware corporation, REYNOLDS CONSUMER PRODUCTS LLC, a Delaware limited liability company, CLOSURE SYSTEMS INTERNATIONAL HOLDINGS LLC, a Delaware limited liability company, CLOSURE SYSTEMS INTERNATIONAL INC., a Delaware corporation, CLOSURE SYSTEMS INTERNATIONAL B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of The Netherlands, Beverage Packaging Holdings (Luxembourg) III S.à r.l., a Luxembourg private limited liability company (société à responsabilité limitée), GRAHAM PACKAGING COMPANY INC., a Delaware corporation, REYNOLDS GROUP HOLDINGS LIMITED, a New Zealand limited liability company, the Guarantors, the Lenders and CREDIT SUISSE AG, as Administrative Agent. Capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Fourth Amended and Restated Credit Agreement.
The Parent hereby terminates the status of [ ] (the “Terminated Borrowing Subsidiary”) as a Borrower under the Fourth Amended and Restated Credit Agreement. [The Parent represents and warrants that no Loans made to, or Letters of Credit issued for the account of, the Terminated Borrowing Subsidiary are outstanding as of the date hereof and that all amounts payable by the Terminated Borrowing Subsidiary in respect of interest and/or fees (and, to the extent notified by the Administrative Agent or any Lender, any other amounts payable under the Fourth Amended and Restated Credit Agreement) pursuant to the Fourth Amended and Restated Credit Agreement have been paid in full on or prior to the date hereof.] [The Parent acknowledges that the Terminated Borrowing Subsidiary shall continue to be a Borrower until such time as the principal of and interest on each Loan made to the Terminated Borrowing Subsidiary, all Fees and all other expenses or amounts (other than indemnification and other contingent obligations for which no claim has been made) payable by the Terminated Borrowing Subsidiary under any Loan Document shall have been paid in full and all Letters of Credit issued for the account of the Terminated Borrowing Subsidiary have been canceled or have expired (unless cash collateralized or backstopped in a manner reasonably satisfactory to the Administrative Agent) and all amounts drawn thereunder have been reimbursed in full, provided that the Terminated Borrowing Subsidiary shall not have the right to make further Borrowings or to request additional Letters of Credit under the Fourth Amended and Restated Credit Agreement.] [The Parent certifies that the Terminated Borrowing Subsidiary is an Ancillary Borrower in respect of which the conditions set out in Section 9.21(a)(ii)(x) of the Fourth Amended and Restated Credit Agreement are or have been satisfied.]
This instrument shall be construed in accordance with and governed by the laws of the State of New York.
Very truly yours,

REYNOLDS GROUP HOLDINGS LIMITED,
by

Name: Title:

[PARENT],
by

Name: Title:

[TERMINATED BORROWING SUBSIDIARY],
by

Name: Title:

EXHIBIT N
to the Fourth Amended and Restated Credit Agreement

Additional Bank Secured Party Acknowledgement
To: Credit Suisse AG, as Administrative Agent, the Issuing Banks, the Lenders, the other Bank Secured Parties, in each case as defined in and under the Fourth Amended and Restated Credit Agreement (as defined below), The Bank of New York Mellon and Wilmington Trust (London) Limited, as collateral agents, and the secured parties under the First Lien Intercreditor Agreement (as defined in the Fourth Amended and Restated Credit Agreement)
From: Reynolds Group Holdings Limited and [NAME OF ADDITIONAL BANK SECURED PARTY] [and each of its Affiliates listed from time to time on Schedule I attached hereto (the “ABSP Affiliates”)]
Date: [ ]
Reference is made to the Fourth Amended and Restated Credit Agreement dated as of August 4, 2016 (as amended, supplemented or otherwise modified from time to time, the “Fourth Amended and Restated Credit Agreement”), among REYNOLDS GROUP HOLDINGS INC., a Delaware corporation, REYNOLDS CONSUMER PRODUCTS HOLDINGS LLC, a Delaware limited liability company, PACTIV LLC, a Delaware limited liability company, EVERGREEN PACKAGING INC., a Delaware corporation, REYNOLDS CONSUMER PRODUCTS LLC, a Delaware limited liability company, CLOSURE SYSTEMS INTERNATIONAL HOLDINGS LLC, a Delaware limited liability company, CLOSURE SYSTEMS INTERNATIONAL INC., a Delaware corporation, CLOSURE SYSTEMS INTERNATIONAL B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of The Netherlands, Beverage Packaging Holdings (Luxembourg) III S.à r.l., a Luxembourg private limited liability company (société à responsabilité limitée), GRAHAM PACKAGING COMPANY INC., a Delaware corporation, REYNOLDS GROUP HOLDINGS LIMITED, a New Zealand limited liability company, the Guarantors, the Lenders and CREDIT SUISSE AG, as Administrative Agent.
Capitalized terms used and not defined herein have the meanings set forth in the Fourth Amended and Restated Credit Agreement.
The undersigned certifies that [ ] [and each of the ABSP Affiliates] ([the][each an] “Additional Bank Secured Party”) has entered into, or proposes to enter into, one or more [working capital facilities][hedge agreements][cash management arrangements] with one or more subsidiaries as a [Hedge Provider] [Local Facility Provider][and][Cash Management Bank], as the case may be[, as set forth on Schedule I hereto and, pursuant to which the maximum aggregate principal amount that may be secured as Bank Obligations in respect of each Additional Bank Secured Party under such facility or arrangement at any time shall not exceed the applicable amount set forth on Schedule I as such amount may be modified from time to time upon notice to the Administrative Agent and the Collateral Agents from the Loan Parties’ Agent and the Additional Bank Secured Party; provided that such notice shall include (i) a certification by a Financial Officer of Holdings that, at the time of and after giving effect to the modification, Holdings and the Subsidiaries are in compliance with Sections 6.01 and 6.02 of the Fourth Amended and Restated Credit Agreement and (ii) an updated Schedule I reflecting such modification. In the event of any other change to the information set forth on Schedule I (including the identity of any Additional Bank Secured Party), the undersigned agrees that it shall promptly deliver to the Administrative Agent an updated Schedule I reflecting any such change. Insert (together with table below text) only for Local Facility Providers and Cash Management Banks. ]
The undersigned agrees [(on behalf of itself and the ABSP Affiliates)] that it [and each of the ABSP Affiliates] shall not have any right individually to realize upon any of the Collateral or to enforce any Guarantee of the Obligations, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Agents on behalf of the Bank Secured Parties in accordance with the terms thereof (subject to the provisions of the First Lien Intercreditor Agreement and the Junior Lien Intercreditor Agreement, if any). The undersigned (a) acknowledges that it has received a copy of the Fourth Amended and Restated Credit Agreement, the First Lien Intercreditor Agreement and either an executed copy of the Junior Lien Intercreditor Agreement or the form of Junior Lien Intercreditor Agreement attached to the Fourth Amended and Restated Credit Agreement [and has delivered copies of such documents to the ABSP Affiliates], (b) acknowledges [(on behalf of itself and the ABSP Affiliates)] that it [and each of the ABSP Affiliates] will be a [Hedge Provider] [Local Facility Provider][and][Cash Management Bank] under the Fourth Amended and Restated Credit Agreement and that will take no actions contrary to the provisions thereof, (c) agrees [(on behalf of itself and the ABSP Affiliates)] that it [and each of the ABSP Affiliates] will be bound as a “Credit Agreement Secured Party” by the First Lien Intercreditor Agreement and as a “First Lien Credit Agreement Secured Party” by the Junior Lien Intercreditor Agreement, if any, as if it had been an original party thereto, and will take no actions contrary to the provisions thereof, (d) acknowledges [(on behalf of itself and the ABSP Affiliates)] that the Administrative Agent and the Collateral Agents have entered, and hereby authorizes and ratifies the Administrative Agent’s and the Collateral Agents’ entry, into the First Lien Intercreditor Agreement and the Junior Lien Intercreditor Agreement, if any, on behalf of themselves, the undersigned [and each of the ABSP Affiliates] and other holders of Bank Obligations and (e) acknowledges and agrees [(on behalf of itself and the ABSP Affiliates)] that any amendment, restatement, waiver, supplement, or other modification of any Loan Document (other than (x) this Additional Bank Secured Party Acknowledgement and (y) Section 9.10, Section 9.22 or Article X of the Fourth Amended and Restated Credit Agreement but in the case of clause (y) only to the extent such amendment, restatement, waiver, supplement, or other modification has an adverse effect on the undersigned [or each of the ABSP Affiliates]) or extension, renewal, refinancing or replacement of any Indebtedness under the Fourth Amended and Restated Credit Agreement shall not be subject to its [or the ABSP Affiliates]

consent. The undersigned further acknowledges [(on behalf of itself and the ABSP Affiliates)] that, pursuant to the First Lien Intercreditor Agreement, the Collateral Agents will have, subject to the Junior Lien Intercreditor Agreement, if any, the sole right to proceed against the Collateral, and that the provisions of the First Lien Intercreditor Agreement may, in certain circumstances, limit the ability of Administrative Agent to direct the Collateral Agents. In the event of a foreclosure by either Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition, to the extent permitted by applicable law, either Collateral Agent or any Bank Secured Party may be the purchaser of any or all of such Collateral at any such sale or other disposition, and the applicable Collateral Agent, as agent for and representative of the Secured Parties (but not any Bank Secured Party or Bank Secured Parties in its or their respective individual capacities), shall, to the extent permitted by applicable law, be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale, to use and apply any of the Obligations (including the Bank Obligations) as a credit on account of the purchase price for any Collateral payable by such Collateral Agent on behalf of the Secured Parties at such sale or other disposition and take the other actions upon disposition of collateral provided for in the First Lien Intercreditor Agreement and the Junior Lien Intercreditor Agreement, if any. The undersigned [and each of the ABSP Affiliates] will be deemed, by its acceptance of the benefits of the Collateral and of the Guarantees of the Bank Obligations provided under the Loan Documents, to have agreed to the foregoing provisions. The provisions of this paragraph are for the sole benefit of the Bank Secured Parties and shall not afford any right to, or constitute a defense available to, any Loan Party.
Each of the undersigned acknowledges and agrees that [each] [the] Additional Bank Secured Party shall have all of the rights of a [Hedge Provider] [Local Facility Provider][and][Cash Management Bank] (as the case may be) and Bank Secured Party under the Fourth Amended and Restated Credit Agreement, the First Lien Intercreditor Agreement and the Junior Lien Intercreditor Agreement, if any, and [each] [the] Additional Bank Secured Party shall constitute a “[Hedge Provider] [Local Facility Provider][Cash Management Bank]” (as the case may be) and “Bank Secured Party” for purposes of the Fourth Amended and Restated Credit Agreement, the First Lien Intercreditor Agreement and the Junior Lien Intercreditor Agreement, if any.
The address, fax number and attention details for communications to [ADDITIONAL BANK SECURED PARTY] are as follows:
[ ]
This Acknowledgment shall be construed in accordance with and governed by the laws of the State of New York.
This Additional Bank Secured Party Acknowledgment has been duly executed by the undersigned as of the date first written above.

[ ], as a [Hedge Provider] [Local Facility Provider] [Cash Management Bank] [and as an authorized representative of the ABSP Affiliates], by
Name:
Title:

Acknowledged and agreed as of this        day of ____________, 20    .

REYNOLDS GROUP HOLDINGS LIMITED, as Loan Parties’ Agent,
by
Name:
Title:

Acknowledged and agreed as of this        day of ____________, 20    .

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Administrative Agent,
By

Name:
Title:

By

Name:
Title:

Acknowledged and agreed as of this        day of ____________, 20    .

The Bank of New York Mellon, as Collateral Agent,
By

Name:
Title:

Acknowledged and agreed as of this        day of ____________, 20    .

WILMINGTON TRUST (LONDON) LIMITED, as Collateral Agent,
By

Name:
Title:

Schedule I

Name of Bank Secured Party	Type of Arrangement	Amount Secured as Bank Obligations